   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1996.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            CHATEAU PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

           MARYLAND                          6515                  38-3132038
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                19500 HALL ROAD
                           CLINTON TOWNSHIP, MI 48038
                        TELEPHONE NUMBER (810) 286-3600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                                  C.G. KELLOGG
                                   PRESIDENT
                            CHATEAU PROPERTIES, INC.
                                19500 HALL ROAD
                           CLINTON TOWNSHIP, MI 48038
                                 (810) 286-3600

               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

     HENRY J. BRENNAN, III, ESQ.                  JAY L. BERNSTEIN, ESQ.
        CHARLES W. ROYER, ESQ.                   DAVID A. SAKOWITZ, ESQ.
        TIMMIS & INMAN L.L.P.                         ROGERS & WELLS
           300 TALON CENTRE                          200 PARK AVENUE
          DETROIT, MI 48207                         NEW YORK, NY 10166
            (313) 396-4200                            (212) 878-8000

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND
                           THE SATISFACTION OR WAIVER
      OF ALL OTHER CONDITIONS TO THE EXCHANGE DESCRIBED IN THE JOINT PROXY
                     STATEMENT/PROSPECTUS INCLUDED HEREIN.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED          BE REGISTERED         PER SHARE         OFFERING PRICE          FEE(1)
Common Stock, $.01 Par Value..........    13,109,941(2)         $25.00(1)        $327,748,525(1)      $99,317.74(3)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933. Based on the average high and low price of Chateau Common Stock on the New York Stock Exchange on December 18, 1996.

(2) Represents the maximum number of shares of Common Stock issuable upon consummation of the transactions described herein.

(3) A fee of $48,451.60 was paid previously pursuant to Section 14(g) of the Securities Exchange Act of 1934.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ROC COMMUNITIES, INC.
                            6430 SOUTH QUEBEC STREET
                           ENGLEWOOD, COLORADO 80111

                                                               December 23, 1996

TO THE STOCKHOLDERS OF ROC COMMUNITIES, INC.:

    In July of this year, ROC Communities, Inc. ("ROC") announced its intention to complete a strategic business combination with Chateau Properties, Inc. ("Chateau") in order to create the largest owner of manufactured housing communities in the United States.

    Accordingly, you are cordially invited to attend a special meeting of stockholders of ROC which will be held at its principal executive offices, located at 6430 South Quebec Street, Englewood, Colorado 80111, on January 28, 1997, at 9:00 a.m., Mountain Standard Time (the "ROC Special Meeting"). At the ROC Special Meeting, we will seek your approval of a single proposal (the "ROC Proposal") calling for the adoption of an Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996, as amended by the Amendment thereto dated as of December 20, 1996 (collectively, the "Merger Agreement"), among ROC, Chateau and R Acquisition Sub, Inc., a Maryland corporation and a direct subsidiary of Chateau ("RSub"). Pursuant to the Merger Agreement, RSub will merge with ROC, with ROC surviving such merger (the "Merger"), and the stockholders of ROC will become stockholders of Chateau.

    The Board of Directors of ROC has carefully considered the terms and conditions of the proposed Merger and has concluded that the ROC Proposal is advisable, fair to, and in the best interests of ROC and its stockholders. The ROC Board of Directors has obtained an opinion from its independent financial advisor, PaineWebber Incorporated, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio, as defined in the Joint Proxy Statement/ Prospectus, is fair from a financial point of view to ROC stockholders (other than Chateau and its affiliates). Accordingly, the Board of Directors unanimously recommends that you vote FOR the ROC Proposal.

    THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND JOINT PROXY STATEMENT/PROSPECTUS PROVIDE DETAILED INFORMATION CONCERNING MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, THE REASONS FOR YOUR BOARD OF DIRECTORS' RECOMMENDATION OF THE APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, INFORMATION ON BOTH ROC AND CHATEAU. YOU ARE URGED TO CAREFULLY CONSIDER ALL OF THE INFORMATION IN THE ACCOMPANYING MATERIAL. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

    It is important that your shares of ROC common stock be represented at the ROC Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy cards as soon as possible, whether or not you plan to attend the ROC Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the ROC Special Meeting.

                                          Very truly yours,
                                          Gary P. McDaniel
                                          Chairman of the Board

                             ROC COMMUNITIES, INC.
                            6430 SOUTH QUEBEC STREET
                           ENGLEWOOD, COLORADO 80111
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 28, 1997
                            ------------------------

TO THE STOCKHOLDERS OF ROC COMMUNITIES, INC.:

    PLEASE TAKE NOTICE that a Special Meeting of Stockholders of ROC Communities, Inc., a Maryland corporation ("ROC"), will be held at its principal executive offices, located at 6430 South Quebec Street, Englewood, Colorado 80111, on January 28, 1997 at 9:00 a.m., Mountain Standard Time, for the following purposes:

    1. To consider and vote on a proposal (the "ROC Proposal") to adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996, as amended by the Amendment thereto dated as of December 20, 1996 (collectively, the "Merger Agreement"), by and among ROC, Chateau Properties, Inc., a Maryland corporation ("Chateau") and R Acquisition Sub, Inc., a Maryland corporation and a direct subsidiary of Chateau ("RSub"), providing for the merger of RSub with ROC, with ROC surviving such merger (the "Merger") and to authorize the Merger and certain related transactions. The consummation of the Merger and such related transactions will result in, among other things, the exchange of the outstanding common stock, par value $.01 per share, of ROC ("ROC Common Stock") and non-voting redeemable stock, par value $.01 per share, of ROC ("ROC Non-Voting Stock") for common stock, par value $.01 per share, of Chateau, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

    2. To adjourn the ROC Special Meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve the ROC Proposal at the time of the ROC Special Meeting.

    3. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

    The Board of Directors of ROC has fixed the close of business on December 23, 1996 as the record date for the determination of the holders of ROC Common Stock entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. The ROC Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ROC Common Stock. ROC stockholders will not be entitled to dissenters' appraisal rights under Maryland law in connection with the Merger.

    Information regarding the proposed Merger, the Merger Agreement and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

    WE CORDIALLY INVITE YOU TO ATTEND THE ROC SPECIAL MEETING, BUT REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT, PLEASE PROMPTLY DATE, MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER WHO EXECUTES AND DELIVERS THE PROXY MAY REVOKE THE AUTHORITY GRANTED THEREUNDER AT ANY TIME PRIOR TO ITS USE BY GIVING WRITTEN NOTICE OF SUCH REVOCATION TO THE UNDERSIGNED AT 6430 SOUTH QUEBEC STREET, ENGLEWOOD, COLORADO 80111, BY EXECUTING AND DELIVERING A PROXY BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE ROC SPECIAL MEETING. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                          By Order of the Board of Directors
                                          of ROC Communities, Inc.

                                          Gary P. McDaniel
                                          Chairman of the Board

Englewood, Colorado
December 23, 1996

                   PLEASE DO NOT SEND ANY SHARE CERTIFICATES
                                 AT THIS TIME.

                            JOINT PROXY STATEMENT OF

     CHATEAU PROPERTIES, INC.             AND               ROC COMMUNITIES, INC.
              [LOGO]                                               [LOGO]

                   THIS JOINT PROXY STATEMENT ALSO SERVES AS
                   THE PROSPECTUS OF CHATEAU PROPERTIES, INC.
                           --------------------------

    This Joint Proxy Statement/Prospectus relates to the strategic business combination of ROC Communities, Inc., a Maryland corporation ("ROC"), and Chateau Properties, Inc., a Maryland corporation ("Chateau"). The combination of the two companies will be accomplished through the proposed merger (the "Merger") of R Acquisition Sub, Inc., a Maryland corporation and a subsidiary of Chateau ("RSub"), with ROC pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 17, 1996, as amended by the Amendment thereto dated as of December 20, 1996 (collectively, the "Merger Agreement"). The terms of this merger of equals provide for the conversion of each outstanding share of common stock, par value $0.01 per share, of ROC ("ROC Common Stock") and of each outstanding share of non-voting redeemable stock, par value $0.01 per share, of ROC ("ROC Non-Voting Stock" and, together with ROC Common Stock, "ROC Stock") into the right to receive 1.042 shares of common stock, par value $0.01 per share, of Chateau ("Chateau Common Stock"), as more fully described in this Joint Proxy Statement/Prospectus.

    This Joint Proxy Statement/Prospectus is being furnished to the holders of ROC Common Stock in connection with the solicitation of proxies by the Board of Directors of ROC (the "ROC Board") from holders of outstanding shares of ROC Common Stock for use at the special meeting of stockholders of ROC scheduled to be held on January 28, 1997 at its principal executive offices, located at 6430 South Quebec Street, Englewood, Colorado at 9:00 a.m., Mountain Standard Time, and at any adjournment or postponement thereof. December 23, 1996 has been established as the record date for voting at the special meeting of stockholders of ROC. This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Chateau in connection with the solicitation of proxies by the Board of Directors of Chateau (the "Chateau Board") from holders of outstanding shares of Chateau Common Stock for use at a special meeting of stockholders of Chateau to be scheduled to occur as soon as practicable following the approval of the ROC Proposal (as defined herein) by the ROC stockholders at the ROC Special Meeting. Information relating to date, time, place and record date for the Chateau Special Meeting will be provided, following the approval of the ROC Proposal, to stockholders of Chateau in a supplement to this Joint Proxy Statement/Prospectus (the "Chateau Supplement"). This Joint Proxy Statement/Prospectus also sets forth a proposal for each of ROC and Chateau to allow proxies that have been received by each such company at the time of its respective Special Meeting to be voted for a meeting adjournment, if necessary, in order to permit further solicitation of proxies.

    Chateau has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the 13,109,941 shares of Chateau Common Stock to be issued to ROC stockholders in connection with the Merger. This Joint Proxy Statement/Prospectus together with the Chateau Supplement also constitutes the Prospectus of Chateau filed as part of the Registration Statement with respect to the shares of Chateau Common Stock to be issued in connection with the Merger.

    SEE "RISK FACTORS" BEGINNING ON PAGE 29 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY ROC STOCKHOLDERS AND CHATEAU STOCKHOLDERS.

    This Joint Proxy Statement/Prospectus is first being mailed to stockholders of ROC on or about December 24, 1996. This Joint Proxy Statement/Prospectus, together with the Chateau Supplement, will be first mailed to stockholders of Chateau on the date set forth in the Chateau Supplement.
                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No person is authorized to give any information or to make any representations other than those contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized. This document does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
                           --------------------------

      The date of this Joint Proxy Statement/Prospectus is December 24, 1996.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in the Summary, under the captions "SUMMARY--Distribution Policy," "RISK FACTORS," "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the ROC Board; Reasons for the Merger," "--Recommendation of the Chateau Board; Reasons for the Merger," "--Opinion of Financial Advisor to ROC" and "--Opinions of Financial Advisors to Chateau" and elsewhere in this Joint Proxy Statement/ Prospectus, including "THE PARTIES" and "EFFECTS OF THE MERGER ON OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of ROC, Chateau or the Combined Company (as hereinafter defined) or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: general economic and business conditions, which will affect the performance and value of manufactured housing communities and the availability of financing; adverse changes in the real estate markets including, among other things, competition with other companies; risks of real estate development and acquisition; governmental actions and initiatives; environmental requirements; and other changes and factors referenced in this Joint Proxy Statement/Prospectus. See "RISK FACTORS."

                             AVAILABLE INFORMATION

    Chateau has filed with the Commission a Registration Statement on Form S-4 (including all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the Chateau Common Stock to be issued by it in connection with the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Joint Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The information in this Joint Proxy Statement/Prospectus concerning ROC and Chateau has been furnished by ROC and Chateau, respectively.

    ROC and Chateau are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    In addition, ROC Common Stock and Chateau Common Stock are listed on the New York Stock Exchange ("NYSE") and ROC and Chateau are required to file reports, proxy and information statements and other information with the NYSE. These documents can be inspected at the principal office of the NYSE, 11 Wall Street, New York, New York 10005.

    Further, ROC (since May 10, 1996) and Chateau (since August 14, 1996) have been filing documents with the Commission through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Accordingly, copies of documents filed by ROC with the Commission on or after May 10, 1996 or by

Chateau on or after August 14, 1996, as well as copies of the Registration Statement (including the exhibits filed therewith), are also available thorough the Commission's Web site (http://www.sec.gov/).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES ROC AND CHATEAU DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS OF ROC INCORPORATED HEREIN BY REFERENCE ARE AVAILABLE UPON REQUEST FROM ROBERTA M. HAYHURST, CORPORATE SECRETARY, ROC COMMUNITIES, INC., 6430 SOUTH QUEBEC STREET, ENGLEWOOD, COLORADO 80111, (303) 741-3707. DOCUMENTS OF CHATEAU INCORPORATED HEREIN BY REFERENCE ARE AVAILABLE UPON REQUEST FROM PAMELA R. DAVIS, SECRETARY, CHATEAU PROPERTIES, INC., 19500 HALL ROAD, CLINTON TOWNSHIP, MICHIGAN 48038,
(810) 286-3600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE RESPECTIVE DATES OF THE SPECIAL MEETINGS (AS DEFINED BELOW), AS APPLICABLE.

    The following documents of ROC filed with the Commission (File No. 1-12258) are incorporated herein by reference:

        (i) ROC's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1995;

        (ii) ROC's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

        (iii) ROC's Current Reports on Form 8-K dated June 28, 1996 (and the related Form 8-K/A dated September 9, 1996), July 29, 1996 and September 20, 1996.

    The following documents of Chateau filed with the Commission (File No. 1-12496) are incorporated herein by reference:

        (i) Chateau's Annual Report on Form 10-K for the year ended December 31, 1995; and

        (ii) Chateau's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

    In addition, all reports and other documents subsequently filed by ROC and Chateau pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus except as so modified or superseded.

    ROC AND CHATEAU WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHO RECEIVES THIS JOINT PROXY STATEMENT/PROSPECTUS, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF SUCH DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS THE EXHIBITS THEMSELVES ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS FOR DOCUMENTS SHOULD BE MADE AS SPECIFIED ABOVE.

                               TABLE OF CONTENTS

                                                                                                           PAGE NO.
                                                                                                          -----------
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................................................          ii

AVAILABLE INFORMATION...................................................................................          ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................................         iii

SUMMARY.................................................................................................           1
  General...............................................................................................           1
  The Parties...........................................................................................           6
    The Combined Company................................................................................           6
    ROC.................................................................................................           7
    Chateau.............................................................................................           8
  Recommendations of the Boards of Directors; Reasons for the Merger....................................           8
    ROC.................................................................................................           8
    Chateau.............................................................................................           9
  Opinions of Financial Advisors........................................................................           9
    ROC; Opinion of PaineWebber.........................................................................           9
    Chateau; Opinions of Merrill Lynch and Goldman Sachs................................................           9
  Recent Developments...................................................................................          10
  The Stockholders Meetings.............................................................................          11
    ROC Special Meeting.................................................................................          11
    Chateau Special Meeting.............................................................................          11
    The Adjournment Proposal............................................................................          12
  The Merger............................................................................................          13
    The Merger Agreement................................................................................          13
    Stock Option Agreements.............................................................................          15
    Charter and By-Laws of the Combined Company.........................................................          15
    Certain Other Transactions and Agreements...........................................................          15
    Certain Effects of the Provisions of the Merger Agreement and the Other Transactions................          17
  Directors and Executive Officers of the Combined Company Following the Merger.........................          18
  Comparison of Stockholder Rights......................................................................          18
  No Dissenters' Rights.................................................................................          18
  Accounting Treatment..................................................................................          18

SUMMARY HISTORICAL FINANCIAL INFORMATION................................................................          19
  Summary Historical Financial Information..............................................................          19
    Chateau.............................................................................................          19
    ROC.................................................................................................          20
  Combined Company Pro Forma Combined Financial Information.............................................          21

COMBINED COMPANY SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION.......................................          22
  Historical and Pro Forma Per Share Information........................................................          23
  Comparative Market Data...............................................................................          24
  Distribution Policy...................................................................................          25
  Federal Income Tax Consequences of the Merger.........................................................          25
  Interests of Certain Persons in the Merger............................................................          26
  Risk Factors..........................................................................................          28
  New York Stock Exchange Listing of Combined Company Common Stock......................................          28

                                                                                                           PAGE NO.
                                                                                                          -----------
RISK FACTORS............................................................................................          29
  Conflicts of Interest Related to the Merger and the Other Transactions................................          29
  Real Estate Investment Risks..........................................................................          29
  Potential Environmental Liability to the Properties...................................................          30
  Change in Nature of Investment Held by ROC Stockholders...............................................          31
  Risks Associated with Certain ROC Properties and Income...............................................          32
  Potential Conflicts of Interest Arising from Stock Ownership of Exchanging OP Unitholders.............          32
  Limits on Change of Control...........................................................................          32
  No Dissenters' Rights.................................................................................          33
  Risks Relating to Achievement of Benefits.............................................................          33
  Dependence on Key Personnel...........................................................................          33
  Possible Adverse Effects on Stock Prices Arising from Shares Available for Future Sale................          33
  Impact of Interest Rates and Other Factors on Stock Price.............................................          33
  Federal Income Tax Consequences.......................................................................          34
  Certain Tax Risks.....................................................................................          35

THE PARTIES.............................................................................................          37
  The Combined Company..................................................................................          37
  ROC...................................................................................................          38
  Chateau...............................................................................................          39

CAPITALIZATION..........................................................................................          40

THE STOCKHOLDERS MEETINGS...............................................................................          41
  Introduction..........................................................................................          41
  Date, Time and Place of Meetings......................................................................          41
  Matters to Be Considered at the Meetings..............................................................          41
  Record Date and Vote Required.........................................................................          41
  The Adjournment Proposal..............................................................................          43
  Proxies...............................................................................................          43
  Solicitation of Proxies...............................................................................          43
  No Dissenters' Rights.................................................................................          43

THE PROPOSED MERGER AND RELATED MATTERS.................................................................          45
  Background of the Merger..............................................................................          45
  Certain Litigation Relating to the Merger.............................................................          51
  Recommendation of the ROC Board; Reasons for the Merger...............................................          52
  Recommendation of the Chateau Board; Reasons for the Merger...........................................          56
  Opinion of Financial Advisor to ROC...................................................................          59
  Opinions of Financial Advisors to Chateau.............................................................          65

THE MERGER..............................................................................................          74
  General...............................................................................................          74
  Effects of the Merger.................................................................................          74
  Effective Time of the Merger..........................................................................          74
  Terms of the Merger...................................................................................          74
    Conditions to the Merger; Termination; Waiver and Amendment.........................................          75
    No Solicitation; Board Action; Fees and Expenses....................................................          77
    Conduct of ROC's and Chateau's Businesses Pending Completion of the Merger..........................          80
    Indemnification.....................................................................................          84
    Representations and Warranties......................................................................          85

                                                                                                           PAGE NO.
                                                                                                          -----------
  Benefit Plans and Other Employment Arrangements.......................................................          85
    Benefit Plans.......................................................................................          85
    Stock Incentive Plan................................................................................          85
    Employment Agreements...............................................................................          85
  The Stock Option Agreements...........................................................................          86
    General.............................................................................................          86
    Repurchases.........................................................................................          86
    Registration; Restrictions on Transfer..............................................................          87
  Certain Transactions and Agreements Relating to the Merger............................................          88
    Purchases of Chateau Common Stock by ROC............................................................          88
    Chateau Share Repurchase Program....................................................................          88
    Chateau Securityholder Agreement....................................................................          88
    Chateau Share Issuance..............................................................................          89
    Purchases of ROC Common Stock by Certain Exchanging OP Unitholders..................................          89
    Contribution Agreement..............................................................................          89
    Amended Operating Partnership Agreement.............................................................          89
    New Registration Rights Agreement...................................................................          90
    Conversion of Common Stock of RSub..................................................................          90
    Chateau By-Law Amendments...........................................................................          90
    Voting Agreement....................................................................................          90
  Exchange of Certificates..............................................................................          90
  Dissenting Stockholders...............................................................................          91
  Board of Directors of the Combined Company Following the Merger.......................................          91
  Benefits of the Merger and the Other Transactions to the Principals of ROC and Chateau................          92
  Federal Income Tax Consequences.......................................................................          93
    The Merger..........................................................................................          93
    Tax Consequences of the Merger......................................................................          95
    Additional Tax Consequences of the Merger and the OP Unit Exchange..................................          95
    Additional Tax Consequences of Waiver of the Chateau Stock Dividend by Exchanging OP Unitholders....          97
  Federal Income Tax Considerations Relating to Chateau and ROC.........................................          97
    General.............................................................................................          98
    Opinions of Counsel.................................................................................          98
    Requirements for Qualification......................................................................          99
    Failure to Qualify..................................................................................         101
    Taxation of Stockholders............................................................................         102
    Income Taxation of the Operating Partnership, Financing Partnership, Subtier Partnerships and Their
     Partners...........................................................................................         103
    Information Reporting Requirement and Backup Withholding Tax........................................         104
  Accounting Treatment..................................................................................         105
  New York Stock Exchange Listing of Common Stock.......................................................         105

DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY....................................................         106
  General...............................................................................................         106
  Common Stock..........................................................................................         106
  Preferred Stock.......................................................................................         106
  OP Units..............................................................................................         107
  Ownership Limit; Restrictions on Transfer.............................................................         107
  Certain Provisions of Chateau's Charter and By-Laws and of Maryland Law...............................         108
    Maryland Business Combination Law...................................................................         109

                                                                                                           PAGE NO.
                                                                                                          -----------
    Control Share Acquisitions..........................................................................         109
    Charter and By-Law Amendments.......................................................................         109
    Merger, Sale of Assets and Major Transactions.......................................................         110
    Board of Directors..................................................................................         110
    Advance Notice of Director Nominations and New Business.............................................         110

MANAGEMENT OF THE COMBINED COMPANY......................................................................         111
  Directors and Executive Officers of the Combined Company..............................................         111
  Board Classification and Related Matters..............................................................         113
  Compensation of Directors.............................................................................         114
  Committees of the Board of Directors of the Combined Company..........................................         114
  Employment Agreements.................................................................................         114
  Limitation of Liability and Indemnification...........................................................         116
  Equity Participation Plan.............................................................................         116
  Annual Bonus Program..................................................................................         117
  Certain Policies of the Combined Company..............................................................         117
    Investment Policies.................................................................................         117
    Financing Policies..................................................................................         118
    Conflict of Interest Policies.......................................................................         118
    Policies with Respect to Other Activities...........................................................         118
    Reporting to Stockholders...........................................................................         119

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMBINED COMPANY..................         120

COMPARISON OF STOCKHOLDER RIGHTS........................................................................         122
  General...............................................................................................         122
  Changes in Control....................................................................................         122
    Classified Board....................................................................................         122
    Maryland Business Combination Law...................................................................         122
    Maryland Control Share Statute......................................................................         122
    Stockholder Rights Plan.............................................................................         122
    Preferred Stock.....................................................................................         123
  Director Nomination Procedures........................................................................         123
  Removal of Directors..................................................................................         123
  Certain Voting Rights.................................................................................         123
  Charter and By-Law Amendments.........................................................................         123
  Special Meetings......................................................................................         124
  Stockholder Nominations and Proposals.................................................................         124
  Redemption and Restrictions on Transfers..............................................................         124
  UPREIT Format.........................................................................................         125

FEDERAL SECURITIES LAW CONSEQUENCES.....................................................................         126

COMBINED COMPANY SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION......................................         127

SELECTED HISTORICAL FINANCIAL INFORMATION...............................................................         136
  Chateau...............................................................................................         136
  ROC...................................................................................................         138

EFFECTS OF THE MERGER ON OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES....................................         139

                                                                                                           PAGE NO.
                                                                                                          -----------
EXPERTS.................................................................................................         139
  ROC...................................................................................................         139
  Chateau...............................................................................................         139

LEGAL MATTERS...........................................................................................         140

GLOSSARY................................................................................................         141

APPENDIX A  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER...........................................         A-1

APPENDIX B  OPINION OF PAINEWEBBER......................................................................         B-1

APPENDIX C  OPINION OF MERRILL LYNCH....................................................................         C-1

APPENDIX D  OPINION OF GOLDMAN SACHS....................................................................         D-1

                                    SUMMARY

    THE FOLLOWING SUMMARIZES CERTAIN INFORMATION CONTAINED OR INCORPORATED BY REFERENCE ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING OR INCORPORATED BY REFERENCE ELSEWHERE HEREIN. AS USED HEREIN, THE TERM (I) "ROC" MEANS ROC COMMUNITIES, INC., A MARYLAND CORPORATION, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS PREDECESSORS AND ENTITIES OWNED OR CONTROLLED DIRECTLY OR INDIRECTLY BY ROC,
(II) "CHATEAU" MEANS CHATEAU PROPERTIES, INC., A MARYLAND CORPORATION, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS PREDECESSORS AND ENTITIES OWNED OR CONTROLLED DIRECTLY OR INDIRECTLY BY CHATEAU, INCLUDING CP LIMITED PARTNERSHIP, A MARYLAND LIMITED PARTNERSHIP (TOGETHER WITH ENTITIES OWNED OR CONTROLLED DIRECTLY OR INDIRECTLY BY IT, THE "OPERATING PARTNERSHIP"), (III) THE "COMBINED COMPANY" MEANS CHATEAU FOLLOWING THE COMPLETION OF THE MERGER, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, ENTITIES THAT ARE OR WILL BE OWNED OR CONTROLLED DIRECTLY OR INDIRECTLY BY THE COMBINED COMPANY FOLLOWING THE MERGER, AND (IV) "OP UNITS" MEANS THE UNITS OF PARTNER INTEREST (BOTH GENERAL AND LIMITED) IN THE OPERATING PARTNERSHIP. CERTAIN ADDITIONAL INFORMATION RELATED TO THE CHATEAU SPECIAL MEETING WILL BE FURNISHED TO STOCKHOLDERS OF CHATEAU IN A SUPPLEMENT TO THIS JOINT PROXY STATEMENT/PROSPECTUS (THE "CHATEAU SUPPLEMENT") TO BE MAILED TO STOCKHOLDERS OF CHATEAU TOGETHER WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF ROC AND STOCKHOLDERS OF CHATEAU ARE URGED TO REVIEW CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS, EACH OF THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, AND, IN THE CASE OF CHATEAU, THE CHATEAU SUPPLEMENT. SEE "GLOSSARY" FOR THE DEFINITION OF CERTAIN CAPITALIZED TERMS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

GENERAL

    This Joint Proxy Statement/Prospectus relates to the special meeting of stockholders of ROC Communities, Inc. and the special meeting of stockholders of Chateau Properties, Inc. (the "ROC Special Meeting" and the "Chateau Special Meeting," respectively, and, collectively, the "Special Meetings"). At the Special Meetings, the ROC stockholders and the Chateau stockholders will each consider a proposal (the "ROC Proposal" and the "Chateau Proposal," respectively) involving the strategic business combination of the two companies within Chateau (following such combination, the "Combined Company") and, in the case of the Chateau Special Meeting, a proposal to approve the issuance of shares of Chateau Common Stock pursuant to the Chateau Share Issuance (as defined below). The combination of the two companies will be accomplished through the proposed merger of R Acquisition Sub, Inc., a Maryland corporation and a subsidiary of Chateau ("RSub"), with ROC (the "Merger"). The Merger and the series of transactions related thereto will be effected pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996, as amended by the Amendment thereto dated as of December 20, 1996 (collectively, the "Merger Agreement"), among ROC, Chateau and RSub, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A. See "THE MERGER--Terms of the Merger."

    The terms of this merger of equals between ROC and Chateau provide for the conversion of each outstanding share of common stock, par value $.01 per share, of ROC ("ROC Common Stock") and of each outstanding share of non-voting redeemable stock, par value $.01 per share, of ROC ("ROC Non-Voting Stock" and, together with ROC Common Stock, "ROC Stock") into 1.042 shares of Common Stock, $.01 par value per share, of Chateau (the "Chateau Common Stock"). The Merger Agreement also contemplates that Chateau will declare a stock dividend (the "Chateau Stock Dividend") equal to 0.0316 shares of Chateau Common Stock for each share outstanding and an equivalent distribution on each OP Unit outstanding (including those held by Chateau as general partner), payable, upon consummation of the Merger, to Chateau stockholders and holders of limited partner OP Units (the "OP Unitholders") of record on the record date to be set for such dividend to occur prior to such consummation (the "Stock Dividend Record Date"). The effective exchange ratio for ROC stockholders in the Merger after giving effect to the conversion of each share of ROC Stock into 1.042 shares of Chateau Common Stock and the payment of the Chateau Stock Dividend is
1.01 to one (the "Exchange Ratio"). In addition, certain limited partners who hold an aggregate of 7,568,818 OP Units in the Operating Partnership (such holders, which include certain directors and officers of Chateau, being referred to as the "Exchanging OP Unitholders") have entered into agreements with ROC dated as of December 18, 1996 (collectively, the "Chateau Securityholder Agreement"), pursuant to which, subject to certain conditions, they will exercise rights they currently hold to exchange an aggregate of 6,127,575 of such OP Units for shares of Chateau Common Stock in connection with the Merger (such exchange being referred to as the "OP Unit Exchange"). The Exchanging OP Unitholders have also been required, as a part of the Merger and the Other Transactions, to waive (the "Dividend Waiver") the shares of Chateau Common Stock that they would otherwise receive from Chateau as a result of the Chateau Stock Dividend with respect to the exchanged OP Units for reallocation to the other Chateau stockholders, which, assuming the exchange of 6,127,575 OP Units for shares, effectively increases the amount of the stock dividend to Chateau stockholders to 0.068 shares of Chateau Common Stock for each share outstanding on the Stock Dividend Record Date and improves the effective exchange ratio for Chateau stockholders to 0.98 to one, without reducing the Exchange Ratio for ROC stockholders. See "THE MERGER--Certain Transactions and Agreements Relating to the Merger--Chateau Securityholder Agreement." It is not clear whether the Chateau stockholders must include into income the fair market value of the Chateau Common Stock received pursuant to the Dividend Waiver. See "THE MERGER--Federal Income Tax Consequences--Additional Tax Consequences of Waiver of the Chateau Stock Dividend by Exchanging OP Unitholders."

    The Merger Agreement amends and restates an earlier agreement entered into by the parties dated as of July 17, 1996 (the "Original Merger Agreement"). The Original Merger Agreement was amended following the announcement by Manufactured Home Communities, Inc. ("MHC"), a REIT that also owns manufactured housing communities, of an alternative proposal to acquire Chateau. MHC subsequently commenced a tender offer for shares of Chateau Common Stock but on November 7, 1996 determined to withdraw such tender offer.

    The Merger and the OP Unit Exchange when taken together with certain other related transactions are expected to be treated as a transfer of shares of ROC Stock and OP Units to Chateau for Chateau Common Stock qualifying for treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, ROC stockholders who exchange their ROC Stock for shares of Chateau Common Stock are not expected to recognize gain or loss for federal income tax purposes. Management of ROC and Chateau believe that the Code Section 351 structure benefits ROC stockholders by offering them an opportunity to exchange their ROC Stock for Chateau Common Stock without recognition of gain or loss for federal income tax purposes. This result was accomplished without any anticipated material adverse tax consequences for, or permanent transfer of tax costs from the Exchanging OP Unitholders to, the Combined Company or its stockholders following the Merger.

    As a result of the Code Section 351 structure, the Combined Company will have a tax basis in properties owned by ROC and properties owned by the Operating Partnership, attributable to the OP Units exchanged by the Exchanging OP Unitholders pursuant to the OP Unit Exchange, determined by reference to historical cost which is less than the current fair market value of such properties, and the effect of the lower tax basis is to increase the potential taxable gain that may be incurred by the Combined Company upon sale of such properties (or any individual property). However, the Combined Company's business strategy will generally be to avoid property dispositions and will instead be focused on expanding portfolio size through acquisitions, expansions and selective new community development. Thus, none of the potential additional gain will ever be realized unless property dispositions occur. Further, if, contrary to the Combined Company's business plan and current expectations, the Combined Company proceeded to liquidate its entire portfolio, management of ROC and Chateau estimate, based on pro forma data of the Combined Company as of September 30, 1996, that the amount of potential additional taxable gain attributable to the properties contributed to the Combined Company by ROC is approximately $105 million and the amount attributable to the OP Unit Exchange is approximately $148 million. Such amount is in addition to the approximately $31 million of unrealized taxable gain inherent in the Chateau properties. As stockholders of the Combined Company following the Merger, the Exchanging OP Unitholders will bear approximately 29% of the aggregate of all such potential gain, while remaining stockholders will bear the balance. Management of ROC and Chateau further expect that if any taxable gain results from property dispositions following the Merger, the tax effect for stockholders will be limited to a reduction in the portion of the Combined Company's dividend otherwise treated as a tax-free return of capital which would have the effect of accelerating the timing of recognition of gain which stockholders would otherwise incur on the sale of their shares of Chateau Common Stock. The Merger and the OP Unit Exchange will thus not result in any transfer of a permanent tax cost from the OP Unitholders to the Combined Company or its stockholders. See "THE MERGER--Benefits of the Merger and the Other Transactions to the Principals of ROC and Chateau" and "--Federal Income Tax Consequences-- Additional Tax Consequences of the Merger and the OP Unit Exchange."

    In order to facilitate the completion of the Merger and the qualification of the Merger and the OP Unit Exchange as transfers pursuant to Section 351 of the Code, certain other transactions affecting the capital stock of Chateau and ROC (together with the OP Unit Exchange, the "Other Transactions") have been, or will be, effected on or prior to the Effective Time. Between October 14 and October 16, 1996, ROC purchased 350,000 shares of Chateau Common Stock, which shares will be cancelled if the Merger is consummated. In addition, between October 25 and October 28, 1996, Chateau repurchased in open market or negotiated transactions 450,000 shares of Chateau Common Stock, and, on or prior to the completion of the Merger, Chateau may repurchase up to an additional 1,000,000 shares of Chateau Common Stock in the open market, in negotiated transactions or pursuant to a tender offer (such repurchases being referred to together herein as the "Chateau Share Repurchase Program"). In connection with the OP Unit Exchange, Chateau will sell after the record date to be set for voting at the Chateau Special Meeting up to an aggregate of 1,000,000 shares of Chateau Common Stock to Exchanging OP Unitholders at an average price per share of not less than the greater of the average price per share paid in the Chateau Share Repurchase Program or the fair market value of the shares as of the sale date as determined in good faith by the Chateau Board at the time of issuance (the "Chateau Share Issuance"). The Chateau Share Issuance is intended to permit Chateau to partially fund the cost of the Chateau Share Repurchase Program and will permit Exchanging OP Unitholders to defer all or a portion of the taxable gain which would otherwise be recognized by such Exchanging OP Unitholders by virtue of the OP Unit Exchange. See "THE MERGER--Certain Transactions and Agreements Relating to the Merger." The Chateau Share Issuance shall occur only upon consummation of the Merger.

    Immediately following the Merger, substantially all of the assets, subject to liabilities, held directly by ROC and Redwood Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of ROC ("RAC"), will be transferred to the Operating Partnership. In addition, ROCF, Inc., a Maryland corporation which functions as ROC's financing subsidiary ("ROCF"), will be merged with a newly organized Delaware financing limited partnership subsidiary of the Operating Partnership to be known as CCF, L.P. (the "Financing Partnership"). The assets, subject to liabilities, held by Chateau through the Operating Partnership will continue to be held by the Operating Partnership. Upon completion of such transactions (and after giving effect to the OP Unit Exchange and the cancellation of the shares of Chateau Common Stock which may be held by ROC upon the consummation of the Merger, and assuming the maximum number of shares are purchased under the Chateau Share Repurchase Program and issued under the Chateau Share Issuance), immediately following the Merger, the Combined Company will directly and indirectly hold an approximate 90.0% general partner interest in the Operating Partnership, and non-exchanging OP Unitholders in the Operating Partnership will continue to hold a combined approximate 10.0% interest therein. In connection with such transactions, the Amended and Restated Partnership Agreement of the Operating Partnership (the "Operating Partnership Agreement") will be further amended and restated as described herein (such Operating Partnership Agreement, as so amended and restated, being referred to herein as the "Amended Operating Partnership Agreement"). Following the Merger, the Combined Company will conduct substantially all of its business activities through the Operating Partnership. Further, at the first annual meeting of stockholders of the Combined Company following the Merger, the Board of Directors of the Combined Company will solicit stockholder approval to change the Combined Company's name to "Chateau Communities, Inc."

    The following diagrams illustrate the current organizational structure of ROC and Chateau and the organizational structure of the Combined Company upon completion of the Merger.

                                     [LOGO]

                                     [LOGO]

THE PARTIES

THE COMBINED COMPANY

    Upon completion of the Merger, the businesses of ROC and Chateau will be combined together within the Combined Company to form the largest owner of manufactured home communities in the United States, in terms of the number of communities and the number of residential homesites owned. The Combined Company, which expects to continue to qualify as a real estate investment trust ("REIT") under the Code, will own 124 manufactured home communities in 27 states, with an aggregate of 42,150 residential homesites. The Combined Company's portfolio will be geographically diversified, but with significant concentrations in the southeastern and midwestern United States, as well as the Pacific Coast states, permitting economies of scale in property management operations. The Combined Company's portfolio will also be diversified by resident orientation, with approximately 28% of the residential homesites in communities which are adult-oriented and 72% of residential homesites in communities which are family-oriented. Included in the Combined Company's 124 community portfolio are seven development stage communities (the "Oakwood Communities") which ROC and the Operating Partnership jointly agreed to purchase concurrently with the execution of the Original Merger Agreement. Six of the Oakwood Communities were purchased on October 1, 1996 by a limited liability company owned 50% by ROC and 50% by the Operating Partnership, for a purchase price of approximately $21,200,000, all of which was paid in cash and financed by borrowings on the respective lines of credit of ROC and the Operating Partnership. One of the Oakwood Communities was acquired directly by ROC for approximately $1,900,000 in cash and financed by a borrowing on ROC's line of credit. The Oakwood Communities contain an aggregate of approximately 2,900 potential homesites, of which approximately 600 are occupied, approximately 800 are developed and available for rent and approximately 1,500 are available for future development. In addition to the Oakwood Communities, the Combined Company will own land adjacent to existing communities which is suitable for expansion (subject to obtaining necessary government approvals and licenses) of up to 3,400 additional homesites. The Combined Company will also manage on a fee basis 36 manufactured home communities containing 7,167 residential homesites.

    Management of the Combined Company will include senior executives of both ROC and Chateau. ROC and Chateau believe that these senior executives have unique and complementary skills and that these skills will benefit the Combined Company by providing broad experience and significant management depth. The Combined Company will combine ROC's recognized leadership in property management, administration and acquisitions with Chateau's reputation for developing premier manufactured home communities (having been involved in the development of more than 30 communities in the last 30 years) and its expertise in community expansions. Thus, the Combined Company will have the flexibility to pursue its growth strategy both internally (through continuing efficiencies in property management operations, periodic rental rate increases and community expansions) and externally (through acquisitions and new community development).

    The Combined Company's growth strategy will reflect the successful growth strategies of both ROC and Chateau, and will include the following key elements:

Operations
    - Providing attractive and desirable manufactured home communities for residents and prospective residents;

    - Aggressively managing properties to increase operating margins through rent and occupancy increases and expense controls;

    - Maintaining and upgrading communities on a continuous basis through a program of regular and preventive maintenance and replacement;

    - Offering on-site service and accessibility to residents to maximize retention, encourage home maintenance and improvements and minimize turnover; and

    - Providing frequent personal contact between on-site managers and residents to foster a sense of pride in the community and to promote the desirability of each property.

Acquisitions

    - Selectively acquiring well-located manufactured home communities that show the potential for increases in revenue and cash flow through the institution of professional property management, the correction of operating inefficiencies, aggressive leasing activities and, where appropriate, renovation and expansion;

    - Considering acquisitions which offer opportunities for expansion and development, either through the lease-up of existing homesites or the development of new homesites; and

    - Utilizing the expertise and relationships developed by management to identify acquisition opportunities and complete acquisitions directly with sellers prior to the active marketing of the subject properties.

Development and Expansions
    - Selectively developing new communities in regions where management has significant experience and development is supported by high occupancies for existing properties and strong market demand; and

    - Expanding existing communities, where justified by local market conditions and permitted by zoning and other applicable laws.

    Following the Merger, the Combined Company will conduct substantially all of its business activities through the Operating Partnership, of which existing subsidiary partnerships of the Operating Partnership (the "Subtier Partnerships") and the Financing Partnership will be subsidiaries. Upon completion of the Merger (and after giving effect to the OP Unit Exchange and the cancellation of the shares of Chateau Common Stock which may be held by ROC prior to the consummation of the Merger, and assuming the maximum number of shares are purchased under the Chateau Share Repurchase Program and issued under the Chateau Share Issuance), the Combined Company will directly and indirectly hold an approximate 90.0% general partner interest in the Operating Partnership, and non-exchanging OP Unitholders will continue to hold a combined approximate 10.0% interest therein. Following consummation of the Merger and the Other Transactions, 20.0% of Chateau Common Stock will be directly owned by officers and directors of the Combined Company and an additional 2.5% of Chateau will be beneficially owned by John A. Boll through his beneficial ownership of OP Units.

    The Common Stock of the Combined Company will continue to be listed on the NYSE following the Merger under the symbol "CPJ." The Merger Agreement provides that, at the first annual meeting of stockholders of the Combined Company following the Merger, the Board of Directors of the Combined Company will solicit stockholder approval to change the Combined Company's name to "Chateau Communities, Inc." If the stockholders of the Combined Company approve such name change, the Combined Company will change its symbol on the NYSE to appropriately comport with the name change. The Combined Company's executive offices will be located at ROC's existing executive offices, 6430 South Quebec Street, Englewood, Colorado 80111, and its telephone number will be (303) 741-3707.

ROC

    ROC is a self-administered and self-managed REIT which was incorporated in March 1993 to continue and to expand the business of its predecessors (together, the "ROC Predecessor") and principals, commenced in 1979, of acquiring, owning, managing, renovating and expanding manufactured home communities throughout the United States.

    As of September 30, 1996, ROC owned a portfolio of 71 manufactured home communities (the "ROC Properties") in 23 states, aggregating 21,041 residential homesites. As of December 31, 1995, 1994 and 1993, the occupancy rate of the ROC Properties was 94%, 95% and 95%, respectively. Weighted average monthly rent per site for the ROC Properties for the quarter ended September 30, 1996 was $239. In addition, ROC currently manages, on a fee basis, 36 manufactured home communities, aggregating 7,167 residential homesites, of which seven communities, aggregating 1,352 homesites, are owned by certain of its affiliates. ROC also owns land adjacent to its existing owned communities which is suitable for expansion (subject to obtaining necessary government approvals and licenses) of up to 1,900 additional homesites. In April 1996, ROC was awarded the Manufactured Home Community "Operator of the Year" award by the National Manufactured Housing Industry Association for the fourth consecutive year.

    ROC Common Stock is listed on the NYSE under the symbol "RCI." ROC's executive offices are located at 6430 South Quebec Street, Englewood, Colorado 80111 and its telephone number is (303) 741-3707. ROC has regional property management offices in Atlanta, Georgia; Indianapolis, Indiana; and Tampa, Florida.

CHATEAU

    Chateau is a self-administered and self-managed equity REIT that was formed in 1993 to continue and to expand the property operations and business objectives of ownership, management, leasing, expansion, development and acquisition of manufactured home communities previously conducted by Chateau Estates, a Michigan co-partnership, and a group of partnerships affiliated with Leonard Maas and Intercoastal Communities, Inc. and its affiliates (together, the "Chateau Predecessor").

    As of September 30, 1996, Chateau owned and operated 47 manufactured home communities located in Michigan, Florida, Illinois, Minnesota and North Dakota containing 20,003 sites (the "Chateau Properties" and, together with the ROC Properties, the "Properties"). As of December 31, 1995, 1994 and 1993, the occupancy rate of the Chateau Properties was 94%, 92% and 93%, respectively. Weighted average monthly rent per site for the quarter ended September 30, 1996 was $286. Also at September 30, 1996, Chateau owned undeveloped land adjacent to existing communities suitable for approximately 1,500 expansion sites, which are zoned for manufactured housing.

    Chateau conducts substantially all of its activities through the Operating Partnership, in which it currently owns an approximate 40.8% general partner interest. As the sole general partner of the Operating Partnership, Chateau has unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Chateau Properties. In April 1996, Chateau was awarded the Manufactured Home Community of the Year--Eastern Region Award by the National Manufactured Housing Industry Association for its Del Tura Country Club community in Florida.

    Chateau's Common Stock is listed on the New York Stock Exchange under the symbol "CPJ." Chateau's executive offices are located at 19500 Hall Road, Clinton Township, Michigan 48038, and its telephone number is (810) 286-3600. Chateau has regional property management offices in Minneapolis, Minnesota and Orlando, Florida.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

ROC

    The ROC Board of Directors (the "ROC Board") believes that the Merger is advisable, fair to and in the best interests of the stockholders of ROC. Accordingly, the ROC Board has unanimously approved the Merger, the Merger Agreement and certain related contribution and other transactions (the "Other Transactions") contemplated thereby and recommends that ROC stockholders vote FOR the approval of the Merger and the adoption of the Merger Agreement. The decision and recommendation of the ROC Board is based upon several factors, including the oral opinion of PaineWebber Incorporated ("PaineWebber"), ROC's financial advisor for the Merger, given September 17, 1996 (and confirmed by means of a written opinion dated such date), to the effect that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratio is fair from a financial point of view to ROC's stockholders (other than Chateau and its affiliates). See "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the ROC Board; Reasons for the Merger" and "--Opinion of Financial Advisor to ROC."

CHATEAU

    The Chateau Board of Directors (the "Chateau Board") believes that the Merger is advisable, fair to and in the best interests of the stockholders of Chateau. Accordingly, the Chateau Board has unanimously approved the Merger, the Merger Agreement, the Other Transactions (including the Chateau Share Issuance) and the issuance of the Merger Consideration to the ROC stockholders and recommends that the stockholders of Chateau vote FOR the issuance of the Merger Consideration to the ROC stockholders and FOR the Chateau Share Issuance. The decision and recommendation of the Chateau Board is also based upon several factors, including the written opinion of Merrill Lynch & Co. ("Merrill Lynch"), dated September 17, 1996, to the effect that, as of such date, the Merger Consideration to be paid by Chateau in the Merger is fair to Chateau and its stockholders (other than ROC and its affiliates) from a financial point of view, and the written opinion of Goldman, Sachs & Co. ("Goldman Sachs"), dated September 17, 1996, to the effect that, as of such date, the Exchange Ratio is fair to Chateau. See "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the Chateau Board; Reasons for the Merger" and "--Opinions of Financial Advisors to Chateau."

OPINIONS OF FINANCIAL ADVISORS

ROC; OPINION OF PAINEWEBBER

    PaineWebber, an independent investment banking firm, has rendered its written opinion (dated September 17, 1996) to the ROC Board to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described herein (including, but not limited to, the assumption that, based on certain representations of ROC's management, the tax effects to ROC and the ROC stockholders, if any, resulting from the Merger would be immaterial), the Exchange Ratio is fair from a financial point of view to ROC stockholders (other than Chateau and its affiliates). PaineWebber also rendered an opinion in connection with the Original Merger Agreement, dated July 17, 1996, that the ROC Merger Consideration (as defined in the Original Merger Agreement) to be received by the holders of ROC Common Stock was fair to such holders from a financial point of view, and it participated as ROC's advisor in the negotiations with Chateau concerning the Merger and the Other Transactions. PaineWebber subsequently confirmed its written opinion dated September 17, 1996 by delivery of a written opinion (the "PaineWebber Opinion") dated as of the date of this Joint Proxy Statement/Prospectus. A copy of the PaineWebber Opinion is attached to this Joint Proxy Statement/Prospectus as Appendix B and should be read in its entirety. See "THE PROPOSED MERGER AND RELATED MATTERS--Opinion of Financial Advisor to ROC."

CHATEAU; OPINIONS OF MERRILL LYNCH AND GOLDMAN SACHS

Merrill Lynch
    On September 17, 1996, Merrill Lynch delivered its written opinion to the Chateau Board, to the effect that, as of such date, the Merger Consideration to be paid by Chateau in the Merger is fair to Chateau and its stockholders (other than ROC and its affiliates) from a financial point of view. Merrill Lynch subsequently confirmed its September 17, 1996 written opinion by delivery of its written opinion dated the date of this Joint Proxy Statement/Prospectus. In connection with the Chateau Board's consideration of the Original Merger Agreement, Merrill Lynch had previously delivered its written opinion on July 17, 1996 to the Chateau Board to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the merger consideration payable pursuant to the Original Merger Agreement was fair to Chateau and its stockholders from a financial point of view. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch with respect to the Merger dated the date of this Joint Proxy Statement/ Prospectus. The full text of the written opinion of Merrill Lynch, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made (including, but not limited to, the assumption that, based on certain representations of Chateau's management, the tax effects to Chateau and the holders of Chateau Common Stock resulting from the transactions contemplated by the Merger Agreement would be immaterial), procedures followed, matters considered and limits on its review, is attached hereto as Appendix C. See "THE PROPOSED MERGER AND RELATED MATTERS--Opinions of Financial Advisors to Chateau."

Goldman Sachs
    On September 17, 1996, Goldman Sachs delivered its written opinion to the Chateau Board to the effect that, as of such date, the Exchange Ratio pursuant to the Merger Agreement is fair to Chateau. Goldman Sachs subsequently confirmed its September 17, 1996 written opinion by delivery of its written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of Goldman Sachs, dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made (including, but not limited to, the assumption that, based on certain representations of Chateau's management, the tax effects to Chateau and the holders of Chateau Common Stock, if any, resulting from the transactions contemplated by the Merger Agreement would be immaterial), procedures followed, matters considered and limits on its review, is attached hereto as Appendix D. See "THE PROPOSED MERGER AND RELATED MATTERS--Opinions of Financial Advisors to Chateau."

RECENT DEVELOPMENTS

    The execution of the Original Merger Agreement by the parties was announced in a joint press release by ROC and Chateau on July 18, 1996. On August 16, 1996, Samuel Zell, Chairman of MHC, communicated to Chateau MHC's proposal (the "MHC Proposal") to acquire Chateau for $26.00 per share of Chateau Common Stock in cash, MHC common shares at a ratio of 1.15 MHC common shares for each share of Chateau Common Stock or a combination of cash at $26.00 per share and MHC common shares at such ratio. The closing price of MHC's common stock on August 15, 1996 on the NYSE was $18.125. The MHC Proposal was publicly announced in a press release by MHC dated August 19, 1996.

    On August 20, 1996, Gary Shiffman, President of Sun Communities, Inc. ("Sun"), another REIT that owns manufactured housing communities, contacted Chateau and indicated that Sun wanted to propose a business combination involving Sun and Chateau. On that day, the Chateau Board received a written proposal in which Sun stated that it was prepared to offer shares of Sun common stock or operating partnership units in Sun's operating partnership to all of Chateau's stockholders and OP Unitholders at a 0.892 exchange ratio in a merger. The closing price of Sun's common stock on August 19, 1996 on the NYSE was $28.00.

    On September 4, 1996, MHC's operating partnership ("MHC OP") commenced a tender offer (the "MHC Tender Offer") for all outstanding shares of Chateau Common Stock at a price of $26.00 net per share in cash, conditioned upon, among other things, at least two-thirds of such shares having been validly tendered and not withdrawn prior to the expiration date. On September 10, 1996, Chateau received a letter from Sun in which Sun reiterated its commitment to consummating a merger involving Chateau and Sun. In its letter, Sun indicated that it was prepared to offer a cash alternative, to the extent desired by Chateau's stockholders, to its previously announced stock proposal, which Sun believed would compare favorably with the offer of MHC. Since September 10, 1996, Chateau has not received any further communication from Sun.

    On September 17, 1996, the Chateau Board, after carefully considering the MHC Tender Offer and the Sun Proposal, rejected such transactions for the reasons stated below in "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the Chateau Board; Reasons for the Merger." Also on that date, the Boards of Directors of both ROC and Chateau determined the advisability of and voted to approve the revised Merger Agreement and to recommend the approval of the Merger and the Merger Agreement to stockholders.

    On October 1, 1996, the initial expiration date of the MHC Tender Offer, MHC announced that a total of approximately 3.0 million shares of Chateau Common Stock had been tendered, the MHC Tender Offer was being extended to October 23, 1996 and MHC was not waiving any of the offer's conditions. On October 2, 1996, Mr. Zell sent a letter to Mr. Boll requesting a meeting between representatives of MHC and Chateau. The Chateau Board convened a telephonic meeting on October 3, 1996 and, after consulting with its legal and financial advisors, declined to meet with MHC. On October 23, 1996, MHC announced that a total of approximately
2.6 million shares of Chateau Common Stock had been tendered and not withdrawn, it was further extending the expiration date of the MHC Tender Offer to November 6, 1996 and was not waiving any of the offer's conditions. On November 7, 1996, MHC announced the formal withdrawal of the MHC Tender Offer.

THE STOCKHOLDERS MEETINGS

ROC SPECIAL MEETING

    The ROC Special Meeting will be held at its principal executive offices, located at 6430 South Quebec Street, Englewood, Colorado 80111, on January 28, 1997, at 9:00 a.m., Mountain Standard Time. At the ROC Special Meeting, the holders of ROC Common Stock will be asked to consider and vote upon the ROC Proposal to authorize the Merger. The ROC Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ROC Common Stock (the "ROC Stockholder Approval"). Holders of ROC Common Stock are entitled to one vote for each share held of record on December 23, 1996 (the "ROC Record Date") on all matters submitted to a vote of the ROC stockholders. As of the ROC Record Date, there were 12,423,500 shares of ROC Common Stock outstanding.

    Gary P. McDaniel, ROC's President and Chief Executive Officer and Chairman of the ROC Board, Steven G. Davis, ROC's Chief Financial Officer and a ROC director, James B. Grange, ROC's Chief Operating Officer, and Rees F. Davis, Jr., ROC's Executive Vice President--Acquisitions (together, the "ROC Principals"), have executed proxies (as amended, the "ROC Principal Proxies") granting to Chateau the full power to vote all shares of ROC Common Stock held by them in favor of the ROC Proposal and against any proposal made in opposition to or in competition with the ROC Proposal. As of the ROC Record Date, such individuals held in the aggregate 601,738 shares of ROC Common Stock and other executive officers and directors of ROC (who have indicated their intention to vote in favor of the ROC Proposal) held or exercised voting control over, in the aggregate, 196,104 shares of ROC Common Stock, representing together a total of approximately 6.4% of all the votes entitled to be cast by holders of ROC Common Stock at the ROC Special Meeting. See "THE STOCKHOLDERS MEETINGS" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

CHATEAU SPECIAL MEETING

    The Chateau Special Meeting will be scheduled to occur as soon as practicable following the approval of the ROC Proposal by the ROC stockholders at the ROC Special Meeting. Information relating to date, time, place and record date (the "Chateau Record Date") for the Chateau Special Meeting will be provided to stockholders of Chateau in the Chateau Supplement. It is currently expected that the Chateau Special Meeting will be held approximately 12 days after the Chateau Record Date. At the Chateau Special Meeting, the holders of Chateau Common Stock will be asked to consider and vote upon (i) the Chateau Proposal to authorize the issuance of the Merger Consideration to the ROC stockholders in the Merger and (ii) the issuance of up to an aggregate of 1,000,000 shares of Chateau Common Stock pursuant to the Chateau Share Issuance (the "Chateau Share Issuance Proposal" and, together with the Chateau Proposal, the "Chateau Proposals"). Each of the Chateau Proposals requires the affirmative vote of the holders of a majority of the shares of Chateau Common Stock voting at the Chateau Special Meeting (provided the total vote cast represents over 50% of the outstanding Chateau Common Stock) (the "Chateau Stockholder Approval"). Holders of Chateau Common Stock on the Chateau Record Date are entitled to one vote for each share held of record on the Chateau Record Date on all matters submitted to a vote of the Chateau stockholders.

    John A. Boll, Chairman of the Chateau Board, C.G. ("Jeff") Kellogg, Chateau's President and Chief Executive Officer and a Chateau director, and Tamara D. Fischer, Chateau's Chief Financial Officer (together, the "Chateau Principals"), who together hold an aggregate of 26,937 shares of Chateau Common Stock, have executed proxies (as amended, the "Chateau Principal Proxies") granting to ROC the full power to vote all shares of Chateau Common Stock held by them in favor of the Chateau Proposals and against any proposal made in opposition to or in competition with the Chateau Proposals. In addition, certain other officers and directors of Chateau, who together hold an aggregate of 45,995 shares of Chateau Common Stock, have expressed to ROC an intention to vote all shares of Chateau Common Stock held by them as of the Chateau Record Date in favor of the Chateau Proposal. Further, the Exchanging OP Unitholders, who include Messrs. Boll and Kellogg, have agreed with ROC pursuant to the Chateau Securityholder Agreement to the effect that, subject to the approval by the ROC stockholders of the ROC Proposal and certain other conditions described herein under "THE MERGER--Certain

Transactions and Agreements Relating to the Merger--Chateau Securityholder Agreement," they will exchange an aggregate of 3,768,391 OP Units for shares of Chateau Common Stock on or prior to the Chateau Record Date, and contemporaneously with the closing of the Merger, an additional 2,359,184 OP Units for shares of Chateau Common Stock. OP Unitholders who exchange their OP Units for shares of Chateau Common Stock on or prior to the Chateau Record Date will be entitled to vote at the Chateau Special Meeting and they are expected to vote in favor of the Chateau Proposals because they would be subject to significant tax liability as a result of the exchange of their OP Units if the Merger does not occur. Further, ROC has purchased 350,000 shares of Chateau Common Stock and has agreed with Chateau to vote all such shares in favor of the Chateau Proposals and against any proposal made in opposition to or in competition with the Chateau Proposals. After giving effect to the OP Unit Exchange and the 450,000 shares purchased to date by Chateau in the Chateau Share Repurchase Program, it is anticipated that, as of the Chateau Record Date,
(i) there will be 9,418,101 shares of Chateau Common Stock outstanding and (ii) the Chateau Principals, the other Exchanging OP Unitholders and the other Chateau stockholders who have expressed an intent to vote in favor of the Merger, combined with the shares of Chateau Common Stock expected to be held by ROC, will represent in the aggregate 4,194,083 shares of Chateau Common Stock, whereas 4,709,051 shares would be required to approve the Chateau Proposals (assuming all shares of Chateau Common Stock outstanding on the Chateau Record Date are voted at the Chateau Special Meeting). The Chateau Principals, other Exchanging OP Unitholders and such other Chateau stockholders will therefore hold approximately 45% of the outstanding shares of Chateau Common Stock, which is nearly sufficient voting power to approve the Chateau Proposals. See "THE STOCKHOLDERS MEETINGS" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Until the first phase of the OP Unit Exchange (which is expected to occur within one or two days following the ROC Special Meeting), the Merger will remain subject to a number of conditions and the right of the Board of Directors of ROC and Chateau to terminate the Merger Agreement in connection with its acceptance of certain Superior Competing Transactions (as defined in the Merger Agreement), including a sale of ROC or Chateau, if required by either Board's exercise of its fiduciary duties. Pursuant to the Merger Amendment, upon the occurrence of the first phase of the OP Unit Exchange, the Board of Directors of each of ROC and Chateau will no longer have the right to terminate the Merger Agreement based on its fiduciary duty to consider certain Superior Competing Transactions.

THE ADJOURNMENT PROPOSAL

    In the event that there are not sufficient votes to approve the ROC Proposal or the Chateau Proposals at the time of the applicable Special Meeting, unless such Special Meeting were adjourned in order to permit further solicitation of proxies the ROC Proposal or the Chateau Proposals could not be approved at the applicable Special Meeting. In order to allow proxies that have been received by either ROC or Chateau at the time of the applicable Special Meeting to be voted for such adjournment, if necessary, each company has submitted the question of adjournment (each, an "Adjournment Proposal") under such circumstances, and only under such circumstances, to the respective stockholders of the two companies as a separate matter for their consideration. A majority of the shares represented and voting at the applicable Special Meeting is required in order to approve such adjournment. Each Board of Directors recommends that stockholders vote their proxies FOR the applicable Adjournment Proposal so that their proxies may be used for such purposes in the event it should become necessary. Properly executed proxies will be voted FOR any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting. This Adjournment Proposal relates only to an adjournment occurring for the purpose of soliciting additional proxies for the ROC Proposal or the Chateau Proposals in the event that there are insufficient votes to approve such proposal at the applicable Special Meeting. In addition, the Board of Directors of each company retains full authority to postpone the applicable Special Meeting prior to its being convened without the consent of any stockholder.

THE MERGER

THE MERGER AGREEMENT

    The Merger Agreement, which is dated as of September 17, 1996 and amended as of December 20, 1996, amends and restates the Original Merger Agreement which was dated as of July 17, 1996. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, ROC will merge with RSub, whereupon the separate existence of RSub will cease and ROC will be the surviving corporation in the Merger. See "THE MERGER--Effects of the Merger." The Merger will become effective upon the filing of Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland (the "Effective Time"). At the Effective Time, each outstanding share of ROC Stock will be converted into the right to receive the Merger Consideration. See "THE MERGER-- Terms of the Merger." Concurrently with the consummation of the Merger, the Other Transactions will occur and certain agreements will be entered into or become effective. For a discussion of these Other Transactions and agreements, see below, "--Certain Other Transactions and Agreements," and "THE MERGER--Certain Transactions and Agreements Relating to the Merger."

    In addition to obtaining the ROC Stockholder Approval and the Chateau Stockholder Approval, (i) the obligations of ROC on the one hand and Chateau on the other to effect the Merger and consummate the Other Transactions are subject to the absence of orders preventing the consummation of the Merger or of any of the Other Transactions, the receipt of certain legal opinions as to, among other things, the Combined Company's status as a REIT, and the satisfaction or waiver of certain other customary mutual conditions; (ii) the obligations of Chateau to issue the Merger Consideration to the ROC Stockholders and to consummate the Other Transactions are further subject to, among other things, receipt of material consents and waivers from third parties which, if not obtained, would have a material adverse effect on ROC, receipt of opinions from counsel for ROC as to ROC's status as a REIT, as to the status of the Financing Partnership as a partnership for federal tax purposes and as to the treatment of the Merger and the exchange of OP Units as transfers qualifying for treatment under Section 351 of the Code, and there having been no change in ROC's business, results of operations or financial condition which would have a material adverse effect on ROC; and (iii) the obligations of ROC to effect the Merger and consummate the Other Transactions are also further subject to, among other things, receipt of consents and waivers from third parties which if not obtained would have a material adverse effect on Chateau, receipt of opinions from counsel for Chateau on the status of Chateau as a REIT and on the status of the Operating Partnership as a partnership for federal tax purposes and on the treatment of the Merger and the exchange of OP Units as transfers qualifying for treatment under Section 351 of the Code, and there having been no change in Chateau's business, results of operations or financial condition which would have a material adverse effect on Chateau. See "THE MERGER--Terms of the Merger--Conditions to the Merger; Termination; Waiver and Amendment."

    The Merger Agreement may be terminated prior to the Effective Time, whether before or after the ROC Stockholder Approval and the Chateau Stockholder Approval are obtained, as follows: (i) by mutual written consent of ROC and Chateau duly authorized by the respective Boards of Directors of ROC and Chateau; (ii) by Chateau, upon a breach of any representation or warranty on the part of ROC set forth in the Merger Agreement, or if any such representation or warranty of ROC shall, on or prior to the date of the first phase of the OP Unit Exchange, have become untrue (in either case, having a material adverse effect on ROC) or the breach in any material respect of any covenant or agreement of ROC set forth in the Merger Agreement; (iii) by ROC, upon a breach of any representation or warranty on the part of Chateau set forth in the Merger Agreement, or if any such representation or warranty of Chateau shall, on or prior to the date of the first phase of the OP Unit Exchange, have become untrue (in either case, having a material adverse effect on Chateau) or the breach in any material respect of any covenant or agreement of Chateau set forth in the Merger Agreement; (iv) by either ROC or Chateau, if any injunction or other action preventing the consummation of the Merger shall have become final and nonappealable; (v) by either ROC or Chateau, if the Merger shall not have been consummated before March 31, 1997 (and if the terminating party has not willfully breached any of its representations, warranties or covenants in the Merger Agreement); (vi) by either ROC or Chateau, if either the Chateau Stockholder Approval or the ROC Stockholder Approval are not obtained; (vii) by ROC, if prior to the date of the first phase of the OP Unit Exchange the ROC Board shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in connection with the approval and recommendation of a Superior Competing Transaction (as defined below; see "THE MERGER--Terms of the Merger--No Solicitation; Board Action; Fees and Expenses"); (viii) by Chateau, if the ROC Board or any committee thereof shall have (A) prior to the date of the first phase of the OP Unit Exchange withdrawn or modified in a manner adverse to Chateau its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Superior Competing Transaction, (B) entered into certain agreements with respect to any Competing Transaction (see "THE MERGER--Terms of the Merger--No Solicitation; Board Action; Fees and Expenses") or (C) resolved to do any of the foregoing; (ix) by Chateau, if prior to the date of the first phase of the OP Unit Exchange the Chateau Board shall have withdrawn or modified its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders in connection with the approval and recommendation of a Superior Competing Transaction; (x) by ROC, if the Chateau Board or any committee thereof shall have (A) prior to the date of the first phase of the OP Unit Exchange withdrawn or modified in a manner adverse to ROC its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders, or approved or recommended any Superior Competing Transaction, (B) entered into certain agreements with respect to any Competing Transaction or (C) resolved to do any of the foregoing; (xi) by ROC if (A) on or prior to the date of the first phase of the OP Unit Exchange any of the Exchanging OP Unitholders that have executed the Chateau Securityholder Agreement has failed to exchange the OP Units it has agreed to exchange by that date under such agreement and such OP Units have not been replaced by OP Units held by other OP Unitholders or (B) ten days after the date that each of the OP Unitholders that has as of the date of the Merger Agreement expressed its intent to exchange its OP Units for shares of Chateau Common Stock as contemplated by the Merger Agreement withdraws such intention in writing; and (xii) by Chateau if (A) within five business days after ROC delivers an Issuance Notice (as defined in the Merger Agreement) pertaining to the issuance of capital stock in a cash transaction, Chateau provides written notice to ROC to the effect that, if ROC proceeds with the issuance contemplated by the Issuance Notice, Chateau will terminate the Merger Agreement, (B) ROC, notwithstanding such notice from Chateau, proceeds with the issuance, and (C) Chateau notifies ROC in writing of the termination of the Merger Agreement within five business days after ROC notifies Chateau of the closing of the issuance.

    If the Merger Agreement is terminated by ROC in certain circumstances involving a Competing Transaction, then Chateau shall be obligated to pay the ROC Break-Up Fee of up to a maximum of $10 million, and in certain other circumstances expenses incurred by ROC in connection with the Original Agreement and the Merger Agreement and the Other Transactions, up to a maximum of $4 million. If the Merger Agreement is terminated by Chateau in certain circumstances involving a Competing Transaction, then ROC shall be obligated to pay the Chateau Break-Up Fee (together with the ROC Break-Up Fee, the "Break-Up Fees"), up to a maximum of $10 million, and in certain other circumstances expenses incurred by Chateau in connection with the Original Agreement and the Merger Agreement and the Other Transactions, up to a maximum of $4 million. The Merger Agreement provides that the amounts otherwise payable to a party upon termination of the Merger Agreement shall be reduced by the Total Profit (as defined below) realized by such party as a grantee under the Option for such party as described below. See "THE MERGER--Terms of the Merger--No Solicitation; Board Action; Fees and Expenses."

    In addition to customary mutual covenants, each of ROC and Chateau is subject to covenants applicable prior to the Effective Time requiring them to operate their respective businesses in the ordinary course and imposing certain other specific restrictions on such operations. See "THE MERGER--Terms of the Merger--Conduct of ROC's and Chateau's Businesses Pending Completion of the Merger--Certain Additional Covenants," "--Covenants of ROC" and "--Covenants of Chateau."

    Pursuant to the Merger Agreement, ROC and Chateau have agreed to take certain actions with respect to, and to provide certain benefits under, the employee benefit plans of ROC and Chateau and the stock option plans of ROC and Chateau. See "THE MERGER--Benefit Plans and Other Employment Arrangements."

STOCK OPTION AGREEMENTS

    As a condition to, and simultaneously with the execution of, the Original Merger Agreement, ROC and Chateau entered into reciprocal stock option agreements (together, as amended, the "Stock Option Agreements"), pursuant to which (i) Chateau granted ROC an option (the "Chateau Option"), exercisable if the Merger Agreement becomes terminable by ROC under circumstances which could entitle ROC to receive the ROC Break-Up Expenses or the ROC Break-Up Fee, regardless of whether the Merger Agreement is actually terminated (see "THE MERGER--Terms of the Merger--Conditions to the Merger; Termination; Waiver and Amendment"), to purchase up to 420,000 shares of Chateau Common Stock (subject to adjustment for changes in capitalization) at an exercise price of $22.25 per share, the last reported sale price per share of Chateau Common Stock on the NYSE on July 17, 1996, the date as of which the Original Merger Agreement and the Stock Option Agreements were executed, and (ii) ROC granted the Operating Partnership an option (the "ROC Option" and, together with the Chateau Option, the "Options"), exercisable if the Merger Agreement becomes terminable by Chateau under circumstances which could entitle the Operating Partnership to receive the Chateau Break-Up Expenses or the Chateau Break-Up Fee, regardless of whether the Merger Agreement is actually terminated, to purchase up to 420,000 shares of ROC Common Stock (subject to adjustment for changes in capitalization) at an exercise price of $22.00 per share, the last reported sale price per share of ROC Common Stock on the NYSE on July 17, 1996. The exercise of each Option is subject to certain conditions described in the applicable Stock Option Agreement. In addition, the Option Agreements provide for limitations on the amount of Total Profit that may be earned by the grantee under each such agreements. Each such limitation will be determined in part by the amount of Break-Up Fees and/or Break-Up Expenses paid in cash to such grantee. See "THE MERGER--The Stock Option Agreements."

CHARTER AND BY-LAWS OF THE COMBINED COMPANY

    The Charter of the Combined Company immediately following the Effective Time will be the Chateau Charter as in effect at the Effective Time. The By-Laws of Chateau will be amended and restated, effective at the Effective Time, to create the By-Laws of the Combined Company (the "Combined Company By-Laws"). See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY."

CERTAIN OTHER TRANSACTIONS AND AGREEMENTS

    In order to facilitate the completion of the Merger and the qualification of the Merger and the OP Unit Exchange for treatment pursuant to Section 351 of the Code, certain Other Transactions affecting the capital stock of Chateau and ROC have been, or will be, effected on or prior to the Effective Time. Such Other Transactions, which are summarized below, would not have been effected in the absence of the Merger and the MHC Proposal.

    - Between October 14 and October 16, 1996, ROC purchased 350,000 shares of Chateau Common Stock in open market or negotiated transactions, which shares will be voted in favor of the Chateau Proposals and will be cancelled if the Merger is consummated.

    - In addition, pursuant to the Chateau Share Repurchase Program, between October 25 and October 28, 1996, Chateau repurchased in open market or negotiated transactions 450,000 shares of Chateau Common Stock, and, following the ROC Special Meeting and prior to or contemporaneously with the completion of the Merger, Chateau may repurchase up to an additional 1,000,000 shares of Chateau Common Stock in the open market, in negotiated transactions or pursuant to a tender offer. All shares purchased in the Chateau Share Repurchase Program will be cancelled prior to the Merger. However, the additional shares of Chateau Common Stock that would have been issuable to stockholders of Chateau pursuant to the Chateau Stock Dividend with respect to the shares repurchased pursuant to the Chateau Share Repurchase Program will be allocated among the remaining stockholders and OP Unitholders of record of Chateau as of the Stock Dividend Record Date.

    - In connection with and as an integral part of the Merger, the Exchanging OP Unitholders have entered into the Chateau Securityholder Agreement with Chateau, the Operating Partnership and ROC, pursuant to which they have agreed that, subject to the satisfaction of certain conditions described below, they will act with ROC and the ROC stockholders to exercise rights the Exchanging OP Unitholders currently hold to exchange an aggregate of 3,768,391 OP Units for the same number of shares of Chateau Common Stock on or prior to the Chateau Record Date, and, contemporaneously with the closing of the Merger, to exchange an additional 2,359,184 OP Units for the same number of shares of Chateau Common Stock. The first phase of the OP Unit Exchange is expected to occur within one or two days following the ROC Special Meeting. The obligations of the Exchanging OP Unitholders to consummate the OP Unit Exchange, as contemplated by the Chateau Securityholder Agreement, are conditioned on, among other things, the following: (i) the ROC Stockholder Approval having been obtained; (ii) the receipt by the Exchanging OP Unitholders of an opinion of counsel to the effect that the Merger and the transfer of OP Units by the Exchanging OP Unitholders in the OP Unit Exchange together qualify as tax-free transfers by the stockholders of ROC and partially tax-deferred transfers of property by the Exchanging OP Unitholders to Chateau in exchange for shares of Chateau Common Stock qualifying for treatment pursuant to Section 351 of the Code; and (iii) the Exchanging OP Unitholders being reasonably satisfied that, upon completion of the Merger and the Other Transactions, such Exchanging OP Unitholders, together with the ROC stockholders and other transferors, will, based on the number of shares of Chateau Common Stock expected to be outstanding at the Effective Time, together constitute at least 80% of the outstanding shares of Chateau Common Stock. Based on the number of shares of Chateau Common Stock expected to be outstanding at the Effective Time, as adjusted for shares expected to be issued to ROC stockholders in the Merger, issued to the OP Unitholders in the OP Unit Exchange and in the Chateau Share Issuance and expected to be repurchased by Chateau in the Chateau Share Repurchase Program, ROC and Chateau expect that the 80% test specified in (iii) above will be satisfied. If for any reason such 80% test cannot be satisfied, it is not expected that the Merger could be consummated as currently structured.

    - In connection with the OP Unit Exchange, Chateau will sell after the Chateau Record Date up to an aggregate of 1,000,000 shares of Chateau Common Stock to Exchanging OP Unitholders at an average price per share of not less than the greater of the average price paid in the Chateau Share Repurchase Program or the fair market value of the shares as of the sale date determined in good faith by the Chateau Board. Because the shares of Chateau Common Stock in the Chateau Share Issuance will be issued after the Chateau Record Date, none of such shares will be voted on the Chateau Proposals. See "THE MERGER--Chateau Share Issuance."

    In addition, in connection with the consummation of the Merger, certain additional agreements will be entered into and performed and other actions will be taken by the parties, as follows:

    - Pursuant to the Contribution Agreement among ROC, RAC, Chateau and the Operating Partnership (the "Contribution Agreement"), substantially all of the assets, subject to liabilities, held directly by ROC and RAC will be transferred to the Operating Partnership. In addition, ROCF will be merged with the Financing Partnership. In exchange for such contributions and in connection with the ROCF merger, ROC will receive that number of OP Units equal to the number of shares of Chateau Common Stock issued to the ROC stockholders pursuant to the Merger, reduced by such number of OP Units, which shall be determined in good faith by the Combined Company Board, having a fair market value equal to the value of the 1% general partner interest in the Financing Partnership, which interest shall be issued to a wholly owned subsidiary of ROC. The assets, subject to liabilities, currently held by Chateau through the Operating Partnership will continue to be held by the Operating Partnership.

    - The Amended Operating Partnership Agreement will be adopted, which will, among other matters, provide that ROC will be admitted as an additional general partner of the Operating Partnership.

    - A new Registration Rights Agreement (the "New Registration Rights Agreement") will be executed, at or prior to the Effective Time, between Chateau and certain stockholders of ROC pursuant to which Chateau will grant registration rights with respect to certain shares of Chateau Common Stock.

    - Effective at the Effective Time, the By-Laws of Chateau will be amended to create the By-Laws of the Combined Company. The amendments will provide for the initial grouping of directors of the Combined Company into two groups, one of which is expected to consist of certain existing directors of ROC and the other of certain existing directors of Chateau, immediately following the Effective Time, as well as for the creation of a third group of directors upon the addition of an additional independent director to the Board beginning with the 1997 annual meeting of stockholders of the Combined Company. Each group of directors will be responsible for initiating Board nominations for director within such group following the Merger, but will not have any other duties as a group. The amendments will also fix the size of the Board and specify the procedures for the nomination of directors by the Board as well as certain other related matters. Following the Merger, the Board will continue to be divided into three classes, with terms of each such class expiring in successive years. See "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

    - Three of the Exchanging OP Unitholders, John A. Boll, Edward R. Allen and C.G. Kellogg, who are expected to hold in the aggregate 4,020,596 shares of Chateau Common Stock upon completion of the Merger, have agreed with Gary P. McDaniel that, for a period of three years following the Effective Time of the Merger, they will vote all shares of Chateau Common Stock held by them in favor of the election as directors of the nominees selected by the Group B Nominating Committee of the Chateau Board as described herein under "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

    See "THE MERGER--Certain Transactions and Agreements Relating to the
Merger."

CERTAIN EFFECTS OF THE PROVISIONS OF THE MERGER AGREEMENT AND THE OTHER
  TRANSACTIONS

    The provisions of the Merger Agreement which require the payment of Break-Up Fees and allow the exercise of the Options in circumstances relating to the acceptance by the ROC Board or the Chateau Board of certain Superior Competing Transactions, as well as certain provisions contained in Maryland law and in the Charter and By-laws of each of ROC and Chateau, could have the effect of discouraging or increasing the difficulty of consummating unsolicited acquisition proposals involving ROC or Chateau, even if holders representing a majority of the outstanding shares of common stock of either of such companies considered such alternative transactions to be advantageous. See "THE MERGER--Terms of the Merger--No Solicitation; Board Action; Fees and Expenses" and "--The Stock Option Agreements," "COMPARISON OF STOCKHOLDER RIGHTS" and "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY." Further, after the OP Unit Exchange, the Chateau Principals, other Exchanging OP Unitholders and the other Chateau stockholders that have expressed an intention to vote in favor of the Chateau Proposal will hold approximately 45% of the outstanding shares of Chateau Common Stock, which is nearly sufficient voting power to approve the Chateau Proposals and should be sufficient to prevent the consummation of competing transactions involving Chateau. Prior to the OP Unit Exchange (which will not occur until after the ROC Special Meeting), the Merger will remain subject to a number of conditions and the right of the Board of Directors of each of ROC and Chateau to terminate the Merger Agreement in connection with its acceptance of a Superior Competing Transaction (as defined in the Merger Agreement) or to provide information or to engage in discussions with third parties regarding acquisition proposals, if required by such Board's exercise of its fiduciary duties. Pursuant to the Merger Amendment, upon the occurrence of the first phase of the OP Unit Exchange, the Board of Directors of each of ROC and Chateau will no longer have the right to terminate the Merger Agreement based on its fiduciary duty to consider certain Superior Competing Transactions. If the Merger Agreement is terminated, the OP Unit Exchange and the Chateau Share Issuance will not occur. In addition, following consummation of the Merger, the Board of Directors of the Combined Company will not be subject to any contractual limitations regarding its ability to consider and respond to any acquisition proposals.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY FOLLOWING THE MERGER

    Effective at the Effective Time, two of the seven directors of Chateau then in office will resign from the Chateau Board, and the remaining directors then in office will increase the size of the Chateau Board from seven to ten directors. The five vacancies on the Chateau Board will be filled by the vote of the remaining Chateau directors then in office with five nominees selected by the ROC Board, such that such five nominees together with the five directors of Chateau then in office will constitute all of the members of the Chateau Board at the Effective Time. In connection with the 1997 Annual Meeting, the Board will be expanded to 11 members with the addition of another independent director. See "MANAGEMENT OF THE COMBINED COMPANY--Directors and Executive Officers of the Combined Company."

    In addition, in accordance with the goal of ROC and Chateau to retain the skills and expertise of members of senior management of both companies following the Merger, the Merger Agreement provides for Chateau or the Operating Partnership to enter into new employment agreements with the following executives, who will be employed by the Combined Company in the capacities indicated: Gary P. McDaniel, Chief Executive Officer; C.G. Kellogg, President; James B. Grange, Chief Operating Officer; Tamara D. Fischer, Chief Financial Officer; and Rees F. Davis, Jr., Executive Vice President--Acquisitions. Mr. Kellogg and Ms. Fischer are currently employed by Chateau, and their existing employment agreements with Chateau will be terminated upon consummation of the Merger to be replaced with the new agreements. See "MANAGEMENT OF THE COMBINED COMPANY--Employment Agreements."

COMPARISON OF STOCKHOLDER RIGHTS

    ROC and Chateau are incorporated under the Maryland General Corporation Law (the "MGCL"). ROC stockholders will, upon consummation of the Merger, become stockholders of Chateau. For a description of certain differences between the rights of ROC and Chateau stockholders, see "COMPARISON OF STOCKHOLDER RIGHTS."

NO DISSENTERS' RIGHTS

    Holders of shares of ROC Common Stock and Chateau Common Stock who do not vote in favor of the ROC Proposal or the Chateau Proposal, respectively, will have no appraisal rights in connection with the Merger if it is approved by the stockholders, I.E., they may not demand the fair value of their stock and will be bound by the terms of the Merger. See "THE STOCKHOLDERS MEETINGS--No Dissenters' Rights."

ACCOUNTING TREATMENT

    The Merger and Other Transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. These transactions result for financial accounting purposes in the effective purchase of all the ROC Stock by the Combined Company. Accordingly, the assets and liabilities of ROC will be adjusted to fair value for financial accounting purposes and the results of operations of ROC will be included in the results of operations of the Combined Company for periods subsequent to the Effective Time.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

CHATEAU

    The following summary historical financial information of Chateau and of the Chateau Predecessor are derived from the Consolidated Financial Statements of Chateau and the combined financial statements of the Chateau Predecessor incorporated by reference into this Joint Proxy Statement/Prospectus.

                                                                                                                  CHATEAU
                                                                             CHATEAU                            PREDECESSOR
                                                    ----------------------------------------------------------  ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                                                                   FOR THE        FOR THE
                                                    FOR THE NINE MONTHS                          PERIOD FROM    PERIOD FROM
                                                           ENDED           FOR THE YEAR ENDED   NOVEMBER 23 TO  JANUARY 1 TO
                                                       SEPTEMBER 30,          DECEMBER 31,       DECEMBER 31,   NOVEMBER 22,
                                                    --------------------  --------------------  --------------  ------------
                                                      1996       1995       1995       1994          1993           1993
                                                    ---------  ---------  ---------  ---------  --------------  ------------
OPERATING DATA:
Total revenues....................................  $  50,203  $  45,988  $  61,855  $  48,067    $    4,687     $   38,926
Property operating and administrative expense.....     20,394     18,421     24,410     19,944         1,867         16,909
Depreciation......................................      8,517      8,186     11,014      7,230           707          5,823
Interest and related amortization expense.........      9,417      9,312     12,452      5,996           576         12,101
Reorganization costs..............................     --         --         --         --             1,699         --
                                                    ---------  ---------  ---------  ---------  --------------  ------------
Income (loss) before extraordinary item...........     11,875     10,069     13,979     14,897          (162)         4,093
Extraordinary item (1)............................     --           (829)      (829)    --            (2,738)        --
                                                    ---------  ---------  ---------  ---------  --------------  ------------
Income (loss) before limited partners' interest in
  Operating Partnership...........................     11,875      9,240     13,150     14,897        (2,900)         4,093
Less--limited partners' interest in Operating
  Partnership.....................................      7,017      5,534      7,847      8,860         1,717         --
                                                    ---------  ---------  ---------  ---------  --------------  ------------
Net income (loss).................................  $   4,858  $   3,706  $   5,303  $   6,037    $   (1,183)    $    4,093
                                                    ---------  ---------  ---------  ---------  --------------  ------------
                                                    ---------  ---------  ---------  ---------  --------------  ------------
BALANCE SHEET DATA:
Real estate, before accumulated depreciation......  $ 299,479  $ 275,319  $ 276,423  $ 266,833    $  151,069
Real estate, after accumulated depreciation.......  $ 221,121  $ 208,279  $ 206,555  $ 207,977    $   97,755
Total assets......................................  $ 230,265  $ 216,397  $ 212,034  $ 215,418    $  120,524
Total debt........................................  $ 153,344  $ 135,539  $ 132,700  $ 132,747    $   52,831
Limited partners' interest in Operating
  Partnership.....................................  $  33,298  $  37,479  $  36,264  $  41,569    $   35,441
Stockholders' equity (owners' deficit)............  $  22,164  $  24,998  $  24,308  $  25,542    $   23,424

PER SHARE DATA:
Income (loss) before extraordinary item...........  $     .80  $     .68  $     .95  $    1.05    $     (.01)
Extraordinary item................................     --           (.05)      (.06)    --              (.20)
                                                    ---------  ---------  ---------  ---------  --------------
Net income (loss).................................  $     .80  $     .63  $     .89  $    1.05    $     (.21)
                                                    ---------  ---------  ---------  ---------  --------------
                                                    ---------  ---------  ---------  ---------  --------------
Distributions declared per share of common
  stock/OP Unit...................................  $   1.215  $   1.125  $   1.525  $   1.425    $      .15
Weighted average shares outstanding...............      6,098      5,914      5,959      5,750         5,750
Weighted average shares and OP Units
  outstanding.....................................     14,907     14,744     14,779     14,189        14,081

CASH FLOW DATA:
Cash flow provided by (used in):
Operating activities..............................  $  21,329  $  19,769  $  28,097  $  22,584    $    4,980     $    8,659
Financing activities..............................  $   1,790  $ (16,113) $ (24,365) $   7,056    $   15,591     $   (5,983)
Investing activities..............................  $ (23,816) $  (5,054) $  (6,158) $ (46,214)   $     (639)    $   (3,416)

OTHER DATA:
Funds From Operations(2)..........................  $  20,323  $  18,187  $  24,898  $  22,015    $      536     $    9,822
Total properties (at end of period)...............         47         44         44         43            33             33
Total sites (at end of period)....................     20,003     19,594     19,594     19,185        15,261         15,261
Occupied sites (at end of period).................     19,082     18,341     18,473     17,789        14,117         14,117
Weighted average occupied sites...................     18,813     17,920     18,051     14,913        14,025         14,025


                                                     FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                    --------------------
                                                      1992       1991
                                                    ---------  ---------
OPERATING DATA:
Total revenues....................................  $  41,367  $  39,047
Property operating and administrative expense.....     17,712     17,800
Depreciation......................................      6,431      6,313
Interest and related amortization expense.........     14,303     14,593
Reorganization costs..............................     --         --
                                                    ---------  ---------
Income (loss) before extraordinary item...........      2,921        341
Extraordinary item (1)............................     --         --
                                                    ---------  ---------
Income (loss) before limited partners' interest in
  Operating Partnership...........................      2,921        341
Less--limited partners' interest in Operating
  Partnership.....................................     --         --
                                                    ---------  ---------
Net income (loss).................................  $   2,921  $     341
                                                    ---------  ---------
                                                    ---------  ---------
BALANCE SHEET DATA:
Real estate, before accumulated depreciation......  $ 147,107  $ 144,248
Real estate, after accumulated depreciation.......  $ 100,230  $ 103,520
Total assets......................................  $ 106,449  $ 110,588
Total debt........................................  $ 143,148  $ 142,340
Limited partners' interest in Operating
  Partnership.....................................
Stockholders' equity (owners' deficit)............  $ (46,016) $ (42,195)
PER SHARE DATA:
Income (loss) before extraordinary item...........
Extraordinary item................................

Net income (loss).................................

Distributions declared per share of common
  stock/OP Unit...................................
Weighted average shares outstanding...............
Weighted average shares and OP Units
  outstanding.....................................
CASH FLOW DATA:
Cash flow provided by (used in):
Operating activities..............................  $   8,853  $   8,682
Financing activities..............................  $  (5,933) $  (3,446)
Investing activities..............................  $  (3,140) $  (5,024)
OTHER DATA:
Funds From Operations(2)..........................  $   9,252  $   6,554
Total properties (at end of period)...............         33         33
Total sites (at end of period)....................     15,072     14,933
Occupied sites (at end of period).................     13,861     13,487
Weighted average occupied sites...................     13,683     13,307

------------------------

(1) The extraordinary items represent prepayment penalties and certain other related costs associated with the early extinguishment of debt.

(2) Funds From Operations, as used in the above table and as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. The management of Chateau and ROC believe that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Funds from operations is calculated as follows:

                                                                                    CHATEAU
                                                         -------------------------------------------------------------
                                                                                                          FOR THE
                                                         FOR THE NINE MONTHS                            PERIOD FROM
                                                                ENDED           FOR THE YEAR ENDED    NOVEMBER 23 TO
                                                            SEPTEMBER 30,          DECEMBER 31,        DECEMBER 31,
                                                         --------------------  --------------------  -----------------
                                                           1996       1995       1995       1994           1993
                                                         ---------  ---------  ---------  ---------  -----------------
Income (loss) before extraordinary item................  $  11,875  $  10,069  $  13,979  $  14,897      $    (162)
Depreciation of rental property........................      8,448      8,118     10,919      7,118            698
                                                         ---------  ---------  ---------  ---------          -----
Funds from operations..................................  $  20,323  $  18,187  $  24,898  $  22,015      $     536


                                                                 CHATEAU PREDECESSOR
                                                         -----------------------------------

                                                            FOR THE
                                                          PERIOD FROM    FOR THE YEAR ENDED
                                                         JANUARY 1 TO
                                                         NOVEMBER 22,       DECEMBER 31,
                                                         -------------  --------------------
                                                             1993         1992       1991
                                                         -------------  ---------  ---------
Income (loss) before extraordinary item................    $   4,093    $   2,921  $     341
Depreciation of rental property........................        5,729        6,331      6,213
                                                              ------    ---------  ---------
Funds from operations..................................    $   9,822    $   9,252  $   6,554

ROC

    The following summary historical financial information of ROC and the ROC Predecessor are derived from the Consolidated Financial Statements of ROC and the combined financial statements of the ROC Predecessor incorporated by reference into this Joint Proxy Statement/Prospectus.

                                                                                                                        ROC
                                                                                  ROC                               PREDECESSOR
                                                       ----------------------------------------------------------  -------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                                                                      FOR THE         FOR THE
                                                       FOR THE NINE MONTHS                          PERIOD FROM     PERIOD FROM
                                                              ENDED           FOR THE YEAR ENDED    AUGUST 25 TO   JANUARY 1 TO
                                                          SEPTEMBER 30,          DECEMBER 31,       DECEMBER 31,    AUGUST 24,
                                                       --------------------  --------------------  --------------  -------------
                                                         1996       1995       1995       1994          1993           1993
                                                       ---------  ---------  ---------  ---------  --------------  -------------
OPERATING DATA:
Total revenues.......................................  $  45,121  $  37,888  $  51,502  $  37,531    $    9,781      $   7,844
Property operating and administrative expense........     20,603     17,097     23,186     17,003         4,246          3,351
Depreciation and amortization........................      9,330      7,934     10,834      7,879         2,050          1,517
Interest and related amortization expense............      6,317      4,154      5,955      5,388         1,696          2,438
                                                       ---------  ---------  ---------  ---------  --------------       ------
Net income (loss)....................................  $   8,871  $   8,703  $  11,527  $   7,261    $    1,789      $     538
                                                       ---------  ---------  ---------  ---------  --------------       ------
                                                       ---------  ---------  ---------  ---------  --------------       ------
BALANCE SHEET DATA:
Real estate, before accumulated depreciation.........  $ 355,844  $ 292,468  $ 291,661  $ 258,517    $  161,292
Real estate, after accumulated depreciation..........  $ 326,952  $ 272,357  $ 271,550  $ 248,672    $  159,248
Total assets.........................................  $ 343,959  $ 285,202  $ 285,202  $ 269,778    $  177,427
Total debt...........................................  $ 141,142  $  84,643  $  84,643  $  61,618    $   62,208
Stockholders' equity (owners' deficit)...............  $ 189,011  $ 191,634  $ 191,634  $ 199,488    $  109,890

PER SHARE DATA:
Net income...........................................  $     .71  $     .70  $     .93  $     .80    $      .25
Distributions declared per share of common stock.....  $   1.215  $   1.170  $    1.56  $    1.52    $      .52
Weighted average shares outstanding..................     12,478     12,424     12,424      9,071         7,149

CASH FLOW DATA:
Cash flow provided by (used in):
  Operating activities...............................  $  22,210  $  18,836  $  23,324  $  15,716    $    2,952      $   1,455
  Investing activities...............................  $ (62,227) $ (31,064) $ (33,161) $ (97,206)   $ (163,750)     $    (365)
  Financing activities...............................  $  41,026  $   7,181  $   3,769  $  76,849    $  172,159      $    (445)

OTHER DATA:
Funds From Operations (1)............................  $  18,102  $  16,563  $  22,258  $  15,090    $    3,839      $   2,055
Total properties (at end of period)..................         71         66         66         62            48             20
Total sites (at end of period).......................     21,041     18,078     18,078     16,220        11,058          4,494
Occupied sites (at end of period)....................     19,724     17,097     17,121     15,446        11,003          4,276
Weighted average occupied sites......................     18,435     16,038     15,967     13,044        10,195          4,269


                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                       --------------------
                                                         1992       1991
                                                       ---------  ---------
OPERATING DATA:
Total revenues.......................................  $  11,362  $  10,082
Property operating and administrative expense........      4,828      4,550
Depreciation and amortization........................      2,272      2,189
Interest and related amortization expense............      4,037      4,337
                                                       ---------  ---------
Net income (loss)....................................  $     225  $    (994)
                                                       ---------  ---------
                                                       ---------  ---------
BALANCE SHEET DATA:
Real estate, before accumulated depreciation.........  $  47,733  $  46,933
Real estate, after accumulated depreciation..........  $  35,994  $  37.285
Total assets.........................................  $  37,894  $  38,843
Total debt...........................................  $  41,827  $  49,159
Stockholders' equity (owners' deficit)...............  $  (6,766) $  (4,919)
PER SHARE DATA:
Net income...........................................
Distributions declared per share of common stock.....
Weighted average shares outstanding..................
CASH FLOW DATA:
Cash flow provided by (used in):
  Operating activities...............................  $   1,407  $   1,334
  Investing activities...............................  $    (803) $    (175)
  Financing activities...............................  $    (404) $  (1,087)
OTHER DATA:
Funds From Operations (1)............................  $   2,497  $   1,195
Total properties (at end of period)..................         20         20
Total sites (at end of period).......................      4,494      4,494
Occupied sites (at end of period)....................      4,291      4,248
Weighted average occupied sites......................      4,269      4,269

------------------------

(1) Funds From Operations, as used in the above table and as defined by NAREIT, means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. The management of Chateau and ROC believe that Funds From Operation is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From
    Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Funds from operations is calculated as follows:

                                                                                                                            ROC
                                                                                                                        PREDECESSOR
                                                                                      ROC                              -------------
                                                          -----------------------------------------------------------
                                                                                                      FOR THE PERIOD      FOR THE
                                                          FOR THE NINE MONTHS                              FROM         PERIOD FROM
                                                                 ENDED           FOR THE YEAR ENDED    AUGUST 25 TO    JANUARY 1 TO
                                                             SEPTEMBER 30,          DECEMBER 31,       DECEMBER 31,     AUGUST 24,
                                                          --------------------  --------------------  ---------------  -------------
                                                            1996       1995       1995       1994          1993            1993
                                                          ---------  ---------  ---------  ---------  ---------------  -------------
  Net Income............................................  $   8,871  $   8,703  $  11,527  $   7,261     $   1,789       $     538
  Depreciation of rental property.......................      8,844      7,506     10,248      7,754         2,045           1,517
  Amortization of other intangibles.....................        387        354        483         75             5
                                                          ---------  ---------  ---------  ---------        ------          ------
  Funds From Operations.................................  $  18,102  $  16,563  $  22,258  $  15,090     $   3,839       $   2,055


                                                           FOR THE YEAR ENDED

                                                              DECEMBER 31,
                                                          --------------------
                                                            1992       1991
                                                          ---------  ---------
  Net Income............................................  $     225  $    (994)
  Depreciation of rental property.......................      2,272      2,189
  Amortization of other intangibles.....................
                                                          ---------  ---------
  Funds From Operations.................................  $   2,497  $   1,195

COMBINED COMPANY PRO FORMA COMBINED FINANCIAL INFORMATION

    The following summary pro forma combined financial information for the Combined Company is derived from the Combined Company Pro Forma Combined Financial Information.

    The unaudited pro forma combined Balance Sheet Data is presented as if the Merger and the Other Transactions had occurred on September 30, 1996. The unaudited pro forma combined Statements of Income for the nine-month period ended September 30, 1996 and the year ended December 31, 1995 are presented as if the Merger and the Other Transactions had occurred as of January 1, 1995 and carried forward through September 30, 1996.

    Preparation of the pro forma combined financial information was based on assumptions deemed appropriate by the management of Chateau and ROC and gives effect to the Merger and the Other Transactions under the purchase method of accounting in accordance with generally accepted accounting principles and assumes the Combined Company continues to qualify as a REIT, distributes all of its taxable income and, therefore, incurs no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Merger and the Other Transactions had been consummated at the dates indicated, nor does it purport to represent the future financial position and results of operations of the Combined Company for future periods. The pro forma information should be read in conjunction with the historical financial statements of Chateau and ROC incorporated by reference into this Joint Proxy Statement/Prospectus.

                                COMBINED COMPANY
                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)

                                                                              AS OF OR FOR
                                                                                   THE
                                                                               NINE MONTHS        FOR THE YEAR
                                                                                  ENDED              ENDED
                                                                              SEPTEMBER 30,       DECEMBER 31,
                                                                                 1996(1)            1995(1)
                                                                             ---------------  --------------------
OPERATING DATA:
Total revenues.............................................................    $    99,143        $    124,780
Property operating and administrative expense..............................         40,592              49,634
Depreciation and amortization..............................................         25,480              33,843
Interest and related amortization expense..................................         19,674              27,419
                                                                             ---------------       -----------
Income before limited partners' interest...................................         13,397              13,884
Limited partners' interest in the Operating Partnership....................          1,347               1,461
                                                                             ---------------       -----------
Net income.................................................................    $    12,050        $     12,423
                                                                             ---------------       -----------
                                                                             ---------------       -----------
BALANCE SHEET DATA:
Real estate, net of accumulated depreciation...............................    $   697,631
Total assets...............................................................    $   720,325
Total debt.................................................................    $   329,486
Limited partners' interest in the Operating Partnership....................    $    35,577
Stockholders' equity.......................................................    $   319,440
PER SHARE DATA:
Net income.................................................................    $       .48        $        .50
Distributions declared per common share....................................    $     1.215        $      1.525
Weighted average shares outstanding........................................         24,945              24,802
Weighted average shares and OP units outstanding...........................         27,733              27,719
CASH FLOW DATA:(2)
Cash flow provided by (used in):
Operating activities.......................................................    $    43,822        $     51,794
Financing activities.......................................................    $   (32,879)       $    (52,418)
Investing activities.......................................................    $   (11,054)       $     (8,530)
OTHER DATA:
Funds From Operations(3)...................................................    $    38,709        $     47,529
Total properties (at end of period)........................................            124
Total sites (at end of period).............................................         42,150

------------------------

(1) See pro forma combined condensed financial statements elsewhere in this Joint Proxy Statement/Prospectus.

(2) Pro Forma Cash Flow Data is derived from historical cash flow data of Chateau and ROC and is presented as if the Merger and Other Transactions had occurred as of January 1, 1995.

(3) Funds From Operations, as used in the above table and as defined by NAREIT, means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. The management of Chateau and ROC believe that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From
    Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Pro Forma Funds from Operations is calculated as follows:

                                                                     FOR THE NINE
                                                                     MONTHS ENDED     FOR THE YEAR ENDED
                                                                  SEPTEMBER 30, 1996  DECEMBER 31, 1995
                                                                  ------------------  ------------------
Income before limited partners' interest........................      $   13,397          $   13,884
Depreciation of rental property.................................          24,925              33,162
Amortization of other intangibles...............................             387                 483
                                                                      ----------          ----------
Funds From Operations...........................................      $   38,709          $   47,529

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

    The following table sets forth certain historical, pro forma and pro forma equivalent information giving effect to the Merger and Other Transactions (see "SELECTED HISTORICAL FINANCIAL INFORMATION" elsewhere in this Joint Proxy Statement/Prospectus).

                                                       AS OF AND FOR THE NINE MONTHS             AS OF AND FOR THE YEAR ENDED
                                                         ENDED SEPTEMBER 30, 1996                      DECEMBER 31, 1995
                                                  ---------------------------------------  -----------------------------------------
                                                                   PRO        PRO FORMA                     PRO         PRO FORMA
                                                  HISTORICAL    FORMA(1)    EQUIVALENT(2)  HISTORICAL    FORMA(1)     EQUIVALENT(2)
                                                  -----------  -----------  -------------  -----------  -----------  ---------------
Net Income per Share of Common Stock Before
  Extraordinary Item
  Chateau.......................................   $    0.80    $    0.48     $    0.50     $    0.95    $    0.50      $    0.52
  ROC...........................................   $    0.71                  $    0.50     $    0.93                   $    0.52
Distributions Declared per share of Common Stock
  Chateau.......................................   $   1.215    $   1.215     $    1.25(3)  $   1.525    $   1.525      $    1.57(3)
  ROC...........................................   $   1.215                  $    1.27(3)  $    1.56                   $    1.59(3)
Book Value per Share of Common Stock
  Chateau.......................................   $    3.77    $   12.84     $   13.25
  ROC...........................................   $   15.02                  $   13.38

------------------------

(1) See "COMBINED COMPANY SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION" elsewhere in this Joint Proxy Statement/Prospectus.

(2) The pro forma equivalent per share amounts are calculated by multiplying pro forma Net Income per share of Common Stock Before Extraordinary Item, pro forma Distributions Declared per share and pro forma Book Value per Share of Common Stock by 1.042 to one for each share of ROC stock and by 1.0316 to one for each share of Chateau Common Stock so that the per share amounts are equated to the historical per share values.

(3) Chateau and ROC currently pay a quarterly distribution of $0.405 per share. Future distributions by the Combined Company, however, will be at the discretion of its Board of Directors and will depend on certain factors. See "--Distribution Policy."

COMPARATIVE MARKET DATA

    The shares of Chateau Common Stock and ROC Common Stock are designated for trading on the NYSE under the symbols "CPJ" and "RCI," respectively. The following table sets forth the distributions paid or declared per share and the high and low prices per share of Chateau Common Stock and ROC Common Stock quoted on the NYSE, respectively, for the periods indicated, as reported in published financial sources:

                                                      CHATEAU COMMON STOCK                   ROC COMMON STOCK
                                               -----------------------------------  -----------------------------------
                                                 HIGH        LOW     DISTRIBUTIONS    HIGH        LOW     DISTRIBUTIONS
                                               ---------  ---------  -------------  ---------  ---------  -------------
1994:
  First Quarter..............................  $  24.250  $  19.875    $    .350    $  24.375  $  20.500    $    .380
  Second Quarter.............................     24.250     21.875         .350       24.625     21.250         .380
  Third Quarter..............................     23.625     20.500         .350       21.875     19.125         .380
  Fourth Quarter.............................     21.875     18.250         .375       21.250     18.125         .380
1995:
  First Quarter..............................     22.500     18.000         .375       21.375     18.625         .390
  Second Quarter.............................     22.625     19.750         .375       22.625     19.750         .390
  Third Quarter..............................     22.500     20.375         .375       23.250     20.625         .390
  Fourth Quarter.............................     22.875     20.750         .400       24.000     21.750         .390
1996:
  First Quarter..............................     24.875     22.125         .405       25.125     23.000         .405
  Second Quarter.............................     23.875     21.625         .405       24.250     22.625         .405
  Third Quarter..............................     27.000     22.125         .405       24.625     22.000         .405
  Fourth Quarter(1)..........................     25.4375    24.000                    26.500     23.625

------------------------

(1) Through December 18, 1996.

    The following table sets forth the closing price per share of each of Chateau Common Stock and ROC Common Stock on (i) July 17, 1996, the last trading day prior to the public announcement of the Original Merger Agreement, (ii) September 18, 1996, the date of the public announcement of the revised Merger Agreement, and (iii) December 18, 1996, the most recent date for which prices were available prior to mailing this Joint Proxy Statement/Prospectus to ROC stockholders. Information regarding recent prices of Chateau Common Stock and ROC Common Stock will be set forth in the Chateau Supplement.

                                                    CHATEAU COMMON STOCK    ROC COMMON STOCK
                                                   ----------------------  -------------------
July 17, 1996....................................        $   22.250             $  22.000
September 18, 1996...............................        $   24.875             $  23.750
December 18, 1996................................        $   25.125             $  25.875

    At the ROC Record Date, there were 196 holders of record of ROC Common Stock. The number of the holders of record of Chateau Common Stock as of the Chateau Record Date will be set forth in the Chateau Supplement.

    THE MARKET PRICES OF ROC COMMON STOCK AND CHATEAU COMMON STOCK ARE SUBJECT TO FLUCTUATION AND MAY BE INFLUENCED BY PURCHASES MADE BY ROC, CHATEAU OR THEIR RESPECTIVE AFFILIATES AS DESCRIBED HEREIN. ROC STOCKHOLDERS AND CHATEAU STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ROC COMMON STOCK AND CHATEAU COMMON STOCK.

DISTRIBUTION POLICY

    Each of ROC and Chateau currently pays a regular quarterly distribution of $.405 per share (which, annualized, equals $1.62 per share).

    Distributions by the Combined Company following the Merger will be at the discretion of the Board of Directors of the Combined Company and will depend on the Combined Company's actual cash available for distribution, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors of the Combined Company (the "Combined Company Board") deems relevant. However, the Combined Company initially intends to pay regular quarterly distributions of $.405 per share of Chateau Common Stock. Management of ROC and Chateau believe that, based in part on unaudited pro forma per share data after giving effect to the Merger, there will be sufficient cash available to make such distributions. Assuming the Combined Company makes regular quarterly distributions at the rate of $.405 per share of Chateau Common Stock, each stockholder of ROC would be entitled to receive a quarterly distribution equivalent to $.422 per share of ROC Common Stock (based on an exchange ratio of 1.042 to one) and each stockholder of Chateau as of the Chateau Record Date will be entitled to receive a quarterly distribution equivalent to $.432 per share of Chateau Common Stock (after giving effect to the Chateau Stock Dividend and the Dividend Waiver by the Exchanging OP Unitholders). See "THE MERGER--Terms of the Merger" and "--Certain Transactions and Agreements Relating to the Merger--Chateau Securityholder Agreement."

    The Combined Company anticipates that cash available for distribution will exceed taxable income due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Combined Company. Distributions by the Combined Company to the extent of its current or accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Any dividends designated by the Combined Company as capital gain dividends generally will give rise to capital gain for stockholders. Distributions in excess of the Combined Company's current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a stockholder's tax basis in its shares of Chateau Common Stock, and thereafter as capital gain. Distributions treated as non-taxable return of capital will have the effect of deferring taxation on such amount until the sale of a stockholder's shares of Chateau Common Stock or until such distributions in the aggregate exceed the stockholder's basis in the shares of Chateau Common Stock. Management of ROC believes that, absent the Merger, approximately 38% to 40% of its distributions for 1997 would be treated as a non-taxable return of capital. Management of Chateau believes that, absent the Merger, approximately 33% to 35% of its distributions for 1997 would be treated as a non-taxable return of capital. Management of Chateau and ROC believe that, based in part on unaudited pro forma financial data of the Combined Company as of September 30, 1996, following the Merger approximately 31% to 34% of distributions by the Combined Company expected to be made for 1997 will be treated as a non-taxable return of capital, the same percentage as under the Original Merger Agreement (which did not involve an OP Unit Exchange).

    In order to maintain its qualification as a REIT, the Combined Company will be required to make annual distributions to its stockholders in an amount equal to at least 95% of its taxable income (excluding net capital gains). In the event that cash available for distribution is insufficient to meet these distribution requirements, the Combined Company could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distribution required to retain REIT status.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The Merger and the OP Unit Exchange, when taken together with the Other Transactions, are expected to be treated as a transfer of shares of ROC Stock and a transfer of OP Units for Chateau Common Stock qualifying for treatment under Section 351 of the Code. The ROC stockholders who exchange their ROC Stock for shares of Chateau Common Stock are therefore not expected to recognize gain or loss for federal income tax purposes, except to the extent that a ROC stockholder receives cash proceeds in lieu of fractional interests in shares of Chateau Common Stock. At the closing of the Merger, it is anticipated that Rogers & Wells and Timmis & Inman, counsel to ROC and Chateau, respectively, will render opinions to the effect that the Merger will be treated for federal income tax purposes as a transfer by the ROC stockholders of their shares of ROC Stock to Chateau in exchange for Chateau Common Stock under Code Section 351. In the event that the Merger does not qualify as a tax-free transaction, a ROC stockholder will recognize gain or loss equal to the difference between such ROC stockholder's tax basis in its ROC Stock and the fair market value at the Effective Time of the Chateau Common Stock and cash received in exchange therefor. Such gain or loss will be long term if the ROC Stock was held by such stockholder for more than one year. See "THE MERGER--Federal Income Tax Consequences--Tax Consequences of the Merger."

    Assuming that the Merger and the OP Unit Exchange qualify as transfers under
Section 351 of the Code, it is expected that the Combined Company will take, as its tax basis, the tax basis of the OP Units in the hands of the Exchanging OP Unitholders immediately prior to the OP Unit Exchange, increased by the amount, if any, of gain recognized by the Exchanging OP Unitholders upon such transfer. The Combined Company and the Operating Partnership will also carry over the tax basis of the ROC Properties immediately prior to the Effective Time. Thus, the Combined Company will have a tax basis in the ROC Properties and the properties owned by the Operating Partnership, attributable to the OP Units exchanged by the Exchanging OP Unitholders pursuant to the OP Unit Exchange, determined by reference to historical cost rather than the fair market value of such properties. See "THE MERGER--Federal Income Tax Consequences--Additional Tax Consequences of the Merger and the OP Unit Exchange."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the ROC Board and the Chateau Board, stockholders should be aware that certain members of the Board of Directors of each of ROC and Chateau have certain interests in the Merger and the Other Transactions that are in addition to the interests of the stockholders of ROC and Chateau generally.

    As described herein under "MANAGEMENT OF THE COMBINED COMPANY--Employment Agreements," upon consummation of the Merger, Gary P. McDaniel, ROC's Chairman, Chief Executive Officer and President, will become the Chief Executive Officer of the Combined Company and C.G. ("Jeff") Kellogg, Chateau's current Chief Executive Officer and President, will serve the Combined Company as President and, in recognition of the increased size of the Combined Company and the changing nature of their respective responsibilities, Messrs. McDaniel and Kellogg will be employed by the Combined Company pursuant to new employment agreements at higher levels of compensation than are currently the case, including a base annual salary of $225,000 for each such person, compared to $180,000 and $185,000, respectively, under current arrangements. James B. Grange and Rees F. Davis, Jr., both currently officers of ROC, and Tamara D. Fischer, currently an officer of Chateau, will each be employed by the Combined Company pursuant to a new employment agreement to be effective at the Effective Time, also at higher levels of compensation, including base annual salaries of $190,000, $160,000 and $175,000, respectively, compared to $165,000, $140,000 and $120,000, respectively, under current arrangements. See "MANAGEMENT OF THE COMBINED COMPANY--Employment Agreements." In addition, all outstanding stock options under the 1993 ROC Stock Plan and the Chateau Plan will become vested and immediately exercisable upon or immediately prior to completion of the Merger. In November 1996 ROC granted options on 126,500 shares of ROC Common Stock to employees, of which 75,000 options were granted to executive officers, at an exercise price per share of $24.625. In November 1996 Chateau granted options on 139,400 shares of Chateau Common Stock to employees, of which 96,000 options were granted to executive officers, at an exercise price per share of $24.00.

    The Exchanging OP Unitholders, who will include three directors of Chateau, John A. Boll, Edward R. Allen and Mr. Kellogg, have agreed, subject to certain conditions, to exercise rights they currently hold to exchange an aggregate of 6,127,575 OP Units, out of 8,836,310 total OP Units, for shares of Chateau

Common Stock. Because such rights are being exercised in connection with the Merger, the exchange of their OP Units is expected to qualify for treatment pursuant to Section 351 of the Code. As a result of such treatment, the Combined Company will take as its tax basis in the assets of the Operating Partnership attributable to such OP Units the tax basis which the Exchanging OP Unitholders had therein immediately prior to the exchange, increased by the amount, if any, of taxable gain recognized by the Exchanging OP Unitholders upon such exchange. If the OP Unit Exchange did not qualify for treatment under Code Section 351, the Exchanging OP Unitholders would be required to recognize taxable gain as a result of the OP Unit Exchange in an amount equal to the difference between the fair market value of the Chateau Common Stock obtained, as of the date of the OP Unit Exchange, and the tax basis of the OP Units exchanged (without regard to the share of the Operating Partnership's liabilities included in such tax basis). In such case, the Combined Company would also obtain a tax basis in the assets of the Operating Partnership attributable to such OP Units determined by reference to fair market value.

    Following the Merger, it is expected that the Combined Company will focus on expanding the size of its manufactured housing community portfolio through acquisitions, expansions and selective new community development. It is not expected that the Combined Company will seek to sell any of its properties, although strategic property dispositions of a limited nature may be undertaken in the future in certain circumstances. If, contrary to the business plan of the Combined Company and current expectations, property sales do occur (and such sales are made from existing Chateau properties), one effect of the application of Section 351 of the Code to the OP Unit Exchange will be that the taxable gain deferred by the Exchanging OP Unitholders under Section 351 would be recognized by the Combined Company (or by all of its stockholders, including the Exchanging OP Unitholders) and the non-exchanging OP Unitholders rather than by the Exchanging OP Unitholders. Management of ROC and Chateau estimate, based on pro forma data of the Combined Company as of September 30, 1996, that if the OP Unit Exchange did not occur, but following the Merger the Combined Company proceeded to liquidate the entire portfolio of existing Chateau properties, the taxable gain that would be recognized by the Exchanging OP Unitholders with respect to OP Units exchanged would have amounted to an estimated $148 million. As stockholders of the Combined Company, the Exchanging OP Unitholders will, however, bear a portion of the potential gain upon any sale of the Combined Company's properties, including those transferred to the Combined Company by ROC, in accordance with their percentage interests as stockholders in the Combined Company at such time. In this regard, there is an estimated $105 million of potential taxable gain attributed to properties currently owned by ROC and transferred to the Combined Company (relating to property appreciation in the period after ROC's initial public offering). The foregoing is in addition to an estimated $31 million of potential taxable gain attributed to properties currently owned by Chateau (relating to property appreciation in the period after Chateau's initial public offering). Based upon pro forma data of the Combined Company as of September 30, 1996, management of Chateau and ROC estimate that the amount of potential additional taxable gain attributable to the OP Unit Exchange that could possibly be realized upon a taxable disposition of all of the properties to be owned by the Combined Company (other than the portion of such gain attributable to and retained by the Exchanging OP Unitholders through their ownership interest in the Combined Company) to be approximately $68 million, unless the Operating Partnership terminates for federal income tax purposes under Section 708 of the Code, in which case the basis of the Operating Partnership's assets will be increased resulting in a reduction of the amount of such potential additional taxable gain to approximately $22 million. Of such $68 million in potential additional taxable gain, approximately $29.4 million, $2.6 million and $0.6 million are attributable to OP Units to be exchanged by Messrs. Boll, Allen and Kellogg, respectively. No other directors of Chateau hold OP Units. The other officers of Chateau, who together hold an aggregate of 1,756 OP Units, will not participate in the OP Unit Exchange. See "THE MERGER--Benefits of the Merger and the Other Transactions to the Principals of ROC and Chateau" and "--Federal Income Tax Consequences--Additional Tax Consequences of the Merger and the OP Unit Exchange."

    The procedures described herein under "MANAGEMENT OF THE COMBINED COMPANY-- Board Classification and Related Matters" relating to the procedures for determining Combined Company

Board nominations for directors may have the effect of extending their tenure on the Combined Company Board.

    As described elsewhere in this Joint Proxy Statement/Prospectus, the directors of Chateau have been named as defendants in litigation with MHC and various other stockholders of Chateau based in part on allegations that approval by the directors of the Merger and the Other Transactions constituted a breach of their fiduciary duties to Chateau stockholders. The approval of the Chateau Proposal by the Chateau stockholders will allow the Chateau directors to argue in the context of such litigation that such stockholder ratification insulates the decisions of the Chateau directors with regard to the Merger and the Other Transactions from further stockholder scrutiny. For a description of this litigation, see "THE PROPOSED MERGER AND RELATED MATTERS--Certain Litigation Related to the Merger."
RISK FACTORS

    In considering whether to vote to approve the Merger or the issuance of the Merger Consideration, as applicable, stockholders of ROC and stockholders of Chateau should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the matters described under "RISK FACTORS," including the following risk factors:

    - Certain conflicts of interest will continue to be faced by John A. Boll, Chateau's Chairman, who will continue to own OP Units following the consummation of the Merger, and may continue to suffer different and more adverse tax consequences as an OP Unitholder than the Combined Company or its stockholders upon the sale of properties or upon other transactions that may result in repayment of indebtedness of the Operating Partnership. Accordingly, Mr. Boll, for the period he continues to hold OP Units, may have different objectives compared to the other stockholders of the Combined Company generally regarding the appropriate timing of property sales or financing transactions involving the Combined Company or the Operating Partnership. Consequently, ROC stockholders should be aware that Mr. Boll may seek to influence the Combined Company not to sell a property, even though such sale might otherwise be financially advantageous to the Combined Company, or may otherwise seek to influence the Combined Company to structure financing transactions or refrain from undertaking certain financing transactions so as to avoid adverse tax consequences to him personally, even though the stockholders of the Combined Company may have different interests.

    - The Exchanging OP Unitholders, upon consummation of the Merger and after giving effect to the Other Transactions, will hold in the aggregate approximately 29% of the outstanding shares of Chateau Common Stock. Although the Exchanging OP Unitholders have no agreements, arrangements or understandings to act as a group or otherwise take concerted action with respect to shares of the Combined Company, they will all have a low tax basis in the shares of Chateau Common Stock received pursuant to the OP Unit Exchange and, therefore, may favor a long-term generation of value by the Combined Company rather than transactions involving a taxable disposition of their shares.

    - Risks associated with concentration of properties in certain states.

    - Possible adverse effects arising out of the maturity of certain existing long-term debt of both ROC and Chateau in the year 2000.

    - Risk that the shares of Chateau Common Stock to be received pursuant to the Dividend Waiver will be taxable to the recipients thereof.

NEW YORK STOCK EXCHANGE LISTING OF COMBINED COMPANY COMMON STOCK

    The shares of Chateau Common Stock to be issued in the Merger, the OP Unit Exchange and the Chateau Share Issuance have been approved for listing on the NYSE, subject to official notice of issuance. See "THE MERGER--Terms of the Merger--Conditions to the Merger; Termination; Waiver and Amendment."

                                  RISK FACTORS

    ROC stockholders and Chateau stockholders should carefully consider, among other things, the following risk factors before voting to approve the Merger and the issuance of the Merger Consideration, respectively. Certain statements set forth below under this caption may constitute "forward-looking statements" within the meaning of the Reform Act. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" for additional factors relating to such statements.

CONFLICTS OF INTEREST RELATED TO THE MERGER AND THE OTHER TRANSACTIONS

    Certain conflicts of interest related to the Merger and the Other Transactions exist because certain members of the Board of Directors of each of ROC and Chateau, especially John A. Boll, Gary P. McDaniel, C.G. ("Jeff") Kellogg and Edward R. Allen, have certain interests in the Merger and the Other Transactions that are in addition to the interests of the stockholders of ROC and Chateau generally. See "THE MERGER--Benefits of the Merger and the Other Transactions to the Principals of ROC and Chateau."

REAL ESTATE INVESTMENT RISKS

GENERAL

    Following the Merger, the Combined Company will continue the business undertaken separately by ROC and Chateau of owning, operating, managing, acquiring and developing manufactured housing communities. The business risks to be faced by the Combined Company will be similar to those now faced separately by ROC and Chateau. As with other real estate investments, yields available from manufactured housing communities depend on the amount of income and capital appreciation generated by the communities in relationship to their cost (including the cost of capital). If the properties do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, income from the property will be adversely affected. Income from properties may also be adversely affected by the general economic climate, local conditions, such as an oversupply of or a reduction in demand for manufactured home sites in the area, the attractiveness of properties to tenants, zoning or other regulatory restrictions, competition from other available manufactured home communities or available land for the placement of manufactured homes outside of established communities and other forms of housing (such as apartment buildings and site-built single-family homes), and the ability of the Combined Company to provide adequate maintenance and insurance and to control operating costs, including site maintenance, insurance premiums and real estate taxes. Income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Combined Company to vary its portfolio promptly in response to changes in economic or other conditions.

GEOGRAPHIC CONCENTRATION OF PROPERTIES

    As of September 30, 1996, approximately 30% of the ROC Properties were located in the State of Florida, approximately 11% in the State of Colorado, approximately 11% in the State of Georgia, approximately 7% in the State of New York, approximately 5% in the State of Indiana and approximately 8% in the Pacific Coast states of California, Oregon and Washington (based in each instance on the total number of homesites owned). In no other state did the total number of homesites of ROC Properties represent in excess of 5% of ROC's total homesites as of such date. As of September 30, 1996, approximately 57% of the Chateau Properties were located in the State of Michigan, approximately 31% in the State of Florida and approximately 6% in the State of Minnesota (based in each instance on the total number of homesites owned). In no other state did the total number of homesites in the Chateau Properties represent in excess of 5% of Chateau's total homesites as of such date. Following the Merger

(after giving effect to the acquisition of the Oakwood Communities), approximately 30% of the Combined Company's owned properties will be located in the State of Florida, approximately 28% in the State of Michigan, approximately 6% in the State of Colorado and approximately 6% in the State of Georgia (based in each instance on the total number of homesites owned). Thus, following the Merger, the Combined Company's financial performance may be especially susceptible to changes in economic or other conditions in Florida, Michigan, Colorado and Georgia.

DEBT MATURITIES

    Approximately $168 million of existing long-term debt of both ROC and Chateau, matures in the year 2000. The weighted average interest rate of such indebtedness is 8.1% per annum. The Combined Company will not be able to repay such long-term debt out of its operating cash flow upon maturity but will need to refinance such indebtedness or seek alternative sources of capital. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Combined Company's interest expenses would increase, which would adversely affect the Combined Company's cash available for distributions, funds from operations and the level of or ability to make distributions to stockholders. In addition, if the Combined Company were unable to secure refinancing of such indebtedness on acceptable terms, the Combined Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Combined Company and might adversely affect its cash available for distribution to stockholders. Although the Combined Company believes that as a result of the Merger it will have enhanced access to capital and greater financial flexibility, because of the concentration of debt maturities, the risks associated with debt refinancing will be greater for the Combined Company than would be the case if more of its long-term debt matured in different years.

POTENTIAL ENVIRONMENTAL LIABILITY TO THE PROPERTIES

    Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs and removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property and to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties from personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, ROC or Chateau may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances or named a potentially responsible person or otherwise identified as potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

    All of the Properties have been subjected to Phase I or similar environmental audit after January 1, 1991, completed by independent environmental consulting companies. These environmental audits have not revealed any environmental liability that would have a material adverse affect on the Combined Company's financial condition.

    ROC and Chateau are, however, aware of the following environmental issues, none of which either company believes believe will be material to the Combined Company's financial condition following the Merger:

    - All of the Properties have electrical transformers which contain or may contain polychlorinated byphenyls ("PCBs"). All transformers are the property of regional utility companies which bear ultimate financial responsibility for maintenance of the transformers and clean-up of any adversely affected soils.

    - Limited quantities of ACMs are present in various building materials such as floor coverings, acoustical tiles and decorative treatments located at certain Properties. The ACMs present at the Properties are generally non-friable, in good condition, and possess low probabilities for disturbance.

    - There are petroleum storage tanks located within several ROC Properties and one Chateau Property. Based on information presently available to ROC and Chateau, none of such tanks are currently leaking and no investigation or corrective action with respect to such tanks has been suggested or required of ROC and Chateau by any federal, state or local authority or any other party.

    - Certain of the Properties contain private sewer and water facilities, including waste water treatment facilities. Local authorities have alleged that the waste water treatment facilities at two Chateau Properties are not in compliance with current standards. In such situations, such authorities have requested that such facilities be upgraded to meet certain standards and/or be connected to public water and sewer systems. ROC and Chateau do not consider the potential costs to be material.

    - There is a potential for contamination of certain ROC and Chateau Properties from reported off-site leaking petroleum underground storage tanks ("USTs") on land in the vicinity of such Properties. Neither ROC nor Chateau is the owner or operator of any such off-site USTs. No investigative or corrective action concerning any such leaking USTs has been suggested or required of ROC or Chateau by any federal, state or local regulatory authority or any other party. In the event of any contamination caused by leaking off-site USTs, ROC and Chateau believe that the off-site landowners and UST operators are responsible for investigation and cleanup of any contamination attributable to the leaking USTs.

CHANGE IN NATURE OF INVESTMENT HELD BY ROC STOCKHOLDERS

    Chateau is organized as an UPREIT, meaning that it conducts its business through an operating partnership subsidiary in which Chateau serves as the sole general partner. Chateau's current equity interest in the Operating Partnership is approximately 39.0%. The balance of the partnership interests in the Operating Partnership are held by OP Unitholders, including John A. Boll and Edward R. Allen, who will be the Chairman of the Board of Directors and a director of the Combined Company, respectively, upon consummation of the Merger. Prior to entering into the Original Merger Agreement with Chateau, ROC was in the process of reorganizing its business in the UPREIT format in order to allow ROC to more efficiently accomplish tax-deferred property acquisitions. ROC has suspended these efforts because the Combined Company will be structured as an UPREIT upon completion of the Merger, with the existing Operating Partnership of Chateau serving as the operating partnership for the Combined Company. See "COMPARISON OF STOCKHOLDER RIGHTS--UPREIT Format."

    Following the Merger, Mr. Boll will continue to own 684,818 OP Units in the Operating Partnership, which OP Units, upon consummation of the Merger, will be fully exchangeable on a one-for-one basis for shares of Chateau Common Stock. Mr. Boll will also directly own shares of Chateau Common Stock. Mr. Boll may continue to suffer different and more adverse tax consequences as an OP Unitholder than the Combined Company or its stockholders upon the sale of certain properties or upon other transactions that may result in repayment of certain indebtedness of the Operating Partnership. Accordingly, Mr. Boll, for the period he continues to hold OP Units, may have different objectives compared to the stockholders of the Combined Company generally regarding the appropriate timing of property sales or financing transactions involving the Combined Company or the Operating Partnership. Consequently, ROC stockholders should be aware that Mr. Boll may seek to influence the Combined Company not to sell a property, even though such sale might otherwise be financially advantageous to the Combined Company, or may otherwise seek to influence the Combined Company to structure financing transactions or refrain from undertaking certain financing transactions so as to avoid adverse tax consequences to him personally, even though the stockholders of the Combined Company may have different interests.

RISKS ASSOCIATED WITH CERTAIN ROC PROPERTIES AND INCOME

GROUND LEASES

    Approximately 1,100 of the 2,212 homesites at ROC's Colony Cove community in Florida and all of the 220 homesites at ROC's The Colony community in California (representing together 6.4% of ROC's total homesites) are not owned in fee but are held pursuant to ground leases which expire by their terms in the years 2022 and 2031, respectively. Consequently, Chateau stockholders should be aware that the Combined Company may not be able to renew these leases on favorable terms. In addition, should a condemnation of any of these properties occur, by the terms of these ground leases, the Combined Company is limited with respect to the type of damages/award it may pursue against the condemning authority and may not be able to realize an amount equal to its investment in these Properties.

MANAGEMENT INCOME

    For the nine-month period ended September 30, 1996 and the year ended December 31, 1995, $972,000 and $1,282,000 of ROC's gross revenues, respectively, consisted of fees earned for managing properties owned by others. Certain of these properties are owned by affiliates of ROC. These management agreements expire by their terms on November 30, 1998. Income earned by the Combined Company for managing properties owned by others does not constitute "rents from real properties" and is subject to certain limitations imposed by the Code. See "THE MERGER--Federal Income Tax Considerations Relating to Chateau and ROC--Requirements for Qualification--Income Tests."

POTENTIAL CONFLICTS OF INTEREST ARISING FROM STOCK OWNERSHIP OF EXCHANGING OP
  UNITHOLDERS

    The Exchanging OP Unitholders, which include the current Chairman of the Board, President and one other director of Chateau, will, upon consummation of the Merger and after giving effect to the Other Transactions, together hold 29% of the outstanding shares of Chateau Common Stock. Although there is no current agreement, understanding or arrangement for such Exchanging OP Unitholders to act together on any matter (other than the election of certain directors described herein under "THE MERGER-- Certain Transactions and Agreements Relating to the Merger--Voting Agreement"), they would be in a position to exercise significant influence over the affairs of the Combined Company if they were to do so in the future. Due to the low tax basis that the Exchanging OP Unitholders will have in the shares of Chateau Common Stock that they receive upon completion of the OP Unit Exchange, they may favor a long-term generation of value by the Combined Company rather than transactions involving a taxable disposition of their shares.

LIMITS ON CHANGE OF CONTROL

    Certain provisions of the MGCL and the Chateau Charter and Combined Company By-Laws could have the effect of delaying or preventing a change of control of the Combined Company even if some of the Combined Company's stockholders deem such a change to be in the Combined Company's and their best interest. The provisions in the Chateau Charter and the Combined Company By-Laws are substantially similar to those contained in the ROC and Chateau organizational documents, except that ROC does not have a staggered board of directors, while the terms of the Combined Company's directors will be staggered. See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY" and "COMPARISON OF STOCKHOLDER RIGHTS."

NO DISSENTERS' RIGHTS

    Under the MGCL, stockholders of ROC or Chateau will not have dissenters' rights in connection with the Merger if it is approved.

RISKS RELATING TO ACHIEVEMENT OF BENEFITS

    ROC and Chateau are large enterprises and considerable management time and resources will be devoted to their integration. There can be no assurance, however, that the anticipated benefits from the Merger will be realized or that the integration will be successfully and timely implemented.

DEPENDENCE ON KEY PERSONNEL

    Although the Combined Company will enjoy superior senior management depth compared to either ROC or Chateau, the Combined Company, following the Merger, will depend on the services of certain key personnel, including Gary P. McDaniel, C.G. ("Jeff") Kellogg, James B. Grange, Tamara D. Fischer and Rees F. Davis, Jr. (each of whom will have an employment agreement with the Combined Company effective upon consummation of the Merger). ROC and Chateau believe that the loss of the services of any of these key personnel could have an adverse effect on the Combined Company. See "MANAGEMENT OF THE COMBINED COMPANY--Directors and Executive Officers of the Combined Company."

POSSIBLE ADVERSE EFFECTS ON STOCK PRICES ARISING FROM SHARES AVAILABLE FOR
  FUTURE SALE

    Upon consummation of the Merger and after giving effect to the Other Transactions, the Combined Company will have outstanding 24,946,742 shares of Chateau Common Stock. Substantially all of the shares to be issued to the ROC stockholders in the Merger and those currently outstanding will be freely tradeable by the holders thereof upon consummation of the Merger. The shares to be issued to the Exchanging OP Unitholders in the OP Unit Exchange and the Chateau Share Issuance and the shares that may be issued in the future to OP Unitholders who do not participate in the OP Unit Exchange will be "restricted securities" within the meaning of Rule 144 under the Securities Act, but the holders thereof have resale registration rights with respect to such shares pursuant to existing registration rights agreements. Further, an additional 1,281,634 shares of Chateau Common Stock will be issuable by the Combined Company upon exercise of stock options expected to be outstanding upon consummation of the Merger. It is expected that shares of Chateau Common Stock to be issued by the Combined Company pursuant to the exercise of outstanding stock options will be included in an effective registration statement of the Combined Company and the holders thereof will, therefore, generally be able to resell such shares without resale restrictions under the Securities Act. Sales of a substantial number of shares of Chateau Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Chateau Common Stock. If such sales reduce the market price of the Chateau Common Stock, the Combined Company's ability to raise additional capital in the equity market could be adversely affected.

IMPACT OF INTEREST RATES AND OTHER FACTORS ON STOCK PRICE

    Any significant increase in market interest rates from their current levels could lead holders of Chateau Common Stock to seek higher yields through other investments, which could adversely affect the market price of the shares of Chateau Common Stock. One of the factors that may influence the price of Chateau Common Stock in public markets will be the annual distribution rate on Chateau Common Stock as compared with the yields on alternative investments. Moreover, numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future market price of Chateau Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

    The Merger and the OP Unit Exchange, when taken together with the Other Transactions, are expected to be treated as a tax-free transfer of shares of ROC Stock and a partially tax-deferred transfer of OP Units for Chateau Common Stock. The ROC stockholders who exchange their ROC Stock for shares of Chateau Common Stock are therefore not expected to recognize gain or loss for federal income tax purposes, except to the extent that a ROC stockholder receives cash proceeds in lieu of fractional interests in shares of Chateau Common Stock. At the closing of the Merger, it is anticipated that Rogers & Wells and Timmis & Inman, counsel to ROC and Chateau, respectively, will render opinions to the effect that the Merger will be treated for federal income tax purposes as a tax-free transfer by the ROC stockholders of their shares of ROC Stock to Chateau in exchange for Chateau Common Stock under Section 351 of the Code. Stockholders should be aware that an opinion of counsel is not binding on the IRS or the courts and that the parties have not requested an advance ruling from the IRS with respect to the tax consequences of the Merger. While Counsel believes that such exchanges will qualify for treatment under Section 351 of the Code, there can be no assurance that the IRS will agree with this conclusion. In the event that the Merger does not qualify as a tax-free transaction, a ROC stockholder will recognize gain or loss equal to the difference between such ROC stockholder's tax basis in its ROC Stock and the fair market value at the Effective Time of the Chateau Common Stock and cash received in exchange therefor. Such gain or loss will be long term if the ROC Stock was held by such stockholder for more than one year. See "THE MERGER--Federal Income Tax Consequences--Tax Consequences of the Merger."

    In connection with the Merger and Other Transactions, existing Chateau stockholders will be allocated certain shares of Chateau Common Stock that have been waived by the Exchanging OP Unitholders pursuant to the Dividend Waiver. There is a risk that the IRS will classify as income the fair market value of the Chateau Common Stock received pursuant to the Dividend Waiver. To the extent that the Chateau Common Stock received pursuant to the Divdend Waiver is treated as income, the recipient Chateau stockholders will have income to the extent of the fair market value of such stock. In such event, the Chateau stockholder's basis in the Chateau Common Stock received pursuant to the Dividend Waiver will equal its fair market value, as of the Effective Time, and the stockholder's holding period for such stock will begin the day after the Effective Day. See "THE MERGER--Federal Income Tax Consequences--Additional Tax Consequences of Waiver of the Chateau Stock Dividend by Exchanging OP Unitholders."

    Assuming that the Merger and the OP Unit Exchange qualify as transfers under
Section 351 of the Code, it is expected that the Combined Company will take, as its tax basis, the tax basis of the OP Units in the hands of the Exchanging OP Unitholders immediately prior to the OP Unit Exchange, increased by the amount, if any, of gain recognized by the Exchanging OP Unitholders upon such transfer. The Combined Company and the Operating Partnership will also carry over the tax basis of the ROC Properties immediately prior to the Effective Time. Thus, the Combined Company will have a tax basis in the ROC Properties and the properties owned by the Operating Partnership, attributable to the OP Units exchanged by the Exchanging OP Unitholders pursuant to the OP Unit Exchange, determined by reference to historical cost rather than the fair market value of such properties. Consequently, in the event of a sale of such properties (or any individual property), gain would be recognized to the extent of such difference, and taxed to either the Combined Company or the persons who are then stockholders of the Combined Company, including the Exchanging OP Unitholders, in accordance with the rules applicable to the taxation of a REIT and its stockholders. If such gain is taxable to the stockholders of the Combined Company (because the Combined Company has designated all or a portion of a dividend paid with respect to Common Stock as a capital gain dividend), then to the extent that such dividend would have, absent such designation, been a tax free return of capital, it would have the effect of accelerating recognition of a capital gain which would otherwise not have been recognized by such stockholders until a later disposition of the shares of the Combined Company. This effect results because the portion of the dividend which would have been a tax free return of capital (absent such designation) would have reduced the tax basis of the shares and would therefore be taxed as a capital gain upon a later sale of such shares. Management of Chateau and ROC believe that, based in part on unaudited pro forma financial data of the Combined Company as of September 30, 1996, approximately 31% to 34% of distributions by the Combined Company expected to be made for 1997 will be treated as a non-taxable return of capital.

    Following the Merger, it is anticipated that distributions by the Combined Company (like those for ROC and Chateau) will exceed the Combined Company's taxable income due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Combined Company. Distributions in excess of taxable income are generally treated as non-taxable returns of capital to stockholders. One effect of the Merger is that the portion of distributions by the Combined Company that will represent a return of capital is expected to be lower than is the case for ROC or Chateau separately. Management of ROC believes that, absent the Merger, approximately 38% to 40% of its distributions for 1997 would be treated as a non-taxable return of capital. Management of Chateau believes that, absent the Merger, approximately 33% to 35% of its distributions for 1997 would be treated as a non-taxable return of capital. Management of Chateau and ROC believe that, based in part on the September 30, 1996 unaudited pro forma financial data of the Combined Company, after giving effect to the Merger and the Other Transactions, approximately 31% to 34% of distributions by the Combined Company expected to be made for 1997 will be treated as a non-taxable return of capital. Management of ROC and Chateau estimate that, under the Original Merger Agreement (which did not involve any OP Unit Exchange), the percentage of distributions that would have represented a non-taxable return of capital would also have been approximately 31% to 34%. See "THE MERGER--Federal Income Tax Consequences--Additional Tax Consequences of the Merger and the OP Unit Exchange."

CERTAIN TAX RISKS

LIMITS ON OWNERSHIP NECESSARY TO MAINTAIN REIT QUALIFICATION

    For the Combined Company and ROC each to qualify as a REIT under the Code, not more than 50% of the number or value of the outstanding stock of the Combined Company and ROC may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (other than during its first taxable year). As a result of such requirements, the Combined Company Charter and the ROC Charter contain provisions that provide that, subject to certain exceptions described herein under "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY--Ownership Limit; Restrictions on Transfer," no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit of the Combined Company or ROC, as the case may be. The current ROC ownership limit is fixed at 9.8%, while the current Chateau ownership limit, which will be the ownership limit of the Combined Company is 7.0% (subject to certain exceptions).

REIT CLASSIFICATION

    Following the Merger, the Combined Company and ROC intend to continue to qualify as REITs under the Code. See "THE MERGER--Federal Income Tax Considerations Relating to Chateau and ROC." A REIT generally is not subject to federal income tax at the corporate level on income it currently distributes to its stockholders so long as it distributes at least 95% of its taxable income (other than net capital gain). As a result of the REIT asset tests, a failure on the part of ROC to qualify as a REIT would, in turn, cause the Combined Company to fail to qualify as a REIT. See "THE MERGER--Federal Income Tax Considerations Relating to Chateau and ROC--Requirements for Qualification--Asset Tests." While ROC and Chateau believe they have operated so as to qualify as REITs, and that, following the Merger, the Combined Company and ROC intend to operate so as to qualify as REITs, no assurance can be given in this regard or that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    If either the Combined Company or ROC fails to qualify as a REIT, the nonqualifying entity will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, if, following the Merger, ROC fails to qualify as a REIT, the Combined Company similarly will be subject to federal income tax. Unless entitled to relief under certain statutory provisions, the Combined Company and ROC would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash available for distribution by the Combined Company. See "THE MERGER-- Federal Income Tax Considerations Relating to Chateau and ROC."

EFFECT OF DISTRIBUTION REQUIREMENTS

    To obtain and maintain their status as REITs, both the Combined Company and ROC generally will be required each year to distribute to their stockholders at least 95% of their taxable income (other than net capital gain) after certain adjustments. In addition, both the Combined Company and ROC will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by them during each calendar year are less than the sum of 85% of their ordinary income for such calendar year, 95% of their capital gain income for the calendar year and any amount of such income that was not distributed in prior years. For the year ended December 31, 1995, each of Chateau and ROC distributed an amount substantially in excess of 95% of its respective taxable income.

CONSEQUENCES OF FAILURE TO QUALIFY THE OPERATING PARTNERSHIP OR OTHER
  PARTNERSHIPS AS PARTNERSHIPS

    At the Closing (as defined in the Merger Agreement) of the Merger, ROC and Chateau will receive opinions of counsel that the Operating Partnership, the Financing Partnership and each Subtier Partnership are (or will be following the Merger) properly treated as partnerships for federal income tax purposes. If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of any such partnership as a partnership for federal income tax purposes, the affected partnership would be taxable as a corporation. In such event, since the value of either the Combined Company's ownership interest or ROC's ownership interest in the affected partnership could exceed 5% of the value of the Combined Company's or ROC's total assets, respectively, the Combined Company or ROC could cease to qualify as a REIT. The same consequence would follow from a determination that the affected REIT owned more than 10% of the voting stock of any partnership that is treated as a corporation. In addition, the imposition of a corporate tax on the Operating Partnership, the Financing Partnership or any of the Subtier Partnerships (as defined below) would significantly reduce the amount of cash available for distribution to stockholders of the Combined Company. See "THE MERGER--Federal Income Tax Considerations Relating to Chateau and ROC--Income Taxation of the Operating Partnership, Financing Partnership, Subtier Partnerships and Their Partners."

                                  THE PARTIES

THE COMBINED COMPANY

    Upon completion of the Merger, the businesses of ROC and Chateau will be combined together within the Combined Company to form the largest owner of manufactured home communities in the United States, based both on the number of communities and the number of residential homesites owned. The Combined Company, which expects to continue to qualify as a REIT under the Code, will own 124 manufactured home communities in 27 states, with an aggregate of 42,150 residential homesites. The Combined Company's portfolio will be geographically diversified, with significant concentrations in the southeastern and midwestern United States, as well as the Pacific Coast states, permitting economies of scale in property management operations. The Combined Company's portfolio will also be diversified by resident orientation, with approximately 28% of the residential homesites in communities which are adult-oriented and 72% of residential homesites in communities which are family-oriented. In addition to the Oakwood Communities, the Combined Company will own land adjacent to existing communities which is suitable for expansion (subject to obtaining necessary government approvals and licenses) of up to 3,400 additional homesites. The Combined Company will also manage on a fee basis 36 manufactured home communities, containing 7,167 residential homesites.

    On July 17, 1996, concurrently with the execution of the Original Merger Agreement, the Operating Partnership and ROC jointly entered into a purchase agreement to acquire from Oakwood seven development stage manufactured housing communities located in the states of Florida, Georgia, Mississippi, Ohio, South Carolina, Texas and Virginia. The Oakwood Communities contain an aggregate of approximately 2,900 potential homesites, of which approximately 600 are occupied, approximately 800 are developed and available for rent and approximately 1,500 are available for future development. On October 1, 1996, a joint venture owned 50% by ROC and 50% by the Operating Partnership purchased six of the Oakwood Communities for a purchase price of approximately $21,200,000, all of which was paid in cash and was financed by borrowings on the respective lines of credit of ROC and the Operating Partnership. One of the Oakwood Communities was acquired directly by ROC for approximately $1,900,000 in cash and financed by a borrowing on ROC's line of credit. Upon consummation of the Merger, these communities will be part of the Combined Company's portfolio.

    The Combined Company's growth strategy will reflect the successful growth strategies of both ROC and Chateau, and will include the following key elements:

    OPERATIONS

    - Providing attractive and desirable manufactured home communities for residents and prospective residents;

    - Aggressively managing properties to increase operating margins through rent and occupancy increases and expense controls;

    - Maintaining and upgrading communities on a continuous basis through a program of regular and preventive maintenance and replacement;

    - Offering on-site service and accessibility to residents to maximize retention, encourage home maintenance and improvements and minimize turnover; and

    - Providing frequent personal contact between on-site managers and residents to foster a sense of pride in the community and to promote the desirability of each property.

    ACQUISITIONS

    - Selectively acquiring well-located manufactured home communities that show the potential for increases in revenue and cash flow through the institution of professional property management, the correction of operating inefficiencies, aggressive leasing activities and, where appropriate, renovation and expansion;

    - Considering acquisitions which offer opportunities for expansion and development, either through the lease-up of existing homesites or the development of new homesites; and

    - Utilizing the expertise and relationships developed by management to identify acquisition opportunities and complete acquisitions directly with sellers prior to the active marketing of the subject properties.

    DEVELOPMENT AND EXPANSIONS

    - Selectively developing new communities in regions where management has significant experience and development is supported by high occupancies for existing properties and strong market demand; and

    - Expanding existing communities, where justified by local market conditions and permitted by zoning and other applicable laws.

    To support its growth strategy, the Combined Company intends to maintain a conservative capital structure. On a pro forma basis, as of September 30, 1996, the Combined Company would have had a debt-to-total market capitalization ratio of approximately 33% (assuming a market price per share of $24.375, the closing price of the Chateau Common Stock on the NYSE on November 6, 1996, the date of the termination of the MHC Tender Offer).

    Following the Merger, the Combined Company will conduct substantially all of its business activities through the Operating Partnership, of which it and ROC will be general partners. Upon completion of the Merger (and after giving effect to the OP Unit Exchange and the cancellation of the shares of Chateau Common Stock which may be held by ROC upon the consummation of the Merger, and assuming the maximum number of shares are purchased under the Chateau Share Repurchase Program and issued under the Chateau Share Issuance), the Combined Company will directly and indirectly hold an approximate 90.0% general partner interest in the Operating Partnership, and the remaining OP Unitholders will hold a combined approximate 10.0% interest therein. Following consummation of the Merger and the Other Transactions, 20.0% of Chateau Common Stock will be directly owned by officers and directors of the Combined Company and an additional 2.5% of Chateau Common Stock will be beneficially owned by Mr. Boll through his beneficial ownership of OP Units. See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY."

    The Common Stock of the Combined Company will continue to be listed on the NYSE following the Merger under the symbol "CPJ." The Merger Agreement provides that, at the first annual meeting of stockholders of the Combined Company following the Merger, the Board of Directors of the Combined Company will solicit stockholder approval to change the Combined Company's name to "Chateau Communities, Inc." If the stockholders of the Combined Company approve such name change, the Combined Company will change its symbol on the NYSE to appropriately comport with the name change. The Combined Company's executive offices will be located at ROC's existing executive offices, 6430 South Quebec Street, Englewood, Colorado 80111, and its telephone number will be (303) 741-3707.

ROC

    ROC is a fully integrated, self-administered and self-managed REIT which was incorporated in March 1993 to continue and to expand the business of the ROC Predecessor and its principals, commenced in 1979, of acquiring, owning, managing, renovating and expanding manufactured home communities throughout the United States. As of September 30, 1996, ROC owned a portfolio of 71 manufactured home communities in 23 states, aggregating 21,041 residential sites. As of December 31, 1995, 1994 and 1993, the occupancy rate of the ROC Properties was 94%, 95% and 95%, respectively. Weighted average monthly rent per site for the ROC Properties for the quarter ended September 30, 1996 was $239. ROC also owns land adjacent to its existing owned communities which is suitable for expansion (subject to obtaining necessary government approvals and licenses) of up to 1,900 additional homesites. In addition, ROC currently manages, on a fee basis, 36 manufactured home communities, aggregating 7,167 residential sites, seven of which, containing an aggregate of 1,352 homesites, are owned by certain of its affiliates. In April 1996, ROC was awarded the Manufactured Home Community "Operator of the Year" award by the National Manufactured Housing Industry Association for the fourth consecutive year.

    ROC is not currently organized with an operating partnership subsidiary. However, prior to entering into the execution of the Original Merger Agreement with Chateau, ROC was in the process of reorganizing its business in the UPREIT format in order to allow ROC to more efficiently accomplish tax deferred property acquisitions. ROC has suspended these efforts because the Combined Company will be structured as an UPREIT upon completion of the Merger.

    ROC Common Stock is listed on the NYSE under the symbol "RCI." ROC's executive offices are located at 6430 South Quebec Street, Englewood, Colorado 80111 and its telephone number is (303) 741-3707. ROC has regional property management offices in Atlanta, Georgia; Indianapolis, Indiana; and Tampa, Florida.

CHATEAU

    Chateau is a self-administered and self-managed equity REIT that was formed in 1993 to continue and expand the property operations and business objectives of ownership, management, leasing, expansion, development and acquisition of manufactured home communities previously conducted by the Chateau Predecessor. As of September 30, 1996, the Chateau Properties consisted of 47 manufactured home communities located in Michigan, Florida, Illinois, Minnesota and North Dakota and containing 20,003 sites. As of December 31, 1995, 1994 and 1993, the occupancy rate of the Chateau Properties was 94%, 92% and 93%, respectively. Weighted average monthly rent per site for the quarter ended September 30, 1996 was $286. Also at September 30, 1996, Chateau owned undeveloped land adjacent to existing communities suitable for approximately 1,500 expansion sites, which are zoned for manufactured housing. In April 1996, Chateau was awarded the Manufactured Home Community of the Year--Eastern Region Award by the National Manufactured Housing Industry Association for its Del Tura Country Club community in Florida.

    Chateau is currently organized in an UPREIT format which allows it to more efficiently effect Property acquisitions on a tax deferred basis. Accordingly, Chateau conducts substantially all of its activities through the Operating Partnership, in which it currently owns an approximate 39.0% general partner interest. As the sole general partner of the Operating Partnership, Chateau has unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Chateau Properties.

    The Chateau Common Stock is listed on the NYSE under the symbol "CPJ." Chateau's executive offices are currently located at 19500 Hall Road, Clinton Township, Michigan 48038 and its telephone number is (810) 286-3600. Chateau has regional property management offices in Minneapolis, Minnesota and Orlando, Florida.

                                 CAPITALIZATION

    The following table sets forth the historical capitalization of Chateau and ROC at September 30, 1996 and the pro forma combined capitalization of the Combined Company as adjusted to give effect to the Merger and the Other Transactions as if the Merger and the Other Transactions had occurred on September 30, 1996. The following table should be read in conjunction with the historical and pro forma financial statements and related notes included elsewhere in, or incorporated by reference into, this Joint Proxy
Statement/Prospectus.

                                                                                          SEPTEMBER 30, 1996
                                                                                  -----------------------------------
                                                                                            (IN THOUSANDS)
                                                                                                           COMBINED
                                                                                                            COMPANY
                                                                                   CHATEAU       ROC       PRO FORMA
                                                                                  HISTORICAL  HISTORICAL   COMBINED
                                                                                  ----------  ----------  -----------
Debt............................................................................  $  153,344  $  141,142   $ 329,486
Limited partners' interest in Operating Partnership.............................      33,298                  35,577
Stockholders' equity............................................................
  Common Stock..................................................................          61         124         249
  Non-Voting Stock..............................................................                       2
  Additional paid in capital....................................................      28,517     212,595     325,605
  Dividends in excess of accumulated earnings...................................      (5,589)    (23,710)     (5,589)
  Notes receivable, officers....................................................        (825)                   (825)
                                                                                  ----------  ----------  -----------
  Total stockholders' equity....................................................      22,164     189,011     319,440
                                                                                  ----------  ----------  -----------
    Total capitalization........................................................  $  208,806  $  330,153   $ 684,503
                                                                                  ----------  ----------  -----------
                                                                                  ----------  ----------  -----------

                           THE STOCKHOLDERS MEETINGS

INTRODUCTION

    This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Boards of Directors of ROC and Chateau for use in connection with the Special Meetings and any adjournments or postponements thereof. It is anticipated that the mailing of the Joint Proxy Statement/ Prospectus to stockholders of ROC will commence on December 24, 1996. The date of mailing of the Joint Proxy Statement/Prospectus, together with the Chateau Supplement, to stockholders of Chateau will be set forth in the Chateau Supplement.

DATE, TIME AND PLACE OF MEETINGS

    The ROC Special Meeting will be held at its principal executive offices, located at 6430 South Quebec Street, Englewood, Colorado 80111, on January 28, 1997 at 9:00 a.m., Mountain Standard Time. The date, time and location of the Chateau Special Meeting will be set forth in the Chateau Supplement.

MATTERS TO BE CONSIDERED AT THE MEETINGS

    The holders of ROC Common Stock will be asked to consider and vote upon the ROC Proposal. The ROC Stockholder Approval will have the effect of approving the Merger and the Merger Agreement, as more fully described under "THE MERGER." The holders of ROC Common Stock will also be asked to consider and vote upon any such other matters as may properly come before the ROC Special Meeting.

    The holders of Chateau Common Stock will be asked to consider and vote upon the Chateau Proposals. The Chateau Stockholder Approval will have the effect of approving the issuance of the Merger Consideration to the ROC stockholders and the issuance of shares of Chateau Common Stock in the Chateau Share Issuance. The holders of Chateau Common Stock will also be asked to consider and vote upon any such other matters as may properly come before the Chateau Special Meeting.

    A representative of ROC's independent auditors is expected to be present at the ROC Special Meeting, and a representative of Chateau's independent auditors is expected to be present at the Chateau Special Meeting. Each such representative will have the opportunity to make a statement if he or she desires to do so. It is expected that such representatives will be available to respond to appropriate questions.

RECORD DATE AND VOTE REQUIRED

    The ROC Board has fixed the close of business on December 23, 1996 as the record date for the ROC Special Meeting. As of such date, there were 12,423,500 shares of ROC Common Stock outstanding. It is currently expected that the Chateau Board will fix the Chateau Record Date to occur within one or two days following the ROC Stockholder Approval and that the Chateau Special Meeting will be held approximately 12 days thereafter.

    The presence in person or by proxy of stockholders owning shares of ROC Common Stock or Chateau Common Stock representing a majority of the outstanding shares of ROC Common Stock and Chateau Common Stock, respectively, is necessary to constitute a quorum at each such meeting. To achieve the ROC Stockholder Approval, an aggregate of at least 8,282,334 shares of ROC Common Stock, representing at least two thirds of the outstanding shares of ROC Common Stock, will need to be voted in favor of the ROC Proposal. To achieve the Chateau Stockholder Approval of each of the Chateau Proposals, at least a majority of the shares of Chateau Common Stock voted at the Chateau Special Meeting will need to be voted in favor of the Chateau Proposals (provided the total vote cast represents over 50% in interest in the outstanding Chateau Common Stock).

    Gary P. McDaniel, ROC's President and Chief Executive Officer and Chairman of the ROC Board, Steven G. Davis, ROC's Chief Financial Officer and a ROC director, James B. Grange, ROC's Chief Operating Officer, and Rees F. Davis, Jr., ROC's Executive Vice President--Acquisitions (the "ROC Principals"), have executed the ROC Principal Proxies granting to Chateau the full power to vote all shares of ROC Common Stock held by them in favor of the ROC Proposal and against any proposal made in opposition to or in competition with the ROC Proposal. As of the ROC Record Date, such individuals held in the aggregate 601,738 shares of ROC Common Stock and other executive officers and directors of ROC (who have indicated their intention to vote in favor of the ROC Proposal) held or exercised voting control over, in the aggregate, 196,104 shares of ROC Common Stock, representing together a total of approximately 6.4% of all the votes entitled to be cast by holders of ROC Common Stock at the ROC Special Meeting. See "THE STOCKHOLDERS MEETINGS" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

    John A. Boll, Chairman of the Chateau Board, C.G. ("Jeff") Kellogg, Chateau's President and Chief Executive Officer and a Chateau director, and Tamara D. Fischer, Chateau's Chief Financial Officer (together, the "Chateau Principals"), who together hold an aggregate of 26,937 shares of Chateau Common Stock, have executed the Chateau Principal Proxies granting to ROC the full power to vote all shares of Chateau Common Stock held by them in favor of the Chateau Proposals and against any proposal made in opposition to or in competition with the Chateau Proposals. In addition, certain other officers and directors of Chateau, who together hold an aggregate of 45,995 shares of Chateau Common Stock, have expressed to ROC an intention to vote all shares of Chateau Stock held by them as of the Chateau Record Date in favor of the Chateau Proposals. Further, the Exchanging OP Unitholders, who include Messrs. Boll and Kellogg, have agreed with ROC pursuant to the Chateau Securityholder Agreement to the effect that, subject to the approval by the ROC stockholders of the ROC Proposal and certain other conditions described herein under "THE MERGER--Certain Transactions and Agreements Relating to the Merger--Chateau Securityholder Agreement," they will exchange an aggregate of 3,768,391 OP Units for shares of Chateau Common Stock on or prior to the Chateau Record Date, and contemporaneously with the closing of the Merger, an additional 2,359,184 OP Units for shares of Chateau Common Stock. OP Unitholders who exchange their OP Units for shares of Chateau Common Stock on or prior to the Chateau Record Date will be entitled to vote at the Chateau Special Meeting and they are expected to vote in favor of the Chateau Proposals because they will be subject to significant tax liabilities as a result of the exchange of their OP Units if the Merger does not occur. Further, ROC has purchased 350,000 shares of Chateau Common Stock and has agreed with Chateau to vote all such shares in favor of the Chateau Proposals and against any proposal made in opposition to or in competition with the Chateau Proposals. After giving effect to the OP Unit Exchange and the 450,000 shares purchased to date by Chateau in the Chateau Share Repurchase Program, it is anticipated that, as of the Chateau Record Date,
(i) there will be 9,418,101 shares of Chateau Common Stock outstanding and (ii) the Chateau Principals, the other Exchanging OP Unitholders and the other Chateau stockholders who have expressed an intent to vote in favor of the Merger, combined with the shares of Chateau Common Stock expected to be held by ROC, will represent in the aggregate 4,194,083 shares of Chateau Common Stock, whereas 4,709,051 shares would be required to approve the Chateau Proposals (assuming all shares of Chateau Common Stock outstanding on the Chateau Record Date are voted at the Chateau Special Meeting). The Chateau Principals, other Exchanging OP Unitholders and such other Chateau stockholders will therefore hold approximately 45% of the outstanding shares of Chateau Common Stock, which is nearly sufficient voting power to approve the Chateau Proposals. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Until the first phase of the OP Unit Exchange (which is expected to occur within one or two days following the ROC Special Meeting), the Merger will remain subject to a number of conditions and the right of the Board of Directors of ROC and Chateau to terminate the Merger Agreement in connection with its acceptance of certain Superior Competing Transactions (as defined in the Merger Agreement), including a sale of ROC or Chateau, if required by either Board's exercise of its fiduciary duties. If the Merger Agreement is terminated, the OP Unit Exchange and the

Chateau Share Issuance will not occur. In addition, following consummation of the Merger, the Board of Directors of the Combined Company will not be subject to any contractual limitations regarding its ability to consider and respond to any acquisition proposals.

    For the ROC Proposal and Chateau Proposals, broker non-votes and abstentions will be considered as present but not voting at the Special Meetings. In the case of the ROC Proposal, because it requires the approval of a specified number of outstanding shares of ROC Common Stock, broker non-votes and abstentions will have the same effect as a vote AGAINST the ROC Proposal. In the case of each of the Chateau Proposals, because it does not require the affirmative vote of a specified number of shares of Chateau Common Stock (but instead the approval of a majority of votes cast on the Chateau Proposals at the Chateau Special Meeting), broker non-votes and abstentions will not affect the vote on the Chateau Proposals if a quorum is present at the Chateau Special Meeting. Neither the ROC Board nor the Chateau Board knows of any other matter that will be presented for action at either of the Special Meetings. If, however, any other matter properly comes before either Special Meeting, the persons named in the proxy or their substitutes will vote thereon in accordance with their best judgment.

THE ADJOURNMENT PROPOSAL

    In the event that there are not sufficient votes to approve the ROC Proposal or the Chateau Proposals at the time of the applicable Special Meeting, unless such Special Meeting were adjourned in order to permit further solicitation of proxies the ROC Proposal or the Chateau Proposals could not be approved at the applicable Special Meeting. In order to allow proxies that have been received by either ROC or Chateau at the time of the applicable Special Meeting to be voted for such adjournment, if necessary, each company has submitted the question of adjournment (each, an "Adjournment Proposal") under such circumstances, and only under such circumstances, to the respective stockholders of the two companies as a separate matter for their consideration. A majority of the shares represented and voting at the applicable Special Meeting is required in order to approve such adjournment. Each Board of Directors recommends that stockholders vote their proxies FOR the applicable Adjournment Proposal so that their proxies may be used for such purposes in the event it should become necessary. Properly executed proxies will be voted FOR any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting. This Adjournment Proposal relates only to an adjournment occurring for the purpose of soliciting additional proxies for the ROC Proposal or the Chateau Proposals in the event that there are insufficient votes to approve such proposal at the applicable Special Meeting. In addition, the Board of Directors of each company retains full authority to postpone the applicable Special Meeting prior to its being convened without the consent of any stockholder.

PROXIES

    Proxy cards for use at the ROC Special Meeting accompany copies of this Joint Proxy Statement/ Prospectus mailed to ROC stockholders. Proxy cards for use at the Chateau Special Meeting will accompany copies of this Joint Proxy Statement/Prospectus which will be mailed, together with the Chateau Supplement, to Chateau stockholders at a later date. A stockholder may use the proxy card if he or she is unable to attend the meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the meeting. A proxy may be revoked by the person giving it at any time before it is exercised, by providing written notice of such revocation to the Secretary of ROC or Chateau, as applicable, by submitting a proxy having a later date or by appearing at the meeting and electing to vote in person. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. If a stockholder executes a proxy with no instructions indicated thereon, shares represented by such proxy will be voted in favor of the ROC Proposal or the Chateau Proposals, as applicable.

SOLICITATION OF PROXIES

    ROC and Chateau will bear the expenses of their respective proxy solicitations. Such solicitations will be by mail but also may be by telephone or in person by the directors, officers or employees of ROC or Chateau who will not receive any additional compensation therefor. In addition, ROC has retained Georgeson & Company Inc., a proxy soliciting firm, to assist in the solicitation of proxies. ROC anticipates that the cost of such proxy soliciting firm to ROC, in aggregate, will not exceed $18,000, plus expenses. The telephone number of Georgeson & Company Inc. is (212) 440-9800. In addition, Chateau has retained D.F. King & Co., Inc., a proxy soliciting firm, to assist in the solicitation of proxies. Chateau anticipates that the cost of such proxy soliciting firm to Chateau, in aggregate, will not exceed $15,000, plus expenses. The telephone number of D.F. King & Co., Inc. is (212) 269-5550. In addition to the mails, proxies may be sent and received by telegram, cablegram, datagram or other electronic transmission.

NO DISSENTERS' RIGHTS

    Under the MGCL, stockholders of ROC or Chateau who do not vote in favor of the ROC Proposal or the Chateau Proposals, respectively, will have no appraisal rights in connection with the Merger if it is approved by stockholders, I.E., they may not demand the fair value of their stock and are bound by the terms of the Merger.

                        STOCKHOLDERS SHOULD NOT SEND ANY
                   SHARE CERTIFICATES WITH THEIR PROXY CARDS.

                    THE PROPOSED MERGER AND RELATED MATTERS

    Certain statements set forth below under this caption may constitute "forward-looking statements" within the meaning of the Reform Act. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" for additional factors relating to such statements.

BACKGROUND OF THE MERGER

    ROC was organized as a public company in 1993 for the purpose of continuing the business of the ROC Predecessor and ROC's principals, commenced in 1979, of acquiring, owning, operating, renovating, expanding and managing manufactured housing communities throughout the United States. ROC completed its initial public offering in August 1993 and an additional public equity offering in August 1994. Since its initial public offering, ROC's growth strategy has focused on superior property management and acquisitions of additional communities.

    Chateau was organized as a public company in 1993 in order to continue the business commenced by John A. Boll in 1966 of owning, operating and developing manufactured housing communities primarily in the states of Florida and Michigan. Chateau completed its initial public offering in November 1993 and the Operating Partnership completed a public unsecured debt offering in March 1995. Chateau enjoys a reputation for developing and expanding premier manufactured home communities, having been involved in the development of more than 30 communities in the last 30 years. Chateau's growth since its inception has been focused on community expansions and development, achieving operating efficiencies and, to a lesser extent, new property acquisitions.

    Gary P. McDaniel, the President and Chief Executive Officer of ROC, and C.G. ("Jeff") Kellogg, the President and Chief Executive Officer of Chateau, first held informal discussions relating to a potential business combination involving the two companies in the spring of 1995. The two executives had known each other for several years, having participated together in various manufacturing housing industry association matters. These preliminary discussions did not advance beyond the conceptual phase.

    In April 1996, discussions between Messrs. McDaniel and Kellogg were reinitiated. The executives informed each other that, although each was not interested in a sale transaction, each considered the unique benefits to stockholders and the opportunity to enhance stockholder value that could be realized if the two companies could be combined. These benefits included the integration of senior management from the two companies which would combine ROC's recognized leadership in property management, administration and acquisitions with Chateau's substantial development and expansion expertise. In addition, the combination could lead to the creation of a larger company that would hold the largest portfolio of manufactured housing communities in the United States and could thus command increased recognition and credibility in the manufactured housing industry and enhanced access to capital and financial flexibility. The executives also considered that such increased size might allow the pursuit of a more aggressive growth strategy, especially involving community development and portfolio acquisitions. Some of the other unique benefits from the transaction would also arise out of the combination of ROC's geographically diverse portfolio with Chateau's geographically focused one. The executives also recognized that the two companies shared a basic business philosophy and a vision for their respective organizations that could be best furthered in a combination transaction, especially one in which the best elements from both companies could be combined in the successor organization. The executives also considered the benefits of spreading the expense of operating a public company over a much larger asset base.

    On May 7 and 8, 1996, Mr. McDaniel met with John A. Boll, the Chairman of the Board of Directors of Chateau, Mr. Kellogg and Tamara D. Fischer, Chateau's Chief Financial Officer, in Detroit, Michigan, at which time they continued to discuss the possibility of a merger involving the two companies and the benefits afforded by such a transaction. On May 16, 1996, Mr. Boll had conceptual discussions with Timmis & Inman, L.L.P. ("Timmis & Inman"), Chateau's counsel, with respect to the possibility of a strategic merger.

    At meetings in Denver, Colorado on May 21 and 22, 1996, senior management of ROC and Chateau held further discussions concerning a possible merger.

    At the regularly scheduled Board of Directors meeting that followed ROC's annual meeting on May 24, 1996, Mr. McDaniel informed the ROC Board of the status of discussions with Chateau. Non-director members of senior management of ROC and a representative of Rogers & Wells, counsel to ROC, were also present at this meeting. No formal action was taken by the ROC Board at this meeting.

    On May 28, 1996, Mr. Boll met with Timmis & Inman to discuss in detail the relative merits of a strategic merger with ROC. On May 31, 1996, Mr. Kellogg met with Timmis & Inman to review the strategic, operational and financial aspects of a proposed merger with ROC.

    Additional discussions between members of ROC's and Chateau's senior management were also held in Denver, Colorado, on June 5 and 6, 1996. At these meetings, management reviewed financial data from the two companies and also discussed the organizational issues for the companies should they proceed with the merger. The parties subsequently signed a confidentiality agreement to facilitate their due diligence investigations and discussions.

    On June 10, 1996, Mr. Kellogg and Ms. Fischer met with Timmis & Inman to discuss the structure and details of the potential transaction.

    On June 11, 1996, Mr. McDaniel met with Mr. Kellogg and Ms. Fischer in Detroit, Michigan. On June 12, 1996, a further meeting was held in Detroit, at which Mr. McDaniel, Steven G. Davis, ROC's Chief Financial Officer, Mr. Kellogg, Ms. Fischer, and representatives of Merrill Lynch, PaineWebber, the independent public accountants for the two companies, Rogers & Wells and Timmis & Inman were in attendance. At this meeting, the outline of a basic transaction structure, as well as a basic outline for valuing the two companies in the transaction, was discussed. The parties also agreed that the transaction should be structured as a strategic alliance involving a merger of equals, without either company being acquired by the other. A schedule for due diligence review of each of the companies by the other was also discussed.

    On June 17, 1996 in Detroit and on June 18, 1996 in Denver, Mr. McDaniel and Mr. Boll continued their discussions relating to the transaction.

    On June 19, 1996, the ROC Board met again to discuss the possible merger with Chateau. Present at this meeting were representatives of PaineWebber and of Rogers & Wells. Mr. McDaniel made a presentation to the ROC Board relating to the transaction. At this meeting, Mr. McDaniel emphasized the unique strategic benefits he envisioned could be accomplished through a business combination with Chateau, and also discussed possible alternatives available to ROC. PaineWebber representatives made a presentation to the ROC Board regarding certain financial matters and the potential strategic benefits of the business combination, as well as certain issues raised by the proposed transaction. Such representatives also discussed with the directors the fairness opinion that would be requested by the ROC Board should the discussions with Chateau lead to a definitive proposal. Counsel to ROC provided the directors with a review of the law applicable to the Board's consideration of the merger transaction with Chateau.

    On June 19, 1996, the Chateau Board met for the first time to discuss the merger and received a presentation from Merrill Lynch regarding a possible merger. Mr. Boll advised the Board that a strategic merger was being discussed and outlined its proposed terms. Mr. Boll then invited representatives of Merrill Lynch and Timmis & Inman to join the meeting. Mr. Kellogg provided an overview of the proposed transaction and detailed the strategic and operational benefits (and possible detriments) of pursuing a business combination with ROC. Ms. Fischer made a presentation regarding the pro forma financial structure of the combined companies. Merrill Lynch representatives made a presentation to the Chateau Board regarding the financial and strategic aspects of a transaction with ROC. Timmis & Inman discussed with the Board its fiduciary duties in connection with the consideration of a merger transaction with ROC.

    On June 20, 1996, a standstill agreement was executed by the parties with a view to determining whether a transaction could be completed over the 60-day time horizon specified in the agreement.

    During the week of June 24, 1996, the parties continued to negotiate the terms of the transaction. Members of senior management of ROC and Chateau, along with their financial advisors, met in Denver on June 27, 1996, at which time the parties agreed, in consultation with their financial advisors, that should a transaction between them be approved, the consideration to be received by their respective stockholders would be based on the average of the historical ratios of market prices for shares of ROC Common Stock and Chateau Common Stock for the quarter ended June 30, 1996.

    On July 8, 1996, the ROC Board met to again to discuss the status of the merger with Chateau. Present at this meeting were representatives of PaineWebber and of Rogers & Wells. Mr. McDaniel made a presentation to the ROC Board relating to the status of the negotiations and the agreed to valuation methodology and also discussed with the ROC Board the issues that were open in the negotiations, including those relating to board representation following the Merger.

    Over the next week, representatives of ROC and Chateau continued to negotiate the final terms of the merger transaction, and proceeded to determine initial board representation issues.

    On July 15, 1996, the ROC Board met again to discuss the transaction. Present at this meeting, in addition to members of the ROC Board, were representatives of PaineWebber and of Rogers & Wells. PaineWebber representatives made a further presentation to the ROC Board regarding certain financial matters relating to the transaction. Counsel to ROC then provided the directors with a detailed review of then existing drafts of the agreements for the transaction.

    On July 15, 1996, the Chateau Board met again to consider the merger transaction. Present at this meeting, in addition to members of the Chateau Board, were representatives of Merrill Lynch, Timmis & Inman, and the accounting firm of Coopers & Lybrand. Merrill Lynch made a detailed presentation to the Board regarding financial, valuation and due diligence matters. Counsel to Chateau reviewed the material terms of the agreements for the transaction and the results of its due diligence. A representative of Coopers & Lybrand discussed the accounting ramifications of the proposed transaction and its due diligence review of ROC's financial statements and accounting policies. Merrill Lynch delivered its oral opinion to the effect that, as of the date of such opinion, based on Merrill Lynch's review and subject to the limitations described therein, the consideration to be received by the holders of Chateau Common Stock pursuant to the Original Merger Agreement was fair to Chateau and its stockholders from a financial point of view.

    On July 17, 1996, the ROC Board met again. Present at this meeting, in addition to the members of the ROC Board, were representatives of PaineWebber and of Rogers & Wells. PaineWebber made a further presentation to the ROC Board regarding the transaction and presented to the Board its oral opinion to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described therein, the consideration to be received by the holders of ROC Common Stock pursuant to the Original Merger Agreement was fair to such holders from a financial point of view. PaineWebber confirmed such opinion by delivery of a written opinion dated July 17, 1996. At the conclusion of this meeting, the ROC Board unanimously approved the Original Merger Agreement.

    On July 17 and 18, 1996, the Chateau Board held three separate board meetings. Present during each of these meetings were representatives of Merrill Lynch and Timmis & Inman. During these meetings the status of the merger negotiations and the definitive agreements was discussed. At the conclusion of the last meeting, held at 7:00 a.m. on July 18, 1996, the Chateau Board unanimously approved the Original Merger Agreement and Merrill Lynch confirmed its fairness opinion by delivery of a written opinion dated July 17, 1996.

    In the morning of July 18, 1996, ROC and Chateau issued a joint press release to the effect that the Original Merger Agreement had been signed.

    On August 15, 1996, Samuel Zell, Chairman of the Board of MHC, and David Helfand, President and Chief Executive Officer of MHC, telephoned Mr. Boll and suggested that they meet.

    On August 16, 1996, Messrs. Zell, Helfand and Boll met in Detroit, Michigan. Also in attendance at such meeting were representatives of Timmis & Inman and Merrill Lynch. At the meeting, Mr. Zell communicated MHC's proposal (the "MHC Proposal") to acquire Chateau for $26.00 per share of Chateau Common Stock in cash, MHC common shares at a ratio of 1.15 MHC common shares for each share of Chateau Common Stock or a combination of cash at $26.00 per share and MHC common shares at such ratio. The closing price of MHC's common stock on August 15, 1996 on the NYSE was $18.125. Mr. Boll asked a number of questions regarding MHC's offer and indicated that MHC's offer would be considered by the Chateau Board. Also on August 16, 1996, Mr. Boll contacted Mr. McDaniel and advised him of the MHC Proposal.

    On August 17, 1996, MHC delivered to Mr. Boll and the members of the Board of Directors of Chateau a letter setting forth the terms of the MHC Proposal.

    On August 17, 1996, Chateau retained Fried, Frank, Harris, Shriver & Jacobson, P.C. ("Fried Frank") as special legal counsel in connection with the Merger. In addition, on August 21, 1996, Chateau engaged the investment banking firm of Goldman Sachs to complement the services of its long-standing financial advisor, Merrill Lynch.

    On August 20, 1996, Gary Shiffman, President of Sun, telephoned Mr. Boll and indicated that Sun wanted to propose a business combination involving Sun and Chateau. On that day, the Chateau Board received a written proposal in which Sun stated that it was prepared to offer shares of Sun common stock or operating partnership units in Sun's operating partnership subsidiary to all of Chateau's stockholders and OP Unitholders at a 0.892 exchange ratio in a merger. The closing price of Sun's common stock on August 19, 1996 on the NYSE was $28.00.

    At a regularly scheduled Board meeting on August 22, 1996, the Chateau Board began to review and consider the MHC Proposal and the Sun Proposal. Present at the meeting were representatives of Timmis & Inman, Fried Frank, Goldman Sachs and Merrill Lynch. At this meeting, the Chateau Board received reports and analyses from Chateau's management, financial and legal advisors. Later on August 22, 1996, representatives of ROC and Chateau, together with their legal and financial advisors, met in Detroit to discuss developments relating to the transaction and to consider possible alternative structures for the Merger.

    On August 27, 1996, Mr. Boll sent a letter to Mr. Zell stating that Chateau and its advisors had not had an opportunity to fully evaluate the proposals of MHC and Sun and would complete their assessment of the proposals in the coming days.

    On August 27, 1996, a meeting of the ROC Board was convened. Present at this meeting were representatives of PaineWebber and of Rogers & Wells. Mr. McDaniel made a presentation to the ROC Board relating to the transaction, including the circumstances relating to the MHC and Sun Proposals. Representatives of Rogers & Wells also reviewed with the Board certain alternatives that are available to ROC to seek to enhance the ROC Board's bargaining power and flexibility and otherwise to preserve and possibly maximize ROC stockholder value in the face of unsolicited acquisition proposals involving ROC.

    On September 4, 1996, MHC OP commenced the MHC Tender Offer. The MHC Tender Offer, according to the Offer to Purchase dated September 4, 1996, was conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date specified in such offer that number of shares of Chateau Common Stock which, together with shares beneficially owned by MHC OP, constitutes at least two-thirds of the shares outstanding on such expiration date, (ii) MHC OP being satisfied, in its sole judgment, that after consummation of the MHC Tender Offer the restrictions contained in the business combination provisions of Section 3-601 et seq. (the "Maryland Business Combination Law") of the MGCL will not apply to a proposed merger involving MHC and Chateau which would follow a successful MHC Tender Offer, and (iii) MHC OP being satisfied, in its sole judgment, that after consummation of the MHC Tender Offer, none of the shares acquired by MHC OP shall be deemed "Excess Stock" as defined in the Chateau Charter. MHC stated in its Offer to Purchase that the purpose of the MHC Tender Offer is to acquire control of, and the entire equity interest in, Chateau and that MHC intended, as soon as practicable after and substantially concurrent with, the consummation of the MHC Tender Offer, to propose and seek to have Chateau consummate a merger or similar business combination with MHC, pursuant to which each outstanding share of Chateau Common Stock would be converted into the right to receive an amount in cash equal to the price per share paid pursuant to the MHC Tender Offer.

    On September 4, 1996, MHC issued a press release announcing the commencement of the MHC Tender Offer and sent a letter to Mr. Boll and the members of the Board of Directors of Chateau advising them of the MHC Tender Offer.

    On September 5, 1996 the Chateau Board held a special meeting to further consider the MHC Tender Offer and the Sun Proposal, as well as to consider the desirability of certain changes to the Original Merger Agreement with ROC. Present at the meeting were representatives of Timmis & Inman, Fried Frank, Goldman Sachs and Merrill Lynch. At this meeting, a revised structure for the merger was discussed. Based on a consideration of the Original Merger Agreement, a preliminary evaluation of the MHC Tender Offer and the Sun Proposal and certain reports from Chateau's management and legal and financial advisors, the Chateau Board authorized Chateau management to attempt to negotiate certain changes to the Original Merger Agreement.

    On September 9 and 10, 1996, the legal and financial advisors of ROC and Chateau met in New York to discuss the status of the transaction, certain changes in the structure of the transaction and other possible changes to the terms of the Original Merger Agreement.

    On September 10, 1996, Chateau received a letter from Sun in which Sun reiterated its commitment to consummating a merger involving Chateau and Sun. In its letter, Sun indicated that it was prepared to offer a cash alternative, to the extent desired by Chateau's stockholders, to its previously announced proposal involving stock and operating partnership units, which Sun believed would compare favorably with the MHC Tender Offer. Additionally, Sun stated that such cash alternative would not be subject to a financing contingency. Since September 10, 1996, Chateau has not received any further communications from Sun.

    On September 12, 1996, a further meeting of the ROC Board was convened. Present at this meeting were representatives of PaineWebber and of Rogers & Wells. Mr. McDaniel made a presentation to the ROC Board relating to the developments in the transaction and the status of the negotiations. Representatives of Rogers & Wells also further reviewed with the Board the merits of the adoption of a stockholders rights plan and other By-Law amendments that would have application in the case of unsolicited acquisition proposals involving ROC.

    From September 12 through 16, 1996, representatives of ROC and Chateau, including their legal and financial advisors, resumed discussions of the proposed transaction. The representatives discussed certain proposed changes to the Original Merger Agreement, including the following: (i) changing the exchange ratio for ROC stockholders from 1.042 to one to the effective 1.01 to one Exchange Ratio provided in the Merger Agreement by means of a stock dividend payable to Chateau's stockholders immediately prior to the Merger; (ii) revising the form of the Original Merger Agreement which contemplated the organization of a new holding company and the merger of both companies with the new company to the current structure in which ROC is to merge with a subsidiary of Chateau;
(iii) as a result of the change in the form of the transaction, reducing the vote required by the Chateau stockholders from at least two-thirds of the outstanding shares under the Original Merger Agreement to a majority of shares voted on the Chateau Proposal (provided that the total votes cast represents at least a majority of outstanding shares of Chateau Common Stock) under the revised Merger Agreement; (iv) including the OP Unit Exchange in the transaction; and (v) effecting changes in certain provisions of the Original Merger Agreement relating to reimbursement of expenses in the event of termination of the transaction.

    On September 16 and 17, 1996, the Chateau Board held two board meetings. Present during these meetings were representatives of Merrill Lynch, Goldman Sachs, Timmis & Inman and Fried Frank. During these meetings, the status of the merger negotiations and the revised definitive agreements were discussed, along with the MHC Tender Offer and the Sun Proposal. At the conclusion of the last meeting, on September 17, 1996, the Chateau Board unanimously approved the revised Merger Agreement and each of Merrill Lynch and Goldman Sachs delivered its separate written fairness opinion dated September 17, 1996. Each such opinion sets forth the assumptions made (including, but not limited to, the assumption that, based on certain representations made by Chateau's management, the tax effects to Chateau and the holders of Chateau Common Stock, if any, resulting from the transactions contemplated by the Merger Agreement would be immaterial), procedures followed, matters considered and limits on the review undertaken in connection with such opinion. See "--Opinions of Financial Advisors to Chateau." In connection with its decision to proceed with the revised merger with ROC, the Chateau Board, after management's presentation and consultation with its financial advisors, rejected the MHC Tender Offer and the Sun Proposal. For a description of the reasons for the Chateau Board's rejection of the MHC Tender Offer and the Sun Proposal, see "--Recommendation of the Chateau Board; Reasons for the Merger."

    On September 17, 1996, a further meeting of the ROC Board was convened. Present at this meeting were representatives of PaineWebber and of Rogers & Wells and non-director executive officers of ROC. Mr. McDaniel made a further presentation to the ROC Board relating to the developments in the transaction and the status of the negotiations. Representatives of Rogers & Wells made a presentation to the Board on the terms of the revised transaction documents. PaineWebber made a presentation to the ROC Board and also delivered its opinion to the ROC Board that, based on PaineWebber's review and subject to the limitations described therein, the Exchange Ratio in the revised Merger Agreement is fair to the ROC stockholders from a financial point of view. At the conclusion of the meeting, the ROC Board determined the advisability of and voted to approve the revised Merger Agreement and to recommend the approval of the Merger and the Merger Agreement to ROC stockholders. The Board also voted to adopt a stockholder's rights plan and to approve certain amendments to the ROC By-Laws that the Board believed would enhance its bargaining power and flexibility and allow it to better preserve and possibly maximize ROC stockholder value in the face of unsolicited acquisition proposals involving ROC.

    On the morning of September 18, 1996, the parties executed the revised Merger Agreement and issued a press release with respect to the terms of the revised Merger.

    On October 1, 1996, the initial expiration date of the MHC Tender Offer, MHC announced that a total of approximately 3 million shares of Chateau Common Stock had been tendered, and the MHC Tender Offer was being extended to October 23, 1996 and MHC was not waiving any of the offer's conditions. On October 2, 1996, Mr. Zell sent a letter to Mr. Boll requesting a meeting between representatives of MHC and Chateau. The Chateau Board convened a telephonic meeting on October 3, 1996 and, after consulting with its legal and financial advisors, declined to meet with MHC. On October 23, 1996, MHC announced that a total of approximately
2.6 million shares of Chateau Common Stock had been tendered and not withdrawn and that it was further extending the expiration date of the MHC Tender Offer to November 6, 1996 and was not waiving any of the offer's conditions.

    On November 7, 1996, MHC and MHC OP terminated the MHC Tender Offer and Mr. Zell, in a letter to Mr. Boll, made a new proposal which preserved the $26.00 cash price offered to Chateau stockholders but also offered to OP Unitholders a transaction that would allow them to exchange their OP Units, on a one-for-one basis, for a convertible preferred operating partnership unit in MHC OP that provided for an annual dividend of $2.00 per unit. On November 13, 1996, based in part on advice from

Merrill Lynch and Goldman Sachs, Chateau announced that its Board had rejected this most recent proposal as inadequate.

    On December 18, 1996, the Exchanging OP Unitholders completed their execution of the Chateau Securityholder Agreement, pursuant to which they have agreed that, subject to the satisfaction of certain conditions described herein under "THE MERGER--Certain Transactions and Agreements Relating to the Merger--Chateau Securityholder Agreement," they will act with ROC and the ROC stockholders to exercise rights the Exchanging OP Unitholders currently hold to exchange an aggregate of 3,768,391 OP Units for the same number of shares of Chateau Common Stock on or prior to the Chateau Record Date, and, contemporaneously with the closing of the Merger, to exchange an additional 2,359,184 OP Units for the same number of shares of Chateau Common Stock.

CERTAIN LITIGATION RELATING TO THE MERGER

    On September 12, 1996, a complaint was filed in the Circuit Court for Montgomery County, Maryland by a stockholder of Chateau, Harbor Finance Partnership, purportedly on behalf of all Chateau stockholders against Chateau and its directors. The complaint alleges, among other things, that the Chateau directors have violated their fiduciary duties to stockholders by agreeing to a business combination with ROC and refusing to endorse the MHC Tender Offer and seeks, among other things, injunctive relief and unspecified monetary damages, including attorneys' and experts' fees. Chateau believes the allegations are entirely lacking in merit and intends to defend against this action.

    On September 17, 1996, Chateau filed suit in the United States District Court for the District of Maryland (the "District Court") against MHC OP and MHC. In its complaint, Chateau alleges that (i) the MHC Tender Offer has been made in violation of federal securities laws because it contains untrue statements of material fact and omits to state material facts and (ii) MHC has begun a proxy solicitation in opposition to the Merger and has made material misstatements of facts and omitted to disclose other material facts as part of that solicitation effort in violation of applicable federal law, and seeks injunctive relief and monetary damages in respect thereof. In addition, the complaint seeks a declaratory judgment that (i) the purchase of Chateau Common Stock pursuant to the MHC Tender Offer would violate Article VI of the Chateau Charter, (ii) the second step merger proposed in the MHC Tender Offer would be subject to the restrictions contained in the Maryland Business Combination Law, and (iii) the Chateau Board is not required to exempt the purchase of Chateau Common Stock pursuant to the MHC Tender Offer from the ownership limit specified in the Chateau Charter or from the Maryland Business Combination Law.

    On September 25, 1996, MHC OP and MHC filed an answer to Chateau's complaint, counterclaims and a third-party complaint in the District Court. The counterclaims name as counterclaim defendants Chateau, ROC and the directors of Chateau (the "Director Defendants") and allege that, among other things: (i) Chateau violated Section 14(e) of the Exchange Act by falsely stating that the Excess Stock provisions in the Chateau Charter would apply to the MHC Tender Offer, and by failing to disclose the full, negative tax implications of the revised Merger with ROC; (ii) Chateau violated Section 14(d) of the Exchange Act by making an unauthorized solicitation designed to discourage stockholders from tendering their shares of Chateau Common Stock; (iii) Chateau violated Section 14(e) of the Exchange Act by falsely stating that Chateau was prohibited from negotiating with other parties by the terms of the Merger Agreement; (iv) the Director Defendants breached their fiduciary duties of good faith and due care by self-dealing and pursuing their own financial interest to the detriment of Chateau's stockholders in that Messrs. Boll, Kellogg and Allen each have a financial interest in favoring the Merger with ROC over a transaction with MHC and the Director Defendants were expending corporate funds to assure stockholder approval of the Merger, permitting the transfer of tax liabilities to Chateau from the Exchanging OP Unitholders and interpreting the Excess Stock provisions of the Chateau Charter beyond the purpose of preserving Chateau's status as a REIT; and (v) ROC knowingly participated in and aided and abetted the Director Defendants' breaches and self dealing.

    The counterclaims seek, among other things, a court order: (i) enjoining Chateau and the Director Defendants from carrying out the Chateau Share Repurchase Program; (ii) enjoining ROC from purchasing up to 350,000 shares of Chateau Common Stock; (iii) enjoining the counterclaim defendants from consummating or proceeding with the Merger; (iv) directing Chateau to issue public statements correcting any previously made false statements; (v) declaring that stock purchased by MHC pursuant to the MHC Tender Offer would not be deemed Excess Stock under the terms of the Chateau Charter; (vi) directing the Director Defendants to exempt MHC from the Maryland Business Combination Law; and (vii) awarding MHC compensatory damages and its costs and expenses, including attorneys' fees.

    In addition, on the same date, MHC OP and MHC filed a motion for a temporary restraining order, together with a memorandum in support of the motion. The motion for a temporary restraining order requested the District Court to enjoin Chateau from purchasing or selling any shares of Chateau Common Stock or from taking any other actions that would effectively alter the status quo. On September 26, 1996, the District Court denied MHC's motion for a temporary restraining order.

    On September 25, 1996, MHC also filed a motion in the District Court seeking a preliminary injunction against, among other things, Chateau and ROC taking steps to consummate the Merger, repurchasing (or, in the case of ROC, purchasing) Chateau Common Stock, treating MHC OP's acquisition of more than 7% of Chateau's outstanding common shares as Excess Stock pursuant to the terms of the Chateau Charter, or declaring that MHC and MHC OP are subject to the Maryland Business Combination Law. A hearing on this motion had been scheduled for November 14, 1996. However, MHC has withdrawn its motion.

    On or about September 27, 1996, a purported class action complaint encaptioned NILES v. CHATEAU PROPERTIES, ET AL. (Case No. 158284) was filed in the Circuit Court for Montgomery County, Maryland by a stockholder of Chateau purportedly on behalf of all such stockholders against Chateau and its directors. The complaint alleges, among other things, that the Chateau directors have violated their fiduciary duties by agreeing to a business combination with ROC and by refusing to endorse the MHC Tender Offer or the Sun Proposal, and seeks injunctive relief and unspecified monetary damages. Chateau believes the allegations are entirely lacking in merit and intends to defend against this action.

    On October 4, 1996, a purported class action and derivative complaint encaptioned ZSA ASSET ALLOCATION FUND v. BOLL, ET AL. (Case No. 158652) was filed in the Circuit Court for Montgomery County, Maryland by a stockholder of Chateau purportedly on behalf of all such stockholders against Chateau and its directors and on behalf of Chateau and its stockholders against Chateau's directors. The complaint alleges, among other things, that the Chateau directors have violated their fiduciary duties by agreeing to a business combination with ROC, and by refusing to endorse the MHC Tender Offer or the Sun Proposal, and seeks injunctive relief and unspecified monetary damages. Chateau believes the allegations are entirely lacking in merit and that the plaintiff is not entitled to advance the claims purportedly brought on behalf of Chateau, and intends to defend against this action.

    By an order dated November 1, 1996, the Circuit Court for Montgomery County, Maryland, consolidated the above three state court cases.

RECOMMENDATION OF THE ROC BOARD; REASONS FOR THE MERGER

    The ROC Board believes that the Merger is advisable, fair to and in the best interests of the stockholders of ROC. Accordingly, the ROC Board has unanimously approved the Merger, the Merger Agreement and the Other Transactions and recommends that the stockholders of ROC vote FOR approval of the Merger and adoption of the Merger Agreement. In reaching this determination, the ROC Board consulted with ROC's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the ROC Board in reaching the foregoing conclusions are described below.

    In making its determination with respect to the Merger, the ROC Board considered the following factors, all of which the ROC Board deemed favorable, in approving the Merger and the Merger Agreement:

        (i) The Merger would significantly increase the size and number of properties owned by the Combined Company compared to those owned by ROC. In this regard, the ROC Board noted that, following the Merger, the Combined Company would own (excluding the Oakwood Communities) 118 manufactured home communities in 24 states, with an aggregate of 40,832 residential homesites, and would be the largest owner of manufactured home communities in the United States (based both on the number of communities and the number of residential homesites owned). The ROC Board believed that the size of the Combined Company would enhance its appeal as an investment among both retail and institutional investors. The ROC Board also believed that the Combined Company's size would increase recognition and credibility within the manufactured home community industry and thereby enhance the Combined Company's ability to attract and consummate favorable acquisitions;

        (ii) The Merger would enhance the level of management depth and experience. Specifically, the ROC Board noted that the Merger would effectively combine the senior management teams of ROC and Chateau, with the Combined Company benefiting from the expertise of both groups. In this regard, the ROC Board viewed favorably the fact that the Merger would integrate ROC's recognized leadership in property management, administration and acquisitions with Chateau's expertise in new community development and expansions;

       (iii) The total market capitalization of the Combined Company would be substantially increased as a result of the Merger and, on a pro forma basis, was greater than any other REIT specializing in manufactured home communities. Based in part on discussions with its advisors and lenders, the ROC Board believed that increased total market capitalization would provide ROC's stockholders with enhanced liquidity and would make shares of the Combined Company a more attractive investment for institutional investors. The ROC Board also believed that the increased total market capitalization of the Combined Company could lead to an expansion of the share price and trading multiples of the Combined Company over time, as REITs with larger total market capitalizations tend to be favored by institutional investors over those with smaller total market capitalizations. Therefore, the ROC Board viewed the increase in the total market capitalization of the Combined Company as favorable to its determination;

        (iv) The Merger has been structured as a merger of equals, without payment of a control premium to the stockholders of either ROC or Chateau. The ROC Board viewed the structure of the Merger as favorable, in that ROC was engaging in a strategic combination with a company with similar strategies and goals, and was not placing itself for sale. The ROC Board viewed as favorable the fact that the Merger would allow ROC to achieve many of the same objectives of a large acquisition (for example, increasing size and total market capitalization) without paying a substantial premium to the acquired company. Further, the ROC Board viewed as favorable the fact that the Merger, because it has been structured as a merger of equals, will allow ROC's stockholders to fully participate in the growth of the Combined Company while retaining, for the benefit of the Combined Company, the services of the senior management team of ROC;

        (v) The ROC Board reviewed information relating to the financial performance, business operations and prospects of ROC and Chateau and pro forma information for the Combined Company, as well as current industry, economic and market conditions. In this regard, the ROC Board viewed as favorable to its determination, analysis of ROC's management and PaineWebber to the effect that the Merger would not result in a material change in ROC's funds from operations per share in 1996 and 1997. Based upon this analysis, the ROC Board believed that the Merger would achieve the goals of increasing the size and market capitalization of the Combined Company and enhancing the liquidity of the Combined Company's shares, without resulting in material dilution to funds from operations per share from the perspective of ROC's stockholders;

        (vi) The Merger would enhance the ability of the Combined Company to borrow on attractive terms. The ROC Board noted that Chateau's Operating Partnership possessed an investment grade credit rating and that ROC at the time had received preliminary indications from two rating agencies that it would also be given an investment grade credit rating. Subsequently, an investment grade credit rating by these two rating agencies has in fact been conferred upon ROC. The ROC Board believed, based in part on discussions with management and its advisors, that the Combined Company would almost certainly maintain an investment grade credit rating and could potentially obtain, as a result of the Merger, a higher credit rating than either ROC or Chateau could achieve individually. The ROC Board noted that an investment grade credit rating tends to increase the ability of a company to borrow on attractive terms, and that a higher rating tends to further enhance this capability;

       (vii) The Merger would lead to on-going operational synergies and additional cost savings, estimated to be approximately $2.85 million per annum prior to the offset of the one-time costs associated with the Merger (which costs are estimated to be approximately $13 million). The ROC Board believed, based on discussions with management, that the opportunities for economies of scale and operating efficiencies would result in savings to annual general and administrative costs and, to a lesser extent, property operating costs, due to the integration of office facilities, information systems and support functions, and the elimination of duplicative public company expenses. Thus, the ROC Board viewed this factor as favorable because it believed that ROC's stockholders would share in the benefits of the synergistic savings;

      (viii) The increase in size and enhanced financial flexibility and management depth and resources created from the Merger will allow the Combined Company to pursue a more aggressive and flexible business plan, especially in the areas of new community development and in expansions and acquisitions of existing communities, than could be pursued by ROC as a stand alone company;

        (ix) The terms and conditions of the Merger Agreement, including the representations and warranties and covenants of the parties, the conditions to the parties' respective obligations thereunder and the termination provisions set forth therein;

        (x) The ROC Board viewed as favorable the method by which the Merger Consideration was determined in the Original Merger Agreement and that the change in the 1.042x exchange ratio reflected in the Original Merger Agreement to the effective 1.01x Exchange Ratio reflected in the revised Merger Agreement amounted to an estimated $5,000,000 to $6,000,000 in value (excluding costs which may be associated with the purchase of shares of Chateau Common Stock by ROC or Chateau prior to the Merger) and was justified, in the ROC Board's view, by the substantially enhanced probability of completing the transaction, the changes in the expense reimbursement provisions of the Merger Agreement compared to the Original Merger Agreement and the understanding of the ROC Board that the Exchanging OP Unitholders would agree to assign to the other stockholders of Chateau the shares of Chateau Common Stock they would otherwise be entitled to receive with respect to the OP Units exchanged in the OP Unit Exchange as a result of the Chateau Stock Dividend;

        (xi) The ROC Board viewed as favorable the configuration of the Board of Directors of the Combined Company following the Merger and the terms and provisions of the Combined Company Charter and Combined Company By-Laws with respect to the nomination and election of directors;

       (xii) The ROC Board also viewed as favorable that the Merger provides stockholders of ROC with the opportunity to exchange their existing shares of ROC Stock for Chateau Common Stock on a basis that is expected to be tax-free for federal income tax purposes (except to the extent of any cash received in lieu of fractional shares) (see "THE MERGER--Federal Income Tax Considerations Relating to Chateau and ROC"); and

      (xiii) The opinion, analyses and presentations of PaineWebber described below under "Opinion of Financial Advisor to ROC," including the opinion of PaineWebber to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein (including, but not limited to, the assumption that, based on certain representations of ROC's management, the tax effects to

    ROC and the ROC stockholders resulting from the Merger will be immaterial), the Exchange Ratio in the Merger was fair to the holders of ROC Common Stock (other than Chateau and its affiliates) from a financial point of view. The ROC Board viewed PaineWebber's opinion as favorable to its determination because PaineWebber is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for companies in the real estate industry.

    In connection with the presentations made by PaineWebber to the ROC Board, the ROC Board was made aware that, based on the assumptions underlying the PaineWebber Opinion and as described further herein under "--Opinions of Financial Advisor to ROC--Contribution Analysis," ROC stockholders are expected to receive approximately 48.6% of the Combined Company, whereas ROC is expected to contribute, on a pro forma basis, approximately 50.1% of the FFO for the Combined Company in 1996 and in 1997. Although these pro forma contributions of FFO were somewhat higher than the percentage of the Combined Company which ROC stockholders will receive in the Merger, and thus were not supportive of its fairness opinion determination, PaineWebber did not view this differential to be significant, particularly in light of the various other analyses underlying its opinion.

    The ROC Board also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant costs involved in connection with consummating the Merger, the substantial management time and effort required to effectuate the Merger and integrate the businesses of ROC and Chateau and the related disruption to ROC operations. The ROC Board also considered the risk that the anticipated benefits of the Merger might not be fully realized. The ROC Board further considered issues arising out of the potential conflicts of interest that certain proposed directors of the Combined Company who are also currently directors of Chateau and OP Unitholders may face following the Merger because they will suffer different and more adverse tax consequences than the Combined Company or its stockholders upon the sale of properties or upon other transactions that may result in a repayment of indebtedness of the Combined Company. The ROC Board also considered the anticipated level of stock ownership of the Exchanging OP Unitholders and the other matters described in "Risk Factors--Stock Ownership and Interests of Exchanging OP Unitholders." The ROC Board also considered certain other issues relating to the reliance by ROC and the Exchanging OP Unitholders on Section 351 of the Code in order to achieve a non-taxable or partially tax-deferred transaction. The ROC Board was also apprised of the litigation that has developed arising out of the Merger. ROC's Board was also made aware that substantially all the long-term debt of the two companies outstanding at the time of the approval of the Merger Agreement matures in the same year and was apprised of the relatively high concentration of Chateau's properties in Michigan and Florida. Further, the ROC Board considered the potential obligation of ROC to pay the Chateau Break-Up Expenses and/or Chateau Break-Up Fee and the potential for Chateau to exercise its Option on the terms described herein under "THE MERGER-- Terms of the Merger--No Solicitation; Board Action; Fees and Expenses" and "THE MERGER--The Stock Option Agreements." The ROC Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

    The foregoing discussion of the information and factors considered by the ROC Board is not intended to be exhaustive but includes all material factors considered by the ROC Board. The ROC Board did not assign relative weights to the above factors or determine that any factor was of particular importance. A determination of various weightings would, in the view of the ROC Board, be impractical. Rather, the ROC Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, it. In addition, individual members of the ROC Board may have given different weight to different factors.

    In the event the Merger is not consummated for any reason, ROC will continue to pursue its growth strategy both internally (through continuing efficiencies in property management operations in addition to periodic rental rate increases) and externally (primarily through acquisitions and expansions). ROC would also complete the reorganization of its business in the UPREIT format.

RECOMMENDATION OF THE CHATEAU BOARD; REASONS FOR THE MERGER

    The Chateau Board has determined that the Merger is advisable, fair to and in the best interests of the stockholders of Chateau. Accordingly, the Chateau Board has unanimously approved the Merger, the Merger Agreement, the Other Transactions (including the Chateau Share Issuance) and issuance of the Merger Consideration to the ROC stockholders and recommends that the stockholders of Chateau vote FOR the issuance of the Merger Consideration to the ROC stockholders and FOR approval of the Chateau Share Issuance Proposal. In reaching the determination that the Merger Agreement and the Merger are in the best interests of Chateau and its stockholders, the Chateau Board consulted with management, as well as its financial advisors, legal counsel and accountants and considered the short-term and long-term interests of Chateau based upon several factors to which relative weights were not assigned. Among the most important factors the Chateau Board considered were the following:

    (i) The Merger would further the geographic diversity of the properties owned by Chateau. This increased diversification would reduce exposure to the vagaries of local economic cycles;

    (ii) The Merger would significantly increase the market capitalization of Chateau and would result in the Combined Company having the largest market capitalization of any REIT specializing in owing and operating manufactured home communities. The Chateau Board believed that the increased market capitalization of the Combined Company would enhance liquidity through increased trading volumes and encourage investment in the Combined Company by institutional investors (which tend to favor companies with larger market capitalizations). In addition, the Chateau Board believed that increased institutional investor participation could lead to an increase in the trading multiples and share price of the Combined Company compared to the current trading multiple and share price of Chateau;

    (iii) The Merger would effectively combine the senior management teams of Chateau and ROC and create a Combined Company with enhanced management depth and experience and an ability to capitalize on the complementary expertise of each other's management;

    (iv) The Combined Company would have improved access to capital markets compared to Chateau's current access. The Chateau Board believed, based in part on discussions with management and its advisors, that the Combined Company should maintain Chateau's investment grade credit rating and could obtain a higher credit rating than Chateau could achieve alone;

    (v) Chateau and its stockholders would realize the benefit of significant synergies and on-going operational cost savings, including general and administrative cost savings as a result of consolidated operating and property management functions and the elimination of duplicative expenses;

    (vi) The improved economic terms for Chateau stockholders, as compared to the transaction contemplated by the Original Merger Agreement, which will result from the Chateau Stock Dividend, and effectively reduced the exchange ratio from
1.042 to one to no greater than 1.01 shares of Chateau Common Stock for each share of ROC Stock and the further improvement in the exchange ratio which will result from the waiver of the Chateau Stock Dividend by the Exchanging OP Unitholders and reallocation to Chateau stockholders;

    (vii) General industry, economic and market conditions, both current and projected, the paramount interests of Chateau's stockholders and the potential impact of the Merger upon the interests of Chateau's employees, suppliers, creditors and residents as well as the possible impacts on the communities in which Chateau has operations;

    (viii) The written opinion of Merrill Lynch dated September 17, 1996 that, based upon and subject to certain assumptions (including, but not limited to, the assumption that, based on certain representations made by Chateau's management, the tax effects to Chateau and the holders of Chateau Common Stock, if any, resulting from the transactions contemplated by the Merger Agreement would be immaterial), as of September 17, 1996, the Merger Consideration to be paid by Chateau in the Merger is fair to Chateau and its stockholders (other than ROC and its affiliates) from a financial point of view, as described under "--Opinions of Financial Advisors to Chateau";

    (ix) The written opinion of Goldman Sachs that, based upon and subject to certain assumptions (including, but not limited to, the assumption that, based on certain representations made by Chateau's management, the tax effects to Chateau and the holders of Chateau Common Stock, if any, resulting from the transactions contemplated by the Merger Agreement would be immaterial), as of September 17, 1996, the Exchange Ratio pursuant to the Merger Agreement is fair to Chateau, as described under "--Opinions of Financial Advisors to Chateau";

    (x) Presentations from, and discussions with, senior executives of Chateau, representatives of Timmis & Inman, Fried Frank, Coopers & Lybrand, Merrill Lynch and Goldman Sachs regarding the business, financial, accounting and legal due diligence with respect to ROC and the terms and conditions of the Merger Agreement;

    (xi) Based on the foregoing factors, Chateau's Board's conclusion that the Merger provides both immediate and long-term benefits to Chateau's stockholders;

    (xii) As part of the Merger and pursuant to the OP Unit Exchange, OP Unitholders will have the opportunity to exchange their OP Units for shares of Chateau Common Stock on a partially tax-deferred basis. The Chateau Board also observed that, in order to participate in the OP Unit Exchange, an OP Unitholder would have to waive the Chateau Stock Dividend otherwise payable to them, thereby enhancing the exchange ratio for Chateau's existing stockholders. The Chateau Board believed that the OP Unit Exchange is appropriate, in light of its fiduciary responsibility both to the Chateau stockholders and to the OP Unitholders (Chateau being the general partner of the Operating Partnership), and took into account the fact that (at the time of the approval of the Merger Agreement) the OP Unitholders indirectly owned approximately 60% of Chateau's equity and the OP Unitholders currently have the right to exchange their OP Units for shares of Chateau Common Stock. The Chateau Board also took into account the fact that at the time of its approval of the Merger Agreement the OP Unitholders were not committed to participate in the OP Unit Exchange, although it is a condition to ROC's obligation to consummate the Merger that OP Unitholders (who, in Chateau's judgment, will exchange a sufficient number of OP Units to cause the OP Unit exchange and the Merger to satisfy the requirements of Section 351 of the Code) commit to ROC (prior to the later of 60 days after the execution of the Merger Agreement or ten days after the clearance of this Joint Proxy Statement/ Prospectus by the Commission) to exchange their OP Units for shares of Chateau Common Stock. In connection with the OP Unit Exchange and the Merger, Section 351 of the Code provides non-taxable or partially tax-deferred treatment if OP Unitholders, ROC stockholders and other transferors, taken together, hold at least 80% of the voting shares of the Combined Company after the Merger, the OP Unit Exchange, the Chateau Share Repurchase Program and the Chateau Share Issuance. The members of the Chateau Board who do not hold any OP Units, and represent a majority of the Chateau Board, further took into account the possible impact of the shifting of unrecognized gain from the OP Unitholders to the Combined Company (including the amount, probability and the possible timing of any such gain), with respect to which such members of the Chateau Board concluded that, in view of the Combined Company's business plan, the effect of such shifting on the Combined Company and its stockholders would be immaterial. Such members of the Chateau Board further took into account the required waiver of the Chateau Stock Dividend by the Exchanging OP Unitholders and the fact that the OP Unit Exchange permits the OP Unitholders to obtain Common Stock in the Combined Company and attendant voting rights. See "THE MERGER--Federal Income Tax Consequences--Additional Tax Consequences of the Merger and the OP Unit Exchange";

    (xiii) The Chateau Board's belief that the Chateau Share Repurchase Program will provide investors who desire to obtain liquidity for their investment in Chateau with an opportunity to sell all or a portion of their investment in Chateau;

    (xiv) The Merger will be tax free to the Chateau stockholders except to the extent stockholders sell their Shares in the Share Repurchase Program;

    (xv) The possible additional benefit to the existing Chateau stockholders resulting from the waiver of the Chateau Stock Dividend by OP Unitholders exchanging their OP Units for reallocation to such stockholders; and

    (xvi) The confidence in Chateau's strategic plan, including the Merger, demonstrated by the indicated willingness of John Boll, Edward R. Allen, C.G. Kellogg and J. Peter Ministrelli to exchange all or a substantial portion of their OP Units at a ratio of less than one to one (by virtue of their waiver of the Chateau Stock Dividend).

    The Chateau Board also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant costs involved in connection with consummating the Merger, the substantial management time and effort required to effectuate the Merger and integrate the businesses of ROC and Chateau and the related disruption to Chateau's operations. The Chateau Board also considered the risk that the anticipated benefits of the Merger might not be fully realized. The Chateau Board also considered the fact that certain ROC Properties are ground leased through the years 2022 and 2031 rather than owned and that the management agreements pursuant to which ROC earns fee income expire by their terms in November 1998. The Chateau Board also examined the related party aspects of certain of ROC's community acquisitions and the difference in accounting policies used by ROC. Further, the Chateau Board considered the potential obligation of Chateau to pay the ROC Break-Up Expenses and/or ROC Break-Up Fee and the potential for ROC to exercise its Option on the terms described herein under "THE MERGER--Terms of the Merger--No Solicitation; Board Action; Fees and Expenses" and "THE MERGER--The Stock Option Agreements." The Chateau Board did not believe that these factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

    In connection with its decision to proceed with the Merger, the Chateau Board carefully considered and then rejected the MHC Offer. The decision to reject the MHC Offer was based on a number of factors, including the belief of the Board that the interests of Chateau's stockholders will best be served by a strategy of continued growth in size and number of properties owned by Chateau, management of Chateau by a team with superior talent, depth and experience which shares the Board's strategic vision, and maintaining Chateau's stockholders' ongoing equity interest in Chateau in order to permit them to share fully in the anticipated benefits of this strategic plan. In that connection, the Board noted that (i) the MHC Offer contemplates that Chateau stockholders will lose all their right to participate in the financial benefits of Chateau's businesses and to share in the management of Chateau through their rights as holders of voting securities and (ii) the Merger is a superior strategic alternative as compared to the MHC Offer based on the factors described above. The Chateau Board took into account the conditional nature of the MHC Offer, in that the MHC Offer is subject to a condition that the Board does not believe can be satisfied: MHC OP being satisfied, in its sole judgment, that after consummation of the MHC Offer none of the shares of Chateau Common Stock purchased pursuant to the MHC Offer will be deemed Excess Stock (as defined in the Chateau Charter). In this regard, Chateau has commenced litigation seeking a declaratory judgment as to the applicability to the MHC Offer of the provisions of the Chateau Charter relating to Excess Stock. The Chateau Board also concluded that the terms of the MHC Offer are inadequate from a financial point of view based on a review of Chateau's business, financial condition, properties and prospects with Chateau's management and financial advisors. The Chateau Board also received (i) the oral opinion of Goldman Sachs that the MHC Offer is inadequate and (ii) the oral opinion of Merrill Lynch that the MHC Offer is inadequate from a financial point of view.

    In reaching its determination to proceed with the Merger, the Chateau Board also carefully considered, with the assistance of its financial and legal advisors, the Sun Proposal. The Chateau Board determined that a combination with ROC was a superior alternative to a combination with Sun. This conclusion was based on several factors, including a judgment concerning the quality and location of Sun's property portfolio, the nature and compatibility of the combined management teams, and the different development and acquisition practices of the two companies. More specifically the Chateau Board considered the following factors: (i) the ROC and Chateau management teams have demonstrated an ability to identify and complete higher yielding acquisitions than those completed by Sun; (ii) the Merger with ROC offers greater likelihood of an improved credit rating and consequently a lower cost of capital; (iii) certain recent acquisitions by Sun raise concerns regarding Sun's ability to integrate and assimilate the significant number of communities that Chateau would contribute to the Sun portfolio; (iv) the depth and quality of the management team created by the Merger with ROC is superior to the Sun management team, especially in the areas of operations, management, acquisition and development; (v) the Chateau Board took note of the various financial analyses presented to it by its financial advisers with respect to the Sun Proposal (as summarized in "--Opinions of Financial Advisers to Chateau--Financial Analyses") and recognized in this regard that the dilution analysis presented to it a valuation with respect to the Sun Proposal that was somewhat higher than that presented to it with respect to the Merger (as summarized in "--Opinions of Financial Advisers to Chateau--Financial Analyses--Summary of Dilution Analysis"); and (vi) the Chateau Board concluded, based on consultations with and the presentations of its financial advisors, that the short-term financial benefits of the Sun Proposal were not materially different than those offered by the Merger with ROC and therefore did not weigh for or against the Sun Proposal.

    For a description of the financial and comparative analyses which Merrill Lynch and Goldman Sachs presented to the Chateau Board, see "Opinions of Financial Advisors to Chateau--Financial Analyses."

    In the event the Merger is not consummated for any reason, Chateau will continue to pursue its fundamental strategy of capitalizing on the significant growth opportunities already existing in its portfolio of properties and acquiring selected new portfolios of properties with the overall goal of increasing cash available for distribution. Chateau expects to pursue this internal growth strategy through strategic expansion and renovations, increasing lease revenue and improving operating margins. In conjunction with this primary focus, Chateau expects to pursue new developments and acquisitions on a selected basis.

OPINION OF FINANCIAL ADVISOR TO ROC

    ROC retained PaineWebber to render financial advisory services in connection with a possible strategic business combination with Chateau. In connection with the engagement, ROC has requested PaineWebber to render an opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of ROC Common Stock (other than Chateau and its affiliates). The Exchange Ratio was determined through negotiations between ROC and Chateau.

    Certain members of ROC's management were familiar with certain individuals at PaineWebber because those individuals assisted ROC in its initial public offering in August 1993 and its subsequent public offering in August 1994, when such persons were employed at another investment banking firm. ROC retained PaineWebber to act as its financial advisor based upon PaineWebber's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to REITs and other real estate companies.

    On July 17, 1996, PaineWebber delivered a written opinion to the Board of Directors of ROC to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described therein, the merger consideration to be received by the ROC stockholders pursuant to the Original Merger Agreement was fair to such holders from a financial point of view.

    In September 1996, ROC and Chateau negotiated the revised Merger Agreement, which, among other things, incorporated an alternative legal structure and made certain amendments to the financial terms of the proposed Merger. On September 17, 1996, PaineWebber delivered an oral opinion to the Board of Directors of ROC which was confirmed by a written PaineWebber opinion dated September 17, 1996 to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described below, the Exchange Ratio is fair to the holders of ROC Common Stock (other than Chateau and its affiliates) from a financial point of view. PaineWebber has confirmed such opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus (the "PaineWebber Opinion"). The PaineWebber Opinion does not constitute a recommendation to any stockholder of ROC as to how any such stockholder should vote on the Merger. Additionally, the PaineWebber Opinion does not address the business decision of the Board of Directors of ROC to engage in the Merger.

    A COPY OF THE PAINEWEBBER OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY PAINEWEBBER, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE WRITTEN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. STOCKHOLDERS OF ROC ARE URGED TO READ IN ITS ENTIRETY THE PAINEWEBBER OPINION. THE PAINEWEBBER OPINION IS ADDRESSED TO THE ROC BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ROC STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ROC SPECIAL MEETING.

    In connection with its opinion, PaineWebber, among other things: (i) reviewed ROC's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, and ROC's Form 10-Q and the related unaudited financial information for the quarterly period ended September 30, 1996; (ii) reviewed Chateau's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, and Chateau's Form 10-Q and the related unaudited financial information for the quarterly period ended September 30, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of ROC and Chateau, furnished to PaineWebber by ROC and Chateau; (iv) conducted discussions with members of senior management of ROC and Chateau concerning their respective businesses and prospects; (v) reviewed the Merger Agreement and certain other agreements prepared in connection with the Merger; and (vi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary.

    In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available or supplied, communicated or otherwise made available to PaineWebber by ROC and Chateau, and PaineWebber has not assumed any responsibility to independently verify such information or undertaken an independent appraisal of the assets of ROC or Chateau. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of ROC and Chateau as to the future performance of ROC and Chateau, respectively, and their respective assets. Also in that regard, at ROC's direction, PaineWebber assumed that the tax effects to ROC and the holders of ROC Common Stock resulting from the transactions contemplated by the Merger Agreement would be immaterial. At ROC's direction, PaineWebber adjusted Chateau's projected FFO and First Call FFO estimates for Chateau to reflect accounting differences between ROC and Chateau. PaineWebber assumed, with ROC's consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of ROC and Chateau are as set forth in their respective consolidated financial statements. The PaineWebber Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber has expressed no opinion as to the price or trading range at which the shares of ROC, Chateau or the Combined Company will trade at any time.

    As described under "THE MERGER--Certain Transactions and Agreements Relating to the Merger--Chateau Share Repurchase Program," Chateau intends to make purchases of Chateau Common Stock in the open market, in negotiated transactions or pursuant to a tender offer prior to completion of the Merger. Chateau has already purchased 450,000 shares of Chateau Common Stock as part of the Chateau Share Repurchase Program. Further, ROC has purchased 350,000 shares of Chateau Common Stock, which shares will be cancelled if the Merger is consummated. At ROC's direction, PaineWebber made certain assumptions with respect to purchases of Chateau Common Stock by Chateau or ROC. PaineWebber assumed that a total of 1,500,000 shares of Chateau Common Stock would be purchased with cash financed by indebtedness. In order to isolate the impact of such purchases on the value of Chateau,

PaineWebber assumed that all such purchases would be completed by Chateau. At ROC's direction, PaineWebber has not assumed that any of the shares purchased would be subsequently resold and that the shares purchased would be retired prior to the Merger; however, PaineWebber indicated that resale at an average cash price at least equal to the average price paid by Chateau in the Chateau Share Repurchase Program would not impact its fairness opinion determination. PaineWebber has not assumed any other purchases or sales of Chateau Common Stock or ROC Common Stock.

    Certain of the analyses conducted by PaineWebber in connection with the PaineWebber Opinion required reference to historical market prices and published First Call earnings estimates for ROC, Chateau and selected comparative companies and to the historical results of various broader stock market indices. In this regard, PaineWebber utilized historical market prices through July 11, 1996. PaineWebber believed that it was not appropriate to utilize subsequent market prices for ROC Common Stock, Chateau Common Stock or for the common stock of the selected comparative companies, as such market prices were impacted by the public announcement on July 18, 1996 of ROC and Chateau's initial agreement to merge and by the subsequent unsolicited proposals of MHC and Sun to acquire or merge with Chateau. As such market prices were affected by reactions to the various public announcements, PaineWebber did not consider such market prices to be reliable for purposes of its fairness opinion. For purposes of consistency, PaineWebber also utilized the results of broader stock market indices only through July 11, 1996 and utilized published First Call FFO estimates as of July 11, 1996.

    At ROC's direction, PaineWebber did not take into account for purposes of its analysis the October 1, 1996, acquisition of the Oakwood Communities development properties by ROC and Chateau. Since these properties were acquired principally by ROC and Chateau on a 50/50 basis, PaineWebber concluded that these properties would not have a material effect on an analysis of the relative values of ROC and Chateau.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances, and therefore, such opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the PaineWebber Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty, and neither ROC nor PaineWebber assumes responsibility for the accuracy of such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by PaineWebber in arriving at the PaineWebber Opinion. Unless the context otherwise requires, references throughout this section to Chateau Common Stock, shares of Chateau Common Stock and related per share amounts include shares of Chateau Common Stock issuable upon the exchange of outstanding OP Units.

HISTORICAL EXCHANGE RATIO ANALYSIS

    PaineWebber reviewed the historical implied ratio of the market prices of ROC Common Stock and Chateau Common Stock and compared this to the effective 1.01x Exchange Ratio. PaineWebber observed that the average ratio for the calendar quarter ended June 30, 1996 was 1.042x, and the range for the period was 0.979x to 1.098x. PaineWebber observed that the average ratio for the six months ended July 11, 1996 was 1.039x, and the range for this period was 0.979x to 1.098x. PaineWebber observed that the average ratio for the twelve months ended July 11, 1996 was 1.038x, and the range for this period was 0.961x to 1.107x. PaineWebber noted that the effective 1.01x Exchange Ratio was within the range of ratios for each period observed. Accordingly, PaineWebber noted that this analysis supported its conclusions.

DISCOUNTED EQUITY VALUATION

    The discounted equity valuation is based on the assumption that the value of an equity interest in an ongoing business is equal to the net present value of expected future cash distributions payable to equity holders plus the present value of expected future cash flow from the assumed sale of the equity interest at a future date. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. PaineWebber analyzed ROC and Chateau based on a discounted cash flow analysis utilizing projections of FFO and cash distributions per share prepared by the managements of ROC and Chateau, respectively, for the years 1997 through 2000, inclusive. PaineWebber derived a range of per share values for each company by calculating the present value of projected cash distributions and a terminal equity value. PaineWebber assumed a range of discount rates of 13.5% to 15.0% for both companies, which PaineWebber believed appropriately reflected the risks inherent in the ownership of ROC Common Stock and Chateau Common Stock. Terminal equity values were calculated using projected FFO per share (for the year ended December 31, 2000) and terminal FFO multiples of 12.00x to 12.75x for both companies, with the resulting per share value discounted back at discount rates ranging from 13.5% to 15.0%. The discounted equity valuation produced ranges of values for ROC Common Stock of $22.92 to $25.21 and for Chateau Common Stock of $22.35 to $24.57. PaineWebber then divided the high end of the range of ROC Common Stock values by the low end of the range of Chateau Common Stock values and the low end of the range of ROC Common Stock values by the high end of the range of Chateau Common Stock values to produce a range of implied ratios for the value of ROC Common Stock to Chateau Common Stock. This series of calculations produced a range of implied ratios of 0.933x to 1.128x. PaineWebber noted that the effective 1.01x Exchange Ratio was within the range of implied ratios produced by the discounted equity valuation. Accordingly, PaineWebber noted that this analysis supported its conclusions.

SELECTED COMPARATIVE PUBLIC COMPANIES ANALYSIS

    Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of ROC and Chateau to the corresponding data of certain publicly-traded companies that PaineWebber considered comparative (the "Comparative Companies"). The Comparative Companies represented REITs which focused on ownership of manufactured home communities. Given the limited number of REITs engaged in this business, PaineWebber included both ROC and Chateau among the Comparative Companies. Because of the unique and specialized nature of the manufactured home community business, PaineWebber did not consider it appropriate to utilize as Comparative Companies REITs engaged principally in the ownership of other types of properties, including apartments, retail properties, office properties and industrial properties. The Comparative Companies thus consisted of ROC, Chateau, MHC and Sun.

    PaineWebber derived ranges of values for ROC Common Stock and Chateau Common Stock by applying estimated FFO per share of ROC and Chateau, respectively, for the years ended December 31, 1996 and 1997 to the corresponding range of FFO multiples for the Comparative Companies for the same periods. The per share FFO estimates and FFO multiples for the Comparative Companies (including ROC and Chateau) were based on average First Call FFO estimates for each period. In calculating the FFO multiples for the selected periods, the July 11, 1996 closing stock prices of the Comparative Companies were used. PaineWebber observed that (i) the FFO multiples for the Comparative Companies for the year ended December 31, 1996 ranged from 11.6x to 12.4x and (ii) the FFO multiples for the Comparative Companies for the year ended December 31, 1997 ranged from 10.5x to 11.5x. Based on estimated FFO per share and FFO multiples for the year ended December 31, 1996, this method produced a range of values for ROC Common Stock of $22.50 to $24.06 and for Chateau Common Stock of $21.10 to $22.55. Based on estimated FFO per share and FFO multiples for the year ended December 31, 1997, this method produced a range of values for ROC Common Stock of $22.05 to $24.15 and for Chateau Common Stock of $20.50 to $22.45. For each time period, PaineWebber then divided the high end of the range of ROC

Common Stock values by the low end of the range of Chateau Common Stock values and the low end of the range of ROC Common Stock values by the high end of the range of Chateau Common Stock values to produce a range of implied ratios for the value of ROC Common Stock to Chateau Common Stock. This series of calculations produced a range of implied ratios of 0.998x to 1.140x, based on estimated FFO per share and FFO multiples for the year ended December 31, 1996, and a range of implied ratios of 0.982x to 1.178x, based on estimated FFO per share and FFO multiples for the year ended December 31, 1997. PaineWebber noted that the effective 1.01x Exchange Ratio was within the range of implied ratios produced by the selected comparative public companies analysis for each time period. Accordingly, PaineWebber noted that this analysis supported its conclusions.

PRO FORMA MERGER ANALYSIS

    PaineWebber performed an analysis of the effect of the Merger on the Combined Company's FFO per share for 1996 and 1997, based on projected FFO per share results and other information supplied by management of ROC and Chateau. The pro forma merger analysis assumed a closing of the Merger on January 1 of each year presented. PaineWebber combined the projected FFO per share results of Chateau with the projected FFO per share results of ROC to arrive at projected FFO per share for the Combined Company. For both ROC and Chateau, PaineWebber assumed shares and OP Units outstanding were equal to current shares and OP Units outstanding, adjusted for the pro forma analysis to include shares issuable in connection with the Merger and shares assumed to be repurchased by Chateau prior to the Merger. At ROC's direction, PaineWebber assumed net annual synergistic savings of $2.85 million, reflecting elimination of duplicative public company and general and administrative expenses and other cost reductions. In addition to interest expense associated with the repurchase of Chateau Common Stock, PaineWebber also assumed additional interest expense of $980,000 to reflect the financing of transaction expenses associated with the Merger. PaineWebber divided the resulting FFO for the Combined Company by the number of shares of Chateau Common Stock (including shares issuable upon exchange of OP Units) expected to be outstanding upon consummation of the Merger. PaineWebber then compared the resulting pro forma FFO per share in each year to the projected stand-alone FFO per share of ROC, based on projections supplied by ROC's management. This analysis indicated that the pro forma impact of the Merger was neutral (accretive, by an amount less than 1%) to ROC's FFO per share in 1996 and 1997. PaineWebber noted that the pro forma debt-to-total market capitalization ratio of the Combined Company was approximately 34.3% (based on the July 11, 1996 closing prices for ROC Common Stock and Chateau Common Stock), versus approximately 30.4% for ROC on a stand-alone basis, excluding in both instances debt which may be incurred in connection with the acquisition of the Oakwood Communities. PaineWebber did not consider this increase in leverage to be of a material nature, and therefore concluded that the pro forma merger analysis as a whole supported its conclusions.

CONTRIBUTION ANALYSIS

    PaineWebber reviewed the financial contribution of ROC and Chateau to the Combined Company on a projected pro forma basis. PaineWebber noted that on a pro forma basis, ROC stockholders will receive approximately 48.6% of the Combined Company, assuming the repurchase by Chateau of 1.5 million shares of Chateau Common Stock prior to the Merger. Using projected FFO per share results and other information supplied by management of ROC and Chateau for the years ended December 31, 1996 and December 31, 1997 (assuming current shares and OP Units outstanding for all periods), and without attributing potential synergistic savings from the Merger, PaineWebber calculated that ROC would contribute approximately 50.1% of the FFO for the Combined Company in 1996 and approximately 50.1% of the FFO for the Combined Company in 1997. Although these pro forma contributions of FFO were somewhat higher than the percentage of the Combined Company which ROC stockholders will receive in the Merger, and thus were not supportive of its fairness opinion determination, PaineWebber did not view this differential to be significant, particularly in light of the various other analyses underlying its opinion.

CAPITALIZATION RATE VALUATION ANALYSIS

    The capitalization rate valuation analysis assumes that a value of a company owning income producing real estate can be determined with reference to the value of the properties in the company's portfolio. PaineWebber applied ranges of capitalization rates from 8.50% to 9.25% to the projected 1996 property Net Operating Income (defined as revenues less property operating expenses, before interest expense and depreciation) of ROC and Chateau, adjusted in both cases for assumed management costs and a reserve for capital expenditures. The projected Net Operating Income data was provided by the managements of ROC and Chateau, respectively. PaineWebber adjusted the resulting valuation range for ROC to account for certain miscellaneous assets of ROC and to account (at a higher capitalization rate) for the value of ROC's third-party management business. PaineWebber then adjusted the total valuation ranges for both ROC and Chateau to account for current non-real estate assets and liabilities and to subtract outstanding debt, thus arriving at a range of equity values for both ROC and Chateau. PaineWebber divided the range of equity values for ROC and Chateau by shares and OP Units outstanding for each company to produce ranges of per share equity values. This method produced a range of values for ROC Common Stock of $20.48 to $22.21 and for Chateau Common Stock of $20.65 to $22.70. PaineWebber then divided the high end of the range of ROC Common Stock values by the low end of the range of Chateau Common Stock values and the low end of the range of ROC Common Stock values by the high end of the range of Chateau Common Stock values to produce a range of implied ratios for the value of ROC Common Stock to Chateau Common Stock. This series of calculations produced a range of implied ratios of 0.902x to 1.076x. PaineWebber noted that the effective 1.01x Exchange Ratio was within the range of implied ratios produced by the capitalization rate valuation analysis. Accordingly, PaineWebber noted that this analysis supported its conclusions.

    In completing the capitalization rate valuation analysis, PaineWebber was aware that this analysis seeks to value assets in place and is thus most appropriate in situations where little or no future change in an asset portfolio is expected. While this was not the case for either ROC or Chateau, PaineWebber noted that the limitations in the capitalization rate valuation analysis were similar for both ROC and Chateau. Accordingly, PaineWebber concluded that while individual valuation ranges for ROC Common Stock and Chateau Common Stock produced by the capitalization rate valuation analysis might not be useful, the ratio of such ranges would be useful.

STOCK TRADING HISTORY

    PaineWebber reviewed the history of trading prices for ROC Common Stock and Chateau Common Stock (from January 1, 1994 through July 11, 1996) and reviewed the trading history of ROC Common Stock and Chateau Common Stock in relation to the Standard and Poor's 500 Index, each of the Comparative Companies and the PaineWebber REIT Index. The PaineWebber REIT Index includes over 90 equity REITs representing every property category, including retail multifamily, manufactured home, commercial, mixed and lodging. The comparison to the Comparative Companies was utilized to consider the historical stock performance of ROC and Chateau relative to companies with similar properties. The comparison to the PaineWebber REIT Index was utilized to consider the historical stock performance of ROC and Chateau relative to the REIT market in general. PaineWebber noted that ROC and Chateau have generally performed consistently with each other and with the PaineWebber REIT Index. PaineWebber further noted that both ROC and Chateau generally outperformed MHC and underperformed Sun from mid-1994 through mid-1996. PaineWebber further noted that both ROC and Chateau generally underperformed the S&P 500 Index from early 1995 through mid-1996.

    Pursuant to an engagement letter dated July 11, 1996, as amended by a letter agreement dated September 17, 1996, PaineWebber received a fee of $500,000 for delivery of its fairness opinion on July 17, 1996 and a fee of $250,000 for delivery of its fairness opinion dated September 17, 1996. PaineWebber is also entitled to receive a financial advisory fee of $300,000 plus $150,000 for each month or partial month beginning November 1, 1996 and ending at the earliest of
(a) the date the Merger is consummated, (b) the date PaineWebber's engagement is terminated and (c) June 30, 1997. PaineWebber will receive an additional financial advisory fee of $200,000 if the Merger is not consummated by June 30, 1997. In the event the Merger is consummated, PaineWebber will receive a transaction fee of $3,000,000, against which will be credited the fairness opinion fees and the financial advisory fee described above. The engagement letter, as amended, also provides that the total fee paid to PaineWebber will be no less than the fee paid to any individual financial advisor to Chateau. In addition, PaineWebber will also be reimbursed for its reasonable out-of-pocket expenses. ROC has also agreed to indemnify PaineWebber, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities, including liabilities under federal securities laws. In connection with ROC's purchases of shares of Chateau Common Stock in the open market, PaineWebber will act as ROC's broker and will receive customary brokerage fees and commissions.

    In the past, PaineWebber and its affiliates have provided financial advisory services and investment banking services to ROC (including acting as an underwriter for ROC) and received fees for the rendering of these services. PaineWebber may provide financial advisory services and investment banking services to the Combined Company in the future, PaineWebber may actively trade the equity and debt securities of ROC and Chateau for its own account and for the accounts of its customers and, accordingly, PaineWebber may at any time hold long or short positions in such securities.

OPINIONS OF FINANCIAL ADVISORS TO CHATEAU

MERRILL LYNCH

    On September 17, 1996, Merrill Lynch delivered its written opinion to the Chateau Board, which opinion will be confirmed in a written opinion to be dated the date of the Chateau Supplement, to the effect that, as of such dates, the proposed consideration to be paid by Chateau in the Merger is fair to Chateau and its stockholders (other than ROC and its affiliates) from a financial point of view. In connection with the Chateau Board's consideration of the Original Merger Agreement, Merrill Lynch had previously delivered its written opinion on July 17, 1996, to the Chateau Board to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the merger consideration payable pursuant to the Original Merger Agreement was fair to Chateau and its stockholders from a financial point of view.

    The full text of the written opinion of Merrill Lynch dated September 17 , 1996, which sets forth the assumptions made, procedures followed, matters considered and limits on its review, is attached hereto as Appendix C.

    THE MERRILL LYNCH OPINION IS ADDRESSED TO THE CHATEAU BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO CHATEAU AND ITS STOCKHOLDERS (OTHER THAN ROC AND ITS AFFILIATES) OF THE PROPOSED CONSIDERATION TO BE PAID BY CHATEAU IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CHATEAU STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CHATEAU SPECIAL MEETING.

    In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed Chateau's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Chateau's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996; (ii) reviewed ROC's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and ROC's Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Chateau and ROC, furnished to it by Chateau and ROC, respectively; (iv) conducted discussions with members of senior management of Chateau and

ROC concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Chateau Common Stock and ROC Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Chateau and ROC; (vi) compared the results of operations of Chateau and ROC with that of certain companies which Merrill Lynch deemed to be reasonably similar to Chateau and ROC, respectively; (vii) reviewed the Merger Agreement; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Chateau and ROC, and did not independently verify such information or undertake an independent appraisal or valuation of the assets of Chateau or ROC. With respect to the financial forecasts furnished by Chateau and ROC, including those relating to potential expense savings resulting from the Merger, acquisitions and new development, Merrill Lynch relied upon, without independent investigation, the estimates of Chateau's and ROC's management. In addition, Merrill Lynch assumed that the financial forecasts furnished to it by Chateau and ROC had been reasonably prepared and reflected the best currently available estimates and judgment of Chateau's and ROC's management as to the expected future financial performance of Chateau or ROC, as the case may be. Also in that regard, based on certain representations of Chateau's management that were incorporated into such financial forecasts, Merrill Lynch assumed that the tax effects to Chateau and the holders of Chateau Common Stock resulting from the transactions contemplated by the Merger Agreement would be immaterial.

    The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying the Merrill Lynch Opinion. None of the companies used in the analyses described below for comparative purposes is, of course, identical to Chateau. In its analyses, Merrill Lynch made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Chateau's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty. The Merrill Lynch Opinion addresses the ownership position in the combined company to be received by Chateau's stockholders pursuant to the Merger on the terms set forth in the Merger Agreement based upon the relative contributions of Chateau and ROC to the combined company and Merrill Lynch did not express any opinion as to prices at which the Chateau Common Stock will trade following the consummation of the Merger or prices which could be obtained for the Chateau Common Stock in a sale of Chateau following the consummation of the Merger. In addition, the Merrill Lynch Opinion does not address the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to Chateau, including alternative business combinations with third parties, or the effect of any other arrangement in which Chateau might engage.

    The Chateau Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Chateau and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to Chateau and to the Operating Partnership for which it has received customary compensation. Merrill Lynch has also from time to time rendered investment banking, financial advisory and other services to MHC. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Chateau and ROC for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to a letter agreement dated as of July 11, 1996, as amended on September 11, 1996, Chateau has agreed to pay Merrill Lynch (i) a retainer fee of $150,000 and a $500,000 fee for delivery of its fairness opinion in connection with the merger transaction contemplated by the Original Merger Agreement (the "Earned Fee"), with such amounts due and payable as set forth below, (ii) a financial advisory fee of (A) $150,000 per month, commencing with the month of September 1996 through and including the earlier of (1) the month in which a merger or similar transaction is consummated and (2) June 1997 and
(B) in the event no merger or similar transaction is consummated on or before December 31, 1997, an additional financial advisory fee of $300,000 (the "Advisory Fee") and (ii) if during the period Merrill Lynch is retained by Chateau or within two years thereafter (A) a merger or similar transaction is consummated or (B) Chateau enters into an agreement with any person which subsequently results in a merger or similar transaction which the Chateau Board has not recommended against, a transaction fee (the "Transaction Fee") equal to 0.38% of the aggregate value (with value defined as cash and/or shares paid for Chateau's equity plus all liabilities of Chateau on the date such merger or similar transaction closes) of such merger or similar transaction. However, if a merger or similar transaction is not consummated and no agreement to consummate a merger or similar transaction is entered into by Chateau during the period Merrill Lynch is retained by Chateau, the Earned Fee of $650,000 will be paid upon termination of Merrill Lynch's engagement if such termination occurs on or prior to December 31, 1997. The $650,000 will be credited against a Transaction Fee that subsequently becomes payable. Notwithstanding the foregoing, the aggregate amount of the Advisory Fee and the Transaction Fee payable to Merrill Lynch will be no less than the fee payable to any other financial advisor of Chateau. In addition, the aggregate amount of the Advisory Fee and the Transaction Fee payable to Merrill Lynch will not exceed $3,000,000 unless the fee payable to any other financial advisor is in excess of $3,000,000, in which event the Transaction Fee payable to Merrill Lynch will be no less than such fee. In addition, Chateau has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses and to indemnify Merrill Lynch and certain related persons against liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

GOLDMAN SACHS

    On September 17, 1996, Goldman Sachs delivered its written opinion to the Chateau Board that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement is fair to Chateau. Goldman Sachs will confirm its September 17, 1996 written opinion by delivery of its written opinion to be dated as of the date of the Chateau Supplement.

    The full text of the written opinion of Goldman Sachs, dated September 17 , 1996, which sets forth the assumptions made, procedures followed, matters considered and limits on its review, is attached hereto as Appendix D.

    GOLDMAN SACHS' OPINION IS ADDRESSED TO THE CHATEAU BOARD AND ADDRESSES ONLY THE FAIRNESS TO CHATEAU OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CHATEAU STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CHATEAU SPECIAL MEETING.

    In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1995 of Chateau and ROC; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Chateau and ROC; certain other communications from Chateau and ROC to their respective stockholders; and certain internal financial analyses and forecasts for Chateau and ROC prepared by the respective managements of Chateau and ROC, including analyses and forecasts jointly prepared by the managements of Chateau and ROC and certain cost synergies and revenue enhancements expected to be achieved as a result of the Merger. Goldman Sachs also held discussions with members of the senior management of Chateau and ROC regarding the past and current business operations, financial condition and future prospects of their respective companies, including the future prospects of the combined company after the Merger. In addition, Goldman Sachs reviewed the reported price and trading activity for the Chateau Common Stock and ROC Common Stock, compared certain financial and stock market information for Chateau and ROC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations among real estate investment trusts, and performed such other studies and analyses as Goldman Sachs considered appropriate.

    Goldman Sachs assumed, with Chateau's consent, that the Chateau Stock Dividend will be declared and paid and any ROC Stock issued in a cash transaction will be issued as permitted by Section 4.1(b)(iv) of the Merger Agreement.

    Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, Goldman Sachs assumed, with Chateau's consent, that the forecasts referred to in the preceding paragraph had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Chateau and ROC, as the case may be, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Also in that regard, based on certain representations made by Chateau's management, Goldman Sachs assumed that the tax effects to Chateau and the holders of Chateau Common Stock, if any, resulting from the transactions contemplated by the Merger Agreement would be immaterial. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Chateau or ROC or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisals. Goldman Sachs' opinion does not address the relative merits of the Merger as compared to any alternative business transactions that might be available to Chateau.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Chateau or ROC or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Chateau Board as to the fairness of the Exchange Ratio pursuant to the Merger Agreement to Chateau and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of Chateau, ROC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the Chateau Board was one of many factors taken into consideration by the Chateau Board, in making its determination to approve the Merger Agreement.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Chateau selected Goldman Sachs as a co-financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Chateau and/or ROC for its own account and for the account of customers. As of the date hereof, Goldman Sachs holds for its own account 5,200 shares of ROC Common Stock.

    Under the terms of a letter agreement dated August 21, 1996, between Goldman Sachs and Chateau (the "Letter Agreement"), Goldman Sachs has acted as financial advisor with respect to the possible merger with ROC and the offers which MHC and Sun have made for the stock of Chateau and with respect to the possible purchase of all or a portion of the stock or assets of Chateau, a purchase by Chateau of securities or assets of other companies or the sale of Chateau by way of tender offer, merger or otherwise to ROC, MHC, Sun or any other party. Under the terms of the Letter Agreement, Chateau will pay Goldman Sachs (a) $375,000 payable at the commencement of the financial advisory relationship; (b) if (in a transaction that the Chateau Board does not recommend against) at least 20% of the outstanding stock of Chateau is acquired by any person or group other than ROC or Chateau itself in furtherance of a transaction with ROC, by means of a tender offer or merger, private or open market purchases of stock or otherwise, or if all or substantially all of the assets of Chateau are transferred by way of sale, distribution or liquidation, an additional 0.50% of the Aggregate Consideration (as defined below); (c) if Chateau acquires the securities or assets of another company and no fee has become payable or paid to Goldman Sachs pursuant to (b) above or (d) below, 2.00% of the aggregate value of such transaction in the event such aggregate value is less than or equal to $50 million, and 1.50% of the aggregate value of such transaction in the event such aggregate value is greater than $50 million, but in no event more than the amounts payable under (b) above or (d) below, less any fees paid pursuant to (a) above or (e) below; (d) if Chateau consummates a transaction with ROC involving a stock or asset sale, tender offer, merger or other business combination on or before December 31, 1996, $1 million, and, if such a transaction is consummated after December 31, 1996, 0.50% of Aggregate Consideration in each case less any fees paid or payable pursuant to (a), (b) or (c) above or (e) below; (e) if no transaction of the type described in (b) or (d) above is consummated on or before January 1, 1997, $375,000 payable on January 1, 1997 and an additional $375,000 on each subsequent April 1, 1997, July 1, 1997, October 1, 1997 and January 1, 1998; and (f) if any party initiates a solicitation of Chateau's stockholders and a transaction is consummated either with a party other than ROC or is consummated after December 31, 1996, then the fees payable pursuant to (b) and (d) above shall be 0.70% of the Aggregate Consideration. For purposes of
(b), (d) and (f) above, "Aggregate Consideration" is defined to include (i) the aggregate value of all such transactions, plus (ii) any amounts distributed to stockholders or to limited partners, plus (iii) amounts paid by the purchaser or Chateau with respect to contingently issuable shares, less any fees paid pursuant to (a), (c), (d) or (e) above. Chateau has also agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses and to indemnify Goldman Sachs against certain liabilities, including liabilities under federal securities laws, arising in connection with the provision of these services.

FINANCIAL ANALYSES

    The following is a summary of certain of the financial and comparative analyses which Merrill Lynch and Goldman Sachs presented to the Chateau Board on September 17, 1996. The summary includes certain comparative analyses involving hypothetical combinations with MHC or Sun, but neither Merrill Lynch nor Goldman Sachs used such analyses in arriving at their respective opinions, and neither Merrill Lynch nor Goldman Sachs expressed any opinion or view as to the relative merits of the Merger as compared to alternative business transactions, including transactions with MHC or Sun. Each of Merrill Lynch and Goldman Sachs did, however, render an opinion to the effect that the MHC Tender Offer is inadequate.

Selected Companies Analysis

    Merrill Lynch and Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Chateau to corresponding financial information, ratios and public market multiples for selected publicly traded companies in the field of manufactured home REITs. The selected companies were ROC, MHC and Sun (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that, for purposes of the Merrill Lynch and Goldman Sachs analysis, were considered similar to Chateau's. The multiples of Chateau were calculated using a price of $22.75 per share of Chateau Common Stock, the closing price of Chateau Common Stock on the NYSE on July 16, 1996 (the last trading day prior to the announcement of the Original Merger Agreement) (the "Chateau July 16 Stock Price"); a price of $23.25 per share of Chateau Common Stock, the closing price of Chateau Common Stock on the NYSE on August 16, 1996 (the last trading day prior to the announcement of the MHC Offer) (the "Chateau August 16 Stock Price"); and funds from operations ("FFO") per share of Chateau Common Stock of $1.82 for projected 1996 and $1.95 for projected 1997 (each as reported by First
Call). With respect to Chateau and the Selected Companies, Merrill Lynch and Goldman Sachs considered (A) 1996 and 1997 FFO multiples (based on July 16, 1996 closing market prices and projected 1996 and projected 1997 FFOs as reported by First Call for the Selected Companies) that ranged from (x) 11.5x to 11.8x for the Selected Companies compared to 12.5x for the Chateau July 16 Stock Price and
(y) 10.5x to 11.0x for the Selected Companies compared to 11.7x for the Chateau July 16 Stock Price, respectively; (B) 1996 and 1997 FFO multiples (based on August 16, 1996 closing market prices and projected 1996 and projected 1997 FFOs as reported by First Call for the Selected Companies) that ranged from (x) 11.9x to 12.4x for the Selected Companies compared to 12.8x for the Chateau August 16 Stock Price and (y) 11.1x to 11.4x for the Selected Companies compared to 11.9x for the Chateau August 16 Stock Price, respectively; (C) dividend yields as of July 16, 1996 that ranged from 6.8% to 7.3% for the Selected Companies compared to 7.1% for the Chateau July 16 Stock Price; and (D) dividend yields as of August 16, 1996 that ranged from 6.5% to 6.8% for the Selected Companies compared to 7.0% for the Chateau August 16 Stock Price.

Valuation Analysis

    Merrill Lynch and Goldman Sachs performed (A) an implied equity valuation (calculated, with respect to each year in the period from 1997 through 2001, as the sum of assumed multiples of projected FFO per share for that year ranging from 11.5x to 12.5x and projected dividends per share through that year, in each case discounted to present value at assumed discount rates ranging from 12.5% to 14.5%), (B) a discounted cash flow analysis (calculated as the sum of terminal values per share based on assumed multiples of projected 2001 FFO per share ranging from 11.5x to 12.5x and the projected 1997-2001 five-year stream of Cash Available for Distribution ("CAD") per share (FFO less normalized recurring capital expenditures), in each case discounted to present value at assumed discount rates ranging from 12.5% to 14.5%), (C) a net asset value summary (calculated by subtracting outstanding debt and other liabilities from gross value (based on projected 1997 net operating income at capitalization rates ranging from 8.50% to 9.50% plus the value of other assets)) and (D) a public market FFO multiple analysis (calculated by multiplying projected 1996 and 1997 FFO per share by public market multiples ranging from 11.5x to 12.5x projected 1996 FFO per share and 10.5x to 11.7x projected 1997 FFO per share in the Standalone Case (as defined below) and 11.9x to 12.8x projected 1996 FFO per share and 11.1x to 11.9x projected 1997 FFO per share in the Combination Cases (as defined below)), in each case using Chateau's management projections under the following four scenarios: (1) on a standalone basis for Chateau (the "Standalone Case"), (2) on a combined basis, assuming the combination of Chateau and ROC pursuant to which (w) holders of 75% of the OP Units exchange their OP Units for shares of Chateau Common Stock and waive their rights to receive Chateau Common Stock in respect of such shares pursuant to the Chateau Stock

Dividend for reallocation to the other Chateau stockholders, (x) the Chateau Stock Dividend is paid, (y) the Chateau Share Repurchase Program is completed and (z) each share of ROC Stock is converted into 1.042 shares of Chateau Common Stock (the "ROC Combination Case"), (3) on a combined basis, assuming the combination of Chateau and MHC pursuant to which each share of Chateau Common Stock and each OP Unit is converted into 1.15 shares of MHC common stock (the "MHC Combination Case") and (4) on a combined basis assuming the combination of Chateau and Sun pursuant to which each share of Chateau Common Stock and each OP Unit is converted into 0.892 shares of Sun common stock (the "Sun Combination Case" and together with the ROC Combination Case and the MHC Combination Case, the "Combination Cases"). The ROC Combination Case did not assume the Chateau Share Issuance (see "THE MERGER--Certain Transactions and Agreements Relating to the Merger--Chateau Share Issuance"); had that case assumed such issuance, certain of the valuations would have been somewhat lower. Under its implied equity valuation, the implied values per share of Chateau Common Stock (rounded to the nearest $0.25) ranged from (i) $21.25 to $24.50 in the Standalone Case,
(ii) $24.25 to $29.25 in the ROC Combination Case, (iii) $21.75 to $27.00 in the MHC Combination Case and (iv) $24.75 to $29.75 in the Sun Combination Case. Under its discounted cash flow analysis, the implied values per share of Chateau Common Stock (rounded to the nearest $0.25) ranged from (i) $22.25 to $25.50 in the Standalone Case, (ii) $27.00 to $30.25 in the ROC Combination Case, (iii) $26.00 to $29.75 in the MHC Combination Case and (iv) $28.25 to $32.25 in the Sun Combination Case. Under its net asset value summary, the implied net asset values per share of Chateau Common Stock (rounded to the nearest $0.25) ranged from (i) $19.75 to $23.25 in the Standalone Case, (ii) $22.75 to $25.50 in the ROC Combination Case, (iii) $19.25 to $22.50 in the MHC Combination Case and
(iv) $20.50 to $23.75 in the Sun Combination Case. Under its public market FFO multiple analysis, the implied values per share of Chateau Common Stock (rounded to the nearest $0.25) ranged from (i) $20.75 to $22.75 in the Standalone Case,
(ii) $24.75 to $26.25 in the ROC Combination Case, (iii) $22.25 to $24.25 in the MHC Combination Case and (iv) $25.25 to $27.50 in the Sun Combination Case.

Selected Transactions Analysis

    Merrill Lynch and Goldman Sachs reviewed certain information relating to the following 12 pending and consummated selected public transactions in the REIT industry since 1994: the Merger (as originally proposed and as amended); the merger contemplated by the Sun Proposal; the merger contemplated by the MHC Tender Offer; and transactions between (a) Highwoods Properties, Inc. and Crocker Realty Trust, Inc.; (b) Simon Property Group, Inc. and DeBartolo Realty;
(c) Security Capital U.S. Realty and CarrAmerica Realty Corp.; (d) Bradley Real Estate, Inc. and Tucker Properties Corp.; (e) BRE Properties, Inc. and REIT of California; (f) Horizon Outlet Centers, Inc. and McArthur/Glen Realty, Inc.; (g) Mid America Apartment Communities, Inc. and America First REIT; and (h) Wellsford Residential Property Trust and Holly Residential Properties, Inc. (collectively, the "Selected Transactions"). Such review indicated that, for the Selected Transactions (excluding proposed transactions relating to Chateau), (i) the premium (discount) of the implied offer price to the target stock price on the trading day before the transaction was announced ranged from (0.8%) to 38%, with a mean of 13.1%, compared to a premium of 3.3% over the price of the ROC Stock on the last trading day prior to the announcement of the Original Merger Agreement to be paid by Chateau in the Merger and (ii) the implied offer price expressed as a multiple of the target's projected FFO per share at the announcement date ranged from 6.6x to 15.5x, with a mean of 10.0x, compared to a multiple of 10.9x the projected 1997 FFO per share of ROC Stock (as reported by First Call) to be paid by Chateau in the Merger (based in each case on the effective exchange ratio after giving effect to the Chateau Stock Dividend and on the Chateau July 16, 1996 Stock Price).

Summary of Dilution Analysis

    Merrill Lynch and Goldman Sachs prepared a summary of dilution analysis of the financial impact of each of the Combination Cases. Assuming an exchange ratio of 1.042x (without taking into account any Chateau Stock Dividend or OP Unitholder exchanges), Merrill Lynch and Goldman Sachs compared the projected 1997 FFO per share of Chateau Common Stock to the projected 1997 FFO per share of Chateau

Common Stock in each of the Combination Cases. The Financial Advisors, relying on Chateau's management assumption that $3.0 million in annual synergies would result in each of the Combination Cases, performed this analysis under the following two scenarios: (a) using closing stock prices as of September 3, 1996 and $11.1 million in transaction costs financed at 7.33% and starting from 1997 FFO projections for Chateau, ROC, Sun and MHC as reported by First Call (the "Market Case") and (b) using the ten-day average closing stock prices as of September 13, 1996 and $11.2 million in transaction costs in the ROC Combination Case and $20.4 million in transaction costs in each of the Sun Combination Case and MHC Combination Case (reflecting payment of a break-up fee) financed at 7.0% and using 1997 FFO projections for Chateau and for each of the combined companies prepared by Chateau management (the "Management Case"). Based on such analyses, (a) in the Market Case, (i) the ROC Combination Case would result in 5.5% accretion to Chateau's stockholders and OP Unitholders; (ii) the Sun Combination Case would result in 10.4% accretion to Chateau's stockholders and OP Unitholders and (iii) the MHC Combination Case would result in 0.7% accretion to Chateau's stockholders and OP Unitholders and (b) in the Management Case, (i) the ROC Combination Case would result in 8.6% accretion to Chateau's stockholders and OP Unitholders; (ii) the Sun Combination Case would result in 17.9% accretion to Chateau's stockholders and OP Unitholders; and (iii) the MHC Combination Case would result in 4.0% accretion to Chateau's stockholders and OP Unitholders.

Impact of Stock Dividend on Exchange Ratio

    Merrill Lynch and Goldman Sachs analyzed the impact of the Chateau Stock Dividend and of the election by OP Unitholders to exchange their OP Units prior to such dividend under the following four scenarios: (a) no OP Unitholders electing to exchange (the "No Exchange Case"), (b) OP Unitholders electing to exchange 60% of the OP Units (the "60% Exchange Case"), (c) OP Unitholders electing to exchange 75% of the OP Units (the "75% Exchange Case") and (d) OP Unitholders electing to exchange 90% of the OP Units (the "90% Exchange Case"). Based on such scenarios, (i) the Chateau Stock Dividend to be received by Chateau's public stockholders ranged from 3.16% in the No Exchange Case to 6.85% in the 90% Exchange Case; (ii) the implied market value per share of Chateau Common Stock held by public stockholders (based on the September 13, 1996 closing price of the ROC Common Stock) ranged from $25.02 in the No Exchange Case to $25.91 in the 90% Exchange Case; and (iii) the accretion to Chateau's public stockholders in the Management Case ranged from 8.6% in the No Exchange Case to 12.2% in the 90% Exchange Case.

Contribution Analysis

    Merrill Lynch and Goldman Sachs reviewed certain historical and estimated future operating and financial information, including, among other things, revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and FFO and CAD for each of Chateau, ROC, Sun and MHC and the combined entity in each of the Combination Cases based on Chateau, ROC, Sun and MHC historical financial information and Chateau management's forecasts for Chateau, and Chateau and ROC managements' forecasts for the ROC Combination Case and First Call estimates for Sun and MHC. Based on a range of exchange ratios from 1.000 to 1.040 shares of Chateau Common Stock for each share of ROC Stock, the analysis indicated that (a) Chateau stockholders would receive between 53.3% and 54.3% of the total number of shares of the combined entity formed in the Merger and (b) Chateau stockholders would have contributed to that combined entity (i) in 1995 (actual), 54.9% of revenue, 56.7% of EBITDA, 52.7% of FFO and 55.4% of CAD; (ii) in projected 1996, 51.8% of revenue, 54.5% of EBITDA, 53.4% of FFO and 54.9% of CAD; and (iii) in projected 1997, 50.0% of revenue, 52.5% of EBITDA, 51.6% of FFO and 53.3% of CAD. Based on an exchange ratio of 1.15 shares of MHC common stock for each share of Chateau Common Stock, the analysis indicated that (a) Chateau stockholders would receive 39.7% of the total number of shares of the combined entity formed in the MHC Combination Case and (b) Chateau stockholders would have contributed to that combined entity (i) in 1995 (actual), 41.1% of revenue, 42.1% of EBITDA, 42.5% of FFO and 44.3% of CAD; (ii) in projected 1996, 40.3% of revenue, 41.4% of EBITDA, 40.8% of FFO and 42.4% of CAD; and (iii) in projected 1997, 39.8% of revenue, 41.1% of

EBITDA, 41.2% of FFO and 43.0% of CAD. Based on an exchange ratio of 0.892 shares of Sun common stock for each share of Chateau Common Stock, the analysis indicated that (a) Chateau stockholders would receive 45.3% of the total number of shares of the combined entity formed in the Sun Combination Case and (b) Chateau stockholders would have contributed to that combined entity (i) in 1995 (actual), 58.3% of revenue, 55.5% of EBITDA, 51.8% of FFO and 53.2% of CAD; (ii) in projected 1996, 47.2% of revenue, 43.9% of EBITDA, 42.7% of FFO and 44.1% of CAD; and (iii) in projected 1997, 44.7% of revenue, 42.0% of EBITDA, 42.4% of FFO and 43.8% of CAD.

Analysis of Exchange Ratios

    Merrill Lynch and Goldman Sachs compared the exchange ratio in the Combination Cases with the historical ratios of the daily market prices of (x) Chateau Common Stock and ROC Common Stock, (y) Chateau Common Stock and MHC common stock and (z) Chateau Common Stock and Sun common stock for the last twelve months leading up to September 13, 1996, which ranged from .88 to 1.11;
1.152 to 1.425; and .810 to .956, respectively.

                                   THE MERGER

GENERAL

    The Original Merger Agreement, dated as of July 17, 1996, among ROC, Chateau, RSub and Chateau Communities, Inc., has been amended and restated by the Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996, among ROC, Chateau and RSub, as amended by the Amendment thereto dated as of December 20, 1996. The following description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Stockholders of ROC and stockholders of Chateau are urged to read the Merger Agreement in its entirety. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Merger Agreement.

EFFECTS OF THE MERGER

    The Merger Agreement provides that, subject to the ROC Stockholder Approval and the Chateau Stockholder Approval and the satisfaction or waiver of the other conditions to the Merger, RSub will merge with ROC, whereupon the separate existence of RSub will cease and ROC will be the surviving corporation of the Merger. At the Effective Time, the conversion of ROC Stock pursuant to the Merger Agreement will be effected as described below. The Charter of the Combined Company immediately following the Effective Time will be the current Charter of Chateau, and the By-Laws of the Combined Company will be the current By-Laws of Chateau, as amended effective as of the Effective Time, each as described below in "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY-- Certain Provisions of Chateau's Charter and By-Laws and of Maryland Law--Charter and By-Laws Amendments." Following completion of the Merger, the directors and executive officers of the Combined Company will be the individuals identified below in "MANAGEMENT OF THE COMBINED COMPANY--Directors and Executive Officers of the Combined Company." The Merger Agreement provides that, at the first annual meeting of stockholders of the Combined Company following the Merger, the Board of Directors of the Combined Company will solicit stockholder approval to change the Combined Company's name to "Chateau Communities, Inc."

EFFECTIVE TIME OF THE MERGER

    Following the ROC Stockholder Approval and the Chateau Stockholder Approval and subject to satisfaction or waiver of the terms and conditions thereof, the Merger will become effective upon the filing of Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, which filing will be made as soon as practicable following such stockholder approvals. As previously noted, it is anticipated that the Chateau Special Meeting will be held approximately 12 days after the ROC Special Meeting.

TERMS OF THE MERGER

    At the Effective Time, each outstanding share of ROC Stock shall be converted into the right to receive the Merger Consideration. The Merger Consideration with respect to each share of ROC Stock will consist of 1.042 fully paid and nonassessable shares of Chateau Common Stock. Each holder of ROC Stock otherwise entitled to receive a fractional share of Chateau Common Stock will receive in lieu of any fractional shares of Chateau Common Stock, such holder's proportionate interest, if any, of the net proceeds from the sale by the Exchange Agent (as defined below), in one or more transactions on behalf of all such holders, of the fractional shares of Chateau Common Stock, executed on the NYSE in round lots to the extent practicable. The Merger Agreement also contemplates that Chateau will declare the Chateau Stock Dividend, equal to
0.0316 shares of Chateau Common Stock for each share outstanding, and an equivalent distribution on each OP Unit outstanding, payable to Chateau stockholders and OP Unitholders of record on the Stock Dividend Record Date. The effective Exchange Ratio for the Merger after giving effect to the conversion of each share of ROC Stock into 1.042 shares of Chateau Common

Stock and the Chateau Stock Dividend is 1.01 to one. From the point of view of existing Chateau stockholders, as a result of the waiver of the Chateau Stock Dividend by Exchanging OP Unitholders and the reallocation to Chateau stockholders of the shares which would otherwise have been received, the effective exchange ratio will be 0.98 to one. The waiver of the Chateau Stock Dividend will not impact the Exchange Ratio for ROC stockholders.

CONDITIONS TO THE MERGER; TERMINATION; WAIVER AND AMENDMENT

    In addition to the ROC Stockholder Approval and the Chateau Stockholder Approval, the obligations of ROC on the one hand and Chateau on the other to effect the Merger and consummate the Other Transactions are subject to the satisfaction or waiver of certain other conditions including: (i) the absence of any injunction or other legal prohibition against the Merger or any of the Other Transactions; (ii) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; (iii) the receipt of all "Blue Sky" or state securities permits and authorizations and items necessary to issue the shares of Chateau Common Stock as part of the Merger Consideration and the approval of such shares for listing on the NYSE; (iv) the receipt of certain legal opinions as to, among other things, the Combined Company's status as a REIT and that the Combined Company is not an "investment company" as defined in the Investment Company Act of 1940; (v) the receipt of evidence of the successful completion of the issuance of RSub Common Stock (as defined below) to 120 persons; and (vi) the taking or obtaining of all material actions by or filings with governmental authorities required in connection with the Merger and Other Transactions.

    The obligations of ROC to effect the Merger and consummate the Other Transactions are further conditioned on the following: (i) the continuing accuracy through the date of the first phase of the OP Unit Exchange in all material respects of the representations and warranties made by Chateau in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by Chateau under the Merger Agreement;
(iii) the receipt of consents and waivers from third parties which if not obtained would have a material adverse effect on Chateau; (iv) the receipt of opinions from counsel for Chateau as to the status of Chateau as a REIT and of the Operating Partnership as a partnership for federal income tax purposes and regarding the treatment of the Merger and the OP Unit Exchange as transfers of property qualifying for treatment pursuant to Section 351 of the Code and on certain other matters; (v) there having been no change in Chateau's business, results of operations or financial condition through the date of the first phase of the OP Unit Exchange which would have a material adverse effect on Chateau;
(vi) the execution by Chateau of the New Registration Rights Agreement; and
(vii) reasonable satisfaction of ROC that the Chateau By-Laws have been amended substantially in accordance with the terms outlined in the Merger Agreement. Materiality for the purpose of clauses (i), (iii) and (v) above is defined in the Merger Agreement as events resulting in aggregate net economic losses to Chateau in excess of $5 million, and ROC would not be obligated to close if the net economic losses created by the failure of the conditions described in such clauses to be satisfied exceeded, in the aggregate, $5 million.

    The obligations of Chateau to issue the Merger Consideration to the ROC stockholders and consummate the Other Transactions are further conditioned on the following: (i) the continuing accuracy through the date of the first phase of the OP Unit Exchange in all material respects of the representations and warranties made by ROC in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by ROC under the Merger Agreement; (iii) the receipt of consents and waivers from third parties which if not obtained would cause a material adverse effect on ROC; (iv) the receipt of opinions from counsel for ROC as to the treatment of the Merger and the OP Unit Exchange as transfers of property qualifying for treatment pursuant to Section 351 of the Code and on the status of ROC as a REIT and of the Financing Partnership as a partnership for federal income tax purposes; (v) there having been no change in ROC's business, results of operations or financial condition through the date of the first phase of the OP Unit Exchange which would have a material adverse effect on ROC; and (vi) the Specified Debt Obligations (as defined in the Merger Agreement) that shall be assumed by the Operating Partnership or the Financing Partnership upon consummation of the transactions contemplated by the Contribution Agreement providing, following such consummation, that neither ROC, Chateau nor any partner of the Financing Partnership (other than the Operating Partnership) or the

Operating Partnership will have any liability for the repayment of such Specified Debt Obligations. Materiality for the purpose of clauses (i), (iii) and (v) above is defined in the Merger Agreement as events resulting in aggregate net economic losses to ROC in excess of $5 million, and Chateau would not be obligated to close if the net economic losses created by the failure of the conditions described in such clauses to be satisfied exceeded, in the aggregate, $5 million.

    The Merger Agreement may be terminated prior to the Effective Time, whether before or after the ROC Stockholder Approval and Chateau Stockholder Approval are obtained, as follows: (i) by mutual written consent of ROC and Chateau duly authorized by the respective Boards of Directors of ROC and Chateau; (ii) by Chateau, upon a breach of any representation or warranty on the part of ROC set forth in the Merger Agreement, or if any representation or warranty of ROC shall, on or prior to the date of the first phase of the OP Unit Exchange, have become untrue (in either case, such that ROC would have net economic losses of at least $5 million) or the breach in any material respect of any covenant or agreement of ROC set forth in the Merger Agreement; (iii) by ROC, upon a breach of any representation or warranty on the part of Chateau set forth in the Merger Agreement, or if any such representation or warranty of Chateau shall, on or prior to the date of the first phase of the OP Unit Exchange, have became untrue (in either case, such that Chateau would have net economic losses of at least $5 million) or the breach in any material respect of any covenant or agreement of Chateau set forth in the Merger Agreement; (iv) by either ROC or Chateau, if any permanent injunction or action preventing the consummation of the Merger shall have become final and nonappealable; (v) by either ROC or Chateau, if the Merger shall not have been consummated before March 31, 1997 (and if the terminating party has not willfully breached any of its representations, warranties or covenants in the Merger Agreement); (vi) by either ROC or Chateau, if either the Chateau Stockholder Approval or the ROC Stockholder Approval is not obtained;
(vii) by ROC, if prior to the date of the first phase of the OP Unit Exchange the ROC Board shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in connection with the approval and recommendation of a Superior Competing Transaction; (viii) by Chateau, if the ROC Board or any committee thereof shall have (A) prior to the date of the first phase of the OP Unit Exchange withdrawn or modified in a manner adverse to Chateau its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Superior Competing Transaction, (B) entered into certain agreements with respect to any Competing Transaction (other than a confidentiality agreement permitted under the Merger Agreement) or (C) resolved to do any of the foregoing; (ix) by Chateau, if prior to the date of the first phase of the OP Unit Exchange the Chateau Board shall have withdrawn or modified its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders in connection with the approval and recommendation of a Superior Competing Transaction; (x) by ROC, if the Chateau Board or any committee thereof shall have (A) prior to the date of the first phase of the OP Unit Exchange withdrawn or modified in a manner adverse to ROC its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders, or approved or recommended any Superior Competing Transaction, (B) entered into certain agreements with respect to any Competing Transaction (other than a confidentiality agreement permitted under the Merger Agreement) or (C) resolved to do any of the foregoing; (xi) by ROC if (A) on or prior to the date of the first phase of the OP Unit Exchange any of the Exchanging OP Unitholders that have executed the Chateau Securityholder Agreement has failed to exchange the OP Units it has agreed to exchange by that date under such agreement and such OP Units have not been replaced by OP Units held by other OP Unitholders or
(B) ten days after the date that each of the OP Unitholders that has as of the date of the Merger Agreement expressed its intent to exchange its OP Units for shares of Chateau Common Stock as contemplated by the Merger Agreement withdraws such intention in writing; and (xii) by Chateau if (A) within five business days after the date ROC delivers an Issuance Notice (as defined in the Merger Agreement) pertaining to the issuance of capital stock in a cash transaction, Chateau provides written notice to ROC to the effect that if ROC proceeds with the issuance contemplated by the Issuance Notice Chateau will terminate the Merger Agreement, (B) ROC, notwithstanding such notice from Chateau, proceeds with the issuance, and (C) Chateau notifies ROC in writing of the termination of the Merger Agreement within five business days after ROC notifies Chateau of the closing of the issuance.

    The parties may, by an appropriate instrument executed at any time prior to the Effective Time, whether before or after the ROC Stockholder Approval and the Chateau Stockholder Approval are obtained, amend the Merger Agreement; provided that after the receipt of such approvals, no amendment or modification may be made which alters the amount or changes the form of the consideration to be delivered to the stockholders of ROC or Chateau in the Merger or that in any way adversely affects such stockholders.

    Either of ROC or Chateau may also, at any time prior to the Effective Time:
(i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; and (iii) subject to limitations on amendment, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

NO SOLICITATION; BOARD ACTION; FEES AND EXPENSES

    The Merger Agreement provides that each of ROC and Chateau shall not initiate, solicit (including by way of furnishing non-public information or assistance) any inquiries or make any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or authorize or permit any of its officers, directors or employees or any representative retained by it to take any such action, and each must notify the other in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of ROC or Chateau in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets;
(iii) any tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of ROC or Chateau or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Notwithstanding the above-described non-solicitation provision and other provisions of the Merger Agreement, to the extent required by the fiduciary obligations of the Board of Directors of either ROC or Chateau, as determined in good faith based on the advice of outside counsel, either ROC or Chateau may:
(i) disclose to its stockholders and the OP Unitholders any information required by law to be disclosed, (ii) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information pursuant to a customary confidentiality agreement to, any person in connection with a Competing Transaction proposed by such person and (iii) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of (A) for ROC, the Merger Agreement and the Merger and (B) for Chateau, the issuance of the Merger Consideration to the ROC Stockholders in the Merger) a Superior Competing Transaction, which is defined in the Merger Agreement as a bona fide proposal of a Competing Transaction made by a third party which the applicable Board of Directors determines in good faith (based on the advice of its investment banking firm) to be more favorable to its stockholders than the Merger.

    Except as described below, all out-of-pocket costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses. If the Merger Agreement is terminated by reason of the breach by ROC of any covenant, agreement, representation or warranty contained therein, then ROC shall be obligated to pay as directed by the Operating Partnership an amount (the "Chateau Break-Up Expenses") equal to the lesser of (i) the Operating Partnership's out-of-pocket expenses incurred in connection with the Original Agreement and the Merger Agreement and the Other Transactions (but in no event an amount greater than $4 million) (the "Expense Fee Base Amount") or (ii) the maximum amount payable to the Operating Partnership as expenses in connection with the Merger and the Other Transactions that would not cause Chateau to fail to qualify as a REIT. In addition, if the Merger Agreement is terminated by reason of: (i) the breach by ROC of any covenant, agreement, representation or warranty contained therein and prior to termination of the Merger Agreement ROC shall have received a proposal for a Competing Transaction and within 12 months after the date of such termination ROC shall have entered into a definitive agreement providing for a Competing Transaction that is equally or more favorable to ROC's stockholders than the Merger from a financial point of view; (ii) the failure of the ROC Stockholder Approval to be obtained and prior to termination of the Merger Agreement ROC shall have received a proposal for a Competing Transaction and within 12 months after the date of such termination ROC shall have entered into a definitive agreement providing for a Competing Transaction that is equally or more favorable to ROC's stockholders than the Merger from a financial point of view; (iii) the withdrawal, modification or change by the ROC Board in any manner adverse to Chateau of its recommendation of the Merger or the Merger Agreement in connection with the approval or recommendation of a Superior Competing Transaction; or (iv) the entry by ROC into any agreement in respect of a Competing Transaction (other than a confidentiality agreement as contemplated above) or the ROC Board or any committee thereof having resolved to enter into such agreement, then ROC shall be obligated to pay as directed by the Operating Partnership an amount equal to the lesser of (A) $10 million (the "Base Amount") and (B) the maximum amount payable to the Operating Partnership as a transaction termination fee that would not cause Chateau to fail to qualify as a REIT (the "Chateau Break-Up Fee"). In the event that the Operating Partnership is not able to receive the full Base Amount or Expense Fee Base Amount, as the case may be, ROC shall place the unpaid amount in escrow to be released upon receipt of a letter from Chateau's accountants and/or an opinion letter from Chateau's attorneys indicating that all or a portion of such escrowed amount may be paid, in which case ROC shall pay the indicated amount to the Operating Partnership. ROC's obligation to pay any unpaid portion of such expenses shall terminate five years from the date upon which such expenses first become due.

    Notwithstanding anything to the contrary contained above, if the Operating Partnership realizes any Total Profit pursuant to the ROC Option Agreement and at any time or from time to time the sum of (i) the Total Profit realized by the Operating Partnership, (ii) the Chateau Break-Up Fee paid to the Operating Partnership and (iii) the amount of Chateau Break-Up Expenses paid to the Operating Partnership exceeds the sum of (i) the Base Amount (which amount shall be counted as zero if ROC has not become obligated to pay the Chateau Break-Up Fee under the Merger Agreement) and (ii) the Expense Fee Base Amount (which amount shall be counted as zero if ROC has not become obligated to pay the Chateau Break-Up Expenses under the Merger Agreement), then the Chateau Break-Up Fee and/ or Chateau Break-Up Expenses shall be reduced by such excess, and the amount, if any, still held in escrow shall be released to ROC, and the Operating Partnership shall promptly refund the balance of such excess to ROC.

    If the Merger Agreement is terminated because (i) on or prior to the record date for the Chateau Stockholders Meeting any of the Exchanging OP Unitholders that has executed the Chateau Securityholder Agreement has failed to exchange the OP Units it has agreed to exchange by that date under such agreement and such OP Units have not been replaced by OP Units held by other OP Unitholders or
(ii) ten days after the date that each of the OP Unitholders that has as of the date of the Merger Agreement expressed its intent to exchange its OP Units for shares of Chateau Common Stock as contemplated by the Merger Agreement withdraws such intention in writing, then Chateau will pay to ROC up to $2 million in out-of-pocket expenses incurred in connection with the Original Agreement, the Merger Agreement or the Other Transactions. If the Merger Agreement is terminated by reason of the breach by Chateau of any covenant, agreement, representation or warranty contained therein, then Chateau shall be obligated to pay as directed by ROC an amount (the "ROC Break-Up Expenses") equal to the lesser of (i) ROC's out-of-pocket expenses (other than expenses, if any, reimbursed pursuant to the provision described in the first sentence of this paragraph) incurred in connection with the Original Merger Agreement and the Merger Agreement and the Other Transactions (but in no event an amount greater than $4 million) and (ii) the maximum amount payable to ROC as expenses in connection with the Merger and the Other Transactions that would not cause ROC to fail to qualify as a REIT. In addition, if the Merger Agreement is terminated by reason of: (i) the breach by Chateau of any covenant, agreement, representation or warranty contained therein and within 12 months after the date of termination of the Merger Agreement Chateau shall have entered into a definitive agreement providing for a Competing Transaction that is equally or more favorable to Chateau's stockholders than the Merger from a financial point of view; (ii) the failure of the Chateau Stockholder Approval to be obtained and within 12 months after the date of termination of the Merger Agreement Chateau shall have entered into a definitive agreement providing for a Competing Transaction that is equally or more favorable to Chateau's stockholders than the Merger from a financial point of view; (iii) the withdrawal, modification or change by the Chateau Board in any manner adverse to ROC of its recommendation of the issuance of the Merger Consideration to the ROC stockholders in connection with the approval or recommendation of a Superior Competing Transaction; (iv) the entry by Chateau into any agreement in respect of a Competing Transaction (other than a confidentiality agreement as contemplated above) or the Chateau Board or any committee thereof having resolved to enter into such agreement; or (v) if (A) on or prior to the record date for the Chateau Stockholders Meeting any of the Exchanging OP Unitholders that have executed the Chateau Securityholder Agreement has failed to exchange the OP Units it has agreed to exchange by that date under such agreement and such OP Units have not been replaced by OP Units held by other OP Unitholders or (B) ten days after the date that each of the OP Unitholders that has as of the date of the Merger Agreement expressed its intent to exchange its OP Units for shares of Chateau Common Stock as contemplated by the Merger Agreement withdraws such intention in writing, and within 12 months after the date of termination of the Merger Agreement Chateau shall have entered into a definitive agreement providing for a Competing Transaction that is equally or more favorable to Chateau's stockholders from a financial point of view, then Chateau shall be obligated to pay as directed by ROC an amount equal to the lesser of (A) $10 million (reduced by the amount of expenses reimbursed pursuant to the provision described in the first sentence of this paragraph) and (B) the maximum amount payable to ROC as a transaction termination fee that would not cause ROC to fail to qualify as a REIT (the "ROC Break-Up Fee"). In the event that ROC is not able to receive the full Base Amount or Expense Fee Base Amount, as the case may be, Chateau shall place the unpaid amount in escrow to be released upon receipt of a letter from ROC's accountants and/or an opinion letter from ROC's attorneys indicating that all or a portion of such escrowed amount may be paid, in which case Chateau shall pay the indicated amount to ROC. Chateau's obligation to pay any unpaid portion of such expenses shall terminate five years from the date upon which such expenses first become due.

    Notwithstanding anything to the contrary contained above, if ROC realizes any Total Profit pursuant to the Chateau Option Agreement and at any time or from time to time the sum of (i) the Total Profit, (ii) ROC Break-Up Fee and
(iii) the amount of ROC Break-Up Expenses exceeds the sum of (i) the Base Amount (which amount shall be counted as zero, if Chateau has not become obligated to pay the ROC Break-Up Fee under the Merger Agreement) and (ii) the Expense Fee Base Amount (which amount shall be counted as zero, if Chateau has not become obligated to pay the ROC Break-Up Expenses under the Merger Agreement), then the ROC Break-Up Fee and/or the ROC Break-Up Expenses shall be reduced (it being agreed that the allocation of the reduction shall be determined in the discretion of ROC) by such excess, and the amount, if any, still held in escrow shall be released to Chateau and ROC shall promptly refund the balance of such excess to Chateau.

    The provisions of the Merger Agreement described in this subsection are intended to increase the likelihood that the Merger and the Other Transactions will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of such provisions may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, ROC or Chateau, or from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to stockholders of ROC or Chateau, as the case may be, which had a higher value than the shares of Chateau Common Stock to be received per share of ROC Stock pursuant to the Merger Agreement.

CONDUCT OF ROC'S AND CHATEAU'S BUSINESSES PENDING COMPLETION OF THE MERGER

Covenants of ROC

    The Merger Agreement provides that, except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, ROC: (i) will carry on its business in the usual, regular and ordinary course, substantially in the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and status as a REIT and (ii) will not (A) except for regular quarterly dividends not in excess of $.405 per share of ROC Stock (which may be increased to an amount not in excess of $.425 per share of ROC Stock upon prior notice to Chateau), declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, split, combine or reclassify any of its capital stock or partnership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or partnership interests or purchase, redeem or otherwise acquire any shares of its capital stock or partnership interests; (B) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting or redeemable securities of ROC or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to ROC or any ROC subsidiary (except as contemplated by the Merger Agreement, the ROC Option Agreement, the exercise of outstanding ROC Options, the adoption of a stockholder's rights plan and the issuance of rights or securities thereunder, or the issuance of up to 1 million shares of capital stock by ROC in a cash transaction (subject to the conditions described in the last sentence of this paragraph); (C) amend its Charter, By-Laws, or other comparable charter, partnership agreement or organizational documents (except for amendments to the Charter or By-Laws of ROC that do not materially and adversely affect, in the reasonable judgment of the ROC Board, the prospects for consummation of the Merger and the Other Transactions or the economic impact of the Merger on the Chateau stockholders); (D) in the case of ROC or any of its subsidiaries, merge or consolidate with any person (except as otherwise provided in (E) below); (E) in a transaction involving capital, securities or other assets or indebtedness of ROC in excess of (1) $10 million, without providing to Chateau reasonable prior written notice of and an opportunity to consult in connection with such transaction or (2) $20 million, without obtaining the prior written consent of Chateau, which consent is not to unreasonably be withheld or delayed: (I) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof or interest therein or any assets; (II) mortgage or otherwise encumber or subject to any lien or sell, lease or otherwise dispose of any of its material properties or assets or agree to do any of the foregoing; or (III) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ROC, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person (or engage in any transactions of the types described in clauses (I), (II), and (III) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of ROC in excess of $40 million), without obtaining the prior written consent of Chateau, which may be withheld for any reason or no reason; provided, however, that ROC may, without providing notice to or obtaining any consent from Chateau, proceed with a debt financing by ROC that will be at a fixed interest rate for a term not to exceed ten years and in a principal amount not to exceed $80 million and will provide by its terms that the lender consents to the assumption or transfer of the debt to the Operating Partnership upon consummation of the Merger and that such debt shall, upon such assumption or transfer, be non-recourse to the partners of the Operating Partnership; (F) make any tax election (unless required by law or necessary to preserve ROC's status as a REIT); (G) (1) except as required by generally accepted accounting principles, the Commission or applicable law, change in any material manner any of its methods, principles or practices of accounting in effect on June 30, 1996, or (2) make or rescind any election relating to taxes, settle or compromise any claim relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995; (H) adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated by the Merger Agreement) or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; (I) settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the Other Transactions; (J) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of September 17, 1996, were officers, directors or employees of ROC or any subsidiary not approved by a majority of the "independent" members of the ROC Board; or (K) authorize or commit or agree to take any of the foregoing actions. ROC has agreed that (i) prior to January 17, 1997 and for the period during the term of the Merger Agreement occurring after the date of the ROC Special Meeting, it will not issue any shares of capital stock in a cash transaction unless it first obtains the prior consent of Chateau (which consent shall not be unreasonably withheld or delayed) and (ii) following January 17, 1997 (but only on a date that is on or prior to the date of the ROC Special Meeting), ROC may issue such shares without obtaining the consent of Chateau, provided that, prior to effecting such issuance, ROC must notify Chateau of its intention to effect the issuance, specifying in such notice the number and minimum price of the shares it proposes to issue, and such issuance may give rise to termination rights in favor of Chateau.

Covenants of Chateau

    The Merger Agreement provides that, except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, Chateau: (i) will carry on its business in the usual, regular and ordinary course, substantially in the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and status as a REIT and (ii) will not (A) except for (x) in the case of Chateau, for regular quarterly dividends not in excess of $.405 per share of Chateau Common Stock (which may be increased to an amount not in excess of $.425 per share of Chateau Common Stock upon prior notice to ROC), and (y) in the case of the Operating Partnership, for regular quarterly distributions to the general and limited partners of the Operating Partnership not in excess of $.405 per OP Unit (which may be increased to an amount not in excess of $.425 per OP Unit upon prior notice to ROC), and (z) any distributions by any other wholly owned Chateau subsidiaries, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Chateau's capital stock or the OP Units or partnership interests or stock in any Chateau subsidiary that is not directly or indirectly wholly owned by Chateau, other than the Chateau Stock Dividend (and corresponding adjustment of outstanding OP Units in accordance with the Operating Partnership Agreement), split, combine or reclassify any of its capital stock or partnership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or partnership interests or, other than for the repurchase by Chateau of up to 1.5 million shares of Chateau Common Stock or as contemplated under the exchange provisions of the Operating Partnership Agreement, purchase, redeem or otherwise acquire any shares of its capital stock or partnership interests or any options, warrants or rights to acquire, or security convertible into, shares of its capital stock or partnership units; (B) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities of Chateau

(including partnership interests of the Operating Partnership or interests in any other subsidiary) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to Chateau or any Chateau subsidiary (except as contemplated by the Merger Agreement, Chateau's dividend reinvestment plan, the Chateau Option Agreement, the exercise of outstanding Chateau Options, the adoption (with the consent of ROC which shall not be unreasonably withheld or delayed) of a stockholder's rights plan and the issuance (with the consent of ROC which shall not be unreasonably withheld or delayed) of rights or securities thereunder, or the issuance of shares of Chateau Common Stock to existing OP Unitholders of up to the number of shares that may be repurchased by Chateau under the Chateau Share Repurchase Program (at an average price per share at least equal to the average price per share paid in such program)); (C) amend its Charter, By-Laws or any other comparable charter, partnership agreement or organizational documents (except for By-law amendments that are consented to by ROC, which consent shall not be unreasonably withheld or delayed); (D) in the case of Chateau, the Operating Partnership or any other Chateau subsidiary, merge or consolidate with any person (except as provided in (E) below); (E) in a transaction involving capital, securities or other assets or indebtedness of Chateau in excess of (1) $10 million, without providing to ROC reasonable prior written notice of and an opportunity to consult in connection with such transaction or (2) $20 million, without obtaining the prior written consent of ROC, which consent is not to be unreasonably withheld or delayed: (I) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof or interest therein or any assets; (II) mortgage or otherwise encumber or subject to any lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or (III) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Chateau or any Chateau subsidiary, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person (or engage in any transactions of the types described in clauses (I), (II) and (III) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of Chateau in excess of $40 million), without obtaining the prior written consent of ROC, which may be withheld for any reason or no reason; (F) make any tax election (unless required by law or necessary to preserve Chateau's status as a REIT or the status of the Operating Partnership as a partnership for federal tax purposes); (G) (1) except as required by generally accepted accounting principles, the Commission or applicable law, change in any material manner any of its methods, principles or practices of accounting in effect on June 30, 1996, or (2) make or rescind any express or deemed election relating to taxes, settle or compromise any claim relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995; (H) except as provided by a severance plan that, by its terms, terminates upon consummation of the Merger, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated by the Merger Agreement) or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; (I) settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the Other Transactions; (J) except as provided by a severance plan that, by its terms, terminates upon consummation of the Merger, enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of September 17, 1996 were officers, directors or employees of Chateau or any subsidiary not approved by a majority of the "independent" members of the Chateau Board; or
(K) authorize or commit or agree to take any of the foregoing actions.

Certain Additional Covenants

    MUTUAL COVENANTS. The Merger Agreement provides that each of ROC and Chateau will (i) not take any action that would cause its representations and warranties to become untrue or any conditions to closing not be satisfied; (ii) cooperate with one another in preparing, responding to the Commission in respect of, and causing to be mailed to ROC's stockholders and Chateau's stockholders this Joint Proxy Statement/Prospectus and the Registration Statement on Form S-4 in which it is included; (iii) afford access to information regarding its business to the other and its representatives and hold in confidence nonpublic information relating to the other party (subject to customary exceptions); (iv) use their best efforts to cause the conditions precedent to the Merger and the Other Transactions to become satisfied and to cause the expeditious consummation of the Merger and Other Transactions, including, (A) making governmental filings and taking all reasonable steps to obtain required governmental consents and approvals, (B) obtaining necessary non-governmental third-party consents, except that neither ROC nor Chateau is required to consult with the other prior to making expenditures in obtaining such consents and in no event will make payment of any such amount in excess of $500,000 in obtaining such consents without obtaining the prior written consent of the other, which consent is not to be unreasonably withheld or delayed, and (C) defending legal proceedings challenging the Merger, the Merger Agreement or the Other Transactions, except that neither ROC nor Chateau is required to take any such action that would cause a court or administrative order to be issued restraining consummation of the Merger; (v) provide prompt notice to the other party of breaches by it of representations, warranties or covenants in the Merger Agreement; (vi) consult with one another prior to making any public statements regarding the Merger;
(vii) cooperate with each other in preparing returns and other documents relating to any Transfer and Gains Taxes related to the Merger or the Other Transactions and to qualify the Merger and the transfer of OP Units and other property to Chateau as transfers of property qualifying for treatment under
Section 351 of the Code; (viii) prior to the Effective Time, use their best efforts to have the NYSE approve for listing, upon official notice of issuance, the Chateau Common Stock to be issued in the Merger; (ix) use their best efforts to obtain state securities or "Blue Sky" approvals necessary in connection with the Merger and the Other Transactions; (x) utilize reasonable efforts to cooperate with each other to cause the Specified Debt Obligations that shall be assumed by the Operating Partnership or the Financing Partnership upon consummation of the transactions contemplated by the Contribution Agreement to provide that, following such consummation, neither ROC, Chateau nor any partner of the Financing Partnership (other than the Operating Partnership) or the Operating Partnership will have any liability for the repayment of such Specified Debt Obligations; (xi) cause the Chateau Board, prior to the Effective Time, to adopt an irrevocable resolution to the effect that the ROC Principals and the present or future affiliates or associates of any of the foregoing or any other person acting in concert or as a group with any of the foregoing shall be exempted from the Maryland Business Combination Law and from any successor or similar statutory provisions; and (xii) comply with certain other customary covenants.

    CERTAIN ADDITIONAL COVENANTS OF ROC. The Merger Agreement provides that (i) ROC will call, give notice of, and convene the ROC Special Meeting for the purpose of obtaining the ROC Stockholder Approval; (ii) ROC will not solicit or take certain other actions in respect of Competing Transactions (see "--Terms of the Merger--No Solicitation; Board Action; Fees and Expenses"); (iii) ROC will recommend to its stockholders at the ROC Special Meeting (and any postponement or adjournment thereof) the approval of the Merger, the Merger Agreement and the Other Transactions and will use its best efforts (including postponement or adjournment of the ROC Special Meeting for a reasonable period of time and for a reasonable number of times) to seek and solicit the ROC Stockholder Approval (including retention of proxy solicitors); and (iv) ROC will comply with certain other customary covenants.

    CERTAIN ADDITIONAL COVENANTS OF CHATEAU.  The Merger Agreement provides that
(i) Chateau will, following the Merger, cause the Operating Partnership to pay all Transfer and Gains Taxes, if any, incurred by ROC or Chateau in connection with the consummation of the Merger or the Other Transactions; (ii) Chateau will call, give notice of, and convene the Chateau Special Meeting for the purpose of obtaining the Chateau Stockholder Approval as soon as practicable following the obtainment of the ROC Stockholder Approval; (iii) Chateau will not solicit or take certain other actions in respect of Competing Transactions (see "--No Solicitation; Board Action; Fees and Expenses"); (iv) Chateau will recommend to its stockholders at the Chateau Special Meeting (and any postponement or adjournment thereof) the approval of the issuance of the Merger Consideration to the ROC stockholders and will use its best efforts (including postponement or adjournment of the Chateau Special Meeting for a reasonable period of time and for a reasonable number of times) to seek and solicit the Chateau Stockholder Approval (including retention of proxy solicitors); and (v) Chateau will comply with certain other customary covenants.

INDEMNIFICATION

    ROC will, and, from and after the Effective Time, the Combined Company will, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of ROC against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of ROC at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("ROC Indemnified Liabilities"), including all ROC Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the Other Transactions, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors or officers, as the case may be (and ROC or the Combined Company, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each such indemnified party to the full extent permitted by law subject to limitations set forth in the Merger Agreement). Chateau will, and, from and after the Effective Time, the Combined Company will, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Chateau against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Chateau at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("Chateau Indemnified Liabilities"), including all Chateau Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the Other Transactions, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors or officers, as the case may be (and Chateau will pay expenses in advance of the final disposition of any such action or proceeding to each such indemnified party to the full extent permitted by law, subject to limitations set forth in the Merger Agreement).

    Chateau will cause ROC's current directors' and officers' liability insurance to be continuously maintained in full force and effect without reduction in coverage for a period of four years after the Effective Time (provided that Chateau may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous).

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties relating to, among other things: (i) the due organization, power and standing of Chateau and ROC and similar corporate matters; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) the capital structure of Chateau and ROC; (iv) conflicts under charters or by-laws, violations of any instruments or law and required consents or approvals; (v) certain documents filed by each of Chateau and ROC with the Commission and the accuracy of information contained therein; (vi) litigation; (vii) conduct of business in the ordinary course and the absence of certain changes or events;
(viii) the absence of changes in benefit plans; (ix) taxes; (x) loans or payments to employees, officers or directors; (xi) compliance with laws; (xii) contracts and indebtedness; (xiii) brokers' and finders' fees with respect to the Merger; (xiv) environmental matters; (xv) tangible property and assets;
(xvi) books and records; (xvii) the nonapplicability of certain state takeover laws; (xviii) the accuracy of the information furnished for inclusion in the Registration Statement; (xix) the percentage of Chateau stockholders and ROC stockholders, respectively, required to approve the Chateau Proposal (in the case of Chateau) and the ROC Proposal (in the case of ROC); and (xx) Chateau's receipt of the Merrill Lynch Opinion and the Goldman Sachs Opinion and ROC's receipt of the PaineWebber Opinion. The Merger Agreement provides that if the representations and warranties of each of ROC and Chateau are true as of the date of the first phase of the OP Unit Exchange, then such representations and warranties will be deemed to be true as of the date of the closing of the Merger.

BENEFIT PLANS AND OTHER EMPLOYMENT ARRANGEMENTS

BENEFIT PLANS

    Upon and after the Effective Time, the Combined Company or the Operating Partnership (or their respective successors or assigns) will provide benefits to former employees of ROC that are not materially less favorable in the aggregate to such employees than those provided under the ROC Benefit Plans as in effect on the date of the Merger Agreement. Service with ROC will generally be treated (but without duplication) as service with the Combined Company for purposes of participation, vesting and entitlement to benefits (but not pension accruals) under any Combined Company Benefit Plan, as applicable.

STOCK INCENTIVE PLAN

    Immediately prior to or as of the Effective Time, and solely with respect to individuals employed by ROC or Chateau immediately prior to the Effective Time, ROC will accelerate the vesting of ROC Stock Options previously granted under the 1993 ROC Stock Plan and Chateau will accelerate the vesting of Chateau Stock Options previously granted under the Chateau Plan, causing such options to be fully vested and immediately exercisable. As of the Effective Time, each outstanding ROC Stock Option will be assumed by the Combined Company and will be deemed to constitute an option to acquire the same number of shares of Chateau Common Stock as the holder would have been entitled to receive pursuant to the Merger had such holder exercised such ROC Stock Option in full immediately prior to the Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such ROC Stock Option divided by the number of full shares of Chateau Common Stock deemed to be purchasable pursuant to such ROC Stock Option (rounded upward to the next whole number of shares).

    As of the Effective Time, the Combined Company will adopt a new long-term stock incentive plan and its Board of Directors shall appoint a committee to administer the plan which is described herein under "MANAGEMENT OF THE COMBINED COMPANY--Equity Participation Plan."

EMPLOYMENT AGREEMENTS

    Consistent with the goal of ROC and Chateau to retain the skills and expertise of members of senior management of both companies following the Merger, the Merger Agreement provides for Chateau to enter into employment agreements with the following executives who will be employed by the Combined

Company in the capacities indicated: Gary P. McDaniel, Chief Executive Officer; C.G. Kellogg, President; James B. Grange, Chief Operating Officer; Tamara D. Fischer, Chief Financial Officer; Rees F. Davis, Jr., Executive Vice President--Acquisitions. See "MANAGEMENT OF THE COMBINED COMPANY-- Employment Agreements." Chateau will prepare and execute Employment Agreements for these executive officers prior to the Effective Time, which Employment Agreements will provide that they shall become effective at the Effective Time. Mr. Kellogg and Ms. Fischer are currently employed by Chateau, and their existing employment agreements with Chateau will be terminated upon consummation of the Merger.

THE STOCK OPTION AGREEMENTS

    The following is a brief summary of the material terms of the Stock Option Agreements, copies of which are attached as exhibits to the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part. This summary is qualified in its entirety by reference to the Stock Option Agreements.

    The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, ROC or Chateau, or from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to stockholders of ROC or Chateau, as the case may be, which had a higher value than the shares of Chateau Common Stock to be received per share of ROC Stock pursuant to the Merger Agreement.

GENERAL

    As a condition to, and simultaneously with the execution of, the Merger Agreement, ROC and Chateau entered into reciprocal Stock Option Agreements pursuant to which (i) Chateau granted ROC an Option to purchase, at any time or from time to time after the Merger Agreement becomes terminable by ROC under circumstances which could entitle ROC to receive the ROC Break-Up Expenses or the ROC Break-Up Fee, regardless of whether the Merger Agreement is actually terminated (a "Trigger Event") (see "--Terms of the Merger--No Solicitation; Board Action; Fees and Expenses"), up to 420,000 shares of Chateau Common Stock (subject to adjustment for changes in capitalization) representing approximately 6.9% of the number of shares of Chateau Common Stock outstanding on July 17, 1996, at an exercise price of $22.25 per share, which is equal to the last reported sale price per share of Chateau Common Stock as reported on the consolidated tape for the NYSE on July 17, 1996, the date as of which the Original Merger Agreement and the Stock Option Agreements were executed, and
(ii) ROC granted the Operating Partnership an Option to purchase, at any time or from time to time after the Merger Agreement becomes terminable by Chateau under circumstances which could entitle the Operating Partnership to receive the Chateau Break-Up Expenses or the Chateau Break-Up Fee, regardless of whether the Merger Agreement is actually terminated, up to 420,000 shares of ROC Common Stock (subject to adjustment for changes in capitalization) representing 3.4% of the number of shares of ROC Common Stock outstanding on July 17, 1996, at an exercise price of $22.00 per share, which is equal to the last reported sale price per share of ROC Common Stock as reported on the consolidated tape for the NYSE on July 17, 1996.

    The right of a grantee to exercise its Option will terminate on the date which is 365 days after the date that the issuer of such Option shall notify such grantee in writing of the occurrence of any Trigger Event.

REPURCHASES

    At any time during the period that the Option is exercisable, each Stock Option Agreement entitles the holder of the Option to require the issuer thereof to repurchase from the holder all or any portion of the Option (or if the Option has been exercised, to repurchase from the holder all or any portion of the acquired shares at any time prior to the two-year anniversary of the date that the Option first became exercisable). The amount that the issuer of an Option will pay to the holder of such Option to repurchase such Option is (i) the difference between (A) the Market/Offer Price for shares of such issuer's common stock as of the Notice Date and (B) the exercise price for the Option, multiplied by (ii) the number of shares of such common stock purchasable pursuant to such Option (or portion thereof with respect to which such holder is exercising such rights), but only if the Market/Offer Price is greater than the exercise price of the Option. The amount that the issuer of an option will pay to the holder thereof to repurchase shares issued upon exercises of such option is (i) the greater of the exercise price paid by such holder for such shares and the Offer Price, as defined below, multiplied by (ii) the number of such shares to be repurchased. "Market/Offer Price," as of any date, is defined as the greater of (i) the price per share offered or agreed upon as of such date pursuant to any tender or exchange offer or other agreed-upon price with respect to a business combination involving the issuer of such option that was made prior to such date and (ii) the average last reported sale price per share of common stock of the issuer as reported on the NYSE consolidated tape over the period of five trading days immediately preceding the Notice Date. "Offer Price" is defined as the highest price per share offered pursuant to a business combination offer involving the issuer of such option.

    Notwithstanding the foregoing, a grantee's Total Profit (as defined in the applicable Stock Option Agreement) may not exceed (i) the amount of Break-Up Expenses in circumstances, upon termination of the Merger Agreement, that would allow the grantee to receive only Break-Up Expenses under the Merger Agreement, or (ii) $10,000,000 in circumstances, upon termination of the Merger Agreement, that would allow the grantee to receive only the Break-Up Fee under the Merger Agreement, or (iii) the sum of the amounts specified in (i) and (ii) above in circumstances, upon termination of the Merger Agreement, that would allow the grantee to receive both Break-Up Expenses and the Break-Up Fee under the Merger Agreement; and, if the Total Profit otherwise would exceed such applicable amounts, the grantee shall either (A) reduce the number of shares of common stock subject to the Option, (B) deliver to the issuer of the Option for cancellation shares of the issuer's common stock previously purchased under the Option, (C) pay cash to the issuer of the Option, or (D) any combination thereof, so that the grantee's actually realized Total Profit shall not exceed the applicable amount after taking into account the foregoing actions. Also, an Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in the applicable Option Agreement) of more than (i) the amount of Break-Up Expenses in circumstances, upon termination of the Merger Agreement, that would allow the grantee to receive only Break-Up Expenses under the Merger Agreement, or (ii) $10,000,000 in circumstances, upon termination of the Merger Agreement, that would allow the grantee to receive only the Break-Up Fee under the Merger Agreement, or (iii) the sum of the amounts specified in (i) and (ii) above in circumstances, upon termination of the Merger Agreement, that would allow the grantee to receive both Break-Up Expenses and the Break-Up Fee under the Merger Agreement.

REGISTRATION; RESTRICTIONS ON TRANSFER

    Upon the occurrence of a Trigger Event, the issuer of an Option will, at the request of the grantee thereof delivered within 24 months of the occurrence of the Trigger Event, prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option, subject to such issuer's right to delay the registration in certain circumstances. The Stock Option Agreements also provide that, during the period that an Option is exercisable, each grantee shall have the right from time to time to assign, without expense, all or a portion of the applicable Option to a third party that qualifies as an "accredited investor" within the meaning of the Securities Act upon the delivery to the issuer of certain documentation reasonably satisfactory to such issuer. However, the decision to exercise registration rights as described above will be made exclusively by the grantee.

CERTAIN TRANSACTIONS AND AGREEMENTS RELATING TO THE MERGER

    In order to facilitate the completion of the Merger and the qualification of the Merger and the OP Unit Exchange for treatment pursuant to Section 351 of the Code, certain Other Transactions have been, or will be, effected on or prior to the Effective Time. Such Other Transactions, which are summarized below, would not have been effected in the absence of the Merger and the MHC Proposal.

PURCHASES OF CHATEAU COMMON STOCK BY ROC

    Between October 14 and October 16, 1996, ROC purchased 350,000 shares of Chateau Common Stock in open market or negotiated transactions at prices ranging from $25.125 to $25.50 per share, which shares will be voted in favor of the Chateau Proposals and will be cancelled if the Merger is consummated.

CHATEAU SHARE REPURCHASE PROGRAM

    Pursuant to the Chateau Share Repurchase Program, between October 25 and October 28, 1996, Chateau repurchased in open market or negotiated transactions 450,000 shares of Chateau Common Stock at prices ranging from $24.625 to $25.00 per share, and, following the ROC Special Meeting and prior to the completion of the Merger, Chateau may repurchase up to an additional 1,000,000 shares of Chateau Common Stock in the open market, in negotiated transactions or pursuant to a tender offer. All shares purchased in the Chateau Share Repurchase Program will be cancelled prior to the Merger. However, the additional shares of Chateau Common Stock that would have been issuable to stockholders of Chateau pursuant to the Chateau Stock Dividend with respect to the shares repurchased pursuant to the Chateau Share Repurchase Program will be allocated among the remaining stockholders and OP Unitholders of record of Chateau as of the Stock Dividend Record Date.

CHATEAU SECURITYHOLDER AGREEMENT

    In connection with and as an integral part of the Merger, the Exchanging OP Unitholders have entered into the Chateau Securityholder Agreement with Chateau, the Operating Partnership and ROC, pursuant to which they have agreed that, subject to the satisfaction of certain conditions described below, they will act with ROC and the ROC stockholders to exercise rights the Exchanging OP Unitholders currently hold to exchange an aggregate of 3,768,391 OP Units for the same number of shares of Chateau Common Stock on or prior to the Chateau Record Date, and, contemporaneously with the closing of the Merger, to exchange an additional 2,359,184 OP Units for the same number of shares of Chateau Common Stock. The first phase of the OP Unit Exchange is expected to occur within one or two days following the ROC Special Meeting. The obligations of the Exchanging OP Unitholders to consummate the OP Unit Exchange, as contemplated by the Chateau Securityholder Agreement, are conditioned on, among other things, the following: (i) the ROC Stockholder Approval having been obtained; (ii) the receipt by the Exchanging OP Unitholders of an opinion of counsel to the effect that the Merger and the transfer of OP Units by the Exchanging OP Unitholders in the OP Unit Exchange together qualify as tax-free transfers by the stockholders of ROC and partially tax-deferred transfers of property by the Exchanging OP Unitholders to Chateau in exchange for shares of Chateau Common Stock qualifying for treatment pursuant to Section 351 of the Code; and (iii) the Exchanging OP Unitholders being reasonably satisfied that, upon completion of the Merger and the Other Transactions, such Exchanging OP Unitholders, together with the ROC stockholders and other transferors, will based on the number of shares of Chateau Common Stock expected to be outstanding at the Effective Time, together constitute, at least 80% of the outstanding shares of Chateau Common Stock. Based on the number of shares of Chateau Common Stock expected to be outstanding at the Effective Time, as adjusted for shares expected to be issued to ROC stockholders in the Merger, issued to the OP Unitholders in the OP Unit Exchange and in the Chateau Share Issuance and expected to be repurchased by Chateau in the Chateau Share Repurchase Program, ROC and Chateau expect that the 80% test specified in (iii) above will be satisfied. If for any reason such

80% test cannot be satisfied, it is not expected that the Merger could be consummated as currently structured.

CHATEAU SHARE ISSUANCE

    In connection with the OP Unit Exchange, Chateau will sell after the Chateau Record Date up to an aggregate of 1,000,000 shares of Chateau Common Stock to Exchanging OP Unitholders at an average price per share of not less than the greater of the average price paid in the Chateau Share Repurchase Program or the fair market value of the shares as of the sale date determined in good faith by the Chateau Board. Because the shares of Chateau Common Stock in the Chateau Share Issuance will be issued after the Chateau Record Date, none of such shares will be voted on the Chateau Proposals. Holders of shares issued in the Chateau Share Issuance will not receive the Chateau Stock Dividend with respect to such shares. The purpose of the Chateau Share Issuance is to partially refinance the cost of the Chateau Share Repurchase Program and to enable Exchanging OP Unitholders to defer all or a portion of the taxable gain which would otherwise be recognized by such Exchanging OP Unitholders by virtue of the OP Unit Exchange. The Chateau Share Issuance will result in a deferral of this gain for the Exchanging OP Unitholders but will not result in any transfer of gain to Chateau, the Combined Company or any stockholder.

    In addition, in connection with the consummation of the Merger, certain additional agreements will be entered into and performed and other actions will be taken by the parties, as follows:

CONTRIBUTION AGREEMENT

    Pursuant to the Contribution Agreement among ROC, RAC, Chateau and the Operating Partnership, substantially all of the assets, subject to liabilities, held directly by ROC and RAC will be transferred to the Operating Partnership. In addition, ROCF will be merged with the Financing Partnership. In exchange for such contributions and the ROCF merger, ROC will receive that number of OP Units equal to the number of shares of Chateau Common Stock issued to the ROC stockholders pursuant to the Merger, reduced by such number of OP Units, which shall be determined in good faith by the Combined Company Board, having a fair market value equal to the value of the 1% general partner interest in the Financing Partnership, which interest shall be issued to a wholly owned subsidiary of ROC. The assets, subject to liabilities, currently held by Chateau through the Operating Partnership will continue to be held by the Operating Partnership.

AMENDED OPERATING PARTNERSHIP AGREEMENT

    The Amended Operating Partnership Agreement, which will become effective immediately following the Effective Time, will among other matters, provide that ROC will be admitted as an additional general partner of the Operating Partnership.

NEW REGISTRATION RIGHTS AGREEMENT

    The New Registration Rights Agreement will be executed at or prior to the Effective Time by Chateau and certain stockholders of ROC pursuant to which the Combined Company will grant registration rights with respect to certain shares of Chateau Common Stock.

CONVERSION OF COMMON STOCK OF RSUB

    In order for the Merger to be treated as a transfer by the ROC stockholders of property qualifying for treatment under Code Section 351, in addition to the other requirements for such qualification as described herein, it will be necessary for ROC, which will be a subsidiary of the Combined Company following the Merger, to continue to qualify as a REIT under the Code. To satisfy the minimum stockholder requirements necessary for REIT qualification, prior to the Effective Time, 120 individuals will hold 120 shares of common stock, par value $.0001, of RSub ("RSub Common Stock") and the Combined Company will hold 10,000,000 shares of RSub Common Stock. As a result of the Merger, each outstanding share of RSub Common Stock will be converted into one share of ROC and such 120 individuals as well as the Combined Company will hold shares of ROC Common Stock equal to the number of shares of RSub Common Stock they held immediately prior to the Merger.

CHATEAU BY-LAW AMENDMENTS

    Effective at the Effective Time, the By-Laws of Chateau will be amended to create the By-Laws of the Combined Company. The amendments will provide for the initial grouping of directors of the Combined Company into two groups, one of which is expected to consist of certain existing directors of ROC and the other of certain existing directors of Chateau, immediately following the Effective Time, as well as for the creation of a third group of directors upon the addition of an additional independent director to the Board beginning with the 1997 annual meeting of stockholders of the Combined Company. Each group of directors will be responsible for initiating Board nominations for director within such group. following the Merger, but will not have any other duties as a group. The amendments will also fix the size of the Board and specify the procedures for the nomination of directors by the Board as well as certain other related matters. Following the Merger, the Board will continue to be divided into three classes, with terms of each such class expiring in three successive years. See "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

VOTING AGREEMENT

    Three of the Exchanging OP Unitholders, John A. Boll, Edward R. Allen and C.G. Kellogg, who will hold in the aggregate 4,020,596 shares of Chateau Common Stock upon completion of the Merger, have agreed with Gary P. McDaniel that, for a period of three years following the Effective Time of the Merger, they will vote all shares of Chateau Common Stock held by them in favor of the election as directors of the nominees selected by the Group B Nominating Committee as described herein under "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

EXCHANGE OF CERTIFICATES

    Following the Effective Time, Huntington Bank, N.A., which has been appointed jointly by ROC and Chateau to act as Exchange Agent (the "Exchange Agent") in connection with the Merger, shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ROC Stock ("Certificates"), which shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (a "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

    Upon the surrender of any Certificates to the Exchange Agent in connection with the Merger, by any holder thereof, together with a duly completed and executed Letter of Transmittal, such holder will be entitled to receive the applicable Merger Consideration and any dividends or other distributions to which such holder is entitled as described above.

    All Merger Consideration shall be paid upon the surrender of Certificates and there shall be no further registration of transfers on the stock transfer books of ROC of the shares of ROC Stock which were outstanding immediately prior to the Effective Time, except that the cash payments to be made in lieu of fractional shares that are part of the Merger Consideration shall be made as soon as practicable after the Exchange Agent determines the aggregate amount of cash available to make such payments. If, after the Effective Time, Certificates are presented to the Combined Company for any reason, they shall be cancelled and exchanged. No interest will be paid or accrued on the Merger Consideration. No holder of ROC Stock will be entitled to dividends or other rights in respect of any fractional interest other than cash in lieu of fractional shares of Chateau Common Stock to which any ROC stockholder may be entitled as part of such stockholder's Merger Consideration. STOCKHOLDERS OF ROC SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH STOCKHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS.

    Chateau or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of ROC Stock or Chateau Common Stock such amounts as Chateau or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Chateau or the Exchange Agent, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares of ROC Stock in respect of which such deduction and withholding was made by the Chateau or the Exchange Agent.

    In the event of a transfer of ownership of ROC Stock which is not registered in the transfer records of ROC, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of Chateau that such tax or taxes have been paid or are not applicable.

    None of Chateau, ROC, RSub or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to Chateau, upon demand, and any holders of certificates who have not theretofore complied with the exchange procedure described above and in the Letter of Transmittal shall thereafter look only to Chateau for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

DISSENTING STOCKHOLDERS

    Holders of shares of ROC Common Stock and Chateau Common Stock who do not vote in favor of the ROC Proposal or the Chateau Proposal, respectively, will have no appraisal rights in connection with the Merger should it be approved by stockholders, I.E., they may not demand the fair value of their stock and will be bound by the terms of the Merger.

BOARD OF DIRECTORS OF THE COMBINED COMPANY FOLLOWING THE MERGER

    Consistent with the goal of ROC and Chateau to accomplish the transactions described herein as a "merger of equals," the initial Board of the Combined Company will consist of ten persons, five from the existing ROC Board and five from the existing Chateau Board. Beginning with the 1997 annual meeting of stockholders, the Combined Company Board shall be increased to 11 members. Beginning with such meeting, all directors (including the nominees from the former ROC Board) will be configured as evenly as possible through the three classes to which Chateau directors are currently assigned, with the terms of each class of directors expiring in three successive years. Mergers, consolidations, share exchanges, recapitalization, dissolutions involving the Combined Company and sales of all or substantially all of the assets of the Combined Company will require the approval of at least two-thirds of the directors then in office. Terms of financing and refinancing of indebtedness of the Combined Company and its subsidiaries, as well as the purchase or sale, directly or indirectly, of communities and amendments to the Operating Partnership Agreement shall also require the approval of at least two-thirds of the directors then in office. See "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

BENEFITS OF THE MERGER AND THE OTHER TRANSACTIONS TO THE PRINCIPALS OF ROC AND
  CHATEAU

    In considering the recommendation of the ROC Board and the Chateau Board, stockholders should be aware that certain members of the Board of Directors of each of ROC and Chateau have certain interests in the Merger and the Other Transactions that are in addition to the interests of the stockholders of ROC and Chateau generally.

    As described herein under "MANAGEMENT OF THE COMBINED COMPANY--Employment Agreements," upon consummation of the Merger, Gary P. McDaniel, ROC's Chairman, Chief Executive Officer and President, will become the Chief Executive Officer of the Combined Company and C.G. ("Jeff") Kellogg, Chateau's current Chief Executive Officer and President, will serve the Combined Company as President and, in recognition of the increased size of the Combined Company and the changing nature of their respective responsibilities, Messrs. McDaniel and Kellogg will be employed by the Combined Company pursuant to new employment agreements at higher levels of compensation than are currently the case, including a base annual salary of $225,000 for each such person, compared to $180,000 and $185,000, respectively, under their current employment agreements. James B. Grange and Rees F. Davis, Jr., both currently officers of ROC, and Tamara D. Fischer, currently an officer of Chateau, will each be employed by the Combined Company pursuant to a new employment agreement to be effective at the Effective Time, also at higher levels of compensation, including base annual salaries of $190,000, $160,000 and $175,000, respectively, compared to $165,000,
$140,000 and $120,000, respectively, under their current employment agreements. See "MANAGEMENT OF THE COMBINED COMPANY-- Employment Agreements." In addition, all outstanding stock options under the 1993 ROC Stock Plan and the Chateau Plan will become vested and immediately exercisable upon or immediately prior to completion of the Merger. In November 1996 ROC granted options on 126,500 shares of ROC Common Stock to employees, of which 75,000 options were granted to executive officers, at an exercise price per share of $24.625. In November 1996 Chateau granted options on 139,400 shares of Chateau Common Stock to employees, of which 96,000 options were granted to executive officers, at an exercise price per share of $24.00.

    The Exchanging OP Unitholders, who will include three directors of Chateau, John A. Boll, Edward R. Allen and C.G. Kellogg, have agreed, subject to certain conditions, to exercise rights they currently hold to exchange their OP Units for shares of Chateau Common Stock. Because such rights are being exercised in connection with the Merger, the exchange of their OP Units is expected to qualify for treatment under Section 351 of the Code. Pursuant to Code Section 351, no gain or loss will be recognized by the Exchanging OP Unitholders upon the exchange of OP Units for Chateau Common Stock pursuant to the OP Unit Exchange, except to the extent provided in Section 357(c) of the Code. For a description of the deferral of this gain and the amount of the gain not recognized by Messrs. Boll, Allen and Kellogg, see "-- Federal Income Tax Consequences--Additional Tax Consequences of the Merger and the OP Unit Exchange."

    If stockholders of the Combined Company were to sell shares of Chateau Common Stock prior to any such sale of properties held by the Combined Company and attributable to the OP Units exchanged in the OP Unit Exchange (or after such sale if a capital gain dividend was not designated with respect to taxable gain resulting from such sale), the OP Unit Exchange would have no impact on the amount of gain or loss to be recognized by such stockholder upon such sale. If such gain is taxable to the stockholders of the Combined Company (because the Combined Company has designated all or a portion of a dividend paid with respect to Common Stock as a capital gain dividend), then to the extent that such dividend would have, absent such designation, been a tax free return of capital, it would have the effect of accelerating recognition of a capital gain which would otherwise not have been recognized by such stockholders until a later disposition of the shares of the Combined Company. This effect results because the portion of the dividend which would have been a tax free return of capital (absent such designation) would have reduced the tax basis of the shares and would therefore be taxed as a capital gain upon a later sale of such shares. Similarly, no additional tax would be triggered upon a future tax-free merger of the Combined Company.

    Further, most Exchanging OP Unitholders will have a zero tax basis in the Chateau Common Stock which they receive in the OP Unit Exchange. Therefore, upon a later taxable sale of such Chateau Common Stock, such Exchanging OP Unitholders will at that time recognize the taxable gain which was deferred upon the OP Unit Exchange under Section 351 of the Code.

    The procedures described herein under "MANAGEMENT OF THE COMBINED COMPANY-- Board Classification and Related Matters" relating to the procedures for determining Combined Company Board nominations for directors may have the effect of extending their tenure on the Combined Company Board.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the material federal income tax consequences applicable to holders of Chateau Common Stock and ROC Stock that are expected to result from the Merger and the Other Transactions. This discussion assumes that each holder holds its Chateau Common Stock or ROC Stock as a capital asset and does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. ACCORDINGLY, CHATEAU STOCKHOLDERS AND ROC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this Joint Proxy Statement/Prospectus. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Chateau stockholders and ROC stockholders.

THE MERGER

    The Merger, when taken together with the Other Transactions, each of which is an integral part of the Merger, is expected to be treated as a transfer by the ROC stockholders of their ROC Stock for Chateau Common Stock qualifying for treatment under Section 351 of the Code. Rogers & Wells, counsel to ROC, and Timmis & Inman, counsel to Chateau (collectively "Counsel") will render opinions at the Closing of the Merger to the effect that the Merger will be treated for federal income tax purposes as a transfer by the

ROC stockholders of their shares of ROC Stock to Chateau in exchange for Chateau Common Stock under Section 351 of the Code. Stockholders should be aware that an opinion of counsel merely represents counsel's judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts and that the parties have not requested an advance ruling from the IRS with respect to the tax consequences of the Merger.

    Counsel's opinion will be based on certificates and agreements of ROC and the Exchanging OP Unitholders, upon the facts described in this Joint Proxy Statement/Prospectus, and certain representations made in writing to such counsel by the management and representatives of Chateau and ROC. Such opinion will also be based upon a conclusion that the transaction will not be treated as a transfer to an investment company under Section 351(e) of the Code. However, neither the courts nor the IRS has ruled on the application of Section 351(e) in connection with an exchange of partnership units for shares of a REIT or the exchange of shares of one REIT for another. While Counsel believes that the Merger, when taken together with the Other Transactions, will be tax-free to the ROC stockholders under Section 351 of the Code, there can be no assurance that the IRS will agree with this conclusion.

    Section 351 of the Code provides that no gain or loss is recognized if property is transferred by one or more persons to a corporation solely in exchange for stock of such corporation and immediately after such exchange the transferors own at least 80% of the corporation's voting stock and 80% of all other classes of the corporation's stock. When a transaction involves more than one transferor of property, the transaction can qualify under Section 351 if the transferors as a group satisfy the 80% control test immediately after the exchange. Although simultaneous transfers are not required, two or more transferors can be aggregated for purposes of determining control if their transfers are part of a single integrated transaction.

    In the Merger, RSub, a transitory subsidiary of Chateau, will be merged into ROC with the ROC stockholders receiving Chateau Common Stock and Chateau receiving ROC Common Stock. Pursuant to the Chateau Securityholder Agreement, the Exchanging OP Unitholders will act with ROC and the ROC stockholders to exercise rights such Exchanging OP Unitholders currently hold to exchange an aggregate of 3,768,391 OP Units for shares of Chateau Common Stock on or prior to the Chateau Record Date and, contemporaneous with the closing of the Merger, an additional 2,359,184 OP Units for shares of Chateau Common Stock.

    A transitory subsidiary created solely to effect a merger is disregarded for federal income tax purposes. The merger of RSub into ROC will be characterized as the transfer by the ROC stockholders of their ROC Stock to Chateau in exchange for Chateau Common Stock. If only the Merger were considered, the ROC stockholders would not own 80% or more of Chateau. However, for purposes of the 80% control test of Section 351 of the Code, the Chateau Common Stock received by the Exchanging OP Unitholders in the OP Unit Exchange and in the Chateau Share Issuance, and by the ROC stockholders in the Merger, should be aggregated to satisfy the 80% test. If the IRS decided that the OP Unit Exchange did not qualify for treatment under Section 351, it is not clear whether the Exchanging OP Unitholders will be considered part of the transferor group for purposes of testing the Merger under Section 351.

    The Merger may also comply with the statutory requirements of a tax-free reorganization under Section 368 of the Code. However, a tax-free reorganization requires that there be a continuity of interest on the part of the historic owners of the acquired corporation. Thus, for the Merger to satisfy the continuity of interest requirement, ROC stockholders must receive as consideration for their ROC Stock a sufficiently direct interest in ROC's former assets. In accordance with the terms of the Contribution Agreement, ROC and RAC will, at the Effective Time, transfer all of their assets to the Operating Partnership in exchange for a general partner interest therein represented by OP Units. In addition, ROCF will be merged with the Financing Partnership and ROC will receive additional OP Units as a General Partner of the Operating Partnership. The IRS has taken the position that if, following a reorganization, the acquired corporation transfers substantially all of its assets to a partnership, the reorganization will not qualify as a tax-free reorganization because the acquired corporation's stockholders do not maintain a sufficiently direct interest in the acquired corporation's assets. This position is based on two Supreme Court decisions which dealt with transfers to subsidiary corporations. The conclusions reached in these decisions were overturned by subsequent changes to the Code and it is unclear whether these cases would apply to a contribution to a partnership. While substantial arguments exist that the transfer by ROC and RAC of their assets to the Operating Partnership and by ROCF to the Financing Partnership should not cause the ROC Merger to violate the continuity of interest requirement, it is unclear whether or not a court would agree if the issue were to be litigated.

TAX CONSEQUENCES OF THE MERGER

    Assuming that the Merger qualifies as a Code Section 351 exchange, the material federal income tax consequences of the Merger will be as follows:

        (i) The Merger will not result in the recognition of gain or loss to Chateau stockholders with respect to such exchange.

        (ii) The exchange in the Merger of ROC Stock for Chateau Common Stock will not result in the recognition of gain or loss to ROC stockholders with respect to such exchange, except as described in (iii) below.

       (iii) Each stockholder of ROC who receives cash proceeds in lieu of fractional interests in shares of Chateau Common Stock will recognize gain equal to the lesser of (A) the amount of such proceeds and (B) the difference between such ROC stockholder's basis in the ROC Stock exchanged and the fair market value, at the Effective Time, of the Chateau Common Stock and cash received in exchange therefor. Any such gain recognized as described in this paragraph will constitute capital gain if such stockholder's shares of ROC Stock were held as a capital asset at the Effective Time.

        (iv) The tax basis of the shares of the Chateau Common Stock (including fractional share interests for which cash is ultimately received) received by a ROC stockholder will be equal to the tax basis of the shares of ROC Stock exchanged therefor, decreased by the amount of cash received by such stockholder, and increased by the amount of gain (if any) recognized by such stockholder in the Merger.

        (v) A stockholder's holding period with respect to the Chateau Common Stock received in the ROC Merger will include the holding period of the ROC Stock exchanged in the Merger if such ROC Stock was held as a capital asset at the Effective Time.

        (vi) No gain or loss will be recognized by ROC, Chateau or RSub as a result of the Merger.

    If the Merger is not an exchange under Section 351 of the Code or a reorganization under Section 368 of the Code, then each ROC stockholder will recognize gain or loss with respect to its shares of ROC Stock equal to the difference between such stockholder's basis in its shares and the fair market value, as of the Effective Time, of the Chateau Common Stock and cash received in exchange therefor. Such gain will be long-term if the ROC Stock was held by such stockholder for more than one year. In such event, a ROC stockholder's aggregate basis in any Chateau Common Stock received will equal its fair market value, as of the Effective Time, and the stockholder's holding period for such stock will begin the day after the Effective Day.

ADDITIONAL TAX CONSEQUENCES OF THE MERGER AND THE OP UNIT EXCHANGE

    The Merger and the OP Unit Exchange when taken together with certain other related transactions are expected to be treated as a transfer of shares of ROC Stock and OP Units to Chateau for Chateau Common Stock qualifying for treatment under Section 351 of the Code. Management of ROC and Chateau do not anticipate, for the reasons indicated below, that this Section 351 structure, including the OP Unit Exchange, will result in any material adverse tax consequences for the Combined Company or its stockholders following the Merger or any permanent transfer of tax cost from the Exchanging OP Unitholders to other stockholders. Stockholders of ROC and Chateau should, however, note that, as a result of this Section 351 structure, the Combined Company will take, as its tax basis, the tax basis of the OP Units which such OP Units had in the hands of the Exchanging OP Unitholders immediately prior to the OP Unit Exchange, increased by the amount, if any, of gain recognized by the Exchanging OP Unitholders upon such transfer. The Combined Company and the Operating Partnership will also carry over the tax basis of the ROC Properties immediately prior to the Effective Time. Thus, the Combined Company will have a tax basis in the ROC Properties and the properties owned by the Operating Partnership, attributable to the OP Units exchanged by the Exchanging OP Unitholders pursuant to the OP Unit Exchange, determined by reference to historical cost rather than the fair market value of such properties. Consequently, in the event of a sale of such properties (or any individual property), gain would be recognized to the extent of such difference, and taxed to either the Combined Company or the persons who are then stockholders of the Combined Company, including the Exchanging OP Unitholders, in accordance with the rules applicable to the taxation of a REIT and its stockholders. See "--Federal Income Tax Considerations Relating to Chateau and ROC."

    Based upon pro forma data of the Combined Company as of September 30, 1996, management of Chateau and ROC estimate that the amount of potential additional taxable gain attributable to the OP Unit Exchange that could possibly be realized upon a taxable disposition of all of the properties owned by the Combined Company (other than the portion of such gain attributable to and retained by the Exchanging OP Unitholders through their ownership interest in the Combined Company) to be approximately $68 million, unless the Operating Partnership (as described below) terminates for federal income tax purposes under Section 708 of the Code, in which case the basis of the Operating Partnership's assets will be increased resulting in a reduction of the amount of such potential additional gain to approximately $22 million. Assuming a 28% capital gains tax rate for federal income tax purposes, the tax on such potential gain would either be $19 million or $6 million (depending on whether or not there is a partnership termination). The $68 million estimate is based on the assumption that the potential additional gain attributable to the OP Unit Exchange alone is $148 million. Since the Exchanging OP Unitholders will, as a result of the OP Unit Exchange, become stockholders of the Combined Company, they will continue to bear a portion of the potential gain upon any sale of the Combined Company's properties, including those transferred to the Combined Company by ROC, in accordance with their percentage interests as stockholders in the Combined Company (estimated to be 29%) at such time. Of such $68 million in potential additional taxable gain, $29.4 million, $2.6 million and $0.6 million are attributable to OP Units to be exchanged by Messrs. Boll, Allen and Kellogg, respectively. No other directors of Chateau hold OP Units. The other officers of Chateau, who together hold an aggregate of 1,756 OP Units, will not participate in the OP Unit Exchange. In this regard, an estimated $105 million of potential taxable gain is attributable to properties currently owned by ROC (relating to property appreciation in the period after ROC's initial public offering) and an estimated additional $31 million of taxable gain is attributable to properties currently owned by Chateau (relating to property appreciation in the period after Chateau's initial public offering).

    A partnership terminates for income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a 12-month period. It is possible that the OP Unit Exchange, in combination with other transfers of OP Units made within 12 months of the Effective Date, will result in a termination of the Operating Partnership. Under existing regulations, in the event of a termination, the Operating Partnership's tax year would close and the Operating Partnership would be treated for income tax purposes as if it had made a liquidating distribution of its assets to its partners, followed by a recontribution of the assets to a "new" partnership. As a result, the tax basis of the assets of the Operating Partnership would be increased by approximately $65 million. Although a new depreciation recovery period would begin on such date, the Operating Partnership's annual depreciation deductions would be substantially increased and the Operating Partnership would have lesser taxable income (or greater tax loss) than if no tax termination occurred (with a corresponding increase in the portion of the dividends of the Combined Company which will be treated as a return of capital). Regulations have been proposed which, if adopted prior to the completion of the Other Transactions, would not adjust the tax basis of the Operating Partnership's assets or change their depreciation deductions. Chateau and ROC do not represent, however, that a tax termination will result from the Merger and its related transactions or from future direct or indirect transfers of OP Units to or by Chateau or ROC.

    It is the intention of the Combined Company to designate dividends paid as capital gains dividends to the extent practicable such that the Combined Company will not pay capital gains tax. To the extent that such gain is taxable to the stockholders of the Combined Company, it would have the effect of decreasing the portion of the Combined Company's dividend which would otherwise be treated as a tax-free return of capital (and which would reduce the tax basis of a stockholder's shares of Chateau Common Stock), thus resulting in less taxable gain (or greater taxable loss) upon a later sale by such stockholders of the shares of the Combined Company. Therefore, the potential impact to the stockholders of the Combined Company would be to accelerate the timing of the recognition of gain which such stockholders would otherwise have and would not result in a transfer to them of a permanent tax cost from the Exchanging OP Unitholders. Also, a higher portion of distributions to stockholders attributable to operating income will be taxed as dividends than would have occurred had Chateau purchased the interests of the Exchanging OP Unitholders in the Operating Partnership and the ROC Properties at their respective fair market values. See "--Federal Income Tax Considerations Relating to Chateau and ROC--Income Taxation of the Operating Partnership, Financing Partnership, Subtier Partnerships and Their Partners--Tax Allocations with Respect to the Properties."

ADDITIONAL TAX CONSEQUENCES OF WAIVER OF THE CHATEAU STOCK DIVIDEND BY
  EXCHANGING OP UNITHOLDERS

    In connection with the Merger, Chateau will declare a stock dividend for each share of Chateau Common Stock outstanding and an equivalent dividend for each OP Unit outstanding payable upon consummation of the Merger. Pursuant to the Chateau Securityholder Agreement, the Exchanging OP Unitholders will waive the shares of Chateau Common Stock that they would otherwise receive from Chateau as a result of the Chateau Stock Dividend and such shares will be distributed to the other Chateau stockholders. There is limited authority as to whether the Chateau Common Stock received pursuant to the Dividend Waiver will be taxable income to the existing Chateau stockholders. Accordingly, Counsel is unable to give an opinion regarding the tax consequences to the existing Chateau stockholders of the Chateau Common Stock received pursuant to the Dividend Waiver. To the extent that the Chateau Common Stock received pursuant to the Dividend Waiver is treated as income, the recipient Chateau stockholders will have income to the extent of the fair market value of such stock. In such event, the Chateau stockholder's basis in the Chateau Common Stock received pursuant to the Dividend Waiver will equal its fair market value, as of the Effective Time, and the stockholder's holding period for such stock will begin the day after the Effective Day.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO CHATEAU AND ROC

    The following discussion summarizes certain federal income tax considerations of general application pertaining to REITs and their stockholders, is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a discussion of any state, local or foreign tax considerations.

    EACH STOCKHOLDER OF CHATEAU AND ROC IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE OWNERSHIP AND SALE OF THE SHARES OF CHATEAU COMMON STOCK AND OF CHATEAU'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL,

FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    ROC and Chateau have each made an election to be taxed as a REIT for federal income tax purposes commencing with their taxable year ended December 31, 1993. Management of ROC and Chateau believe that (i) Chateau and ROC were organized and have operated and (ii) Chateau and ROC will operate in each case in such a manner so as to qualify for taxation as REITs under the Code. Following the Merger, Chateau and ROC each intend to continue to operate in such a manner, but no assurance can be given that either of Chateau or ROC has operated in a manner so as to qualify or that Chateau or ROC will operate in a manner so as to remain qualified as a REIT.

OPINIONS OF COUNSEL

    In the opinion of Rogers & Wells, (i) commencing with ROC's taxable year ended December 31, 1993, ROC was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code,
(ii) its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code and (iii) Chateau's proposed method of operation following the Merger will enable it to meet the requirements for qualification and taxation as a REIT under the Code. In the opinion of Timmis & Inman, commencing with Chateau's taxable year ended December 31, 1993, Chateau was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code.

    It must be emphasized that counsels' opinions are based on various assumptions and are conditioned upon certain representations made by ROC and Chateau as to factual matters. In addition, counsels' opinions are based upon the factual representations of ROC and Chateau concerning their businesses and properties, and the businesses and properties of the Operating Partnership, the Financing Partnership and the Subtier Partnerships. Moreover, such qualification and taxation of Chateau and ROC as REITs depends upon the ability of Chateau and ROC to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Code discussed below, the results of which have not and will not be reviewed by counsel. Accordingly, no assurance can be given that the actual results of Chateau's or ROC's operations for any one taxable year will satisfy such requirements See "--Federal Income Tax Considerations Relating to Chateau and ROC-- Failure to Qualify."

    A REIT generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is timely distributed to stockholders. However, REITs are subject to federal income tax at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains and also are subject to federal income or excise tax, in certain circumstances, on certain types of income even though that income is distributed.

    The REIT requirements relating to the federal income tax treatment of REITs and their stockholders are highly technical and complex. The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the provisions of Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; and (vii) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets must also be satisfied. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    Chateau has satisfied and after the Merger, will continue to satisfy the requirements set forth in (i) through (vii) above. See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY." ROC has satisfied and, after the Merger, will continue to satisfy the requirements set forth in (i) through (vii) above. Requirement (vii) will continue to be satisfied after the Merger by virtue of Chateau's owning more than 99% of ROC's outstanding stock since the Code treats the stockholders of Chateau as owning the ROC shares owned by Chateau for such purpose. The ROC Charter will also be amended to include certain restrictions regarding the transfer of ROC Stock that are intended to assist ROC in satisfying the share ownership requirements set forth in (vi) and (vii) above.

    Upon completion of the Merger, Chateau and/or ROC may have one or more "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of the REIT. In applying the requirements described herein, Chateau's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such a subsidiary will be treated as assets, liabilities and items of Chateau. Chateau's "qualified REIT subsidiaries" will therefore not be subject to federal corporate income taxation, although they may be subject to state or local taxation.

    In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, Chateau and ROC's proportionate share of the assets, liabilities and items of income of the Operating Partnership, the Financing Partnership and the Subtier Partnerships will be treated as assets, liabilities and items of income of Chateau and ROC, to the extent of their respective interest therein, for purposes of applying the requirements described herein, provided that the Operating Partnership, the Financing Partnership and the Subtier Partnerships are treated as partnerships for federal income tax purposes. See "--Income Taxation of the Operating Partnership, Financing Partnership, Subtier Partnerships and Their Partners."

Income Tests

    For Chateau and ROC to qualify and maintain qualification as REITs, there are three gross income requirements that each company must satisfy annually. First, at least 75% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from qualified REITs and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of each company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by each of the companies will qualify as "rents from real property" only if several conditions (related to the identity of the tenant, the computation of rent payable and the nature of the property leased) are met. Neither company anticipates receiving rents in excess of a DE MINIMIS amount that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the REIT may directly perform certain customary services (E.G., furnishing water, heat, light and air conditioning, and cleaning public areas) other than services which are considered rendered to the occupant of the property (E.G., renting parking spaces on a reserved basis to tenants).

    The Operating Partnership will provide certain services with respect to the properties. Chateau's and ROC's management believe that the only services to be provided will be those usually or customarily rendered in connection with the rental of space for occupancy only. Chateau has received a private letter ruling from the IRS holding that certain services and amenities provided through the Operating Partnership would not cause its distributive share of rents paid by tenants to be excluded from the definition of "rents from real property."

    It is expected that both Chateau's and ROC's real estate investments will give rise to income that will enable them to satisfy each of the income tests described above. Substantially all of Chateau's and ROC's income will be derived from their interests in the Operating Partnership, the Financing Partnership and the Subtier Partnerships, which income will, for the most part, qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests. In addition, any dividends paid by ROC to Chateau will be qualifying income for the 75% gross income test so long as ROC remains qualified as a REIT.

    The Operating Partnership will receive fees in exchange for the performance of certain management and administrative services relating to properties not owned by the Operating Partnership, the Financing Partnership or the Subtier Partnerships. Such management and administrative fees are not qualifying income for purposes of the 75% and 95% gross income tests. Each company's share of the aggregate amount of such fees and other non-qualifying income in any taxable year, however, will not cause it to exceed the limits on non-qualifying income under the 75% or 95% gross income tests.

    If either Chateau or ROC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances Chateau or ROC would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to certain excess net income.

Asset Tests

    In order for Chateau and ROC to qualify and maintain qualification as REITs, at the close of each quarter of its taxable year each company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of such company's total assets must be represented by "real estate assets" (which for this purpose include shares in qualified REITs). Second, not more than 25% of such company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the company may not exceed 5% of the value of such company's total assets, and such company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another qualified REIT).

    It is anticipated that Chateau and ROC will be able to comply with these asset tests. Both companies will be deemed to hold directly their proportionate shares of all real estate and other assets of the Operating Partnership and should be considered to hold their proportionate share of all assets deemed owned by the Operating Partnership through its ownership interest in the Financing Partnership and the Subtier Partnerships. As a result, each company plans to hold more than 75% of their assets as real estate assets. In addition, neither company plans to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary or another qualified REIT, nor securities of any one issuer exceeding 5% of the value of either Chateau or ROC's gross assets, respectively (determined in accordance with generally accepted accounting principles). The securities of ROC held by Chateau will not violate the asset tests as long as ROC qualifies as a REIT. If, however, ROC fails to qualify as a REIT for any reason, Chateau would fail the asset tests because the ROC Common Stock held by Chateau would not qualify as a real estate asset for purposes of the 75% asset test and Chateau would own more than 10% of ROC's voting securities.

    After initially meeting the asset tests at the close of any quarter, neither Chateau nor ROC will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. It is intended that both Chateau and ROC will maintain adequate records of the value of their assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

Annual Distribution Requirements

    In order to be taxed as REITs, both Chateau and ROC will be required to meet certain annual distribution requirements. Each company will have to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of such company's "REIT taxable income" (computed without regard to the dividends paid deduction and such company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before such company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

    To the extent that either company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if either company fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, such company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Both Chateau and ROC intend to make timely distributions sufficient to satisfy this annual distribution requirement.

FAILURE TO QUALIFY

    If either Chateau or ROC fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Chateau (and ROC if it fails to qualify) would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which either Chateau or ROC fails to qualify will not be deductible by Chateau nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Chateau (and ROC if it fails to qualify) will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances either Chateau or ROC would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

Distributions Generally

    Distributions to taxable domestic stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of Chateau's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that Chateau makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in a stockholder's shares of Chateau Common Stock, and distributions in excess of such stockholder's tax basis in its respective shares of Chateau Common Stock are taxable as gain realized from the sale of such shares. Dividends declared by Chateau in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by Chateau and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Chateau during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of Chateau.

    Chateau will be treated as having sufficient earnings and profits to treat as a dividend any distribution by Chateau up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of Chateau's earnings and profits.

Capital Gain Dividends

    Dividends to domestic stockholders that are properly designated by Chateau as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed Chateau's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

Dispositions of Shares of Common Stock

    A domestic stockholder will recognize gain or loss on the sale or exchange of shares of Chateau Common Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Losses incurred on the sale or exchange of shares of Chateau Common Stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

INCOME TAXATION OF THE OPERATING PARTNERSHIP, FINANCING PARTNERSHIP, SUBTIER
  PARTNERSHIPS AND THEIR PARTNERS

    The following discussion summarizes certain federal income tax considerations applicable to Chateau's and ROC's investment in the Operating Partnership, the Financing Partnership and the Subtier Partnerships.

Classification of the Operating Partnership, Financing Partnership and Subtier Partnerships as
  Partnerships

    Each of Chateau and ROC will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership, the Financing Partnership and the Subtier Partnerships (collectively the "Partnerships") only if the Partnerships are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations. An organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests.

    None of the Partnerships have requested, nor do they intend to request, a ruling from the IRS that they will be treated as partnerships for federal income tax purposes. In the opinion of Timmis & Inman, which is based on the provisions of the partnership agreements of the Operating Partnership and the Subtier Partnerships and on certain factual assumptions and representations of Chateau and ROC, the Operating Partnership has at all times been and will continue to be, after giving effect to the Merger, and each Subtier Partnership has been, since its acquisition by Chateau, and will continue to be, after giving effect to the Merger, treated as partnerships for federal income tax purposes. In the opinion of Rogers & Wells, which is based on the provisions of the partnership agreement of the Financing Partnership and on certain factual assumptions and representations of Chateau and ROC, the Financing Partnership will be treated as a partnership for federal income tax purposes. Counsel's opinions are not binding on the IRS or the courts.

    If for any reason one of the Partnerships was taxable as a corporation rather than as a partnership for federal income tax purposes, Chateau and ROC may not be able to satisfy the requirements for REIT status. See "--Requirements for Qualification--Income Tests" and "--Requirements for Qualification-- Asset Tests." In addition, any change in any such partnership's status for tax purposes might be treated as a taxable event, in which case both Chateau and ROC might incur a tax liability without any related cash distribution. See "--Requirements for Qualification--Annual Distribution Requirements." Further, items of income and deduction of any such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Any such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Partners, Not Partnerships, Subject to Tax

    A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

Tax Allocations with Respect to the Properties

    The Operating Partnership was originally formed by way of contribution of the Chateau Properties which had appreciated in value at the date of contribution. In addition, ROC, RAC and ROCF will contribute or cause to be contributed the ROC Properties, which are also appreciated, to the Operating Partnership and Financing Partnership immediately after the Merger. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Combined Company will also inherit most or all of the existing Book-Tax Differences of the Exchanging OP Unitholders with respect to the OP Units exchanged in the OP Unit Exchange. The partnership agreements of the Operating Partnership and the Financing Partnership require allocations of income, gain, loss and deduction with respect to contributed properties to be made in a manner consistent with the special rules in Section 704(c) of the Code and the Treasury Regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the ROC Properties and of the Exchanging OP Unitholders with respect to the OP Units exchanged in the OP Unit Exchange over the life of the Operating Partnership and the Financing Partnership. Under these rules, the Combined Company and the initial contributors of the Chateau Properties who remain OP Unitholders will generally be allocated lower amounts of depreciation deductions with respect to, and increased taxable gain on a sale of, the ROC or Chateau Properties, respectively. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed ROC Properties with respect to the OP Units exchanged in the OP Unit Exchange in the hands of the Operating Partnership or the Financing Partnership and the carryover basis of the contributed Chateau Properties in the hands of the Operating Partnership could cause the Combined Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than it would be allocated if such properties had a tax basis equal to their fair market value at the Effective Time and (ii) to be allocated lower amounts of taxable loss in the event of the sale of such a property at a book loss less than the economic or book loss allocated to it as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Combined Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Combined Company purchased the ROC Properties and the OP Units exchanged in the OP Unit Exchange at their respective fair market values.

INFORMATION REPORTING REQUIREMENT AND BACKUP WITHHOLDING TAX

    Both Chateau and ROC will report to its domestic stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, domestic stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Domestic stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a domestic stockholder will be allowed as a credit against such stockholder's U.S. federal income tax liability and may entitle such stockholder to a refund, provided that the required information is furnished to the IRS.

ACCOUNTING TREATMENT

    The Merger and Other Transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. These transactions result for financial accounting purposes in the effective purchase of all the ROC Stock by the Combined Company. Accordingly, the assets and liabilities of ROC will be adjusted to fair value for financial accounting purposes and the results of operations of ROC will be included in the results of operations of the Combined Company for periods subsequent to the Effective Time.

NEW YORK STOCK EXCHANGE LISTING OF COMMON STOCK

    The shares of Chateau Common Stock to be issued in the Merger, the Chateau Stock Dividend, the OP Unit Exchange and the Chateau Share Issuance have been approved for listing on the NYSE, subject to official notice of issuance. See "--Terms of the Merger--Conditions to the Merger; Termination; Waiver and Amendment."

              DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY

    The following summary of the terms of the capital stock of Chateau, which will be the capital stock of the Combined Company following the Merger and the Other Transactions, and certain provisions of the organizational documents of Chateau does not purport to be complete and is subject to and qualified in its entirety by reference to the Chateau Charter and the Combined Company By-Laws, each of which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

GENERAL

    The Chateau Charter provides that Chateau may issue up to 32 million shares of capital stock, all with a par value of $.01 per share, with 30 million of such shares being designated as Chateau Common Stock and 2 million of such shares being designated as Preferred Stock. Upon completion of the Merger and the Other Transactions, 24,946,742 shares of Chateau Common Stock will be outstanding, and an additional 2,771,198 shares will be subject to issuance upon exchange of OP Units held by OP Unitholders in the Operating Partnership, assuming 6,127,575 OP Units are exchanged in the OP Unit Exchange. No shares of Preferred Stock will be outstanding.

    The Board of Directors of Chateau is authorized (i) to classify and reclassify any unissued shares of any series of Preferred Stock; (ii) to provide for the issuance of shares in other classes or series, including preferred stock in one or more series; (iii) to establish the number of shares in each class or series; and (iv) to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series.

COMMON STOCK

    All shares of Chateau Common Stock, when issued in connection with the Merger, will be duly authorized, fully paid and nonassessable. Except as described below, the holders of Chateau Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. No cumulative voting rights for the election of directors will attach to shares of Chateau Common Stock. Subject to the provisions of law and any preferential rights with respect to any outstanding capital stock of Chateau, holders of Chateau Common Stock are entitled to receive ratably such dividends or other distributions as may be declared by the Chateau Board out of funds legally available therefor. If Chateau is liquidated or dissolved, subject to the right of any holders of the capital stock of Chateau to receive preferential distributions, each outstanding share of Chateau Common Stock will be entitled to participate ratably in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Chateau. Holders of shares of Chateau Common Stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of Chateau.

    The transfer agent and registrar for Chateau Common Stock is Huntington Bank N.A.

PREFERRED STOCK

    Additional classes of preferred stock, may be issued from time to time, in one or more series, as authorized by the Chateau Board. Prior to issuance of shares of each series, the Chateau Board, or a committee thereof, is required by the MGCL to fix for each such series, subject to the provisions of the Chateau Charter regarding Excess Stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted under the MGCL. The Chateau Board has the authority to issue Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of Chateau Common Stock might believe to be in their best interests or in which such holders might receive a premium for their Chateau Common Stock. As of the date hereof, no preferred stock is outstanding, and Chateau has no present plans to issue any preferred stock.

OP UNITS

    The OP Units represent partner interests in the Operating Partnership. Upon completion of the Merger, there are expected to be 27,717,940 OP Units outstanding, of which 24,946,742 OP Units will be designated as general partner interests in the Operating Partnership (which will be held exclusively by the Combined Company and ROC) and 2,771,198 OP Units will be designated as limited partner interests in the Operating Partnership. The number of general partner OP Units outstanding will generally equal the number of shares of Chateau Common Stock outstanding from time to time. Under the Operating Partnership Agreement, each OP Unit entitles the holder thereof to share ratably in distributions of Operating Cash Flow and Capital Cash Flow (as defined in the Operating Partnership Agreement). Management and control over the Operating Partnership are vested exclusively in the holders of general partner OP Units. Holders of limited Partner OP Units have no right to vote on any matters affecting the Operating Partnership, except for certain amendments to the Operating Partnership Agreement and, under the provisions of the Maryland Revised Uniform Limited Partnership Act, the approval of mergers involving the Operating Partnership. Other than with respect to an aggregate of 355,000 OP Units held by Messrs. Boll and Ministrelli, each limited partner OP Unit, upon completion of the Merger, will be exchangeable, subject to certain conditions, for shares of Chateau Common Stock on a one-for-one basis.

OWNERSHIP LIMIT; RESTRICTIONS ON TRANSFER

    In order for Chateau to qualify as a REIT under the Code, the Chateau Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than during its first taxable year). Also, not more than 50% of the number or value of the outstanding stock of Chateau may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (other than during its first taxable year).

    The Chateau Charter provides that, subject to certain exceptions relating to John A. Boll and J. Peter Ministrelli described below, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit, which is equal to 7.0% of the number of shares or value of the outstanding stock of Chateau. The Board of Directors of Chateau may waive the application of the Ownership Limit to individual stockholders but only if it receives a ruling from the IRS to the effect that such waiver will not jeopardize Chateau's status as a REIT. The Ownership Limit will not apply if the Chateau Board and the stockholders of Chateau determine that it is no longer in the best interests of Chateau to qualify as a REIT. Under the Chateau Charter, the Board of Directors has the authority to increase the Ownership Limit applicable to stockholders generally, but not in excess of 9.8%.

    If shares of Chateau Common Stock and/or Preferred Stock in excess of the Ownership Limit, or shares which would cause Chateau to be beneficially owned by fewer than 100 persons or cause Chateau to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to Chateau Common and/or Preferred Stock. Shares issued or transferred that would cause any stockholder to own more than the Ownership Limit or Chateau to become "closely held" under Section 856(h) of the Code will constitute shares of Excess Stock. Excess Stock will be held in trust. The trustees of such trust shall be appointed by Chateau and shall be independent of Chateau and the holder of Excess Stock. The beneficiary of such trust shall be one or more charitable organizations selected by Chateau. If after a purported transfer or other event giving rise to any Chateau Common Stock being deemed Excess Stock and prior to the discovery by Chateau, dividends or distributions are paid with respect to the Chateau Common Stock that is deemed Excess Stock, then such distributions are to be repaid to the trustee upon demand for payment to the charitable beneficiary. While Excess Stock is held in trust, an interest in that trust may be transferred to a person whose ownership of Chateau Common Stock would be permitted under the Ownership Limit provision and would not cause Chateau to be beneficially owned by fewer than

100 persons or cause Chateau to become "closely held" under Section 856(h) of the Code, at which time the Excess Stock would automatically be exchanged for Chateau Common Stock. In addition, Chateau would have the right, for a period of 90 days beginning on the later of the date of the transfer that caused the exchange for Excess Stock or the date the Chateau Board has knowledge of the transfer, to purchase all or any portion of the Excess Stock from the intended transferee at the lesser of the price paid for the Chateau Common Stock by the intended transferee and the closing market price for the Chateau Common Stock on the date the Chateau exercises its option to purchase.

    John A. Boll and J. Peter Ministrelli (and certain persons related to each of them) are the owners, directly or indirectly, of 3,319,207 and 2,360,919 OP Units, respectively, and, upon completion of the Merger and the Chateau Share Issuance, will be the holders of 3,098,791 and 2,285,820 shares, respectively, of Chateau Common Stock (or options to acquire such shares), as well as 684,818 (of which 220,000 are non-exchangeable) and 487,104 (of which 135,000 are non-exchangeable) OP Units, respectively. Following the Merger, each will be deemed to beneficially own, for purposes of the five or fewer test described above, all shares of Chateau Common Stock that each holds directly, as well as all shares of Chateau Common Stock that may be acquired by him upon exchange of remaining OP Units or exercise of outstanding stock options. As a result, immediately following the Merger, John A. Boll and J. Peter Ministrelli (and certain persons related to each of them) will be deemed to beneficially own approximately 14.1% and 10.4% of the outstanding shares of Chateau Common Stock. The Chateau Charter provides that each of John A. Boll and J. Peter Ministrelli (and certain persons related to each of them) is exempt from the Ownership Limit up to a maximum level of 14.1% and 10.0%, respectively (but these Ownership Limits are calculated assuming shares beneficially owned by both Mr. Boll and Mr. Ministrelli are outstanding).

    Except as otherwise described above with regard to increases in the Ownership Limit, any other change in the Ownership Limit would require an amendment to the Chateau Charter. Such amendment to the Chateau Charter requires the approval of holders representing at least two-thirds of the outstanding shares of Chateau Common Stock and consent of the Chateau Board, provided the Ownership Limit may not be increased above 9.8%. In addition to preserving Chateau's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of Chateau without the approval of the Chateau Board.

    All certificates representing shares of Chateau Common Stock will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations of the Code) of the value or number of shares of outstanding Chateau Common Stock or Preferred Stock must provide Chateau with a written notice of such ownership within 30 days after January 1 of each year. In addition, each direct or indirect stockholder shall upon demand be required to disclose to Chateau in writing such information with respect to the direct, indirect and constructive ownership of shares as the Chateau Board deems necessary to determine Chateau's status as a REIT and to insure compliance with the Ownership Limit.

CERTAIN PROVISIONS OF CHATEAU'S CHARTER AND BY-LAWS AND OF MARYLAND LAW

    The following summary of certain provisions of the MGCL and the Chateau Charter and Combined Company By-Laws does not purport to be complete, and is qualified by reference to the MGCL and the Chateau Charter and Combined Company By-Laws. With regard to the Combined Company By-Laws, the following discussion assumes the implementation of the Chateau By-Law amendments provided for in the Merger Agreement. See "COMPARISON OF STOCKHOLDER RIGHTS." Certain provisions in the Chateau Charter and Combined Company By-Laws relating to the matters specified below could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of

Chateau Common Stock might believe to be otherwise in their best interests or in which such holders could receive a premium for their shares.

MARYLAND BUSINESS COMBINATION LAW

    The MGCL prohibits certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person (i) who beneficially owns 10% or more of the voting power of the corporation's shares or (ii) who is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder (as defined therein) or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock of the corporation, and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the Interested Stockholder who will (or whose affiliate will) be a party to the business combination, or by an affiliate or associate of the Interested Stockholder, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Chateau Board, in connection with the initial formation of Chateau, has exempted from these provisions of the MGCL any business combination with the Chateau Principals, any of their respective present or future affiliates or associates or any other person acting in concert or as part of a group with any of the foregoing persons. The ROC Board has exempted from the provisions of the MGCL any business combination with the ROC Principals, any of their respective present or future affiliates or associates or any other person acting in concert or as part of a group with any of the foregoing persons. In recognition of this existing exemption, pursuant to the Merger Agreement, Chateau has agreed also to exempt the ROC Principals from these provisions as they relate to Chateau following the Merger. The exemptions described above are, in accordance with the provisions of the MGCL, permitted to be granted by the board of directors of a Maryland corporation. The effect of the exemptions granted by Chateau is that such provisions of the MGCL will not apply to any business combination involving Chateau and either the ROC Principals or the Chateau Principals.

    The Maryland Business Combination Law could have the effect of discouraging offers to acquire Chateau and of increasing the difficulty of consummating any such offer.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror. However, the Chateau By-Laws contain provisions which exempt Chateau from the control share acquisition provisions of the MGCL. No assurance can be given, however, that such provisions may not be removed at any time by amendment of the Chateau By-Laws.

CHARTER AND BY-LAW AMENDMENTS

    Except as described below, the Chateau Charter may be amended only with the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter combined with the consent of the Chateau Board of Directors. The Combined Company By-Laws provide that Board approval to amend the Chateau Charter requires the affirmative vote of two-thirds of the directors then in office. Except as described below, the Combined Company By-Laws may be amended with the affirmative vote of at least two-thirds of the Chateau Board. However, the approval of at least two-thirds of the directors then in office and the approval of a majority of the outstanding Chateau Common Stock will be required in connection with amendments to the Combined Company By-Laws relating to the configuration of the Chateau Board and its committees, including the size of the Chateau Board and the grouping and classification and indemnification of directors.

MERGER, SALE OF ASSETS AND MAJOR TRANSACTIONS

    The Chateau Charter requires that mergers, consolidations, share exchanges, recapitalizations and dissolutions involving Chateau and sales of all or substantially all of the assets of Chateau will require the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Chateau Common Stock, and the Chateau By-Laws provide that such transactions require the approval of at least two-thirds of the directors of the Combined Company then in office. The Combined Company By-Laws also provide that terms of financing and refinancing of indebtedness of the Combined Company and its subsidiaries, as well as the purchase or sale, directly or indirectly, of communities and amendments to the Operating Partnership Agreement require the approval of at least two-thirds of the directors of the Combined Company then in office.

BOARD OF DIRECTORS

    The Chateau Charter provides that any director, or the entire Chateau Board, may be removed only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

    The Chateau Charter and the Combined Company By-Laws contain provisions that create a classified Board of Directors, provide for separate groupings of directors, fix the size of the Board and specify the procedures for the nomination of directors by the Board as well as certain other related matters. See "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Combined Company By-Laws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Combined Company Board and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Combined Company's notice of the meeting, (ii) by or at the direction of the Combined Company Board or (iii) by any stockholder of the Combined Company who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Combined Company By-Laws; and (b) with respect to special meetings of stockholders, only the business specified in the Combined Company's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Combined Company's Board may be made only (i) pursuant to the Combined Company's notice of the meeting, (ii) by or at the direction of the Combined Company's Board or
(iii) provided that the Combined Company Board has determined that directors shall be elected at such meeting, by any stockholder of the Combined Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Combined Company By-Laws.

                       MANAGEMENT OF THE COMBINED COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

    The following table sets forth information relating to the Directors and Executive Officers of the Combined Company immediately following the Merger. Directors are designated by an asterisk.

NAME                                                      AGE                  POSITIONS AND OFFICES HELD
-----------------------------------------------------     ---     -----------------------------------------------------
John A. Boll*........................................         67  Chairman of the Board
Gary P. McDaniel*....................................         51  Chief Executive Officer
C.G. ("Jeff") Kellogg*...............................         53  President
James B. Grange......................................         40  Chief Operating Officer
Tamara D. Fischer....................................         41  Chief Financial Officer
Rees F. Davis, Jr....................................         38  Executive Vice President-Acquisitions
Edward R. Allen*.....................................         56  Director
Gebran S. Anton, Jr.*................................         64  Director
James L. Clayton*....................................         62  Director
Steven G. Davis*.....................................         47  Director
James M. Hankins*....................................         61  Director
James M. Lane*.......................................         67  Director
Donald E. Miller*....................................         66  Director

    Pursuant to the Chateau Charter, the terms of the existing seven directors of Chateau are staggered, with terms of each class expiring in three successive years. With regard to the existing Chateau Board, Messrs. Anton, Lane and Myers are classified as Class I directors with terms expiring in 1997, Messrs. Allen and Kellogg are classified as Class II directors with terms expiring in 1998 and Messrs. Boll and Randolph are classified as Class III directors with terms expiring in 1999. Effective upon consummation of the Merger, Jay G. Randolph and Kenneth E. Myers will resign from the Chateau Board, and the remaining directors then in office will increase the size of the Chateau Board from seven to ten directors. The five vacancies on the Chateau Board will be filled by the vote of the remaining Chateau directors then in office (with such remaining directors being designated as "Group A Directors") with five nominees selected by the ROC Board (namely, Messrs. McDaniel, Clayton, S. Davis, Hankins and Miller, who will be designated as "Group B Directors"), such that such five nominees as well as the five directors of Chateau then in office will constitute all of the members of the Chateau Board at the Effective Time. The five Group B Directors will serve as directors until the next annual meeting of the Combined Company following the Merger, at which time, in accordance with the Board nomination procedures described below under "Board Classification and Related Matters," they are expected to be nominated to serve as directors of the following classes: (Class I with terms expiring in 2000: Mr. McDaniel); (Class II with terms expiring in 1998: Messrs. Hankins and Miller); (Class III with terms expiring in 1999: Messrs. Clayton and S. Davis).

    Set forth below is a summary of the business experience of such directors and executive officers:

    John A. Boll will be Chairman of the Board of the Combined Company. He has been Chairman of the Board of Directors of Chateau since its incorporation. For the five years preceding the formation of Chateau, Mr. Boll was a partner and Chief Executive Officer of Chateau Estates which he formed in 1966. Mr. Boll served for six years as Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing.

    Gary P. McDaniel will be Chief Executive Officer and a Director of the Combined Company. He has served as the Chairman of the Board, President and Chief Executive Officer of ROC since 1993, has been a principal of ROC and its predecessors since 1979, and has been active in the manufactured home industry since 1972. From 1972 to 1978, Mr. McDaniel was employed in several capacities by Mobile Home Communities, Inc (currently MHC). Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry

Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

    C.G. ("Jeff") Kellogg will be President and a Director of the Combined Company. He has been President and Chief Executive Officer and a Director of Chateau since its formation. For the five years preceding the formation of Chateau, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. He is a past President of the Michigan Manufactured Housing Association and served on the Manufactured Housing Institute's Community Operations Committee. Mr. Kellogg is a graduate of Michigan Technological University with a B.S. degree in Civil Engineering.

    James B. Grange will be Chief Operating Officer of the Combined Company. He has served as Executive Vice President and Chief Operating Officer of ROC since 1993. Mr. Grange served as Executive Vice President, Chief Operating Officer and a director for ROC's predecessors from 1986 to 1993. He has been responsible for property management since 1982, having started as a Regional Property Manager overseeing ten properties in three states. In 1984, he became Vice President of Operations, overseeing all property operations and marketing. Mr. Grange has been actively involved in many aspects of the manufactured home industry, including development, acquisitions, marketing and manufactured home sales. He is currently a director of the Colorado Chapter of the March of Dimes and is active in The Manufactured Housing Institute. Mr. Grange is a graduate of the University of Montana.

    Tamara D. Fischer will be Chief Financial Officer of the Combined Company. She has been an Executive Vice President and Chief Financial Officer of Chateau since Chateau's formation. Prior to joining Chateau, Ms. Fischer was employed by Coopers & Lybrand for 11 years and served on the Chateau engagement team since 1986. Ms. Fischer is a CPA and a graduate of Case Western Reserve University.

    Rees F. Davis, Jr. will be Executive Vice President--Acquisitions of the Combined Company. He has served as Vice President of Acquisitions and Sales for the Combined Company since 1993. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. From 1984 to 1986, Mr. Davis was active in property acquisitions for ROC's predecessors, having previously acted as Regional Property Manager. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute and holds a Colorado real estate brokerage license. Prior to entering into the manufactured home industry, Mr. Davis was employed in the real estate department of Shell Oil Company from 1981 to 1983. Mr. Davis is a graduate of Colorado State University.

    Edward R. Allen will serve as a Director of the Combined Company. He has served as a Director of Chateau since 1993. Mr. Allen was, for the five years preceding the formation of Chateau in 1993, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation, which was engaged in operating seven manufactured home communities in Florida. Mr. Allen is a graduate of Cornell University.

    Gebran S. Anton, Jr. will serve as a Director of the Combined Company. He has served as a Director of Chateau since 1993. Mr. Anton is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker, where he has been engaged for the past five years. Mr. Anton is a former Chairman of the Board of First National Bank, a Director of Bankers Mortgage and a former Chairman of the Board of St. Joseph Hospital.

    James L. Clayton will serve as a Director of the Combined Company. He has served as a Director of ROC since August 1993. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of Clayton Homes, Inc., a company which is engaged in the manufacture, sale, financing and management of manufactured homes. Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of Bank First. In 1991, Mr. Clayton was inducted into the Horatio Alger Foundation, Washington, D.C. Mr. Clayton is a trustee or board member of a number of charitable institutions. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

    Steven G. Davis will serve as a Director of the Combined Company. He has served as Chief Financial Officer of ROC and its predecessors since March 1993, and has served as Executive Vice President and a Director of ROC since 1993. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. From 1985 to 1990, prior to joining The Windsor Group, he served as Vice President-Direct Investments of Private Ledger Financial Services, a broker dealer. Mr Davis is a Certified Public Accountant and has served as a manager for Touche Ross & Co. Mr. Davis is a graduate of the University of San Diego.

    James M. Hankins will serve as a Director of the Combined Company. He has served as a Director of ROC since August 1993. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was President and Chief Executive Officer of Mobile Home Communities, Inc. (currently MHC), which at the time was an owner and operator of 31 manufactured home communities located in eight states and containing more than 11,000 individual home sites. He was a founder of that company in 1969, and served as Chief Executive Officer from 1973 to 1984. Mr. Hankins is past President of the Board of Directors of Geneva Glen Camp, a trustee of Kent-Denver School and past President of the Board of Directors of the Denver Children's Home. He holds a Bachelor of Science degree from the University of South Carolina and a Masters of Business Administration from Harvard University. He has also served as a Captain in the United States Air Force.

    James M. Lane will serve as a Director of the Combined Company. He has served as a Director of Chateau since 1993. Mr. Lane recently retired as the Senior Vice President in charge of NBD Bank's Trust Investment Division, where he served for at least five years prior to 1995. Mr. Lane holds degrees from Wheaton College and the University of Chicago.

    Donald E. Miller will serve as a Director of the Combined Company. He has served as a Director of ROC since August 1993. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. From 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company (collectively "Gates"), which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller began his career with Gates in 1961 and held various sales and management positions until 1987. Mr. Miller is a director of Lennox Industries, Inc., Sentry Insurance Co., Mountain States Employers Council and the Colorado Business Coalition for Health, and he is a trustee of the Colorado School of Mines. Mr. Miller is a graduate of the Colorado School of Mines.

BOARD CLASSIFICATION AND RELATED MATTERS

    Pursuant to the Chateau Charter, the terms of directors are staggered, with terms of each class expiring in three successive years. See "--Directors and Executive Officers of the Combined Company" for a discussion of the initial classification of directors of the Combined Company following the Merger and the anticipated classification of the Combined Company Board beginning with the first annual meeting of the Combined Company following the completion of the Merger.

    The Chateau Charter provides that the directors of the Combined Company may only be removed for cause and then only upon the vote of holders of at least two-thirds of the outstanding shares of Chateau Common Stock entitled to vote in the election of directors.

    The Combined Company By-Laws provide that a committee consisting exclusively of the Group A Directors (the "Group A Nominating Committee"), a committee consisting exclusively of the Group B Directors (the "Group B Nominating Committee") and a committee consisting of John A. Boll (or, in the event that John A. Boll is no longer a director, a Group A Director selected by the Group A Directors) and two of his designees (the "Group C Nominating Committee" and, together with the Group A and Group B Nominating Committees, the "Nominating Committees") shall be the exclusive nominating committees of the Board of Directors. Each director nominated by the Board shall be designated as a director to be part of the Group that corresponds to the Nominating Committee that initiated such director's nomination. In order to stand for election as a nominee of the Combined Company Board, each nominee nominated by one of the Nominating Committees shall also be approved by the full Combined Company Board, requiring in each case that at least two-thirds of the directors then in office approve any nominee nominated by any of the Nominating Committees to stand for election as director. Combined Company Board nominations for director must initiate at the nominating committee level and then follow the foregoing procedures. The Combined Company By-Laws also provide that if the term of any director expires or terminates or such director resigns or is removed from the Combined Company Board (a "Retiring Director"), the Nominating Committee of the Group of the Retiring Director (or the full Company Board in the case of a director that is not part of any Group) shall be exclusively responsible for nominating a replacement to stand for election to the Combined Company Board at the next annual meeting of stockholders of the Combined Company to serve for a term that is coterminous with the term of the Retiring Director, in the case of any departure before the expiration of such Retiring Director's term, or for a three-year period, in the case of any departure by a Retiring Director at the end of such director's term. Prior to such annual meeting, the stockholders of the Combined Company or the applicable Nominating Committee, subject to the approval of the full Company Board (or the full Company Board in the case of a director that is not part of any Group) may fill vacancies resulting from a director becoming a Retiring Director for a term that expires at such next annual meeting. Nothing in the foregoing provisions shall prevent nominations from stockholders in accordance with the procedures specified in the Combined Company Charter and Combined Company By-Laws, and any director elected as a result of any stockholder nominations shall not be placed in any of the Group designations specified above. See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY--Certain Provisions of Chateau's Charter and By-Laws and of Maryland Law--Advance Notice of Director Nominations and New Business."

    Beginning with the 1997 annual meeting of stockholders, the Combined Company Board shall be increased to 11 members, with such additional seat on the Board being filled with an additional Independent Director (as defined below) who shall be designated by the Group C Nominating Committee and shall be considered a Group C Director.

COMPENSATION OF DIRECTORS

    The Combined Company intends to pay an annual fee of $15,000 to directors who are not employees of the Combined Company ("Independent Directors"). On April 15 of each year, the Combined Company intends to grant to each Independent Director an option to purchase 5,000 shares of Chateau Common Stock, exercisable at a price per share equal to the fair market value of such shares as of the grant date. In addition, the Combined Company will reimburse directors for travel expenses incurred in connection with their activities on behalf of the Combined Company.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMBINED COMPANY

    In addition to the Nominating Committees, the Combined Company will have the additional committees of the Board of Directors described below.

    The Combined Company By-Laws provide that each committee (other than the Nominating Committees) of the Combined Company Board shall consist of members divided evenly between Group A and Group B Directors.

AUDIT COMMITTEE

    The Combined Company Board has established an Audit Committee that will consist of two independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Combined Company's internal accounting controls. The initial members of the Audit Committee following the Merger will be Messrs. Allen, Hankins, Lane and Miller.

EXECUTIVE COMPENSATION COMMITTEE

    The Combined Company Board has established an Executive Compensation Committee that will consist of a majority of independent directors to administer the Combined Company's Stock Option Plan, as well as the two plans assumed from ROC and Chateau. The Executive Compensation Committee will determine the types of awards to be granted, the number of shares of which are covered by the award and the terms and conditions of the awards. The initial members of the Executive Compensation Committee following the Merger will be Messrs. Allen, Anton, Clayton and S. Davis.

EMPLOYMENT AGREEMENTS

    Consistent with the goal of ROC and Chateau to retain the skills and expertise of their senior managements for the Combined Company following the Merger, the Merger Agreement provides for the Combined Company to execute employment agreements (each, an "Employment Agreement"), effective as of the Effective Day of the Merger, with each of the following senior officers: Gary P. McDaniel, C.G. ("Jeff") Kellogg, James B. Grange, Tamara D. Fischer and Rees F. Davis, Jr. Mr. Kellogg and Ms. Fischer are currently employed by Chateau, and their existing employment agreements with Chateau will be terminated upon consummation of the Merger to be replaced by the new agreements. Each Employment Agreement has an initial term of three years with automatic one-year extensions commencing on the third anniversary of the Effective Day unless notice of nonextension is given at least 180 days prior to such anniversary. Each Employment Agreement provides for: (i) a base salary for Gary P. McDaniel ($225,000); C.G ("Jeff") Kellogg ($225,000); James B. Grange ($190,000); Tamara
D. Fischer ($175,000); and Rees F. Davis, Jr. ($160,000); (ii) an annual target bonus of up to 80% of such Executive's base salary upon the attainment, among other things, of increases in funds from operations per share of the Combined Company (as specified in the Annual Bonus Program described below) with the bonus for 1997 being calculated assuming the Merger had been consummated on January 1, 1996; (iii) grants of stock options and shares of restricted stock under the Combined Company's Equity Participation Plan described below; and (iv) benefits (including retirement, group life, medical, dental and disability benefits) on a basis reasonably comparable in the aggregate to those provided to the Executive immediately prior to the Effective Day.

    Each Employment Agreement provides that, if the Executive's employment is terminated or not renewed by the Combined Company other than for "cause" or "disability" or by the Executive for "good reason," the Executive will be entitled to receive the following payments and benefits: (i) a payment in cash equal to two times the sum of (A) the Executive's annual base salary immediately prior to the event or circumstance upon which termination of employment is based, and (B) the then-current annual target bonus; and (ii) for 24 months immediately following the date of such termination, the continuation of substantially the same welfare and economically equivalent pension benefits as the Executive is receiving immediately prior to termination of employment, at the Combined Company's expense, subject to offset by any such benefits received from a subsequent employer during such 24-month period. Further, in the event the employment of either Mr. McDaniel or Mr. Kellogg is terminated as a result of a "Change of Control" as defined in the Employment Agreement, "two times" in clause (i) above shall be replaced with "three times" and "24" in clause (ii) above shall be replaced with "36" each time it appears. Each Employment

Agreement also provides that, in the event of a termination in the circumstances described above in this paragraph, all outstanding equity-based awards will vest and, in the case of options, will remain exercisable for the balance of the option term. In addition, in the event that the Executive's employment under the Employment Agreement is terminated for any other reason, other than for "cause," including voluntary resignation, death or disability, "two times" in clause (i) above shall be deleted and "24" in clause (ii) above shall be replaced by "12" each time it appears. Each Employment Agreement also provides for gross up payments to be made to compensate the Executives for any "golden parachute taxes" they might have to pay on payments and benefits provided under the Employment Agreements.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Maryland law permits a corporation formed in Maryland to include in its charter a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Combined Company Charter has incorporated such a provision which limits such liability to the fullest extent permitted by Maryland law.

    The Combined Company Charter authorizes it to indemnify its present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Combined Company By-Laws contain procedures relating to indemnification matters. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or as the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires the Combined Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Combined Company as authorized by the applicable bylaws or partnership agreement and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the Combined Company if it shall ultimately be determined that the standard of conduct was not met.

EQUITY PARTICIPATION PLAN

    Pursuant to the Merger Agreement, the Combined Company adopted a plan (the "Equity Participation Plan") which authorizes the discretionary grant by the Executive Compensation Committee of awards of options and restricted shares of Chateau Common Stock. Pursuant to the Equity Participation Plan, 700,000 shares of Chateau Common Stock, subject to anti-dilutive adjustment, will be reserved for awards of options and restricted shares of Chateau Common Stock to employees for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance, and 250,000 additional shares of Chateau Common Stock, subject to anti-dilutive adjustment, will be reserved for awards as restricted stock over a three-year period under the Annual Bonus Program. Immediately following the Effective Time, the Combined Company expects to prepare and file a registration statement relating to the offer and sale by the Combined Company of shares of Chateau Common Stock pursuant to the Equity Participation Plan.

ANNUAL BONUS PROGRAM

    The Combined Company will institute an annual bonus program (the "Annual Bonus Program") for senior executives and other employees. The maximum amount of any bonus awarded to an employee under the Annual Bonus Program will be 80% of such employee's base salary. The bonus will be based on the Combined Company's achievement of increases in funds from operations per share. Each participant in the Annual Bonus Program may receive a premium bonus (in an amount to be determined by the Executive Compensation Committee) if such participant elects to receive his or her bonus in the form of Chateau Common Stock in lieu of cash. The Combined Company's five senior executive officers will initially be eligible to receive bonuses pursuant to the Annual Bonus Program, and other employees will be invited to participate in the future.

CERTAIN POLICIES OF THE COMBINED COMPANY

    It is anticipated that the Board of Directors and senior management of the Combined Company will manage the affairs of the Combined Company in accordance with the following policies. Neither the Combined Company Charter nor the Combined Company By-Laws mandate any specific policies and those set forth below may be modified from time to time at the discretion of the Combined Company Board without notice to or a vote of the stockholders of the Combined Company, except that changes in certain policies with respect to conflicts of interest will be consistent with legal requirements.

INVESTMENT POLICIES

Investments in Real Estate

    The Combined Company's investment objectives are to increase cash flow and the value of the Combined Company's portfolio through continued growth, including expansion, of the existing portfolio and aggressive acquisition and development of additional communities and, when possible, the expansion of such communities. The Combined Company intends to focus its activities on the manufactured home community business with the primary objective of owning and acquiring assets for income generation and long term appreciation in value. Although the Combined Company has no present intention to sell any existing communities owned by ROC or Chateau, the Combined Company may consider selling certain communities if appropriate in pursuing its investment strategies. The Combined Company does not have any policy which limits the amount which may be invested in a single property. The Combined Company will emphasize equity real estate investments in its existing markets as well as expansions into markets adjacent to existing markets. The Combined Company intends to pay for its acquisition and development activities through offerings of debt and equity securities, issuances of additional OP Units and borrowings on available lines of credit.

    While the Combined Company will emphasize equity real estate investments in manufactured home community properties, it may, in its discretion, invest in mortgages and other interests related to manufactured home community properties, including mortgages on individual homes. The Combined Company does not presently intend to invest to a significant extent in mortgages or deeds of trust, but may do so subject to the investment restrictions applicable to REITs. The mortgages in with the Combined Company may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency.

Investments in Combined Company Securities

    The Combined Company may, from time to time, purchase or otherwise acquire its securities depending upon its evaluation of prices offered, but, other than the Chateau Share Repurchase Program, it has no present plan to do so.

Securities of or Interest in Persons Primarily Engaged in Real Estate Activities and Other Issuers

    Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Combined Company may also invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, but the Combined Company would not invest in excess of 5% of its gross assets in any one of such entities. The Combined Company may acquire all or substantially all of the securities or assets of entities where such investments would be consistent with the Combined Company's investment policies. As the Combined Company does not currently intend to make any investments of this nature, the Combined Company has not yet developed criteria for such purchases. In any event, the Combined Company does not intend for its investments in securities to require its registration as an "investment company" under the Investment Company Act of 1940, and the Combined Company intends to divest securities before any such registration would be required.

FINANCING POLICIES

    Independent of any financial covenants which may be binding on the Combined Company, the Combined Company intends to maintain a debt-to-total market capitalization ratio (I.E., total debt of the Combined Company as a percentage of the market value of outstanding shares of Chateau Common Stock and OP Units plus total debt) of approximately 50% or less. This policy differs from traditional mortgage debt-to-equity ratios which are asset based ratios. On a pro forma basis, as of September 30, 1996, the Combined Company would have had a debt-to-total market capitalization ratio of approximately 33% (assuming a market price per share of the Combined Company of $24.375, the closing price of the Chateau Common Stock on the NYSE on November 6, 1996, the date of the termination of the MHC Tender Offer). The Combined Company, however, may from time to time re-evaluate this policy and decrease or increase such ratio accordingly in light of then current economic conditions, relative costs to the Combined Company of debt and equity capital, market values of the properties opportunities and other factors.

CONFLICT OF INTEREST POLICIES

    Without the approval of a majority of the disinterested directors, the Combined Company will not (i) acquire from or sell to any director, officer or employee of the Combined Company, or any entity in which a director, officer or employee of the Combined Company owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of the Combined Company, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) engage in any other material transaction with any of the foregoing persons. Each transaction of the type described above will be in all respects on such terms as are, at the time of the transaction and under the circumstances then prevailing, fair and reasonable to the Combined Company. Each executive officer of the Combined Company has agreed to conduct any and all of such officer's activities related to the ownership, acquisition, development and management of manufactured home communities through the Combined Company, except to the extent of existing investments in residential and commercial real estate activities held by such executive officers. The Combined Company has no such policy with respect to its non-employee directors.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Combined Company may, but does not presently intend to, make investments other than as previously described. All investments (other than short-term investments) are expected to be related to the manufactured home community business. The Combined Company will have authority to offer shares of Chateau Common Stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire Chateau Common Stock or any securities and may engage in such activities in the future. Similarly, in exchange for property, the Operating Partnership may offer additional OP Units in the Operating Partnership that are exchangeable into Chateau Common Stock. The Combined Company will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, the Combined Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or the regulations promulgated thereunder), the Combined Company Board determines that it is no longer in the best interest of the Combined Company to continue to have the Combined Company qualify as a REIT. The Combined Company's policies with respect to such activities may be reviewed and modified from time to time by the Combined Company's directors without notice to or the vote of the stockholders. It is expected that the Combined Company will mail semiannual reports to securityholders.

REPORTING TO STOCKHOLDERS

    Following the Merger, the Combined Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or NYSE requirements, if any, holders of the Chateau Common Stock will receive annual reports containing audited financial statements, and semi-annual reports containing unaudited financial information for the first six months of each fiscal year.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                     AND MANAGEMENT OF THE COMBINED COMPANY

    The following table contains information concerning the ownership of Chateau Common Stock by each person known to ROC or Chateau that is expected to be a beneficial owner of more than 5% of Chateau Common Stock upon completion of the Merger and the Other Transactions, as well as the anticipated ownership of Chateau Common Stock by each of the Combined Company's directors, by each of the Combined Company's executive officers and by directors and executive officers as a group. Directors are designated by an asterisk.

                                                                                      AMOUNT AND
                                                                                      NATURE OF
                                                                                      BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                                 OWNERSHIP**   PERCENT OF CLASS
-----------------------------------------------------------------------------------  ------------  -----------------
John A. Boll(1)*...................................................................    3,584,241            14.1%
Gary P. McDaniel(2)*...............................................................      454,510             1.8%
C.G. ("Jeff") Kellogg(3)*..........................................................      294,805             1.2%
James B. Grange(4).................................................................      196,031             ***
Tamara D. Fischer(5)...............................................................      130,873             ***
Rees F. Davis, Jr.(6)..............................................................      195,146             ***
Edward R. Allen(7)*................................................................      870,458             3.5%
Gebran S. Anton, Jr.(8)*...........................................................       31,287             ***
James L. Clayton(9)*...............................................................      182,779             ***
Steven G. Davis(10)*...............................................................      173,663             ***
James M. Hankins(11)*..............................................................       28,863             ***
James M. Lane(12)*.................................................................       21,664             ***
Donald E. Miller(13)*..............................................................       23,966             ***
All directors and executive
  officers as a group (13 persons)(14).............................................    6,188,288            23.7%
J. Peter Ministrelli(15)...........................................................    2,637,894            10.4%

------------------------

** For purposes of this table, a person is deemed to be the beneficial owner of shares of Chateau Common Stock if that person has the right to acquire such shares within 60 days of consummation of the Merger by the exercise of any stock option or any other right to convert or exchange outstanding securities. OP Units and stock options held by a person are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Chateau Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Chateau Common Stock beneficially owned by any other person. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Chateau Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.

*** Less than 1%.

1. Reflects 3,098,791 shares of Chateau Common Stock, 464,818 OP Units exchangeable for an equal number of shares of Chateau Common Stock and options to purchase 20,632 shares of Chateau Common Stock. Does not include 220,000 shares of Chateau Common Stock which may be obtained on exchange of currently non-exchangeable OP Units.

2. Reflects 394,595 shares of Chateau Common Stock and options to purchase 59,915 shares of Chateau Common Stock. Chateau Common Stock beneficially owned by Mr. McDaniel includes an aggregate of 6,252 shares of Chateau Common Stock held in irrevocable trusts established for the benefit of Mr. McDaniel's two children. Mr. McDaniel disclaims beneficial ownership of the Chateau Common Stock held in such trusts.

3. Reflects 71,979 shares of Chateau Common Stock and options to purchase 222,826 shares of Chateau Common Stock.

4. Reflects 136,116 shares of Chateau Common Stock and options to purchase 59,915 shares of Chateau Common Stock.

5. Reflects 11,463 shares of Chateau Common Stock, 776 OP Units exchangeable for an equal number of shares of Chateau Common Stock and options to purchase 118,634 shares of Chateau Common Stock.

6. Reflects 135,231 shares of Chateau Common Stock and options to purchase 59,915 shares of Chateau Common Stock.

7. Reflects 849,826 shares of Chateau Common Stock and options to purchase 20,632 shares of Chateau Common Stock.

8. Reflects 10,655 shares of Chateau Common Stock and options to purchase 20,632 shares of Chateau Common Stock.

9. Reflects 182,779 shares of Chateau Common Stock and options to purchase 20,840 shares of Chateau Common Stock. Chateau Common Stock beneficially owned by Mr. Clayton includes 182,779 shares of Chateau Common Stock owned by Clayton Homes, Inc. Mr. Clayton disclaims beneficial ownership of the shares of Chateau Common Stock owned by Clayton Homes, Inc., except to the extent of his approximate 30% equity interest in Clayton Homes, Inc. Shares owned by Clayton Homes, Inc. are held by its wholly-owned subsidiary CHM Parks, Inc.

10. Reflects 115,311 shares of Chateau Common Stock and options to purchase 58,352 shares of Chateau Common Stock.

11. Reflects 8,023 shares of Chateau Common Stock and options to purchase 20,840 shares of Chateau Common Stock. Chateau Common Stock beneficially owned by Mr. Hankins includes 1,303 shares of Chateau Common Stock owned by Mr. Hankins' spouse, 2,605 shares of Chateau Common Stock held by Mr. Hankins' individual retirement account and 1,250 shares of Chateau Common Stock held by Mr. Hankins as conservator for the estate of Jared M. Hankins.

12. Reflects 1,052 shares of Chateau Common Stock and options to purchase 20,632 shares of Chateau Common Stock.

13. Reflects 3,126 shares of Chateau Common Stock and options to purchase 20,840 shares of Chateau Common Stock. Chateau Common Stock beneficially owned by Mr. Miller includes 1,042 shares of Chateau Common Stock owned by Mr. Miller's spouse.

14. Includes shares deemed to be beneficially owned by virtue of ownership of OP Units and options to purchase shares of Chateau Common Stock.

15. Reflects 2,285,820 shares of Chateau Common Stock and 357,104 OP Units exchangeable for an equal number of shares of Chateau Common Stock. Mr. Ministrelli's address is 50-445 Mountain Shadow, La Quinta, CA 92253. Does not include 135,000 shares of Chateau Common Stock which may be obtained on exchange of currently non-exchangeable OP Units.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

    ROC and Chateau are incorporated under the laws of the State of Maryland and are governed by the MGCL. Upon consummation of the Merger, ROC stockholders will become stockholders of Chateau. Their rights as stockholders will continue to be governed by the MGCL, but instead of being subject to the terms of the Charter of ROC, as in effect on the date hereof (the "ROC Charter"), and the By-Laws of ROC, as amended and in effect on the date hereof (the "ROC By-Laws"), their rights as stockholders will now be governed by the Chateau Charter, which will be the Charter of the Combined Company (the "Combined Company Charter"), and the Chateau By-Laws, which, as amended effective as of the Effective Time, will be the By-Laws of the Combined Company (the "Combined Company By-Laws"). The following sets forth a summary of the differences between the ROC and Chateau organizational documents and those of the Combined Company. The following summary is qualified in its entirety by reference to such organizational documents, each of which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

CHANGES IN CONTROL

    Certain provisions of both the ROC Charter and the Chateau Charter may have the effect of discouraging certain transactions that may involve an actual or threatened change in control of ROC or Chateau.

CLASSIFIED BOARD

    Under the Chateau Charter, Chateau maintains a classified Board of Directors, with each director being elected for a three-year term. ROC does not maintain a classified Board of Directors. See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY--Certain Provisions of Chateau's Charter and By-Laws and of Maryland Law--Board of Directors" and "MANAGEMENT OF THE COMBINED COMPANY--Directors and Executive Officers of the Combined Company" and "--Board Classification and Related Matters."

MARYLAND BUSINESS COMBINATION LAW

    The Maryland Business Combination Law is currently applicable to both ROC and Chateau. The Maryland Business Combination Law will also apply to the Combined Company, except that the Chateau Principals and ROC Principals will be exempt from the application thereof.

MARYLAND CONTROL SHARE STATUTE

    Acquisitions of ROC Stock are currently subject to the control share provisions of Section 3-701 ET SEQ. of the MGCL (the "Maryland Control Share Statute"). The Maryland Control Share Statute is not currently applicable to acquisitions of Chateau Common Stock, nor will it be applicable to acquisitions of Chateau Common Stock following the consummation of the Merger and the Other Transactions.

STOCKHOLDER RIGHTS PLAN

    ROC is a party to a rights agreement pursuant to which each outstanding share of ROC Stock also represents the right (a "Right") to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of ROC, which Rights may have certain anti-takeover effects under certain circumstances. As of the Effective Time, all of the ROC Rights will be terminated (without any benefit to the holders thereof) and holders of Chateau Common Stock will not have any such right.

PREFERRED STOCK

    Under the ROC Charter and Chateau Charter, the ROC and Chateau Boards both have the authority to classify and reclassify any unissued shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and may issue capital stock of any class or series from time to time. The Boards' authority in this regard may enable it to prevent a change in control of ROC and Chateau. See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY--Additional Classes of Stock."

DIRECTOR NOMINATION PROCEDURES

    The Combined Company By-Laws will contain specific procedures that govern the manner in which the Board of the Combined Company will nominate directors to stand for election at Combined Company stockholder meetings. See "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters." The current ROC and Chateau organizational documents do not contain such provisions.

REMOVAL OF DIRECTORS

    Both the ROC Charter and the Chateau Charter provide that a director may be removed only for cause and only by the affirmative vote of two-thirds of all the votes entitled to be cast for the election of directors. Furthermore, the current Chateau By-Laws provide that vacancies on the Chateau Board due to an increase in the number of directors may be filled by a majority vote of the entire Chateau Board. Vacancies due to other reasons may be filled by a majority of the remaining directors although such majority constitutes less than a quorum. Any individual so elected as director shall hold office until the next annual meeting of stockholders. Under the Combined Company By-Laws, nominations to replace a retiring director shall be made by a nominating committee of the class of such retiring director, and such nominee must also be approved by at least two-thirds of the directors then in office. Any director so selected shall stand for re-election at the next annual meeting of stockholders. Under the ROC Charter, any vacancy on the ROC Board for any reason other than an increase in the number of directors shall be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire ROC Board. Any individual so elected as director shall hold office until the next annual meeting of stockholders. Any such vacancy may also be filled by a vote of the stockholders, and a director selected in such manner shall hold office for the unexpired term of the director he is replacing. See "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

CERTAIN VOTING RIGHTS

    In general, mergers, consolidations, share exchanges, recapitalizations and dissolutions and sales of all or substantially all of the assets of ROC or Chateau require the approval of such company's Board of Directors and the concurrence of stockholders representing at least two-thirds of the outstanding shares of such company's Common Stock. However, under the Combined Company By-Laws, such transactions will also require the approval of two-thirds of the directors then in office with the concurrence of the same required stockholder vote.

CHARTER AND BY-LAW AMENDMENTS

    The ROC Charter and the Chateau Charter each require Board approval and the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter for charter amendments. The ROC By-Laws and current Chateau By-Laws may be amended by a majority vote of such company's Board of Directors present at a meeting at which a quorum is present.

    The Combined Company By-Laws may be amended by a vote of two-thirds of the directors then in office, with amendments relating to the configuration of the Board and its committees and indemnification of directors also requiring the approval of the holders of a majority of the outstanding Chateau Common Stock. The provisions of the ROC Charter relating to the limitations of liability and indemnification may only be amended prospectively. The provisions of the Chateau Charter relating to limitation of liability (but not indemnification) may only be amended prospectively.

SPECIAL MEETINGS

    The ROC By-Laws provide that a special meeting of stockholders may be called by the President, Chief Executive Officer or the ROC Board. Special meetings of stockholders shall also be called by the Secretary upon the written request of the holders of shares entitled to cast not less than 50% of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The Secretary shall inform such stockholders of the reasonably estimated cost of preparing and of mailing notice of the meeting, and, upon payment to ROC of such costs, the Secretary shall give notice to each stockholder entitled to vote at such meeting.

    Under the current Chateau By-Laws and the Combined Company By-Laws, a special meeting of stockholders may be called by the President, Chief Executive Officer, or the Board of Directors. Special meetings of stockholders shall also be called by the Secretary upon the written request of the holders of shares entitled to cast at least 25% of the votes at such meeting. However, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of stockholders held during the preceding 12 months, unless the meeting is requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    The ROC By-Laws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to ROC generally not less than 60 or more than 90 days in advance of the first anniversary of the preceding year's annual meeting. The current Chateau By-Laws contain, and the Combined Company By-Laws will contain, similar provisions. The Combined Company By-Laws will also provide that any director elected as a result of any stockholder nomination shall not receive any Group designation. See "MANAGEMENT OF THE COMBINED COMPANY--Board Classification and Related Matters."

REDEMPTION AND RESTRICTIONS ON TRANSFERS

    Both ROC and Chateau have elected to be taxed as REITs under the Code. See "THE PARTIES-- ROC" and "THE PARTIES--Chateau." The requirements for qualification of a corporation as a REIT include the following: (i) management of the corporation by one or more directors; (ii) beneficial ownership of the corporation evidenced by transferable certificates of common stock; (iii) taxation of the corporation as a domestic corporation but for Sections 856 through 860 of the Code; (iv) the corporation is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) calendar year taxable year; (vi) beneficial ownership of the corporation held by 100 or more persons on 335 days of each taxable year of 12 months; (vii) during the last half of each taxable year, not more than 50% in value of the outstanding common stock of the corporation is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (viii) adherence to certain specific income and asset tests.

    In order for Chateau to qualify as a REIT, the Chateau Charter provides that, except for certain Existing Holders (as defined therein), no person may directly or indirectly acquire beneficial or constructive ownership of more than 7% in number of shares or value of outstanding Chateau Common Stock or preferred stock. With regard to the Existing Holders, which include John A. Boll and J. Peter Ministrelli, the Chateau Charter provides for restrictions on their ability to own Chateau Common Stock. The

Chateau Charter further provides that each share beneficially or constructively owned in violation of the ownership limit shall be void AB INITIO as to the transfer of such shares and the intended transferee shall acquire no rights in such shares of Chateau Common Stock or preferred stock. Under the Chateau Charter, the Chateau Board may from time to time increase the ownership limit, but not above 9.8%, and may not waive the ownership limit without first obtaining a ruling from the IRS. The Chateau Charter also contains provisions designed to enforce the terms of the ownership limit provisions. See "DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY--Ownership Limit; Restrictions on Transfer." The ROC Charter contains similar provisions relating to the ownership of shares of its stock, except that the ROC ownership limit is 9.8%, and the ROC Board may effect ownership limit changes in different circumstances than are permitted under the Chateau Charter.

UPREIT FORMAT

    Chateau is currently organized, and the Combined Company will be organized, as an UPREIT which conducts its business through the Operating Partnership in which Chateau currently holds a 40.8% equity interest. The balance of the partner interests in Chateau are held by limited partners, including John A. Boll and Edward R. Allen, who were responsible for Chateau's original organization. Although not currently organized with an operating partnership subsidiary, ROC was, prior to entering into the Original Merger Agreement with Chateau, in the process of reorganizing its business in the UPREIT format. The Combined Company will be organized in the UPREIT format, with the Operating Partnership serving as the operating partnership of the Combined Company. See "THE PARTIES--The Combined Company."

                      FEDERAL SECURITIES LAW CONSEQUENCES

    All Chateau Common Stock issued in connection with the Merger will be freely transferable, except that any Chateau Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of ROC prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of the Combined Company, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Combined Company or ROC generally include individuals or entities that control, are controlled by or are under common control with, the Combined Company or ROC and generally include executive officers, directors and principal stockholders.

    Affiliates (as defined below) may not sell their Chateau Common Stock acquired in connection with the Merger except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of the Combined Company) or another applicable exemption from the registration requirements of the Securities Act. For purposes of Rule 144 and Rule 145, "Affiliate" means, with respect to any person, (i) any member of the immediate family of such person; (ii) any partner, trustee, beneficiary or stockholder of such person; (iii) any legal representative, successor or assignee of any person referred to in the preceding clauses (i) and (ii); (iv) any trustee or trust for the benefit of any person referred to in the preceding clauses (i) through (iii); or (v) any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person referred to in the preceding clauses (i) through (iv). In general, Rule 145 under the Securities Act provides that, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell Chateau Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Chateau Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if the Combined Company remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate will be able to sell such Chateau Common Stock without being subject to such manner of sale or volume limitations provided that the Combined Company is current with its Exchange Act informational filings and such affiliate is not then an affiliate of the Combined Company. Three years after the Effective Time, an affiliate will be able to sell such Chateau Common Stock without any restrictions so long as such affiliate had not been an affiliate of the Combined Company for at least three months prior to the date of such sale.

    Chateau will execute the New Registration Rights Agreement at or prior to the Effective Time with certain existing stockholders of ROC, pursuant to which the Combined Company will grant registration rights with respect to certain shares of Chateau Common Stock. In addition, Chateau will execute affiliate agreements (the "Affiliate Agreements") with certain affiliates of ROC who will receive shares of Chateau Common Stock in the Merger ("Company Securities"). Pursuant to the Affiliate Agreements, such affiliates will agree not to, directly or indirectly, sell, offer to sell, transfer or otherwise dispose of any Company Securities, or cause any Company Securities to be sold, transferred or otherwise disposed of, except (i) pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 145 under the Securities Act or (iii) in compliance with another exemption from the registration requirements of the Securities Act.

                      COMBINED COMPANY SELECTED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

    The unaudited pro forma combined condensed Balance Sheet is presented as if the Merger and the Other Transactions had occurred on September 30, 1996. The unaudited pro forma combined condensed Statements of Income for the nine-month period ended September 30, 1996 and the year ended December 31, 1995 are presented as if the Merger and the Other Transactions had occurred as of January 1, 1995 and carried forward through September 30, 1996.

    Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of Chateau and ROC and gives effect to the Merger and the Other Transactions under the purchase method of accounting in accordance with generally accepted accounting principles and the Combined Company continuing to qualify as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Merger and the Other Transactions had been consummated at the dates indicated, nor does it purport to represent the future financial position and results of operations of the Combined Company for future periods. The pro forma information should be read in conjunction with the historical financial statements of Chateau and ROC incorporated by reference into this Joint Proxy Statement/Prospectus.

                                COMBINED COMPANY

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

               (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)

                                                                AS OF OR FOR
                                                                     THE
                                                                 NINE MONTHS       FOR THE YEAR
                                                                    ENDED             ENDED
                                                                SEPTEMBER 30,      DECEMBER 31,
                                                                   1996(1)           1995(1)
                                                               ---------------  ------------------
OPERATING DATA:
Total revenues...............................................     $  99,143         $  124,780
Property operating and administrative expense................        40,592             49,634
Depreciation and amortization................................        25,480             33,843
Interest and related amortization expense....................        19,674             27,419
                                                               ---------------        --------
Income before limited partners' interest.....................        13,397             13,884
Limited partners' interest in the Operating Partnership......         1,347              1,461
                                                               ---------------        --------
Net income...................................................     $  12,050         $   12,423
                                                               ---------------        --------
                                                               ---------------        --------

BALANCE SHEET DATA:
Real estate, net of accumulated depreciation.................     $ 697,631
Total assets.................................................     $ 720,325
Total debt...................................................     $ 329,486
Limited partners' interest in the Operating Partnership......     $  35,577
Stockholders' equity.........................................     $ 319,440

PER SHARE DATA:
Net income...................................................     $     .48         $      .50
Distributions declared per common share......................     $   1.215         $    1.525
Weighted average shares outstanding..........................        24,945             24,802
Weighted average shares and OP units outstanding.............        27,733             27,719

CASH FLOW DATA: (2)
Cash Flow provided by (used in):
Operating activities.........................................     $  43,822         $   51,794
Financing activities.........................................     $ (32,879)        $  (52,418)
Investing activities.........................................     $ (11,054)        $   (8,530)

OTHER DATA:
Funds From Operations (3)....................................     $  38,709         $   47,529
Total properties (at end of period)..........................           124
Total sites (at end of period)...............................        42,150

------------------------------

(1) See pro forma combined condensed financial statements on the following pages of this Joint Proxy Statement/Prospectus.

(2) Pro Forma Cash Flow Data is derived from historical cash flow data of Chateau and ROC and is presented as if the Merger and Other Transactions had occurred as of January 1, 1995.

(3) Funds From Operations, as used in the above table and as defined by NAREIT, means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. The management of Chateau and ROC believe that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From
    Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Pro Forma Funds from Operations is calculated as follows:

                                                                            FOR THE NINE
                                                                            MONTHS ENDED      FOR THE YEAR ENDED
                                                                         SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                                                         -------------------  -------------------
Income before limited partners' interest...............................       $  13,397            $  13,884
Depreciation of rental property........................................          24,925               33,162
Amortization of other intangibles......................................             387                  483
                                                                                -------              -------
Funds From Operations..................................................       $  38,709            $  47,529

                                COMBINED COMPANY

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       MERGER AND
                                                                                         OTHER
                                                                                      TRANSACTIONS   PRO FORMA
                                             CHATEAU        ROC       ACQUISITIONS     PRO FORMA     COMBINED
                                           (HISTORICAL) (HISTORICAL)       (A)        ADJUSTMENTS    CONDENSED
                                           -----------  -----------  ---------------  ------------  -----------
Revenues:
  Rental income..........................   $  48,194    $  43,599      $   3,937          --        $  95,730
  Management and other income............       2,009        1,522           (118)         --            3,413
                                           -----------  -----------  ---------------  ------------  -----------
  Total revenue..........................      50,203       45,121          3,819          --           99,143
Expenses:
  Property operating, maintenance and
    administrative.......................      20,394       20,603          1,733      $   (2,138)(B)     40,592
  Depreciation and amortization..........       8,517        9,330         --               7,633(C)     25,480
  Interest and related amortization......       9,417        6,317         --               3,940(D)     19,674
                                           -----------  -----------  ---------------  ------------  -----------
  Total expenses.........................      38,328       36,250          1,733           9,435       85,746
                                           -----------  -----------  ---------------  ------------  -----------
Income before limited partners'
  interest...............................      11,875        8,871          2,086          (9,435)      13,397
Less limited partners' interest in the
  Operating Partnership..................       7,017       --             --              (5,895)(E)      1,347
                                           -----------  -----------  ---------------  ------------  -----------
Net income...............................   $   4,858    $   8,871      $   2,086      $   (3,540)   $  12,050
                                           -----------  -----------  ---------------  ------------  -----------
                                           -----------  -----------  ---------------  ------------  -----------
Net income per share of common stock.....   $     .80    $     .71                                   $     .48
                                           -----------  -----------                                 -----------
                                           -----------  -----------                                 -----------
Weighted average shares outstanding......       6,098       12,478                                      24,945(F)
                                           -----------  -----------                                 -----------
                                           -----------  -----------                                 -----------
Weighted average shares and OP Units
  outstanding............................      14,907       12,478                                      27,733(F)
                                           -----------  -----------                                 -----------
                                           -----------  -----------                                 -----------

          The accompanying notes are an integral part of the pro forma combined condensed financial statements.

                                COMBINED COMPANY

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              MERGER AND
                                                                                                OTHER
                                                                                             TRANSACTIONS   PRO FORMA
                                                     CHATEAU        ROC                       PRO FORMA     COMBINED
                                                   (HISTORICAL) (HISTORICAL) ACQUISITIONS(A) ADJUSTMENTS    CONDENSED
                                                   -----------  -----------  --------------  ------------  -----------
Revenues:
  Rental income..................................   $  59,912    $  49,260     $   11,716         --        $ 120,888
  Management and other income....................       1,943        2,242           (293)        --            3,892
                                                   -----------  -----------  --------------  ------------  -----------
      Total revenue..............................      61,855       51,502         11,423         --          124,780
Expenses:
  Property operating, maintenance and
     administrative..............................      24,410       23,186          4,888     $   (2,850)(B)     49,634
  Depreciation and amortization..................      11,014       10,834         --             11,995(C)     33,843
  Interest and related amortization..............      12,452        5,955                         9,012(D)     27,419
                                                   -----------  -----------  --------------  ------------  -----------
  Total expenses.................................      47,876       39,975          4,888         18,157      110,896
                                                   -----------  -----------  --------------  ------------  -----------
Income before limited partners' interest.........      13,979       11,527          6,535        (18,157)      13,884
Less limited partners' interest in the
  Operating Partnership..........................       8,342       --             --             (7,114)(E)      1,461
                                                   -----------  -----------  --------------  ------------  -----------
Net income.......................................   $   5,637    $  11,527     $    6,535     $  (11,043)   $  12,423
                                                   -----------  -----------  --------------  ------------  -----------
                                                   -----------  -----------  --------------  ------------  -----------
Net income per share of common stock, before
  extraordinary item.............................   $     .95    $     .93                                  $     .50
                                                   -----------  -----------                                -----------
                                                   -----------  -----------                                -----------
Weighted average shares outstanding..............       5,959       12,424                                     24,802(F)
                                                   -----------  -----------                                -----------
                                                   -----------  -----------                                -----------
Weighted average shares and OP units
  outstanding....................................      14,779       12,424                                     27,719(F)
                                                   -----------  -----------                                -----------
                                                   -----------  -----------                                -----------

          The accompanying notes are an integral part of the pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

ACCOUNTING TREATMENT

    The Merger and Other Transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. For financial accounting purposes these transactions result in the purchase of all the ROC Stock by the Combined Company. Accordingly, the assets and liabilities of ROC will be adjusted to acquisition value and the results of operations of ROC will be included in the results of operations of the Combined Company for periods subsequent to the Effective Time.

ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

(A)        Acquisitions--Represents the operating results for 14 communities with a total of 5,410 sites acquired in 1996 and 1995 by Chateau and ROC from January 1, 1995 to the date of acquisition or the end of the respective pro forma period, including the acquisition of Oakwood accounted for using the purchase method of accounting (for a description of Oakwood, see "THE PARTIES--The Combined
           Company").


                                                                                   FOR THE
                                                                                 NINE MONTHS      FOR THE YEAR
                                                                                    ENDED             ENDED
                                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                                     1996             1995
                                                                               ----------------  ---------------
(B)        To reflect cost savings to eliminate duplicative public company costs and other identified redundancies which have been estimated based upon historical costs for those items as a result of the
           Merger and the Other Transactions                                     $     (2,138)     $    (2,850)
                                                                               ----------------  ---------------
                                                                               ----------------  ---------------
(C)        To reflect the adjustments in depreciation for the following:
           (1)        additional depreciation related to the 1995 and 1996
                      acquisitions for the period from January 1, 1995 to the
                      date of acquisition or the end of the respective pro
                      forma period.                                              $      1,401      $     3,686
           (2)        as a result of recording the rental properties of ROC
                      at acquisition value versus historical cost and
                      utilizing an estimated average useful life of 20 years
                      for depreciable property                                          6,232            8,309
                                                                               ----------------  ---------------
                                                                                 $      7,633      $    11,995
                                                                               ----------------  ---------------
                                                                               ----------------  ---------------
(D)        To reflect adjustment to interest expense for the following:
           (1)        additional interest expense related to the 1995 and
                      1996 acquisitions for the period from January 1, 1995
                      to the date of acquisition or the end of the respective
                      pro forma period. Interest was calculated based on
                      rates in effect during the periods at existing credit
                      arrangements                                               $      2,102      $     6,387
           (2)        the interest associated with the borrowing on the line
                      of credit to pay the estimated Merger costs                         788            1,125
           (3)        the interest associated with the borrowing on the lines
                      of credit to finance the purchase of shares of Chateau
                      common stock by ROC and the repurchase by Chateau (see
                      footnote (F))                                                     1,050            1,500
                                                                               ----------------  ---------------
                                                                                 $      3,940      $     9,012
                                                                               ----------------  ---------------
                                                                               ----------------  ---------------

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                   FOR THE
                                                                                 NINE MONTHS      FOR THE YEAR
                                                                                    ENDED             ENDED
                                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                                     1996             1995
                                                                               ----------------  ---------------
(E)        To adjust the limited partners' ownership interest in the
           Operating Partnership based on the outstanding number of OP Units as a percentage of total outstanding shares of Chateau Common
           Stock and OP Units, as follows:
           Pro forma net income before limited partners' interest
                                                                                 $     13,397      $    13,884
           Pro forma minority interest percentage (see footnote (F))
                                                                                         10.0%            10.5%
                                                                               ----------------  ---------------
                                                                                 $      1,347      $     1,461
                                                                               ----------------  ---------------
                                                                               ----------------  ---------------
(F)        The following adjustments are to reflect the Chateau Common Stock and OP Unit transactions associated with the Merger and Other
           Transactions.
           The pro forma weighted average shares and OP Units outstanding are computed as follows:
           Chateau Historical Weighted Average Shares Outstanding
                                                                                    6,098,474        5,959,465
           Chateau Stock Dividend (for a description see "THE MERGER--Terms of the Merger")
                                                                                      387,051          382,659
           Exchange of OP Units for shares of Chateau Common Stock
                                                                                    6,150,000        6,150,000
           Purchase of Chateau Common Stock by ROC
                                                                                     (350,000)        (350,000)
           Purchase and retirement of Chateau Common Stock under the Chateau
           Share Repurchase Program
                                                                                   (1,350,000)      (1,350,000)
           Issuance of shares of Chateau Common Stock to the Exchanging OP
           Unitholders
                                                                                      900,000          900,000
           Issuance of Shares of Chateau Common Stock in connection with the
           Merger (assuming there are 12,581,517 shares of ROC Stock
           outstanding immediately prior to the Effective Time)
                                                                                   13,109,941       13,109,941
                                                                               ----------------  ---------------
                 Total Shares
                                                                                   24,945,466       24,802,065
                                                                               ----------------  ---------------
                                                                               ----------------  ---------------

           Chateau's Historical Weighted Average OP Units Outstanding
                                                                                    8,808,083        8,819,750
           OP Unit Adjustment for Chateau Stock Dividend (for a description see "THE MERGER--Terms of the Merger")
                                                                                       85,382           89,347
           Exchange of OP Units for shares of Chateau Common Stock
                                                                                   (6,150,000)      (6,150,000)
           Adjustment for OP Units issued in connection with Chateau's acquisitions
                                                                                       43,876          157,678
                                                                               ----------------  ---------------
                 Total OP Units
                                                                                    2,787,341        2,916,775
                                                                               ----------------  ---------------
                                                                               ----------------  ---------------
           Pro forma weighted average shares and OP Units outstanding
                                                                                   27,732,807       27,718,840
                                                                               ----------------  ---------------
                                                                               ----------------  ---------------
           Pro forma weighted average shares
                                                                                   24,945,466       24,802,065
                                                                                         90.0%            89.5%
           Pro forma weighted average OP Units
                                                                                    2,787,341        2,916,775
                                                                                         10.0%            10.5%

                                COMBINED COMPANY

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1996

                                 (IN THOUSANDS)

                                                                                      MERGER AND
                                                                                         OTHER
                                                                                     TRANSACTIONS    PRO FORMA
                                                             CHATEAU        ROC        PRO FORMA     COMBINED
                                                           (HISTORICAL) (HISTORICAL)  ADJUSTMENTS    CONDENSED
                                                           -----------  -----------  -------------  -----------
ASSETS:
  Rental property, net...................................   $ 221,121    $ 326,952   $     149,558(A)  $ 697,631
  Cash and cash equivalents..............................         247        1,661        --             1,908
  Receivables............................................       2,334        4,859        --             7,193
  Prepaid expenses and other assets......................       6,563       10,487          (3,457 (A)     13,593
                                                           -----------  -----------  -------------  -----------
    TOTAL ASSETS.........................................   $ 230,265    $ 343,959   $     146,101   $ 720,325
                                                           -----------  -----------  -------------  -----------
                                                           -----------  -----------  -------------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
  Debt...................................................   $ 153,344    $ 141,142   $      35,000(B)  $ 329,486
  Accounts payable, accrued expenses and other
     liabilities.........................................      21,459       13,806             557(A)     35,822
                                                           -----------  -----------  -------------  -----------
    TOTAL LIABILITIES....................................     174,803      154,948          35,557     365,308
Limited partners' interest in the Operating
  Partnership............................................      33,298       --              (2,279 (C)     35,577
STOCKHOLDERS' EQUITY:
  Preferred stock........................................
  Common stock...........................................          61          126              62(C)        249
  Additional paid in capital.............................      28,517      212,595          84,493(C)    325,605
  Dividends in excess of accumulated earnings............      (5,589)     (23,710)         23,710      (5,589)
  Notes receivable, officers.............................        (825)      --            --              (825)
                                                           -----------  -----------  -------------  -----------
    TOTAL STOCKHOLDERS' EQUITY...........................      22,164      189,011         108,265     319,440
                                                           -----------  -----------  -------------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........   $ 230,265    $ 343,959   $     146,101   $ 720,325
                                                           -----------  -----------  -------------  -----------
                                                           -----------  -----------  -------------  -----------

          The accompanying notes are an integral part of the pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

(A) Represents adjustments to record the Merger and the Other Transactions in accordance with the purchase method of accounting, assuming a market value of Chateau Common Stock of $24.375 (which was the closing price of Chateau Common Stock on November 6, 1996), and the exchange ratio of 1.042 for each share of ROC Stock as follows:

Value of ROC Stock (12,581,517 shares outstanding immediately prior to the Merger) multiplied by 1.042 and the market value of Chateau Common Stock........................................  $ 319,555
Merger and the Other Transaction costs (see below)...............     15,000
Acquired outstanding ROC stock options...........................        557
                                                                   ---------
Purchase Price...................................................  $ 335,112
                                                                   ---------
                                                                   ---------

    Estimated fees and expenses related to the Merger and the Other Transactions, as follows:

Advisory fees....................................................  $   8,000
Legal and accounting.............................................      4,000
Severance, contract buyouts and relocation costs.................      1,000
Other, including printing, filing fees and transfer costs........      2,000
                                                                   ---------
                                                                   $  15,000
                                                                   ---------
                                                                   ---------

    Adjustment to reflect investment in rental properties, at acquisition value:

Purchase price (see above).......................................  $ 335,112
Historical book value of ROC equity..............................   (189,011)
To adjust ROC historical book value for the elimination of
  certain deferred charges in accordance with purchase accounting including organization costs, abandoned shelf registration costs and deferred financing costs associated with ROC's
  mortgage indebtedness and line of credit deemed to have no
  future value...................................................      3,457
                                                                   ---------
Adjustment required to reflect investment in ROC'S rental
  property, at acquisition value.................................  $ 149,558
                                                                   ---------
                                                                   ---------

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(B) To reflect the increase in the line of credit borrowings due to the following:

(1) Estimated Merger costs.......................................  $  15,000
(2) Purchases of Chateau Common Stock by ROC, repurchases of
    Chateau Common Stock under the Chateau Share Repurchase
    Program; offset by the issuance of Chateau Common Stock to the Exchanging OP Unitholders. These transactions assume a price of $25.00 per share of Chateau Common Stock,
    representing the average price of the purchases made in
    October 1996.................................................     20,000
                                                                   ---------
                                                                   $  35,000
                                                                   ---------
                                                                   ---------

(C) To adjust limited partners' interest and stockholders' equity to reflect the Chateau Common Stock and OP Unit transactions in connection with the Merger and Other Transactions based on ownership computed as follows:

                                                                            COMMON
                                                                            SHARES      OP UNITS       TOTAL
                                                                          -----------  -----------  ------------
Shares of Chateau Common Stock outstanding and Chateau Shares issuable
  in exchange for Chateau's OP Units....................................    6,099,710    8,836,311    14,936,021
Exchange of OP Units for shares of Chateau Common Stock.................    6,150,000   (6,150,000)      --
Purchase of Chateau Common Stock by ROC.................................     (350,000)                  (350,000)
Purchase and retirement of Chateau Common Stock under the Chateau Share
  Repurchase Program....................................................   (1,450,000)                (1,450,000)
Issuance of shares of Chateau Common Stock to the Exchanging OP
  Unitholders...........................................................    1,000,000                  1,000,000
Shares of Chateau Common Stock issued in exchange for shares of ROC
  Stock outstanding.....................................................   13,109,941      --         13,109,941
Chateau Stock Dividend (for a description see "THE MERGER--Terms of the
  Merger")..............................................................      387,091       84,887       471,978
                                                                          -----------  -----------  ------------
Pro Forma Company Shares and OP Units outstanding.......................   24,946,742    2,771,198    27,717,940
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------
Ownership percentages...................................................         90.0%        10.0%        100.0%
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------
Pro forma book value....................................................  $   320,265  $    35,577  $    355,842*
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------
Pro forma book value per common share/OP Unit...........................  $     12.84  $     12.84  $      12.84
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------

------------------------

*   Before Notes Receivable, Officers

                   SELECTED HISTORICAL FINANCIAL INFORMATION

CHATEAU

    The following selected historical financial information of Chateau and of the Chateau Predecessor are derived from the Consolidated Financial Statements of Chateau and the combined financial statements of the Chateau Predecessor incorporated by reference into this Joint Proxy Statement/Prospectus.

                                                                  CHATEAU                              CHATEAU PREDECESSOR
                                         ----------------------------------------------------------  -----------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                                                                                    FOR THE
                                                                                                                     YEAR
                                         FOR THE NINE MONTHS                                           FOR THE       ENDED
                                                ENDED           FOR THE YEAR ENDED   FOR THE PERIOD  PERIOD FROM   DECEMBER
                                            SEPTEMBER 30,          DECEMBER 31,      FROM NOVEMBER   JANUARY 1 TO     31,
                                         --------------------  --------------------  23 TO DECEMBER  NOVEMBER 22,  ---------
                                           1996       1995       1995       1994        31, 1993         1993        1992
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
OPERATING DATA:
Total revenues.........................  $  50,203  $  45,988  $  61,855  $  48,067    $    4,687     $   38,926   $  41,367
Property operating and administrative
  expense..............................     20,394     18,421     24,410     19,944         1,867         16,909      17,712
Depreciation...........................      8,517      8,186     11,014      7,230           707          5,823       6,431
Interest and related amortization
  expense..............................      9,417      9,312     12,452      5,996           576         12,101      14,303
Reorganization costs...................     --         --         --         --             1,699         --          --
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
Income (loss) before extraordinary
  item.................................     11,875     10,069     13,979     14,897          (162)         4,093       2,921
Extraordinary item (1).................     --           (829)      (829)    --            (2,738)        --          --
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
Income (loss) before limited partners'
  interest in Operating Partnership....     11,875      9,240     13,150     14,897        (2,900)         4,093       2,921
Less--limited partners' interest in
  Operating Partnership................      7,017      5,534      7,847      8,860         1,717         --          --
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
Net income (loss)......................  $   4,858  $   3,706  $   5,303  $   6,037    $   (1,183)    $    4,093   $   2,921
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------

BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation.........................  $ 299,479  $ 275,319  $ 276,423  $ 266,833    $  151,069                  $ 147,107
Real estate, after accumulated
  depreciation.........................  $ 221,121  $ 208,279  $ 206,555  $ 207,977    $   97,755                  $ 100,230
Total assets...........................  $ 230,265  $ 216,397  $ 212,034  $ 215,418    $  120,524                  $ 106,449
Total debt.............................  $ 153,344  $ 135,539  $ 132,700  $ 132,747    $   52,831                  $ 143,148
Limited partners' interest in Operating
  Partnership..........................  $  33,298  $  37,479  $  36,264  $  41,569    $   35,441
Stockholders' equity (owners'
  deficit).............................  $  22,164  $  24,998  $  24,308  $  25,542    $   23,424                  $ (46,016)

PER SHARE DATA:
Income (loss) before extraordinary
  item.................................  $     .80  $     .68  $     .95  $    1.05    $     (.01)
Extraordinary item.....................     --           (.05)      (.06)    --              (.20)
                                         ---------  ---------  ---------  ---------  --------------
Net income (loss)......................  $     .80  $     .63  $     .89  $    1.05    $     (.21)
                                         ---------  ---------  ---------  ---------  --------------
                                         ---------  ---------  ---------  ---------  --------------
Distributions declared per share of
  common stock/OP Unit.................  $   1.215  $   1.125  $   1.525  $   1.425    $      .15
Weighted average shares outstanding....      6,098      5,914      5,959      5,750         5,750
Weighted average shares and OP Units
  outstanding..........................     14,907     14,744     14,779     14,189        14,081

CASH FLOW DATA:
Cash flow provided by (used in):
Operating activities...................  $  21,329  $  19,769  $  28,097  $  22,584    $    4,980     $    8,659   $   8,853
Financing activities...................  $   1,790  $ (16,113) $ (24,365) $   7,056    $   15,591     $   (5,983)  $  (5,933)
Investing activities...................  $ (23,816) $  (5,054) $  (6,158) $ (46,214)   $     (639)    $   (3,416)  $  (3,140)

OTHER DATA:
Funds From Operations (2)..............  $  20,323  $  18,187  $  24,898  $  22,015    $      536     $    9,822   $   9,252
Total properties (at end of period)....         47         44         44         43            33             33          33
Total sites (at end of period).........     20,003     19,594     19,594     19,185        15,261         15,261      15,072
Occupied sites (at end of period)......     19,082     18,341     18,473     17,789        14,117         14,117      13,861
Weighted average occupied sites........     18,813     17,920     18,051     14,913        14,025         14,025      13,683


                                           1991
                                         ---------
OPERATING DATA:
Total revenues.........................  $  39,047
Property operating and administrative
  expense..............................     17,800
Depreciation...........................      6,313
Interest and related amortization
  expense..............................     14,593
Reorganization costs...................     --
                                         ---------
Income (loss) before extraordinary
  item.................................        341
Extraordinary item (1).................     --
                                         ---------
Income (loss) before limited partners'
  interest in Operating Partnership....        341
Less--limited partners' interest in
  Operating Partnership................     --
                                         ---------
Net income (loss)......................  $     341
                                         ---------
                                         ---------
BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation.........................  $ 144,248
Real estate, after accumulated
  depreciation.........................  $ 103,520
Total assets...........................  $ 110,588
Total debt.............................  $ 142,340
Limited partners' interest in Operating
  Partnership..........................
Stockholders' equity (owners'
  deficit).............................  $ (42,195)
PER SHARE DATA:
Income (loss) before extraordinary
  item.................................
Extraordinary item.....................

Net income (loss)......................

Distributions declared per share of
  common stock/OP Unit.................
Weighted average shares outstanding....
Weighted average shares and OP Units
  outstanding..........................
CASH FLOW DATA:
Cash flow provided by (used in):
Operating activities...................  $   8,682
Financing activities...................  $  (3,446)
Investing activities...................  $  (5,024)
OTHER DATA:
Funds From Operations (2)..............  $   6,554
Total properties (at end of period)....         33
Total sites (at end of period).........     14,933
Occupied sites (at end of period)......     13,487
Weighted average occupied sites........     13,307

------------------------

(1) The extraordinary items represent prepayment penalties and certain other related costs associated with the early extinguishment of debt.

(2) Funds From Operations, as used in the above table and as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. The management of Chateau and ROC believe that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Funds from operations is calculated as follows:

                                                                                                              CHATEAU PREDECESSOR
                                                                        CHATEAU                             ------------------------
                                             -------------------------------------------------------------                  FOR THE
                                                                                                                             YEAR
                                             FOR THE NINE MONTHS    FOR THE YEAR ENDED                         FOR THE       ENDED
                                                    ENDED                                 FOR THE PERIOD     PERIOD FROM   DECEMBER
                                                SEPTEMBER 30,          DECEMBER 31,      FROM NOVEMBER 23   JANUARY 1 TO      31,
                                             --------------------  --------------------   TO DECEMBER 31,   NOVEMBER 22,   ---------
                                               1996       1995       1995       1994           1993             1993         1992
                                             ---------  ---------  ---------  ---------  -----------------  -------------  ---------
Income (loss) before extraordinary item....  $  11,875  $  10,069  $  13,979  $  14,897      $    (162)       $   4,093    $   2,921
Depreciation of rental property............      8,448      8,118     10,919      7,118            698            5,729        6,331
                                             ---------  ---------  ---------  ---------          -----           ------    ---------
Funds from operations......................  $  20,323  $  18,187  $  24,898  $  22,015      $     536        $   9,822    $   9,252


                                               1991
                                             ---------
Income (loss) before extraordinary item....  $     341
Depreciation of rental property............      6,213
                                             ---------
Funds from operations......................  $   6,554

ROC

    The following selected historical financial information of ROC and the ROC Predecessor are derived from the Consolidated Financial Statements of ROC and the combined financial statements of the ROC Predecessor incorporated by reference into this Joint Proxy Statement/Prospectus.

                                                                    ROC                                  ROC PREDECESSOR
                                         ----------------------------------------------------------  -----------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                                                                                    FOR THE
                                                                                                                     YEAR
                                         FOR THE NINE MONTHS                                           FOR THE       ENDED
                                                ENDED           FOR THE YEAR ENDED   FOR THE PERIOD  PERIOD FROM   DECEMBER
                                            SEPTEMBER 30,          DECEMBER 31,      FROM AUGUST 23  JANUARY 1 TO     31,
                                         --------------------  --------------------   TO DECEMBER     AUGUST 24,   ---------
                                           1996       1995       1995       1994        31, 1993         1993        1992
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
OPERATING DATA:
Total revenues.........................  $  45,121  $  37,888  $  51,502  $  37,531    $    9,781     $    7,844   $  11,362
Property operating and administrative
  expense..............................     20,603     17,097     23,186     17,003         4,246          3,351       4,828
Depreciation and amortization..........      9,330      7,934     10,834      7,879         2,050          1,517       2,272
Interest and related amortization
  expense..............................      6,317      4,154      5,955      5,388         1,696          2,438       4,037
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
Net income (loss)......................  $   8,871  $   8,703  $  11,527  $   7,261    $    1,789     $      538   $     225
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
                                         ---------  ---------  ---------  ---------  --------------  ------------  ---------
BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation.........................  $ 355,844  $ 292,468  $ 291,661  $ 258,517    $  161,292                  $  47,733
Real estate, after accumulated
  depreciation.........................  $ 326,952  $ 272,357  $ 271,550  $ 248,672    $  159,248                  $  35,994
Total assets...........................  $ 343,959  $ 285,202  $ 285,202  $ 269,778    $  177,427                  $  37,894
Total debt.............................  $ 141,142  $  84,643  $  84,643  $  61,618    $   62,208                  $  41,827
Stockholders' equity (owners'
  deficit).............................  $ 189,011  $ 191,634  $ 191,634  $ 199,488    $  109,890                  $  (6,766)
PER SHARE DATA:
Net income.............................  $    0.71  $    0.70  $     .93  $     .80    $      .25
Distributions declared per share of
  common stock.........................  $   1.215  $   1.170  $    1.56  $    1.52    $      .52
Weighted average shares outstanding....     12,478     12,424     12,424      9,071         7,149
CASH FLOW DATA:
Cash flow provided by (used in):
  Operating activities.................  $  22,210  $  18,836  $  23,324  $  15,716    $    2,952     $    1,455   $   1,407
  Investing activities.................  $ (62,227) $ (31,064) $ (33,161) $ (97,206)   $ (163,750)    $     (365)  $    (803)
  Financing activities.................  $  41,026  $   7,181  $   3,769  $  76,849    $  172,159     $     (445)  $    (404)
OTHER DATA:
Funds From Operations (1)..............  $  18,102  $  16,563  $  22,258  $  15,090    $    3,839     $    2,055   $   2,497
Total properties (at end of period)....         71         66         66         62            48             20          20
Total sites (at end of period).........     21,041     18,078     18,078     16,220        11,058          4,494       4,494
Occupied sites (at end of period)......     19,724     17,097     17,121     15,446        11,003          4,276       4,291
Weighted average occupied sites........     18,435     16,308     15,967     13,044        10,195          4,269       4,269


                                           1991
                                         ---------
OPERATING DATA:
Total revenues.........................  $  10,082
Property operating and administrative
  expense..............................      4,550
Depreciation and amortization..........      2,189
Interest and related amortization
  expense..............................      4,337
                                         ---------
Net income (loss)......................  $    (994)
                                         ---------
                                         ---------
BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation.........................  $  46,933
Real estate, after accumulated
  depreciation.........................  $  37.285
Total assets...........................  $  38,843
Total debt.............................  $  49,159
Stockholders' equity (owners'
  deficit).............................  $  (4,919)
PER SHARE DATA:
Net income.............................
Distributions declared per share of
  common stock.........................
Weighted average shares outstanding....
CASH FLOW DATA:
Cash flow provided by (used in):
  Operating activities.................  $   1,334
  Investing activities.................  $    (175)
  Financing activities.................  $  (1,087)
OTHER DATA:
Funds From Operations (1)..............  $   1,195
Total properties (at end of period)....         20
Total sites (at end of period).........      4,494
Occupied sites (at end of period)......      4,248
Weighted average occupied sites........      4,269

------------------------
(1) Funds From Operations, as used in the above table and as defined by NAREIT, means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. The management of Chateau and ROC believe that Funds From Operation is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From
    Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Funds from operations is calculated as follows:

                                                                                                               ROC PREDECESSOR
                                                                           ROC                             ------------------------
                                                ---------------------------------------------------------                  FOR THE
                                                                                                                            YEAR
                                                FOR THE NINE MONTHS    FOR THE YEAR ENDED      FOR THE        FOR THE       ENDED
                                                       ENDED                                 PERIOD FROM    PERIOD FROM   DECEMBER
                                                   SEPTEMBER 30,          DECEMBER 31,      AUGUST 25 TO   JANUARY 1 TO      31,
                                                --------------------  --------------------  DECEMBER 31,    AUGUST 24,    ---------
                                                  1996       1995       1995       1994         1993           1993         1992
                                                ---------  ---------  ---------  ---------  -------------  -------------  ---------
Net Income....................................  $   8,871  $   8,703  $  11,527  $   7,261    $   1,789      $     538    $     225
Depreciation of rental property...............      8,844      7,506     10,248      7,754        2,045          1,517        2,272
Amortization of other intangibles.............        387        354        483         75            5
                                                ---------  ---------  ---------  ---------       ------         ------    ---------
Funds From Operations.........................  $  18,102  $  16,563  $  22,258  $  15,090    $   3,839      $   2,055    $   2,497


                                                  1991
                                                ---------
Net Income....................................  $    (994)
Depreciation of rental property...............      2,189
Amortization of other intangibles.............
                                                ---------
Funds From Operations.........................  $   1,195

      EFFECTS OF THE MERGER ON OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES

    The following discussion is based on the unaudited Combined Company Pro Forma Combined Financial Statements set forth in this Joint Proxy Statement/Prospectus and should be read in conjunction with those financial statements, as well as in conjunction with the historical financial statements of ROC and Chateau which are incorporated by reference into this Joint Proxy Statement/Prospectus.

    Based on pro forma financial data of the Combined Company as of September 30, 1996, upon completion of the Merger and the Other Transactions, the Combined Company will have annual revenues of more than $130 million. After the Merger, it is expected that annual savings in property operating, maintenance and administrative expenses will be approximately $2.8 million. These savings result from the duplicative costs incurred as part of operating a publicly traded company, and operating efficiencies that are expected to be realized upon the combination of the real property portfolios of the two companies.

    The Combined Company is expected to have an increase in total indebtedness of approximately $35 million over the historical September 30, 1996 amount due to the Merger and Other Transactions. The pro forma operating statements for the Combined Company reflect an increase in interest expense of approximately $5 million annually over the historical interest costs of Chateau and ROC due to the 1996 acquisitions, including the Oakwood Communities, and the Merger and Other Transactions. ROC and Chateau expect that generally the interest rates which will be available to the Combined Company after the Merger will be less than the rates available historically to Chateau and ROC. Both Chateau and ROC have existing lines of credit that bear interest at 150 basis points over LIBOR and it is expected that the Combined Company will be able to renegotiate these lines into a single line at a more favorable rate.

    The Combined Company will have an increased number of aggregate shares and OP Units outstanding and will therefore have increased distributions of approximately $325,000 annually based on Chateau's current dividend of $1.62 per share annually. Net income of the Combined Company is expected to decrease due to increased non-cash depreciation charges, however cash flow from operations is expected to increase.

    The Combined Company is expected to meet its short-term liquidity requirements through cash flow from operations and, if necessary, borrowings under existing or new revolving credit facilities. The Combined Company is expected to meet its long-term liquidity requirements from borrowings under existing or new revolving credit facilities, from the issuance of additional debt or equity securities and cash flow from operations.

                                    EXPERTS

ROC

    The financial statements and the related financial statement schedules incorporated by reference in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part from ROC's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1995 and from ROC's Current Report on Form 8-K/A dated September 9, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CHATEAU

    The consolidated balance sheet as of December 31, 1995 and 1994 and the consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994, and for the period November 23, 1993 to December 31, 1993 of Chateau and the combined statements of income, owners' deficit and cash flows of Chateau Properties Group for the period January 1, 1993 to November 22, 1993, and the related financial statement schedules incorporated by reference in this Joint Proxy

Statement/Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Chateau Common Stock offered pursuant to this Joint Proxy Statement/Prospectus and certain tax matters related to Chateau described under "THE MERGER--Federal Income Tax Considerations Relating to Chateau and ROC" and certain tax matters as described under "THE MERGER--Federal Income Tax Consequences" will be passed upon by Timmis & Inman L.L.P., Detroit, Michigan. Certain tax matters related to ROC and the Combined Company as described under "THE MERGER--Federal Income Tax Considerations Relating to Chateau and ROC" and certain tax matters as described under "THE MERGER--Federal Income Tax Consequences" will be passed upon by Rogers & Wells, New York, New York. With regard to certain matters of Maryland law, Timmis & Inman will rely on the opinion of Miles & Stockbridge, a professional corporation, Baltimore, Maryland.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Joint Proxy Statement/Prospectus:

    "ACMs" means asbestos-containing materials.

    "Affiliate" means, with respect to any person, (i) any member of the immediate family of such person; (ii) any partner, trustee, beneficiary or stockholder of such person; (iii) any legal representative, successor or assignee of any person referred to in the preceding clauses (i) and (ii); (iv) any trustee or trust for the benefit of any person referred to in the preceding clauses (i) through (iii); or (v) any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person referred to in the preceding clauses (i) through (iv).

    "Affiliate Agreements" means agreements to be executed by Chateau with certain affiliates of ROC who will receive shares of Chateau Common Stock in the Merger.

    "Amended Operating Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Operating Partnership to be amended and become effective as the Operating Partnership Agreement of the Operating Partnership immediately following the Effective Time.

    "Annual Bonus Program" means the annual bonus program to be instituted by the Combined Company for senior executives and other employees.

    "Articles of Merger" means the articles of merger on a form prescribed by the Department of Assessments and Taxation of the State of Maryland.

    "Base Amount" means the $10 million factor in calculating payments to ROC or Chateau in the event of either party entering into a Competing Transaction.

    "Book-Tax Difference" means, when property is contributed to a partnership in exchange for an interest in such partnership, the difference between the adjusted basis of the contributing partner in the property and the fair market value of the property at the time of contribution.

    "Break-Up Expenses" means the Break-Up Expenses of Chateau or ROC.

    "Break-Up Fee" means the Break-Up Fee of Chateau or ROC.

    "CAD" means Cash Available for Distribution.

    "CAD Method" means the discounted cash flow analysis to projections of CAD.

    "Capitalization Rates" means LTM Net Operating Income divided by transaction purchase price.

    "Certificates" means certificates which immediately prior to the Effective Time represented outstanding shares of ROC Stock.

    "Chateau" means Chateau Properties, Inc., a Maryland corporation, and where the context indicates, entities owned or controlled by such corporation, including the Operating Partnership.

    "Chateau Board" means the Board of Directors of Chateau.

    "Chateau Break-Up Expenses" means the lesser of the Operating Partnership's out-of-pocket expenses incurred in connection with the Merger Agreement and Other Transactions (but in no event greater than $4 million) or the maximum amount payable to the Operating Partnership as expenses in connection with the Merger and the Other Transactions that would not cause Chateau to fail to qualify as a REIT.

    "Chateau Break-Up Fee" means an amount equal to the lesser of (i) $10 million and (ii) the amount payable as a transaction termination fee that would not cause Chateau to fail to qualify as a REIT.

    "Chateau By-Laws" means the By-Laws of Chateau, as amended, supplemented and corrected and in effect on the date hereof.

    "Chateau Charter" means the Articles of Incorporation of Chateau, as amended, corrected, restated, revived or supplemented and in effect on the date hereof.

    "Chateau Common Stock" means the common stock, par value $0.01 per share, of Chateau.

    "Chateau Indemnified Liabilities" means all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Chateau at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time.

    "Chateau Option" means ROC's option to purchase up to 420,000 shares of Chateau Common Stock.

    "Chateau Plan" means Chateau's 1993 Long Term Incentive Plan.

    "Chateau Predecessor" means Chateau Estates, a Michigan co-partnership, and a group of partnerships affiliated with Leonard Maas and Intercoastal Communities, Inc. and its affiliates.

    "Chateau Principal Proxies" means the proxies executed by the Chateau Principals, as amended, granting to ROC the full power to vote certain shares, together with any other voting security of Chateau that they may own, in favor of the Chateau Proposal and against any proposal made in opposition to or in competition with the Chateau Proposal.

    "Chateau Principals" means John A. Boll, Tamara D. Fischer and C.G. Kellogg.

    "Chateau Properties" means the manufactured communities owned and operated by Chateau.

    "Chateau Proposal" means the single proposal for which Chateau is seeking approval of the issuance of the Merger Consideration to the ROC stockholders.

    "Chateau Special Meeting" means the special meeting of stockholders of Chateau to which this Joint Proxy Statement/Prospectus relates, to be held at a time and place to be set forth in the Chateau Supplement.

    "Chateau Stock Options" means the outstanding stock options to purchase shares of Common Stock granted to Chateau employees and directors under the Chateau Plan.

    "Chateau Stockholder Approval" means approval of the issuance of the Merger Consideration to the ROC stockholders and the approval of the issuance of shares of Chateau Common Stock in the Chateau Share Issuance, in each case by a vote of a majority of holders of Chateau Common Stock present in person or by proxy at the Chateau Special Meeting, assuming the presence of a quorum at such meeting.

    "Chateau Supplement" means the supplement to this Joint Proxy
Statement/Prospectus to be mailed to stockholders of Chateau.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commission" means the Securities and Exchange Commission.

    "Combined Company" means Chateau following the Merger.

    "Combined Company Board" means the Board of Directors of the Combined
Company.

    "Combined Company By-Laws" means the Amended and Restated By-Laws of the Combined Company to be adopted effective of the Effective Time of the Merger.

    "Combined Company Charter" means the Amended and Restated Articles of Incorporation of the Combined Company.

    "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of ROC or Chateau in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of ROC or Chateau or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    "Continuity of Interest Requirement" means that the historic owners of a merged corporation must maintain a certain degree of beneficial ownership in order for a merger to qualify as a tax-free reorganization.

    "Contribution Agreement" means the agreement to be effective as of the Effective Time among ROC, RAC, Chateau and the Operating Partnership.

    "Debt-to-total market capitalization ratio" means total debt of the Combined Company as a percentage of the market value of issued and outstanding shares of Chateau Common Stock and OP Units plus total debt.

    "Dividend Method" means the discounted cash flow analysis to projections of dividends and residual cash per share.

    "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System.

    "Effective Day" means the day the Merger becomes effective.

    "Effective Time" means the effective time of the Merger which will be simultaneous with the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland.

    "Employment Agreement" means the employment agreement to be executed by Chateau or the Operating Partnership, effective as of the Effective Day of the Merger, with each of the following senior officers: Gary P. McDaniel, C.G. ("Jeff") Kellogg, James B. Grange, Tamara D. Fischer and Rees F. Davis, Jr.

    "Equity Participation Plan" means a plan, adopted by the Combined Company pursuant to the Merger Agreement, which authorizes the discretionary grant by the Executive Compensation Committee of awards of options and restricted shares of Chateau Common Stock.

    "Excess Stock" means shares of Excess Stock of Chateau.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" means the agent who will have responsibility for exchanging Certificates following the Effective Time.

    "Exchange Ratio" means the 1.01 to one effective exchange ratio for the Merger after giving effect to the conversion of each share of ROC Stock into
1.042 shares of Chateau Common Stock and the Chateau Stock Dividend.

    "Executive Compensation Committee" means the Combined Company Board of Directors' committee which administers the Combined Company's Stock Option Plan, as well as the two plans assumed from ROC and Chateau.

    "Expense Fee Base Amount" means the $4 million factor in the Break-Up Expense calculation.

    "FFO" means Funds From Operations.

    "Financing Partnership" means a newly organized financing partnership into which ROCF will merge pursuant to the terms of the Contribution Agreement.

    "FIRPTA" means Foreign Investment in Real Property Tax Act of 1980.

    "First Call" means an on-line data service available to subscribers which compiles securities estimates developed by research analysts.

    "Fried Frank" means Fried, Frank, Harris, Shriver & Jacobson, P.C., special counsel to Chateau.

    "Goldman Sachs" means Goldman, Sachs & Co.

    "Group A Nominating Committee" means a committee consisting exclusively of the Group A Directors that is one of the nominating committees of the Board of Directors.

    "Group B Nominating Committee" means a committee consisting exclusively of the Group B Directors that is one of the nominating committees of the Board of Directors.

    "Group C Nominating Committee" means a committee consisting of John A. Boll and two of his designees.

    "IRS" means the Internal Revenue Service.

    "Independent Director" means a director who is not an employee of the Combined Company.

    "Letter of Transmittal" means a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.

    "LTM" means latest twelve months.

    "Market/Offer Price" means the higher of (1) the price per share offered or agreed upon as of a given date pursuant to any tender or exchange offer or other agreed-upon price, or (2) the average last reported sale price per share of common stock as reported on the NYSE consolidated tape over the period of five trading days immediately preceding a given date.

    "Maryland Business Combination Law" means the business combination provisions of Section 3-601 et seq. of the MGCL.

    "Maryland Control Share Statute" means the control share provisions of
Section 3-701 et seq. of the MGCL.

    "Merger Agreement" means the Amended and Restated Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996 among Chateau, RSub and ROC, as amended by the Amendment thereto dated as of December 20, 1996. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.

    "Merger Consideration" means the shares of Chateau Common Stock to be exchanged for ROC Stock in the Merger.

    "Merger" means the merger of ROC with RSub.

    "Merrill Lynch" means Merrill Lynch & Co.

    "Merrill Lynch Opinion" means each and any fairness opinion rendered by Merrill Lynch in connection with the Merger.

    "MGCL" means the Maryland General Corporation Law.

    "1993 ROC Stock Plan" means ROC's Amended and Restated 1993 Stock Option and Stock Appreciation Rights Plan.

    "NAREIT" means the National Association of Real Estate Investment Trusts, an industry trade group.

    "New Registration Rights Agreement" means the new registration rights agreement to be executed on or prior to the Effective Time, between Chateau and certain stockholders of ROC pursuant to which the Combined Company will grant registration rights with respect to certain shares of Chateau Common Stock.

    "NOI" means revenues less property operating expenses, before interest expense and depreciation.

    "Nominating Committees" means, collectively, the Group A, Group B and Group C Nominating Committees.

    "Non-U.S. Stockholders" means non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates.

    "Notice Date" means the date on which holders of Options give notice of their intent to exercise their rights to have Options repurchased.

    "NYSE" means the New York Stock Exchange.

    "Oakwood Communities" means seven development state communities, six of which have been acquired by a joint venture of ROC and the Operating Partnership, and one of which has been acquired by ROC.

    "Offer Price" means the highest price per share offered pursuant to a business combination offer involving the issuer of an option.

    "OP Units" means the units of partner interests (both general and limited) in the Operating Partnership.

    "Operating Partnership" means CP Limited Partnership, a Maryland limited partnership and Chateau's existing operating partnership subsidiary, which will become the operating partnership of the Combined Company at the Effective Time.

    "Operating Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended and restated prior to the Effective Time.

    "Operating Partnership Agreement Amendment" means the amendment proposed to be adopted and incorporated as the Amended Operating Partnership Agreement.

    "Options" means the ROC Option together with the Chateau Option.

    "Original Merger Agreement" means the Agreement and Plan of Merger, dated as of July 17, 1996, among Chateau, ROC, RSub and Chateau Communities, Inc.

    "Other Transaction Agreements" means, collectively, the Contribution Agreement, the New Registration Rights Agreement and the Amended Operating Partnership Agreement.

    "Other Transactions" means, collectively, the related contribution and other transactions relating to the Merger contemplated by the Other Transaction Agreements.

    "PaineWebber" means PaineWebber Incorporated.

    "PaineWebber Opinion" means each and any fairness opinion rendered by PaineWebber in connection with the Merger.

    "Partnerships" means, collectively, the Operating Partnership, the Financing Partnership and the Subtier Partnerships.

    "Properties" means, collectively, the ROC Properties and the Chateau Properties.

    "RAC" means Redwood Acquisition Corp., a Maryland corporation and wholly owned subsidiary of ROC.

    "Record Date" means the date on which persons holding the stock of ROC or Chateau are eligible to vote on the ROC Proposal or Chateau Proposal, respectively.

    "Reform Act" means the Private Securities Litigation Reform Act of 1995, as amended.

    "Registration Statement" means the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part filed by the Company on Form S-4 and any amendments, exhibits, annexes and schedules thereto.

    "REIT" means a real estate investment trust as defined pursuant to sections 856 through 860 of the Code.

    "Reorganization" means a reorganization under Section 368(a) of the Code.

    "ROC" means ROC Communities, Inc., a Maryland corporation, and, where the context indicates, entities owned or controlled by ROC, including, without limitation, ROCF and Redwood Acquisition Corp.

    "ROC Benefit Plans" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of ROC and certain of its affiliates.

    "ROC Board" means the Board of Directors of ROC.

    "ROC Break-Up Expenses" means the lesser of ROC's out-of-pocket expenses incurred in connection with the Merger Agreement and Other Transactions (but in no event greater than $4 million) or the maximum amount payable to ROC as expenses in connection with the Merger and the Other Transactions that would not cause ROC to fail to qualify as a REIT.

    "ROC Break-Up Fee" means an amount equal to the lesser of (i) $10 million and (ii) the amount payable as a transaction termination fee that would not cause ROC to fail to qualify as a REIT.

    "ROC By-Laws" means the corporate by-laws established for ROC Communities, Inc., a Maryland corporation.

    "ROC Charter" means ROC's Amended and Restated Articles of Incorporation, as amended, corrected, restated, revived or supplemented and in effect on the date hereof.

    "ROC Common Stock" means the common stock, par value $.01 per share, of ROC.

    "ROC Indemnified Liabilities" means all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit proceeding or investigation based on or arising out of the fact that such, person is or was a director or officer of ROC at or prior to the Effective Time, whether asserted or claimed prior to or at or after, the Effective Time.

    "ROC Non-Voting Stock" means the non-voting redeemable stock, par value $.01 per share, of ROC.

    "ROC Option" means the Operating Partnership's option to purchase up to 420,000 shares of ROC Common Stock.

    "ROC Predecessor" means ROC Properties, Inc. and certain other affiliated companies.

    "ROC Principal Proxies" means the proxies executed by the ROC Principals, as amended, granting to Chateau the full power to vote certain shares, together with any other voting security of ROC that they may own, in favor of the ROC Proposal and against any proposal made in opposition to or in competition with the ROC Proposal.

    "ROC Principals" means Gary P. McDaniel, Steven G. Davis, James B. Grange and Rees F. Davis, Jr.

    "ROC Properties" means those real properties beneficially owned by ROC in its investment capacity as a REIT.

    "ROC Proposal" means the single proposal for which ROC is seeking approval of the Merger, the Merger Agreement and the Other Transactions.

    "ROC Special Meeting" means the special meeting of stockholders of ROC to which this Joint Proxy Statement/Prospectus relates to be held at ROC's corporate offices, located at 6430 South Quebec Street, Englewood, Colorado, on January 28, 1997, at 9:00 a.m., Mountain Standard Time.

    "ROC Stockholder Approval" means the approval of the Merger, the Merger Agreement and the Other Transactions by the vote of the holders of ROC Common Stock required to approve the Merger Agreement and the transactions contemplated thereby.

    "ROC Stock" means, collectively, the ROC Common Stock and ROC Non-Voting Stock.

    "ROC Stock Options" means outstanding stock options to purchase shares of ROC Common Stock granted to employees of ROC under the 1993 Stock Plan.

    "ROCF" means ROCF, Inc., a Maryland corporation and wholly owned financing subsidiary of ROC.

    "Rogers & Wells" means the law firm of Rogers & Wells, counsel to ROC.

    "RSub Common Stock" means the common shares, par value $.0001 per share, of RSub.

    "RSub" means R Acquisition Sub Inc., a Maryland corporation and a wholly owned subsidiary of Chateau.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Special Meetings" means the ROC Special Meeting together with the Chateau Special Meeting.

    "Stock Option Agreements" means the reciprocal stock option agreements, as amended, entered into between ROC and Chateau concurrently with entering into the Merger Agreement.

    "Subtier Partnerships" means seven Chateau Properties located in Florida which are owned indirectly by Chateau and the Operating Partnership through their ownership in other partnerships.

    "Superior Competing Transaction" means any Competing Transaction that is determined by the Board of Directors of either ROC or Chateau to offer greater stockholder value than the transaction described in the Merger Agreement.

    "Timmis & Inman" means the law firm of Timmis & Inman, L.L.P., counsel to Chateau.

    "TIN" means taxpayer identification number.

    "Transfer and Gains Taxes" means all returns, questionnaires, applications or other documents regarding any real property transfer or gains (including, without limitation, any New York State Tax on Gains Derived From Certain Real Property Transfers and New York State Real Estate Transfer Tax), sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger and the Other Transactions (together with any related interests, penalties or additions to tax).

    "Treasury Regulations" means the regulations implementing the Code.

    "Trigger Event" means circumstances that could entitle ROC or Chateau to a Break-Up Fee or Break-Up Expenses under certain provisions of the Merger Agreement.

    "U.S. Stockholder" means a holder of shares of Chateau Common Stock that (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    "UBTI" means unrelated business taxable income.

    "UST" means underground storage tank.

                                   APPENDIX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                        DATED AS OF SEPTEMBER 17, 1996,
                                     AMONG
                           CHATEAU PROPERTIES, INC.,

                             ROC COMMUNITIES, INC.,

                                      AND

                            R ACQUISITION SUB, INC.

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                 ---------


                                                        ARTICLE I
                                                        The Merger
SECTION       1.1        The Merger............................................................................        A-8
SECTION       1.2        Closing...............................................................................        A-8
SECTION       1.3        Effective Time........................................................................        A-8
SECTION       1.4        Effects of the Merger.................................................................        A-8
SECTION       1.5        Charters and By-laws..................................................................        A-9
              (a)        Chateau...............................................................................        A-9
              (b)        ROC...................................................................................        A-9
SECTION       1.6        Directors.............................................................................        A-9
SECTION       1.7        Officers..............................................................................        A-9
SECTION       1.8        Principal Executive Office............................................................        A-9
SECTION       1.9        Name..................................................................................        A-9

                                                        ARTICLE II
                                     Effect of the Merger on the Capital Stock of the
                                    Constituent Corporations; Exchange of Certificates
SECTION       2.1        Effect on Capital Stock...............................................................        A-9
              (a)        Conversion of Stock...................................................................        A-9
              (b)        Conversion of Shares of Common Stock of RSub..........................................       A-10
SECTION       2.2        Exchange of Certificates..............................................................       A-10
              (a)        Exchange Agent........................................................................       A-10
              (b)        Provision of Shares...................................................................       A-10
              (c)        Exchange Procedure....................................................................       A-10
              (d)        Record Dates; Distributions with Respect to Unexchanged Shares........................       A-11
              (e)        No Further Ownership Rights in ROC Stock..............................................       A-11
              (f)        No Liability..........................................................................       A-11
              (g)        No Fractional Shares..................................................................       A-11
              (h)        Withholding Rights....................................................................       A-12

                                                       ARTICLE III
                                              Representations and Warranties
SECTION       3.1        Representations and Warranties of ROC.................................................       A-12
              (a)        Organization, Standing and Corporate Power of ROC.....................................       A-12
              (b)        ROC Subsidiaries......................................................................       A-12
              (c)        Capital Structure.....................................................................       A-13
              (d)        Authority; Noncontravention; Consents.................................................       A-13
              (e)        SEC Documents; Financial Statements; Undisclosed Liabilities..........................       A-14
              (f)        Absence of Certain Changes or Events..................................................       A-15
              (g)        Litigation............................................................................       A-15
              (h)        Absence of Changes in Benefit Plans; ERISA Compliance.................................       A-16
              (i)        Taxes.................................................................................       A-16
              (j)        No Loans or Payments to Employees, Officers or Directors..............................       A-17
              (k)        Brokers; Schedule of Fees and Expenses................................................       A-17
              (l)        Compliance with Laws..................................................................       A-17
              (m)        Contracts; Debt Instruments...........................................................       A-17

                                                                                                                   PAGE
                                                                                                                 ---------
              (n)        Environmental Matters.................................................................       A-18
              (o)        Tangible Property and Assets..........................................................       A-19
              (p)        Books and Records.....................................................................       A-19
              (q)        Opinion of Financial Advisor..........................................................       A-20
              (r)        State Takeover Statutes...............................................................       A-20
              (s)        Registration Statement................................................................       A-20
              (t)        Vote Required.........................................................................       A-20
SECTION       3.2        Representations and Warranties of Chateau.............................................       A-20
              (a)        Organization, Standing and Corporate Power of Chateau.................................       A-20
              (b)        Chateau Subsidiaries..................................................................       A-20
              (c)        Capital Structure.....................................................................       A-21
              (d)        Authority; Noncontravention; Consents.................................................       A-21
              (e)        SEC Documents; Financial Statements; Undisclosed Liabilities..........................       A-22
              (f)        Absence of Certain Changes or Events..................................................       A-23
              (g)        Litigation............................................................................       A-24
              (h)        Absence of Changes in Benefit Plans; ERISA Compliance.................................       A-24
              (i)        Taxes.................................................................................       A-24
              (j)        No Loans or Payments to Employees, Officers or Directors..............................       A-25
              (k)        Brokers; Schedule of Fees and Expenses................................................       A-25
              (l)        Compliance with Laws..................................................................       A-25
              (m)        Contracts; Debt Instruments...........................................................       A-25
              (n)        Operating Partnership Agreement.......................................................       A-26
              (o)        Environmental Matters.................................................................       A-26
              (p)        Tangible Property and Assets..........................................................       A-27
              (q)        Books and Records.....................................................................       A-27
              (r)        Opinion of Financial Advisors.........................................................       A-27
              (s)        State Takeover Statutes...............................................................       A-27
              (t)        Registration Statement................................................................       A-28
              (u)        Vote Required.........................................................................       A-28

                                                        ARTICLE IV
                                                        Covenants
SECTION       4.1        Conduct of Business by ROC............................................................       A-28
SECTION       4.2        Conduct of Business by Chateau........................................................       A-30
SECTION       4.3        Other Actions.........................................................................       A-32

                                                        ARTICLE V
                                                   Additional Covenants
SECTION       5.1        Preparation of the Registration Statement and the Proxy Statement; Stockholders
                         Meetings..............................................................................       A-32
SECTION       5.2        Access to Information; Confidentiality................................................       A-34
SECTION       5.3        Best Efforts; Notification............................................................       A-34
SECTION       5.4        Affiliates............................................................................       A-35
SECTION       5.5        Tax Treatment.........................................................................       A-35
SECTION       5.6        No Solicitation of Transactions.......................................................       A-35
SECTION       5.7        Public Announcements..................................................................       A-35
SECTION       5.8        Listing...............................................................................       A-35
SECTION       5.9        Letters of Accountants................................................................       A-36
SECTION       5.10       Transfer and Gains Taxes..............................................................       A-36

                                                                                                                   PAGE
                                                                                                                 ---------
SECTION       5.11       Benefit Plans and Other Employee Arrangements.........................................       A-36
              (a)        Benefit Plans.........................................................................       A-36
              (b)        Stock Incentive Plans.................................................................       A-36
              (c)        Employment Agreements.................................................................       A-37
              (d)        Cooperation...........................................................................       A-37
SECTION       5.12       Indemnification.......................................................................       A-37
SECTION       5.13       Operating Partnership Agreement Amendment.............................................       A-39
SECTION       5.14       By-laws Amendment.....................................................................       A-39
SECTION       5.15       Contribution Agreement................................................................       A-39
SECTION       5.16       Private Placement of Common Stock of RSub.............................................       A-39
SECTION       5.17       Chateau Board of Directors............................................................       A-39
SECTION       5.18       Provisions Relating to Certain ROC Indebtedness.......................................       A-39
SECTION       5.19       Exemptions from Certain Provisions of the MGCL........................................       A-39
SECTION       5.20       Percentage Ownership..................................................................       A-39
SECTION       5.21       Share Issuance........................................................................       A-39

                                                        ARTICLE VI
                                                   Conditions Precedent
SECTION       6.1        Conditions to Each Party's Obligation to Effect the Merger............................       A-40
              (a)        Stockholder Approval..................................................................       A-40
              (b)        Listing of Shares.....................................................................       A-40
              (c)        Registration Statement................................................................       A-40
              (d)        No Injunctions or Restraints..........................................................       A-40
              (e)        Blue Sky Laws.........................................................................       A-40
              (f)        Opinion Related to REIT Status........................................................       A-40
              (g)        The Investment Company Act Opinion....................................................       A-40
              (h)        Evidence of Completion of Private Placement...........................................       A-40
              (i)        Certain Actions and Consents..........................................................       A-40
SECTION       6.2        Conditions to Obligations of Chateau..................................................       A-40
              (a)        Representations and Warranties........................................................       A-40
              (b)        Performance of Obligations of ROC.....................................................       A-41
              (c)        Material Adverse Change...............................................................       A-41
              (d)        Opinions Relating to REIT Status......................................................       A-41
              (f)        Consents..............................................................................       A-41
              (g)        Certain ROC Indebtedness..............................................................       A-41
SECTION       6.3        Conditions to Obligation of ROC.......................................................       A-42
              (a)        Representations and Warranties........................................................       A-42
              (b)        Performance of Obligations of Chateau.................................................       A-42
              (c)        Material Adverse Change...............................................................       A-42
              (d)        Opinions Relating to REIT and Partnership Status......................................       A-43
              (e)        Other Tax Opinion.....................................................................       A-43
              (f)        Consents..............................................................................       A-43
              (g)        Registration Rights Agreement.........................................................       A-43
              (h)        Chateau By-laws and Related Matters...................................................       A-43
              (i)        Chateau Securityholder Letter Agreement...............................................       A-43

                                                       ARTICLE VII
                                                      Board Actions
SECTION       7.1        Board Actions.........................................................................       A-44

                                                                                                                   PAGE
                                                                                                                 ---------
                                                       ARTICLE VIII
                                            Termination, Amendment and Waiver
SECTION       8.1        Termination...........................................................................       A-44
SECTION       8.2        Expenses..............................................................................       A-46
SECTION       8.3        Effect of Termination.................................................................       A-49
SECTION       8.4        Amendment.............................................................................       A-49
SECTION       8.5        Extension; Waiver.....................................................................       A-49

                                                        ARTICLE IX
                                                    General Provisions
SECTION       9.1        Nonsurvival of Representations and Warranties.........................................       A-50
SECTION       9.2        Notices...............................................................................       A-50
SECTION       9.3        Interpretation........................................................................       A-51
SECTION       9.4        Counterparts..........................................................................       A-51
SECTION       9.5        Entire Agreement; No Third-Party Beneficiaries........................................       A-51
SECTION       9.6        GOVERNING LAW.........................................................................       A-51
SECTION       9.7        Assignment............................................................................       A-51
SECTION       9.8        Enforcement...........................................................................       A-51

                                                        ARTICLE X
                                                   Certain Definitions
SECTION       10.1       Certain Definitions...................................................................       A-52

Exhibits
              A          Form of Contribution Agreement
              B          Form of Operating Partnership Agreement Amendment
              C          Form of Registration Rights Agreement
              D          Form of Stock Option Agreement Amendment
              E          Form of Principal Proxy Agreement Amendments
              F          Chateau By-Law Amendments
              G          Terms of Employment Agreements
              H          Forms of Resale Agreement with ROC Affiliates

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 17, 1996, among CHATEAU PROPERTIES, INC., a Maryland corporation ("Chateau"), ROC COMMUNITIES, INC., a Maryland corporation ("ROC"), and R ACQUISITION SUB, INC., a Maryland corporation and a subsidiary of Chateau ("RSub").

                                    RECITALS

    (a) Certain terms used herein shall have the meanings assigned to them in
Article X.

    (b) Pursuant to an agreement and plan of merger dated as of July 17, 1996, among Chateau, ROC, RSub and Chateau Communities, Inc., a Maryland corporation (the "Original Agreement"), the Boards of Directors of Chateau and ROC determined that it was advisable and in the best interest of their respective companies and their stockholders to consummate the strategic business combination involving ROC and Chateau described in the Original Agreement.

    (c) The Boards of Directors of Chateau and ROC have determined that it is advisable and in the best interest of their respective companies and their stockholders to amend and restate the terms of the Original Agreement and to proceed with the strategic business combination involving the two companies on the terms described in this Agreement, pursuant to which ROC will merge with RSub and will be the surviving corporation in such merger (the "Merger") and each issued and outstanding share of common stock, par value $.01 per share, of ROC (the "ROC Common Stock") and non-voting redeemable stock, par value $.01 per share, of ROC (the "ROC Non-Voting Stock" and, together with the ROC Common Stock, the "ROC Stock") will be converted into the right to receive the Merger Consideration (as defined below).

    (d) In connection with the Merger, the following additional transactions will be effected (the Merger, together with the other documents, agreements and transactions contemplated by this Agreement, being referred to collectively herein as the "Transactions"): (i) ROC, Chateau and CP Limited Partnership, a Maryland limited partnership which is the operating partnership of Chateau (the "Operating Partnership"), will enter into the Contribution Agreement substantially in the form of Exhibit A hereto (the "Contribution Agreement") and immediately following the Merger will perform their respective obligations thereunder; (ii) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") will be amended and restated substantially as provided in the form attached as Exhibit B hereto (the "Operating Partnership Agreement Amendment"); and (iii) Chateau will enter into a Registration Rights Agreement (the "Registration Rights Agreement"), in the form attached as Exhibit C hereto with certain holders (after giving effect to the Merger) of the Common Stock, par value $.01 per share, of Chateau (the "Common Stock"). In addition, in connection with and as an integral part of the Merger, certain OP Unit holders shall transfer at least that number of OP Units and other property to Chateau in exchange for common stock of Chateau such that ROC stockholders and transferring OP Unit holders will when taken together own at least 80% of the issued and outstanding voting shares of Chateau immediately following the consummation of the Merger.

    (e) As a condition to, and simultaneously with the execution of, the Original Agreement, there was executed and delivered (i) the Chateau Stock Option Agreement pursuant to which Chateau granted to ROC an option exercisable upon the occurrence of certain events and (ii) the ROC Stock Option Agreement pursuant to which ROC granted to the Operating Partnership an option exercisable upon the occurrence of certain events. As a condition to, and simultaneously with the execution of, this Agreement, the Option Agreements will be amended as provided in Exhibit D hereto. The Chateau Option Agreement and the ROC Option Agreement as so amended are referred to herein as the "Chateau Option Agreement" and the "ROC Option Agreement" and together as the "Option Agreements."

    (f) As a condition to, and simultaneously with the execution of, the Original Agreement, Agreements and Irrevocable Proxies were executed and delivered by the ROC Principals and the Chateau Principals (each as defined in the Original Agreement). As a condition to, and simultaneously with the execution of, this Agreement, the Agreements and Irrevocable Proxies will be amended as provided in Exhibit E hereto. The Agreements and Irrevocable Proxies executed by the ROC Principals as so amended are referred to herein as the "ROC Principal Proxies" and the Agreements and Irrevocable Proxies executed by the Chateau Principals as so amended are referred to herein as the "Chateau Principal Proxies."

    (g) As a condition to the willingness of each of Chateau and ROC to enter into this Agreement, holders of units of limited partner interest ("OP Units") in the Operating Partnership holding in excess of 50% of the outstanding OP Units have (i) consented to the Operating Partnership Agreement Amendment, and
(ii) expressed in writing to ROC their intent to exchange, subject to certain conditions, certain of their OP Units for shares of Common Stock on or prior to the record date for the Chateau Stockholders Meeting (as hereinafter defined).

    (h) For federal income tax purposes it is intended that the Merger and the transfer of OP Units by the holders thereof be viewed as an integrated transaction and together qualify as tax-free transfers by the stockholders of ROC and the transferring OP Unit holders to Chateau in exchange for shares of Common Stock pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

    (i) ROC, as the surviving corporation in the Merger with RSub, intends that, following the Merger, it shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code.

    (j) The parties intend that this Agreement shall in all respects amend, restate and supersede the Original Agreement.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), ROC shall be merged with RSub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of RSub shall cease and ROC shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of RSub in accordance with the MGCL.

    SECTION 1.2 Closing. The closing of the Merger will take place at 10:00 a.m. Eastern Time on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the "Closing Date"), at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger or other appropriate documents for the Merger (the "Articles of Merger") executed in accordance with Section 3-110 of the MGCL and shall make all other filings or recordings required under the MGCL to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Department of Assessments and Taxation of the State of Maryland, or at such other time as Chateau and ROC shall specify in the Articles of Merger (the time and the day the Merger become effective being, the "Effective Time" and the "Effective Day"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

    SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the MGCL.

    SECTION 1.5 Charters and By-laws.

    (a) Chateau. The Charter of Chateau shall not be affected by the Merger (the "Charter"). The By-laws of Chateau as in effect as of the date hereof shall be amended, effective at the Effective Time, as provided in Exhibit F hereto.

    (b) ROC. The Charter and By-laws of ROC as in effect at the Effective Time shall be the Charter and By-laws of ROC upon consummation of the Merger; provided, that, such Charter shall be amended such that following the Merger, after giving effect thereto, the ownership of ROC Common Stock by Chateau shall not violate the ownership limit described in the ROC Charter.

    SECTION 1.6 Directors. Effective at the Effective Time, two of the seven directors of Chateau then in office shall resign from the Chateau Board of Directors and, in accordance with the By-law amendments specified in Exhibit F, the remaining Chateau directors then in office shall increase the size of the Chateau Board from seven to ten directors. The five vacancies on the Chateau Board shall be filled by the vote of the remaining Chateau directors then in office with five nominees selected by the ROC Board of Directors such that such five nominees as well as the five directors of Chateau then in office shall constitute all of the members of the Chateau Board of Directors immediately following the Effective Time. Effective at the Effective Time, the Board of Directors of ROC, as the surviving corporation to the merger with RSub, will be configured as follows: three of the directors of ROC shall resign and these vacancies shall be filled by the vote of the remaining ROC directors with three nominees selected by the Chateau Board of Directors.

    SECTION 1.7 Officers. The officers of Chateau immediately following the Effective Time shall be as follows:

Gary P. McDaniel.....................  Chief Executive Officer
C.G. ("Jeff") Kellogg................  President
James B. Grange......................  Chief Operating Officer
Tamara D. Fischer....................  Chief Financial Officer
                                       Executive Vice President
Rees F. Davis, Jr....................  -Acquisitions

    Each such officer shall, as of the Effective Time, be employed by Chateau and/or the Operating Partnership pursuant to an employment agreement (the "Employment Agreements") substantially in accordance with the terms outlined in Exhibit G hereto. The officers of ROC following the Merger shall be chosen by the Board of Directors of ROC as reconstituted by Chateau in accordance with
Section 1.6 above.

    SECTION 1.8 Principal Executive Office. The principal executive office of Chateau following the Effective Date shall be in Englewood, Colorado.

    SECTION 1.9 Name. The Board of Directors of Chateau will, at the first annual meeting of stockholders of Chateau following the Merger, submit to a vote of the stockholders of Chateau, a proposal, which shall be recommended by the Board, to change the name of the Company to "Chateau Communities, Inc." If the stockholders of Chateau approve such name change, Chateau will change its symbol on the New York Stock Exchange to appropriately comport with the name change.

                                   ARTICLE II

    Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

    SECTION 2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the holder of any shares of ROC Stock:

    (a) Conversion of Stock.

        (i) At the Effective Time, each issued and outstanding share of ROC Stock shall be converted into the right to receive from Chateau 1.042 fully paid and nonassessable shares of Common Stock. At the Effective Time, all such shares of ROC Stock shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any such shares of ROC Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.2(c), certificates representing the shares of Common Stock required to be delivered under this
Section 2.1(a) and any cash in lieu of fractional shares of Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "Merger Consideration") and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case, without interest and less any required withholding taxes.

        (ii) Notwithstanding the foregoing, the parties understand that the rights of each stockholder of Chateau under this Section 2.1(a) will be subject to the ownership limitations and other related provisions contained in the Chateau Charter.

    (b) Conversion of Shares of Common Stock of RSub. Immediately prior to the Effective Time, RSub shall have issued and outstanding 10,000,120 shares of common stock ("RSub Common Stock"), 10,000,000 of which shares shall be owned by Chateau and 120 of which shares shall be held by 120 separate individuals who are "accredited investors" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"). At the Effective Time, each issued and outstanding share of RSub Common Stock shall be converted into one validly issued, fully paid and non-assessable share of common stock of ROC, as the surviving corporation in the Merger with RSub.

    SECTION 2.2 Exchange of Certificates.

    (a) Exchange Agent. Prior to the Effective Time, Chateau and ROC shall jointly appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding ROC Stock.

    (b) Provision of Shares. Chateau shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of ROC Stock, sufficient shares of Common Stock issuable in exchange for the issued and outstanding shares of ROC Stock pursuant to Section 2.1.

    (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ROC Stock (the "ROC Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the ROC Certificates shall pass, only upon delivery of the ROC Certificates to the Exchange Agent and shall be in a form and have such other provisions as Chateau may reasonably specify) and (ii) instructions for use in effecting the surrender of the ROC Certificates in exchange for the Merger Consideration. Upon surrender of a ROC Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Chateau, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such ROC Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the ROC Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ROC Stock which is not registered in the transfer records of ROC, payment may be made to a person other than the person in whose name the ROC Certificate so surrendered is registered if such ROC Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such ROC Certificate or establish to the satisfaction of Chateau that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each ROC Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares theretofore represented by such ROC Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any ROC Certificate or on any cash payable pursuant to Section 2.2(d) or Section 2.2(g).

    (d) Record Dates; Distributions with Respect to Unexchanged Shares.

        (i) From the date of this Agreement, ROC and Chateau shall cooperate to establish and maintain record and payment dates for regular quarterly cash dividends on their respective capital stock, such that the record and payment dates, respectively, for each of ROC and Chateau occur on the same calendar date.

        (ii) No dividends or other distributions with respect to ROC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered ROC Certificate with respect to the shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such ROC Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such ROC Certificate there shall be paid to the holder of such ROC Certificate, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (B) if such ROC Certificate is exchangeable for one or more whole shares of Common Stock, (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Common Stock.

    (e) No Further Ownership Rights in ROC Stock. All Merger Consideration paid upon the surrender of ROC Certificates in accordance with the terms of this
Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of ROC Stock theretofore represented by such ROC Certificates, subject, however, to the obligation of Chateau to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by ROC on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of ROC of the shares of ROC Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, ROC Certificates are properly presented to Chateau they shall be canceled and exchanged as provided in this
Article II.

    (f) No Liability. None of Chateau, ROC, RSub or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to Chateau, upon demand, and any holders of ROC Certificates who have not theretofore complied with Section 2.2(c) shall thereafter look only to Chateau for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

    (g) No Fractional Shares.

        (i) No certificates or scrip representing fractional shares of Common Stock shall be issued upon the surrender for exchange of ROC Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of Chateau.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of ROC Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all ROC Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(g), a cash payment in lieu of such fractional share of Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange Trust") for the holders of ROC Certificates. Chateau shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of ROC Certificates in lieu of any fractional shares of Common Stock, the Exchange Agent shall make available such amounts to such holders of ROC Certificates without interest.

    (h) Withholding Rights. Chateau or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or ROC Stock such amounts as Chateau or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Chateau or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ROC Stock, in respect of which such deduction and withholding was made by Chateau or the Exchange Agent.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.1 Representations and Warranties of ROC. ROC represents and warrants to Chateau as follows:

    (a) Organization, Standing and Corporate Power of ROC. ROC is a corporation duly organized and validly existing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. ROC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of ROC and the ROC Subsidiaries (as defined below) taken as a whole (a "ROC Material Adverse Effect").

    (b) ROC Subsidiaries. Schedule 3.1(b) to the ROC Disclosure Letter (as defined below) sets forth each ROC Subsidiary and the ownership interest therein of ROC. Except as set forth in Schedule 3.1(b) to the ROC Disclosure Letter, (i) all the outstanding shares of capital stock of each ROC Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by ROC, by another ROC Subsidiary or by ROC and another ROC Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each ROC Subsidiary that is a partnership, limited liability company or trust are owned by ROC, by another ROC Subsidiary or by ROC and another ROC Subsidiary, free and clear of all Liens. Except for the capital stock of, or other equity interests in, the ROC Subsidiaries and as provided in Section 4.1(e), ROC does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $250,000 in any Person or which represents 10% or more of the outstanding capital stock or other ownership interest of any class in any Person. Each ROC Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each ROC Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each ROC Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a ROC Material Adverse Effect.

    (c) Capital Structure. The authorized capital stock of ROC consists of 90,000,000 shares of ROC Common Stock, 158,017 shares of ROC Non-Voting Stock and 9,841,983 shares of preferred stock, par value $.01 per share (the "ROC Preferred Stock"). On the date hereof, (i) 12,423,500 shares of ROC Common Stock, 158,017 shares of ROC Non-Voting Stock and no shares of ROC Preferred Stock were issued and outstanding, (ii) 490,000 shares of ROC Common Stock were available for issuance under ROC's Amended and Restated 1993 Stock Option and Stock Appreciation Rights Plan (the "1993 Stock Plan") and (iii) 270,000 shares of ROC Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of ROC Common Stock granted to employees of ROC under the 1993 Stock Plan (the "ROC Stock Options"). On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of capital stock or other voting securities of ROC were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of ROC. All outstanding shares of capital stock of ROC are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of ROC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of ROC may vote. Except (A) for the ROC Stock Options, (B) as set forth in Schedule 3.1(c) to the ROC Disclosure Letter, and (C) as otherwise permitted under Section 4.1, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ROC or any ROC Subsidiary is a party or by which such entity is bound, obligating ROC or any ROC Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of ROC or any ROC Subsidiary or obligating ROC or any ROC Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 3.1(c) to the ROC Disclosure Letter, there are no outstanding contractual obligations of ROC or any ROC Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of ROC or any capital stock, voting securities or other ownership interests in ROC or any ROC Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a ROC Subsidiary).

    (d) Authority; Noncontravention; Consents. ROC has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other Transactions contemplated hereby by the requisite vote of the holders of the ROC Common Stock (the "ROC Stockholder Approvals"), to consummate the Transactions contemplated by this Agreement to which ROC is a party. ROC has the requisite corporate power and authority to enter into the ROC Option Agreement and to consummate the Transactions contemplated thereby to which ROC is a party. The execution and delivery of this Agreement and the ROC Option Agreement by ROC and the consummation by ROC of the Transactions contemplated hereby and thereby to which ROC is a party have been duly authorized by all necessary corporate action on the part of ROC, subject to approval of this Agreement pursuant to the ROC Stockholder Approvals. This Agreement and the ROC Option Agreement have been duly executed and delivered by ROC and constitute valid and binding obligations of ROC, enforceable against ROC in accordance with their terms. The ROC Principal Proxies have been duly executed and delivered by the ROC Principals and constitute valid and binding proxies of the ROC Principals enforceable in accordance with their terms. Except as set forth in Schedule 3.1(d) to the ROC Disclosure Letter, the execution and delivery of this Agreement and the ROC Option Agreement by ROC do not, and the consummation of the Transactions contemplated hereby and thereby to which ROC is a party and compliance by ROC with the provisions of this Agreement and the ROC Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ROC or any ROC Subsidiary under, (i) the Charter or By-laws of ROC or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any ROC Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to ROC or any ROC Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to ROC or any ROC Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a ROC Material Adverse Effect or (y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity"), is required by or with respect to ROC or any ROC Subsidiary in connection with the execution and delivery of this Agreement or the ROC Option Agreement by ROC or the consummation by ROC of the other Transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by ROC stockholders of the Merger, this Agreement and the other Transactions contemplated by this Agreement and the approval by Chateau stockholders of the issuance of the Merger Consideration to the ROC stockholders (as amended or supplemented from time to time, the "Proxy Statement") and a registration statement relating to the issuance of the Merger Consideration (the "Registration Statement") and (y) such reports under Section 13(a) and Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined below) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 3.1(d) to the ROC Disclosure Letter or (A) as may be required under (x) federal, state, local or foreign environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions contemplated by this Agreement or otherwise prevent ROC from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a ROC Material Adverse Effect.

    (e) SEC Documents; Financial Statements; Undisclosed Liabilities. ROC has filed all required reports, schedules, forms, statements and other documents with the SEC since August 18, 1993 (the "ROC SEC Documents"). All of the ROC SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such ROC SEC Documents. None of the ROC SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed ROC SEC Documents. Other than as set forth in Schedule 3.1(e) to the ROC Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which ROC has received written notice with respect to any ROC report or statement which, if resolved in a manner unfavorable to ROC, could have a ROC Material Adverse Effect. The consolidated financial statements of ROC included in the ROC SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of ROC and the ROC Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the ROC Filed SEC Documents (as defined below), in Schedule 3.1(e) to the ROC Disclosure Letter or as permitted by Section 4.1 (for the purposes of this sentence, as if Section 4.1 had been in effect since December 31, 1995), neither ROC nor any ROC Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of ROC or in the notes thereto and which, individually or in the aggregate, would have a ROC Material Adverse Effect.

    (f) Absence of Certain Changes or Events. Except as disclosed in the ROC SEC Documents filed and publicly available prior to the date of this Agreement (referred to collectively as the "ROC Filed SEC Documents") or in Schedule 3.1(f) to the ROC Disclosure Letter, since the date of the most recent financial statements included in the ROC Filed SEC Documents (the "Financial Statement Date") and to the date of this Agreement, ROC and the ROC Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any material adverse change in the business, financial condition or results of operations of ROC and the ROC Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in Economic Losses (as defined in Section 6.2 below) of $5,000,000 or more (a "ROC Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a ROC Material Adverse Change, (ii) except for regular quarterly dividends not in excess of $.425 per share of ROC Stock, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of ROC's capital stock, (iii) any split, combination or reclassification of any of ROC's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any ROC Subsidiary except as permitted by Section 4.1, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a ROC Material Adverse Effect or (v) any change in accounting methods, principles or practices by ROC or any ROC Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the ROC Filed SEC Documents or required by a change in GAAP.

    (g) Litigation. Except as disclosed in the ROC Filed SEC Documents or in
Schedule 3.1(g) to the ROC Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of ROC and the ROC Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of ROC, threatened against or affecting ROC or any ROC Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a ROC Material Adverse Effect or (ii) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ROC or any ROC Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (h) Absence of Changes in Benefit Plans; ERISA Compliance.

        (i) Except as disclosed in the ROC Filed SEC Documents or in Schedule 3.1(h)(i) to the ROC Disclosure Letter and except as permitted by Section 4.1 (for the purpose of this sentence, as if Section 4.1 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the ROC Filed SEC Documents, there has not been any adoption or amendment in any material respect by ROC or any ROC Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of ROC or any ROC Subsidiary or any person affiliated with ROC under Section 414(b), (c), (m) or (o) of the Code (collectively, "ROC Benefit Plans").

        (ii) Except as described in the ROC Filed SEC Documents or in Schedule 3.1(h)(ii) to the ROC Disclosure Letter or as would not have a ROC Material Adverse Effect, (A) all ROC Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither ROC nor any ROC Subsidiary has any liabilities or obligations with respect to any such ROC Benefit Plan, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of ROC are any such liabilities or obligations expected to be incurred. Except as set forth in
Schedule 3.1(h)(ii) to the ROC Disclosure Letter, the execution of, and performance of the Transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any ROC Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to ROC or the ROC Subsidiaries are the agreement and policies specifically referred to in Schedule 3.1(h)(ii) to the ROC Disclosure Letter.

    (i) Taxes.

        (i) Each of ROC and each ROC Subsidiary has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. ROC and each ROC Subsidiary have paid (or ROC has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable. Except as disclosed in Schedule 3.1(i)(i) to the ROC Disclosure Letter, the federal, state and local income, sales and franchise tax returns of ROC and each ROC Subsidiary have not been audited by any Governmental Entity responsible for tax matters (a "Taxing Authority"). There are no Tax liens upon the assets of ROC or any ROC Subsidiary. The most recent financial statements contained in the ROC Filed SEC Documents reflect an adequate reserve for all material Taxes payable by ROC and by each ROC Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Financial Statement Date, ROC has incurred no liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither ROC nor any ROC Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. Except as set forth in
Schedule 3.1(i)(i) to the ROC Disclosure Letter, to the knowledge of ROC, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon ROC. To the knowledge of ROC, no deficiencies for any Taxes have been proposed, asserted or assessed against ROC or any of the ROC Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. As used in this Agreement, "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        (ii) ROC (A) for all of its taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 1996, and
(C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to ROC's knowledge, no such challenge is pending or threatened.

    (j) No Loans or Payments to Employees, Officers or Directors. Except as set forth in Schedule 3.1(j) to the ROC Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee or director, (ii) employment or severance contract,
(iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of any of the Transactions with respect to any employee, officer or director of ROC or any ROC Subsidiary or
(iv) any agreement to appoint or nominate any person as a director of ROC or Chateau.

    (k) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated ("PaineWebber"), the fees and expenses of which, as set forth in an amended letter agreement between ROC and PaineWebber, have previously been disclosed to Chateau and will be paid by ROC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ROC or any ROC Subsidiary.

    (l) Compliance with Laws. Except as disclosed in the ROC Filed SEC Documents and except as set forth in Schedule 3.1(l) to the ROC Disclosure Letter, neither ROC nor any of the ROC Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a ROC Material Adverse Effect.

    (m) Contracts; Debt Instruments.

        (i) Neither ROC nor any ROC Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.1(m)(i) to the ROC Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a ROC Material Adverse Effect. The properties identified in Schedule 3.1(m) to the ROC Disclosure Letter are manufactured housing communities owned by various entities affiliated with the Windsor Corporation (collectively the "Windsor Entities") and managed by ROC pursuant to that certain Master Property Management Agreement dated July 31, 1990 ("Windsor Agreement") between the Windsor Entities and Windsor Asset Management, Inc. ("WAMI"), the terms of which Windsor Agreement have been replaced by the terms of that certain Master Agreement dated November 15, 1991 between ROC Properties, Inc. and WAMI (the "Amended Windsor Agreement"), which Amended Windsor Agreement has an initial term through November 30, 1998 is valid, binding and in full force and effect without amendment or modification (except as set forth herein), and is enforceable against the Windsor Entities and ROC in accordance with its terms.

        (ii) Except for any of the following expressly identified in the most recent financial statements contained in the ROC Filed SEC Documents and except as permitted by Section 4.1, Schedule

3.1(m)(ii) to the ROC Disclosure Letter sets forth (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of ROC or any of the ROC Subsidiaries in an aggregate principal amount in excess of $2,000,000 per item is outstanding or may be incurred and (B) the respective principal amounts outstanding thereunder on June 30, 1996. For purposes of this Section 3.1(m)(ii) and Section 3.2(m)(ii), "indebtedness" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (C) all capitalized lease obligations of such person,
(D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (E) all guarantees of such person of any such indebtedness of any other person and (F) any agreements to provide any of the foregoing.

        (iii) Schedule 3.1(m)(iii) to the ROC Disclosure Letter sets forth a complete list of each consulting agreement between ROC and any ROC Subsidiary, including the annual compensation payable thereunder and the date as of which such consulting agreement expires.

    (n) Environmental Matters. Except as disclosed in Schedule 3.1(n) to the ROC Disclosure Letter or in the environmental audits/reports listed thereon, each of ROC and each ROC Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below) and each of ROC and each ROC Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law. Except as disclosed in Schedule 3.1(n) to the ROC Disclosure Letter or in the environmental audits/reports listed thereon:

        (i) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by ROC or any ROC Subsidiary to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of ROC or any ROC Subsidiary or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. ss. 9601(22) ("Release"), by ROC or any ROC Subsidiary of any Hazardous Material (as defined below).

        (ii) Neither ROC nor any ROC Subsidiary nor any prior owner or lessee of any property now or previously owned or leased by ROC or any ROC Subsidiary has handled any Hazardous Material on any property now or previously owned or leased by ROC or any ROC Subsidiary; and, without limiting the foregoing, (A) no polychlorinated biphenyl is or has been present, (B) no friable asbestos is or has been present, (C) there are no underground storage tanks, active or abandoned and (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by ROC or any ROC Subsidiary, during any period that ROC or any ROC Subsidiary owned or leased such property or, to the knowledge of ROC and its Subsidiaries, prior thereto.

        (iii) Neither ROC nor any ROC Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against ROC or any ROC Subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

        (iv) No oral or written notification of a Release of a Hazardous Material has been filed or should have been filed by or on behalf of ROC or any ROC Subsidiary and no property now or previously owned or leased by ROC or any ROC Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

        (v) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by ROC or any ROC Subsidiary, and no action of any Governmental Entity has been taken or, to the knowledge of ROC and its Subsidiaries, is in process which could subject any of such properties to such Liens, and neither ROC nor any ROC Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

        (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, ROC or any ROC Subsidiary in relation to any property or facility now or previously owned, leased or managed by ROC or any ROC Subsidiary which have not been listed in Schedule 3.1(n) to the ROC Disclosure Letter and made available to Chateau prior to the execution of this Agreement.

        (vii) As used herein:

            (A) "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

            (B) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and
(C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity.

    (o) Tangible Property and Assets. Except as disclosed in Schedule 3.1(o) to the ROC Disclosure Letter, ROC and its Subsidiaries have good and marketable fee simple title to, or have valid leasehold interests in, those manufactured home communities described in Schedule 3.1(o) to the ROC Disclosure Letter, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any easement, restriction or minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of ROC or any such ROC Subsidiary.

    (p) Books and Records.

        (i) The books of account and other financial records of ROC and each ROC Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the ROC Filed SEC Documents.

        (ii) ROC has previously delivered or made available to Chateau true and correct copies of the Charter and By-laws of ROC, as amended to date, and the charter, by-laws, organization documents, partnership agreements and joint venture agreements of its Subsidiaries, and all amendments thereto. All such documents are listed in Schedule 3.1(p)(iii) to the ROC Disclosure Letter. ROC has also delivered to Chateau a copy of a binder for its Director and Officer liability insurance policy.

        (iii) The minute books and other records of corporate or partnership proceedings of ROC and each ROC Subsidiary that had previously been made available to Chateau in connection with the execution of the Original Agreement, contained, as of the date of the Original Agreement, in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of ROC and the ROC Subsidiaries which are corporations.

    (q) Opinion of Financial Advisor. ROC has received the opinion of PaineWebber, satisfactory to ROC, a signed version dated September 17, 1996 of which will be provided to Chateau, with regard to the fairness of the Merger to the stockholders of ROC from a financial point of view.

    (r) State Takeover Statutes. No Takeover Statute (as defined below) of the State of Maryland, including, without limitation, the control share acquisition provisions of Section 3-701 et seq. of the MGCL or the business combination provisions of Section 3-601 et seq. of the MGCL, applies or purports to apply to the Merger, this Agreement or any of the Transactions.

    (s) Registration Statement. The information furnished by ROC for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

    (t) Vote Required. The affirmative vote of at least two-thirds of the outstanding shares of ROC Common Stock is the only vote of the holders of any class or series of ROC's capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other Transactions contemplated hereby.

    SECTION 3.2 Representations and Warranties of Chateau. Chateau represents and warrants to ROC as follows:

    (a) Organization, Standing and Corporate Power of Chateau. Chateau is a corporation duly organized and validly existing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Chateau is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Chateau and the Chateau Subsidiaries (as defined below), taken as a whole (a "Chateau Material Adverse Effect").

    (b) Chateau Subsidiaries. Schedule 3.2(b) to the Chateau Disclosure Letter sets forth each Chateau Subsidiary (as defined below) and the ownership interest therein of Chateau. Except as set forth in Schedule 3.2(b) to the Chateau Disclosure Letter, (i) all the outstanding shares of capital stock of each Chateau Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by Chateau, by another Chateau Subsidiary or by Chateau and another Chateau Subsidiary, free and clear of all Liens and
(ii) all equity interests in each Chateau Subsidiary that is a partnership (other than the Operating Partnership) or limited liability company or trust are owned by Chateau or by Chateau and another Chateau Subsidiary free and clear of all Liens. Except for the capital stock of or other equity interests in the Chateau Subsidiaries and as provided in Section 4.2(e), Chateau does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $250,000 in any Person or which represents 10% or more of the outstanding capital stock or other ownership interest of any class in any Person. Each Chateau Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Chateau Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Chateau Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a Chateau Material Adverse Effect.

    (c) Capital Structure. The authorized capital stock of Chateau consists of 30,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (the "Chateau Preferred Stock"). On the date hereof, (i) 6,099,710 shares of Common Stock and no shares of Chateau Preferred Stock were issued and outstanding, (ii) 366,600 shares of Common Stock were available for grant under Chateau's 1993 Long Term Incentive Plan (the "Chateau Plan"), (iii) 619,150 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Common Stock granted to Chateau employees and directors under the Chateau Plan (the "Chateau Stock Options"), and (iv) 8,836,310 shares of Common Stock were reserved for issuance upon exchange of OP Units for shares of Common Stock pursuant to the Operating Partnership Agreement. On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of capital stock or other voting securities of Chateau were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Chateau. All outstanding shares of capital stock of Chateau are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Chateau having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Chateau may vote. Chateau's Percentage Interest (as defined in the Operating Partnership Agreement) in the Operating Partnership is 40.84%. The OP Units consist of (i) 5,046,303 Exchangeable OP Units (as defined in the Operating Partnership Agreement) which together represent a 33.79% Percentage Interest in the Operating Partnership and are exchangeable for Common Stock on a one-for-one basis into an aggregate of 5,046,303 shares of Common Stock in accordance with the terms of the Operating Partnership Agreement, subject to adjustment as provided in the Operating Partnership Agreement, and (ii) 3,720,182 Excess OP Units (as defined in the Operating Partnership Agreement) which together represent a 25.37% Percentage Interest in the Operating Partnership and are not exchangeable except in accordance with the Operating Partnership Agreement.
Schedule 3.2(c) to the Chateau Disclosure Letter sets forth the name, address, number of Exchangeable OP Units and Excess Units and the Percentage Interest of each partner in the Operating Partnership. Except (A) for the Chateau Stock Options and OP Units (which, subject to certain restrictions, may be delivered to Chateau in exchange for Common Stock), (B) as set forth in Schedule 3.2(c) to the Chateau Disclosure Letter, (C) as otherwise permitted under Section 4.2, and
(d) as contemplated under Chateau's dividend reinvestment plan, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Chateau or any Chateau Subsidiary is a party or by which such entity is bound, obligating Chateau or any Chateau Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Chateau or of any Chateau Subsidiary or obligating Chateau or any Chateau Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except (x) as set forth in
Schedule 3.2(c) to the Chateau Disclosure Letter and (y) as required under the Operating Partnership Agreement, there are no outstanding contractual obligations of Chateau or any Chateau Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests in Chateau or any Chateau Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person other than the Operating Partnership.

    (d) Authority; Noncontravention; Consents. Chateau has the requisite corporate power and authority to enter into this Agreement and, subject to approval by the requisite vote of the holders of the Common Stock required to approve the issuance of the Merger Consideration to the ROC stockholders (the "Chateau Stockholder Approvals" and, together with the ROC Stockholder Approvals, the "Stockholder Approvals"), to consummate the transactions contemplated by this Agreement to which Chateau is a party. Chateau has the requisite corporate power and authority to enter into the Chateau Option Agreement and to consummate the Transactions contemplated thereby to which Chateau is a party. The execution and delivery of this Agreement and the Chateau Option Agreement by Chateau and the consummation by Chateau of the Transactions contemplated hereby and thereby to which Chateau is a party have been duly authorized by all necessary corporate action on the part of Chateau, subject to the approval of the issuance of the Merger Consideration to the ROC stockholders pursuant to the Chateau Stockholder Approvals. The execution and delivery of the Operating Partnership Agreement Amendment has been duly authorized by Chateau and by all other necessary partnership action, the Operating Partnership Agreement Amendment will constitute a valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms. This Agreement and the Chateau Option Agreement have been duly executed and delivered by Chateau and constitute valid and binding obligations of Chateau, enforceable against Chateau in accordance with their terms. The Chateau Principal Proxies have been duly executed and delivered by the Chateau Principals and constitute valid and binding proxies of the Chateau Principals enforceable in accordance with their terms. Except as set forth in Schedule 3.2(d) to the Chateau Disclosure Letter, the execution and delivery of this Agreement and the Chateau Option Agreement by Chateau do not, and the consummation of the Transactions contemplated hereby and thereby to which Chateau is a party and compliance by Chateau with the provisions of this Agreement and the Chateau Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Chateau or any Chateau Subsidiary under, (i) the Charter or By-laws of Chateau or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Chateau Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Chateau or any Chateau Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Chateau or any Chateau Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Chateau Material Adverse Effect or (y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Chateau or any Chateau Subsidiary in connection with the execution and delivery of this Agreement or the Chateau Option Agreement by Chateau or the consummation by Chateau of any of the Transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (x) the Proxy Statement and the Registration Statement and (y) such reports under Section 13(a) and Section 14 of the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 3.2(d) to the Chateau Disclosure Letter or (A) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions contemplated by this Agreement or otherwise prevent Chateau from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Chateau Material Adverse Effect.

    (e) SEC Documents; Financial Statements; Undisclosed Liabilities. Chateau has filed all required reports, schedules, forms, statements and other documents with the SEC since November 16, 1993 and the Operating Partnership has filed all required reports, schedules, forms, statements, and other documents with the SEC since March 2, 1995 (collectively, the "Chateau SEC Documents"). All of the Chateau SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Chateau SEC Documents. None of the Chateau SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Chateau SEC Documents. Other than as set forth in Schedule 3.2(e) to the Chateau Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which Chateau or the Operating Partnership has received written notice with respect to any Chateau or Operating Partnership report or statement which, if resolved in a manner unfavorable to Chateau or the Operating Partnership, could have a Chateau Material Adverse Effect. The consolidated financial statements of Chateau and the Operating Partnership included in the Chateau SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Chateau and the Chateau Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the Chateau Filed SEC Documents (as defined below), in Schedule 3.2(e) to the Chateau Disclosure Letter or as permitted by Section 4.2 (for the purposes of this sentence, as if Section 4.2 had been in effect since December 31, 1995), neither Chateau nor any Chateau Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Chateau or the Operating Partnership or in the notes thereto and which, individually or in the aggregate, would have a Chateau Material Adverse Effect.

    (f) Absence of Certain Changes or Events. Except as disclosed in the Chateau SEC Documents filed and publicly available prior to the date of this Agreement (referred to collectively as the "Chateau Filed SEC Documents") or in Schedule 3.2(f) to the Chateau Disclosure Letter, since the date of the most recent financial statements included in the Chateau Filed SEC Documents (the "Chateau Financial Statement Date") and to the date of this Agreement, Chateau and the Chateau Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any material adverse change in the business, financial condition or results of operations of Chateau and the Chateau Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in Economic Losses (as defined in Section 6.3 below) of $5,000,000 or more (a "Chateau Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Chateau Material Adverse Change, (ii) except for (A) regular quarterly dividends (in the case of Chateau) not in excess of $.425 per share of Common Stock, (B) regular quarterly distributions (in the case of the Operating Partnership) not in excess of $.425 per OP Unit and (C) any distributions by any Chateau Subsidiaries (other than the Operating Partnership) to other Chateau Subsidiaries or to Chateau, in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Chateau's capital stock or any OP Units, (iii) any split, combination or reclassification of any of Chateau's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in any Chateau Subsidiary, except as permitted by Section 4.2, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Chateau Material Adverse Effect or (v) any change in accounting methods, principles or practices by Chateau or any Chateau Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Chateau Filed SEC Documents or required by a change in GAAP.

    (g) Litigation. Except as disclosed in the Chateau Filed SEC Documents or in
Schedule 3.2(g) of the Chateau Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Chateau or the Chateau Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of Chateau, threatened against or affecting Chateau or any Chateau Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Chateau Material Adverse Effect or (ii) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Chateau or any Chateau Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (h) Absence of Changes in Benefit Plans; ERISA Compliance.

        (i) Except as disclosed in the Chateau Filed SEC Documents or in
Schedule 3.2(h)(i) to the Chateau Disclosure Letter and except as permitted by
Section 4.2 (for the purpose of this sentence, as if Section 4.2 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the Chateau Filed SEC Documents, there has not been any adoption or amendment in any material respect by Chateau or any Chateau Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Chateau or any Chateau Subsidiary or any person affiliated with Chateau under Section 414(b), (c), (m) or (o) of the Code (collectively, "Chateau Benefit Plans").

        (ii) Except as described in the Chateau Filed SEC Documents or in
Schedule 3.2(h)(ii) to the Chateau Disclosure Letter or as would not have a Chateau Material Adverse Effect, (A) all Chateau Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither Chateau nor any Chateau Subsidiary has any liabilities or obligations with respect to any such Chateau Benefit Plans, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of Chateau are any such liabilities or obligations expected to be incurred. Except as set forth in Schedule 3.2(h)(ii) to the Chateau Disclosure Letter, the execution of, and performance of the Transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Chateau Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Chateau or the Chateau Subsidiaries are the agreement and policies specifically referred to in Schedule 3.2(h)(ii) to the Chateau Disclosure Letter.

    (i) Taxes.

        (i) Each of Chateau and each Chateau Subsidiary (including the Operating Partnership) has timely filed with the appropriate taxing authority all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Chateau and each Chateau Subsidiary (including the Operating Partnership) have paid (or Chateau has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable. Except as disclosed in Schedule 3.2(i)(i) to the Chateau Disclosure Letter, the federal, state and local income, sales and franchise tax returns of Chateau and each Chateau Subsidiary have not been audited by any Taxing Authority. There are no Tax liens upon the assets of Chateau or any Chateau Subsidiary. The most recent financial statements contained in the Chateau Filed SEC Documents reflect an adequate reserve for all material

Taxes payable by Chateau and by each Chateau Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Chateau Financial Statement Date, Chateau has incurred no liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither Chateau nor any Chateau Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. Except as set forth in Schedule 3.2(i)(i) to the Chateau Disclosure Letter, to the knowledge of Chateau, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Chateau. To the knowledge of Chateau, no deficiencies for any Taxes have been proposed, asserted or assessed against Chateau or any of the Chateau Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

        (ii) Chateau (A) for all of its taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 1996, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to Chateau's knowledge, no such challenge is pending or threatened. The Operating Partnership has at all times, and each other Chateau Subsidiary which is a partnership or files Tax Returns as a partnership for federal income tax purposes has since its acquisition by Chateau, been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

    (j) No Loans or Payments to Employees, Officers or Directors. Except as set forth in Schedule 3.2(j) to the Chateau Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee or director, (ii) employment or severance contract,
(iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of any of the Transactions with respect to any employee, officer or director of Chateau or any Chateau Subsidiary or (iv) any agreement to appoint or nominate any person as a director of Chateau.

    (k) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. ("Merrill Lynch") and Goldman Sachs & Co. ("Goldman"), the fees and expenses of which, as set forth in separate letter agreements between Chateau and Merrill Lynch and Chateau and Goldman, respectively, have previously been disclosed to ROC and will be paid by Chateau, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Chateau or any other Chateau Subsidiary.

    (l) Compliance with Laws. Except as disclosed in the Chateau Filed SEC Documents and except as set forth in Schedule 3.2(l) to the Chateau Disclosure Letter, neither Chateau nor any of the Chateau Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Chateau Material Adverse Effect.

    (m) Contracts; Debt Instruments.

        (i) Neither Chateau nor any Chateau Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.2(m)(i) to the Chateau Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Chateau Material Adverse Effect.

        (ii) Except for any of the following expressly identified in the most recent financial statements contained in the Chateau Filed SEC Documents and except as permitted by Section 4.2, Schedule 3.2(m)(ii) to the Chateau Disclosure Letter sets forth (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Chateau or any of the Chateau Subsidiaries in an aggregate principal amount in excess of $2,000,000 per item is outstanding or may be incurred and (B) the respective principal amounts outstanding thereunder on June 30, 1996.

        (iii) Schedule 3.2(m)(iii) to the Chateau Disclosure Letter sets forth a complete list of each agreement (including a description thereof) made by Chateau and/or any Chateau Subsidiary with a limited partner of the Operating Partnership relating to any commitment to maintain any specific debt allocations or permit any such limited partner to take any action to assure any debt allocation.

        (iv) Schedule 3.2(m)(iv) to the Chateau Disclosure Letter sets forth a complete list of each consulting agreement between Chateau and any Chateau Subsidiary, including the annual compensation payable thereunder and the date as of which such consulting agreement expires.

    (n) Operating Partnership Agreement. The execution and delivery of the Operating Partnership Agreement has been duly authorized, executed and delivered by Chateau. Assuming due execution by the limited partners of the Operating Partnership, the Operating Partnership Agreement constitutes a valid and binding obligation of Chateau enforceable against Chateau in accordance with its terms.

    (o) Environmental Matters. Except as disclosed in Schedule 3.2(o) to the Chateau Disclosure Letter or in the environmental audits/reports listed thereon, each of Chateau and each Chateau Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law, and each of Chateau and each Chateau Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law. Except as disclosed in Schedule 3.2(o) to the Chateau Disclosure Letter or in the environmental audits/reports listed thereon:

        (i) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by Chateau or any Chateau Subsidiary to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of Chateau or any Chateau Subsidiary or with respect to any Release by Chateau or any Chateau Subsidiary of any Hazardous Material.

        (ii) Neither Chateau nor any Chateau Subsidiary nor any prior owner or lessee of any property now or previously owned or leased by Chateau or any Chateau Subsidiary has handled any Hazardous Material on any property now or previously owned or leased by Chateau or any Chateau Subsidiary; and, without limiting the foregoing, (A) no polychlorinated biphenyl is or has been present,
(B) no friable asbestos is or has been present, (C) there are no underground storage tanks, active or abandoned and (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by Chateau or any Chateau Subsidiary, during any period that Chateau or any Chateau Subsidiary owned or leased such property or, to the knowledge of Chateau and its Subsidiaries, prior thereto.

        (iii) Neither Chateau nor any Chateau Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against Chateau or any Chateau Subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

        (iv) No oral or written notification of a Release of a Hazardous Material has been filed or should have been filed by or on behalf of Chateau or any Chateau Subsidiary and no property now or previously owned or leased by Chateau or any Chateau Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

        (v) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by Chateau or any Chateau Subsidiary, and no action of any Governmental Entity has been taken or, to the knowledge of Chateau and its Subsidiaries, is in process which could subject any of such properties to such Liens, and neither Chateau nor any Chateau Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

        (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Chateau or any Chateau Subsidiary in relation to any property or facility now or previously owned or leased by Chateau or any Chateau Subsidiary which have not been listed in Schedule 3.2(o) to the Chateau Disclosure Letter and made available to ROC prior to the execution of this Agreement.

    (p) Tangible Property and Assets. Except as disclosed in Schedule 3.2(p) to the Chateau Disclosure Letter, Chateau and its Subsidiaries have good and marketable fee simple title to, or have valid leasehold interests in, those manufactured housing communities described in the Chateau Disclosure Letter, free and clear of all Liens other than (i) any statutory Lien arising in
Schedule 3.2(p) to the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any easement, restriction or minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of Chateau or any such Chateau Subsidiary.

    (q) Books and Records.

        (i) The books of account and other financial records of Chateau and each Chateau Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Chateau Filed SEC Documents.

        (ii) Chateau has previously delivered or made available to ROC true and correct copies of the Charter and By-laws of Chateau, as amended to date, and the charter, by-laws, organization documents, partnership agreements and joint venture agreement of its Subsidiaries, and all amendments thereto. All such documents are listed in Schedule 3.2(q)(ii) to the Chateau Disclosure Letter. Chateau has also delivered to ROC evidence of its Director and Officer liability insurance policy.

        (iii) The minute books and other records of corporate or partnership proceedings of Chateau and each Chateau Subsidiary that had previously been made available to ROC in connection with the execution of the Original Agreement, contained, as of the date of the Original Agreement, in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Chateau and the Chateau Subsidiaries which are corporations.

    (r) Opinion of Financial Advisors. Chateau has received the opinion of each of Merrill Lynch and Goldman, satisfactory to Chateau, a signed version of each of which will be provided to ROC, with regard to the fairness of the Merger and the issuance of the Merger Consideration to the ROC stockholders to Chateau and the stockholders of Chateau from a financial point of view.

    (s) State Takeover Statutes. No Takeover Statute of the State of Maryland, including, without limitation, the control share acquisition provisions of
Section 3-701 et seq. of the MGCL or the business combination provisions of Section 3-601 et seq. of the MGCL, applies or purports to apply to the Merger, this Agreement or any of the Transactions.

    (t) Registration Statement. The information furnished by Chateau for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

    (u) Vote Required. The affirmative vote of holders representing a majority of the shares of Common Stock present (in person or represented by proxy) at the Chateau Stockholders Meeting (as herein defined) (assuming the total vote cast represents at least a majority of the outstanding shares of Common Stock as of the record date for the Chateau Stockholders Meeting) is the only vote of the holders of any class or series of Chateau's capital stock necessary (under applicable law, rules of the NYSE or otherwise) to approve the issuance of the Merger Consideration to the ROC stockholders.

                                   ARTICLE IV

                                   COVENANTS

    SECTION 4.1 Conduct of Business by ROC. During the period from the date of this Agreement to the Effective Time, ROC shall, and shall cause the ROC Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.1 to the ROC Disclosure Letter or as otherwise contemplated by this Agreement, ROC shall not and shall cause the ROC Subsidiaries not to (and not to authorize or commit or agree to):

    (a) (i) except for regular quarterly dividends not in excess of $.405 per share of ROC Stock (which may be increased to an amount not in excess of $.425 per share of ROC Stock upon prior notice to Chateau) with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of ROC's capital stock or stock in any ROC Subsidiary that is not directly or indirectly wholly owned by ROC, (ii) except as permitted by Section 4.1(e), split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except as permitted by Section 4.1(e), purchase, redeem or otherwise acquire any shares of capital stock of ROC;

    (b) except (i) as permitted under Section 4.1(e), (ii) for the adoption by ROC of a stockholder's rights plan (which plan can be withdrawn upon consummation of the Merger and does not materially and adversely affect, in the reasonable judgment of the ROC Board, the prospects for consummation of the Merger and the other Transactions or the economic impact of the Merger on the Chateau stockholders) and the issuance of rights or securities by ROC under such plan, (iii) for the ROC Option Agreement and the exercise of outstanding ROC Stock Options, or (iv) for the issuance of up to 1,000,000 shares of capital stock by ROC in a cash transaction subject to Section 5.21, issue, deliver or sell, or grant any option or other right, in respect of, any shares of capital stock, any other voting or redeemable securities of ROC or any ROC Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to ROC or a ROC Subsidiary;

    (c) except as otherwise contemplated by this Agreement or amendments to the Charter or By-Laws of ROC that do not materially and adversely affect, in the reasonable judgment of the ROC Board, the prospects for consummation of the Merger and the other Transactions or the economic impact of the

Merger on the Chateau stockholders, amend the Charter, By-laws, partnership agreement or other comparable charter or organizational documents of ROC or any ROC Subsidiary;

    (d) except as permitted by Section 4.1(e), in the case of ROC or any of its Subsidiaries, merge or consolidate with any Person;

    (e) (x) in a transaction involving capital, securities or other assets or indebtedness of ROC or a ROC Subsidiary or any combination thereof in excess of $10,000,000, without providing to Chateau in each case reasonable prior written notice of and an opportunity to consult in connection with such transaction or
(y) in a transaction involving capital, securities, other assets or obligations of ROC or a ROC Subsidiary or any combination thereof in excess of $20,000,000, without obtaining the prior written consent of Chateau, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ROC, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

    (f) engage in any transactions of the types described in clauses (i), (ii) and (iii) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of ROC or a ROC Subsidiary or any combination thereof in excess of $40,000,000, without obtaining the prior written consent of Chateau, which may be withheld for any reason or no reason;

    (g) make any tax election (unless required by law or necessary to preserve ROC's status as a REIT);

    (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to Chateau;

    (i) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated under Section 5.11(b)(iv)) or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

    (j) settle any stockholder derivative or class action claims arising out of or in connection with any of the Transactions; and

    (k) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of ROC or any ROC Subsidiary not approved by a majority of the "independent" members of the Board of Directors of ROC.

    SECTION 4.2 Conduct of Business by Chateau. During the period from the date of this Agreement to the Effective Time, Chateau shall, and shall cause the Chateau Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.2 to the Chateau Disclosure Letter or as otherwise contemplated by this Agreement, Chateau shall not and shall cause the Chateau Subsidiaries not to (and not to authorize or commit or agree to):

    (a) (i) except (x) in the case of Chateau, for regular quarterly dividends not in excess of $.405 per share of Common Stock (which may be increased to an amount not in excess of $.425 per share of Common Stock upon prior notice to
ROC), and (y) in the case of the Operating Partnership, for regular quarterly distributions to the general and limited partners of the Operating Partnership not in excess of $.405 per OP Unit (which may be increased to an amount not in excess of $.425 per OP Unit upon prior notice to ROC), and (z) any distributions by any other wholly owned Chateau Subsidiaries, in each case with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Chateau's capital stock or the OP Units or partnership interests or stock in any Chateau Subsidiary that is not directly or indirectly wholly owned by Chateau, (ii) except for a one-time 3.16% Common Stock dividend (and corresponding adjustment of outstanding OP Units in accordance with the Operating Partnership Agreement) to be declared by Chateau to its stockholders of record on any date on or prior to the record date established for the Chateau Stockholders Meeting to approve the issuance of the Merger Consideration to the ROC stockholders (the payment of which, however, being conditioned on the Chateau Stockholder Approval having been obtained) or as otherwise permitted by Section 4.2(e) or as contemplated under the exchange provisions of the Operating Partnership Agreement, split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except for the repurchase by Chateau of up to 1,500,000 shares of its Common Stock or as contemplated under the exchange provisions of the Operating Partnership Agreement or as permitted under Section 4.2(e), purchase, redeem or otherwise acquire any shares of capital stock of Chateau or OP Units or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Chateau or such OP Units;

    (b) except (i) as permitted under or required pursuant to this Agreement,
(ii) Chateau's dividend reinvestment plan, (iii) Section 4.2(e), (iv) the Chateau Option Agreement, (v) for the adoption (with the consent of ROC which shall not be unreasonably withheld or delayed) by Chateau of a stockholder's rights plan and the issuance of rights or securities by Chateau under such plan,
(vi) the issuance of shares of Common Stock by Chateau to its or its Subsidiaries' existing equity owners of up to the number of shares, if any, that may be repurchased by Chateau as permitted under Section 4.2(a)(ii) above (at an average price per share at least equal to the average price per share paid on such repurchase), (vii) the exercise of outstanding Chateau Stock Options or
(viii) as contemplated under the exchange provisions of the Operating Partnership Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting or redeemable securities (including OP Units or other partnership interests) of Chateau or any Chateau Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to Chateau or a Chateau Subsidiary;

    (c) except as otherwise contemplated by this Agreement or except for By-law amendments that are consented to by ROC (which consent shall not be unreasonably withheld or delayed), amend the Charter,

By-laws, partnership agreement or other comparable charter or organizational documents of Chateau or any Chateau Subsidiary;

    (d) except as permitted by Section 4.2(e), in the case of Chateau, the Operating Partnership or any other Chateau Subsidiary, merge or consolidate with any Person;

    (e) (x) in a transaction involving capital, securities or other assets or indebtedness of Chateau or a Chateau Subsidiary or any combination thereof in excess of $10,000,000, without providing to ROC reasonable prior written notice of and an opportunity to consult in connection with such transaction or (y) in a transaction involving capital, securities, other assets or indebtedness of Chateau or a Chateau Subsidiary or any combination thereof in excess of $20,000,000, without obtaining the prior written consent of ROC, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or
(iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Chateau or any Chateau Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

    (f) engage in any transactions of the types described in clauses (i), (ii) and (iii) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or obligations of Chateau or a Chateau Subsidiary or any combination thereof in excess of $40,000,000, without obtaining the prior written consent of ROC, which consent may be withheld for any reason or no reason;

    (g) make any tax election (unless required by law or necessary to preserve Chateau's status as a REIT or the status of the Operating Partnership as a partnership for federal tax purposes);

    (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Chateau Financial Statement Date, or
(ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to ROC;

    (i) except as provided in this Agreement or by a severance plan that, by its terms, terminates upon consummation of the Merger, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated under Section 5.11(b)(iv)) or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

    (j) settle any stockholder derivative or class action claims arising out of or in connection with any of the Transactions; and

    (k) except as provided in this Agreement or by a severance plan that, by its terms, terminates upon consummation of the Merger, enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of Chateau or any Chateau Subsidiary not approved by a majority of the "independent" members of the Board of Directors of Chateau.

    SECTION 4.3 Other Actions. Each of ROC and Chateau shall not and shall cause its respective subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in
Article VI not being satisfied.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

    SECTION 5.1 Preparation of the Registration Statement and the Proxy Statement; Stockholders Meetings.

    (a) As soon as practicable following the date of this Agreement, ROC and Chateau shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Chateau and ROC, and ROC and Chateau will provide on a supplemental basis to the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of ROC and Chateau shall use its best efforts to (i) respond to any comments of the SEC and
(ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. ROC shall use its best efforts to mail the Proxy Statement to the ROC stockholders as promptly as practicable after the Registration Statement is declared effective; provided that ROC may delay the mailing of the Proxy Statement to the ROC Stockholders until the condition specified in Section 6.3(i) has been satisfied. Further, Chateau shall establish a record date for the Chateau Stockholders Meeting as soon as practicable following the obtainment of the ROC Stockholder Approval at the ROC Stockholders Meeting and use its best efforts to mail the Proxy Statement to the Chateau stockholders as soon as practicable thereafter. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Chateau or ROC, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC, and Chateau shall file with the SEC and/or mailing to the stockholders of Chateau and the stockholders of ROC such amendment or supplement in a form reasonably acceptable to Chateau and ROC.

    (b) Chateau covenants that the Proxy Statement shall include the recommendation of the Board of Directors of Chateau in favor of the issuance of the Merger Consideration to the ROC stockholders; provided that the recommendation of Chateau may not be included or may be withdrawn, modified or amended if Chateau shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of Chateau determines in good faith that is in compliance with Section 7.1. ROC covenants that the Proxy Statement shall include the recommendation of the Board of Directors of ROC in favor of the approval of the Merger, this Agreement and the other Transactions contemplated hereby; provided that the recommendation of ROC may not be included or may be withdrawn, modified or amended if ROC shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of ROC determines in good faith that is in compliance with Section 7.1. Chateau shall furnish all information concerning Chateau and the holders of Common Stock as may reasonably be requested in connection with any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Common Stock pursuant to the Merger, and ROC shall furnish all information concerning ROC and the holders of ROC Stock as may be reasonably requested in connection with any such action. Chateau and ROC will use their best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the Merger and the other Transactions contemplated by this Agreement. In connection with the preparation of the Proxy Statement and the Registration Statement, Chateau shall use reasonable efforts to cause to be delivered to ROC, prior to the mailing of such Proxy Statement to ROC's stockholders and Chateau's stockholders, the opinion dated the date of the Proxy Statement of Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to ROC, that (i) Chateau was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code since 1993 and (ii) the Operating Partnership has been during and since 1993 and each Chateau Subsidiary that is a partnership or limited liability company has been since its acquisition, and following the Merger shall be treated as of such date, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation. In connection with the preparation of the Proxy Statement and the Registration Statement, ROC shall use reasonable efforts to cause to be delivered to Chateau, prior to the mailing of the Proxy Statement to ROC's stockholders and Chateau's stockholders, the opinion dated the date of the Proxy Statement of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau, that (i) ROC was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code since 1993, (ii) the Financing Partnership (as defined below), following the merger of the Financing Sub (as defined below) with and into the Financing Partnership as contemplated by the Contribution Agreement, will be treated as of such date for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation and (iii) following the Merger (after giving effect thereto), Chateau's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    (c) ROC will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "ROC Stockholders Meeting") for the purpose of obtaining the ROC Stockholder Approvals. ROC will, through its Board of Directors, recommend to its stockholders approval of the Merger, this Agreement and the other Transactions contemplated by this Agreement; provided that prior to the ROC Stockholders Meeting such recommendation may be withdrawn, modified or amended if ROC shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of ROC determines in good faith that is in compliance with Section 7.1.

    (d) Chateau will, as soon as practicable following the obtainment of the ROC Stockholder Approval, duly call, give notice of, convene and hold a meeting of its stockholders (the "Chateau Stockholders Meeting") for the purpose of obtaining the Chateau Stockholder Approvals. Chateau will, through its Board of Directors, recommend to its stockholders approval of issuance of the Merger Consideration to the ROC stockholders; provided that prior to the Chateau Stockholders Meeting such recommendation may be withdrawn, modified or amended if Chateau shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of Chateau determines in good faith that is in compliance with Section 7.1.

    SECTION 5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of ROC and Chateau shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of ROC and Chateau shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of ROC and Chateau will hold, and will cause its respective subsidiaries' officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between ROC and Chateau dated as of June 4, 1996, as amended to date (as so amended, the "Confidentiality Agreement").

    SECTION 5.3 Best Efforts; Notification.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Chateau and ROC agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; provided, however, that if either party is obliged to make expenditures, or incur costs, expenses or other liabilities to obtain the consent of any non-governmental party, it shall consult reasonably with the other party upon reasonable notice prior to making payment of any such amount, and in no event shall either ROC or Chateau make payment of any such amount in excess of $500,000 in obtaining such consents without obtaining the prior written consent of the other, which consent shall not unreasonably be withheld or delayed, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by and to fully carry out the purposes of, this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 6.1(d). In connection with and without limiting the foregoing, ROC, Chateau and their respective Boards of Directors shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") is or becomes applicable to the Merger, this Agreement or any of the other Transactions and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other Transaction, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other Transactions.

    (b) ROC shall give prompt notice to Chateau, and Chateau shall give prompt notice to ROC, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 5.4 Affiliates. Prior to the Closing Date, ROC shall deliver to Chateau a list identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of ROC, an "affiliate" of ROC for purposes of Rule 145 under the Securities Act. ROC shall use its best efforts to cause each of such affiliate to deliver on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit H hereto.

    SECTION 5.5 Tax Treatment. Each of Chateau and ROC shall use its reasonable best efforts (a) to cause the Merger and the transfer of OP Units and other property by the holders thereof to be viewed as an integrated transaction and together to qualify for federal income tax purposes as tax-free transfers by the stockholders of ROC and the transferring OP Unit holders of their shares of ROC Stock and OP Units and other property to Chateau in exchange for shares of Common Stock under Section 351 of the Code, and (b) to obtain the opinion of counsel referred to in Section 6.3(e).

    SECTION 5.6 No Solicitation of Transactions. Subject to Section 7.1, each of Chateau and ROC shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or authorize or permit any of its officers, directors, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. Each of Chateau and ROC shall notify the other in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, each of Chateau and ROC shall deliver to the other a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the Transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving Chateau (or any of its Subsidiaries) or ROC (or any of its Subsidiaries), as the case may be; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of Chateau and its Subsidiaries taken as a whole or ROC and its Subsidiaries taken as a whole, as the case may be, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Chateau (or any of its Subsidiaries) or ROC (or any of its Subsidiaries) or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    SECTION 5.7 Public Announcements. Chateau and ROC will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

    SECTION 5.8 Listing. Chateau will promptly prepare and submit to the NYSE a supplemental listing application covering the Common Stock issuable in the Merger. Prior to the Effective Time, Chateau shall use its best efforts to have NYSE approve for listing, upon official notice of issuance, the Common Stock to be issued in the Merger.

    SECTION 5.9 Letters of Accountants.

    (a) ROC shall use its reasonable best efforts to cause to be delivered to Chateau and ROC "comfort" letters of Deloitte & Touche LLP, ROC's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Chateau and ROC, in form and substance reasonably satisfactory to Chateau and ROC and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    (b) Chateau shall use its reasonable best efforts to cause to be delivered to ROC and Chateau "comfort" letters of Coopers & Lybrand L.L.P., Chateau's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to ROC and Chateau, in form and substance reasonably satisfactory to ROC and Chateau and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    SECTION 5.10 Transfer and Gains Taxes. Chateau and ROC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains (including, without limitation, any New York State Tax on Gains Derived from Certain Real Property Transfers and New York State Real Estate Transfer Tax), sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, Chateau shall cause the Operating Partnership to pay or cause to be paid all Transfer and Gains Taxes.

    SECTION 5.11 Benefit Plans and Other Employee Arrangements.

    (a) Benefit Plans. Subject to subsections (b) and (c) below, upon and after the Effective Time, Chateau or the Operating Partnership (or their respective successors or assigns) shall provide benefits to former employees of ROC and its Subsidiaries that are not materially less favorable in the aggregate to such employees than those provided under the ROC Benefit Plans, as in effect on the date of this Agreement. With respect to any Chateau Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA in which employees of ROC or its Subsidiaries may participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of pension benefits, service with ROC or its Subsidiaries shall be treated as service with Chateau or the Operating Partnership, as the case may be; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under both a ROC Benefit Plan or a Chateau Benefit Plan, on the one hand, and a benefit plan of Chateau, on the other hand (or is not otherwise recognized for such purposes under the benefit plans of Chateau or the Operating Partnership).

    (b) Stock Incentive Plans.

        (i) Immediately prior to or as of the Effective Time and solely with respect to individuals employed by ROC immediately prior to the Effective Time, ROC shall cause the ROC Stock Options to be accelerated, thereby causing the ROC Stock Options to be fully vested and immediately exercisable and solely with respect to individuals employed by Chateau or the Operating Partnership immediately prior to that date, Chateau shall cause the Chateau Stock Options to be accelerated, thereby causing the Chateau Stock Options to be fully vested and immediately exercisable.

        (ii) As of the Effective Time, each outstanding ROC Stock Option shall be assumed by Chateau and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such ROC Stock Option, the same number of shares of Common Stock as the holder of such ROC Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such ROC Stock Option in full immediately prior to the Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such ROC Stock Option divided by the number of full shares of Common Stock deemed to be purchasable pursuant to such ROC Stock Option; provided, however, that the number of shares of Common Stock that may be purchased upon exercise of such ROC Stock Option shall not include any fractional share but shall be rounded upward to the next whole number of shares.

        (iii) At the Effective Time, Chateau shall adopt a new long-term stock incentive plan (the "1996 Chateau Plan") to be administered by a committee appointed by the Board of Directors. The 1996 Chateau Plan shall provide for grants of restricted stock, options and other incentive compensation to key employees and directors of Chateau and its Subsidiaries (after giving effect to the Merger as provided more fully in Exhibit G hereto).

    (c) Employment Agreements. Chateau shall prepare and execute the Employment Agreements for the executive officers named in Section 1.6 prior to the Effective Time, which Employment Agreements shall provide that they shall become effective at the Effective Time.

    (d) Cooperation. ROC and Chateau shall cooperate in good faith with respect to the effectuation of the covenants described in subsections (b) and (c) above.

    SECTION 5.12 Indemnification.

    (a) (i) ROC shall, and, from and after the Effective Time, Chateau shall, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of ROC or any ROC Subsidiary (the "ROC Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of ROC or any ROC Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("ROC Indemnified Liabilities"), including all ROC Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors or officers, as the case may be (and ROC or Chateau, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each ROC Indemnified Party to the full extent permitted by law subject to the limitations set forth in Section 5.12(a)(iii)). Chateau shall, prior to and after the Effective Time, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Chateau or any Chateau Subsidiary (the "Chateau Indemnified Parties" and, together with the ROC Indemnified Parties, the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Chateau or any Chateau Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("Chateau Indemnified Liabilities" and, together with the ROC Indemnified Liabilities, the "Indemnified Liabilities"), including all Chateau Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors or officers, as the case may be (and Chateau will pay expenses in advance of the final disposition of any such action or proceeding to each Chateau Indemnified Party to the full extent permitted by law subject to the limitations set forth in
Section 5.12(a)(iii)).

        (ii) Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.12 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.12 against ROC and/or Chateau (collectively, the "Indemnifying Parties"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

        (iii) It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

        (iv) The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

        (v) Chateau shall cause ROC's current officers' and directors' liability insurance to be continuously maintained in full force and effect without reduction of coverage for a period of four years after the

Effective Time (provided that Chateau may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous).

    (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Chateau and ROC.

    SECTION 5.13 Operating Partnership Agreement Amendment. Chateau hereby agrees that, immediately prior to the Effective Time, it shall have duly executed and delivered the Operating Partnership Agreement Amendment.

    SECTION 5.14 By-laws Amendment. Chateau will, prior to the Effective Time, adopt the By-law amendments to be effected at the Effective Time, as contemplated by Exhibit F.

    SECTION 5.15 Contribution Agreement. Immediately following the Effective Time, Chateau, ROC and the Operating Partnership shall execute and deliver the Contribution Agreement and shall perform their respective obligations thereunder.

    SECTION 5.16 Private Placement of Common Stock of RSub. ROC shall use its best efforts to cause 120 "accredited investors" (as defined in Rule 501(a) under the Securities Act) to purchase, on or prior to the Effective Date, one share each of RSub Common Stock, at a purchase price of $100 per share.

    SECTION 5.17 Chateau Board of Directors. Chateau covenants that, contemporaneously with the Effective Time, (i) two of the seven directors of Chateau then in office shall resign from the Chateau Board of Directors and, in accordance with the By-law amendments specified in Exhibit F, the remaining Chateau directors then in office shall increase the size of the Chateau Board from seven to ten directors, and (ii) the five vacancies on the Chateau Board shall be filled by the vote of the remaining Chateau directors then in office with five nominees selected by the ROC Board of Directors such that such five nominees as well as the five directors of Chateau then in office shall constitute all of the members of the Chateau Board of Directors at the Effective Time.

    SECTION 5.18 Provisions Relating to Certain ROC Indebtedness.
Notwithstanding any other provision of this Agreement, ROC and Chateau shall be required to utilize reasonable efforts and to cooperate with each other to cause the condition specified in Section 6.2(f) to be satisfied on or prior to the Closing Date.

    SECTION 5.19 Exemptions from Certain Provisions of the MGCL. Prior to the Effective Time, the Board of Directors of Chateau shall adopt an irrevocable resolution to the effect that the ROC Principals and the present or future affiliates or associates of any of the foregoing or any other person acting in concert or as a group with any of the foregoing shall be exempted from the business combination provisions of Section 3-601 et seq. and from the control share provisions of Section 3-701 et seq. of the MGCL or any successor or similar statutory provisions.

    SECTION 5.20 Percentage Ownership. Chateau agrees that, upon consummation of the Merger, stockholders of Chateau who had been or are then holders of OP Units will not then represent more than 34.0% of the outstanding shares of Common Stock.

    SECTION 5.21 Share Issuance. (a) ROC agrees that prior to January 17, 1997 and for the period during the term of this Agreement occurring after the date of the ROC Stockholders Meeting, it will not issue any shares of capital stock in a cash transaction as provided in Section 4.1(b)(iv) unless it first obtains the prior consent of Chateau (which consent shall not be unreasonably withheld or delayed).

    (b) Following January 17, 1997 (but only on a date that is on or prior to the date of the ROC Stockholders Meeting), ROC may issue such shares without obtaining the consent of Chateau. However, prior to effecting such issuance, ROC shall notify Chateau of its intention to effect the issuance, specifying in such notice (the "Issuance Notice") the number and minimum price of the shares it proposes to issue, and such issuance may give rise to termination rights in favor of Chateau as specified in Section 8.1(n).

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of ROC and Chateau to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. The Stockholder Approvals shall have been obtained.

    (b) Listing of Shares. The NYSE shall have approved for listing the Common Stock to be issued in the Merger.

    (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

    (e) Blue Sky Laws. Chateau shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Common Stock comprising the Merger Consideration.

    (f) Opinion Related to REIT Status. Chateau and ROC shall have received an opinion dated as of the Closing Date of Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau and ROC that following the Merger (after giving effect thereto), Chateau's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    (g) The Investment Company Act Opinion. Chateau and ROC shall have received an opinion dated as of the Closing Date of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau and ROC, to the effect that neither Chateau nor any of its Subsidiaries is an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

    (h) Evidence of Completion of Private Placement. Each of ROC and Chateau shall have received reasonably satisfactory evidence of the completion of the Private Placement referred to in Section 5.16.

    (i) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Transactions shall have been obtained or made.

    SECTION 6.2 Conditions to Obligations of Chateau. The obligations of Chateau to issue the Merger Consideration to the ROC stockholders and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Chateau:

    (a) Representations and Warranties. The representations and warranties of ROC (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Chateau shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of ROC by the chief executive officer or the chief financial officer of ROC to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of ROC to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $5,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Economic Losses without giving effect to the $5,000,000 limitation set forth in Section 3.1(f)). "Economic Losses," as used in this
Section 6.2, shall mean any and all net damage, net loss (including diminution in the value of properties or assets which diminution, with regard to permanent cash flow losses from any property or assets that produces cash flow, shall be measured by multiplying the annual net cash flow produced by such property or asset over the 12-month period preceding the date of the applicable loss by a factor of 10), net liability or expense suffered by ROC and the ROC Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or stockholders' derivative lawsuits relating to the Transactions against ROC, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by ROC in obtaining non-governmental third party consents, as contemplated by Section 5.3 up to the amount of $500,000 provided therein.

    (b) Performance of Obligations of ROC. ROC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Chateau shall have received a certificate signed on behalf of ROC by the chief executive officer or the chief financial officer of ROC to such effect.

    (c) Material Adverse Change. Since the date of this Agreement, there has been no material adverse change in the business, results of operations or financial condition of ROC and the ROC Subsidiaries, taken as a whole, that have resulted or would result, individually or in the aggregate, in Economic Losses of $5,000,000 or more. Chateau shall have received a certificate of the chief executive officer or chief financial officer of ROC to the effect that there has been no such material adverse change.

    (d) Opinions Relating to REIT Status. Chateau shall have received an opinion dated as of the Closing Date of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau, that (i) commencing with its taxable year ended December 31, 1993, ROC was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code, (ii) following the Merger (after giving effect thereto), ROC's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code and (iii) following the Merger (after giving effect thereto), the Financing Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation.

    (e) Other Tax Opinion. Chateau shall have received an opinion dated as of the Closing Date from Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau, to the effect that the Merger will be treated for federal income tax purposes as a tax-free transfer by the stockholders of ROC of their shares of ROC Stock to Chateau in exchange for shares of Common Stock, and the transfer by holders of OP Units pursuant to the CS Letter Agreement (as defined below) shall be treated for federal income tax purposes as a tax-free transfer by such holders of their OP Units in exchange for shares of Common Stock under Section 351 of the Code, and no gain or loss will be recognized by ROC, its stockholders or such holders who transfer OP Units pursuant to the CS Letter Agreement as a result of such transfers, except to the extent provided in Sections 357(c) and 1245 of the Code.

    (f) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Economic Losses of $5,000,000 or more.

    (g) Certain ROC Indebtedness. The Specified Debt Obligations (as herein defined) of ROC or any ROC Subsidiary that are outstanding immediately prior to the Effective Time, and will remain outstanding and shall be assumed by, or otherwise become the indebtedness of, the Operating Partnership or the

Financing Partnership, as the case may be, upon consummation of the transactions contemplated by the Contribution Agreement, will, following such transactions, provide by their respective terms to the effect that neither ROC, Chateau nor any partner of the Financing Partnership (other than the Operating Partnership) or the Operating Partnership will have any liability for the repayment of the Specified Debt Obligations. For purposes hereof, "Specified Debt Obligation" shall include the indebtedness owed by ROC or any ROC Subsidiary under the Credit Agreement (Revolving) or Credit Agreement (Term), dated as of May 2, 1996, with each of the lenders named therein or under any credit agreements with Pacific Mutual Insurance Company.

    Notwithstanding the foregoing, Chateau shall not be obligated to effect the Merger if the Economic Losses resulting from the failure of one or more of the conditions set forth in Sections 6.2(a), 6.2(c) and 6.2(f) to be satisfied (the determination of whether a failure of any of such conditions has occurred for the purposes of this sentence being made without giving effect to the $5,000,000 limitations set forth in such sections), in the aggregate, but without duplication exceeds $5,000,000.

    SECTION 6.3 Conditions to Obligation of ROC. The obligation of ROC to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by ROC:

    (a) Representations and Warranties. The representations and warranties of Chateau (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and ROC shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Chateau by the chief executive officer or the chief financial officer of Chateau to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Chateau to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $5,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Economic Losses without giving effect to the $5,000,000 limitation set forth in Section 3.2(f)). "Economic Losses," as used in this Section 6.3, shall mean any and all net damage, net loss (including diminution in the value of properties or assets which diminution, with regard to permanent cash flow losses from any property or assets that produces cash flow, shall be measured by multiplying the annual net cash flow produced by such property or asset over the 12-month period preceding the date of the applicable loss by a factor of 10), net liability or expense suffered by Chateau or the Chateau Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or stockholders' derivative lawsuits relating to the Transactions against Chateau, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Chateau in obtaining non-governmental third party consents, as contemplated by Section 5.3 up to the amount of $500,000 provided therein.

    (b) Performance of Obligations of Chateau. Chateau shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and ROC shall have received a certificate of Chateau signed on behalf of Chateau by the chief executive officer or the chief financial officer of such party to such effect.

    (c) Material Adverse Change. Since the date of this Agreement, there has been no material adverse change in the business, results of operations or financial condition of Chateau, the Operating Partnership and the other Chateau Subsidiaries taken as a whole, that have resulted or would result, individually or in the aggregate, in Economic Losses of $5,000,000 or more. ROC shall have received a certificate of the chief executive officer or chief financial officer of Chateau to the effect that there has been no such material adverse change.

    (d) Opinions Relating to REIT and Partnership Status. ROC shall have received an opinion dated as of the Closing Date of Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to ROC, that (i) commencing with its taxable year ended December 31, 1993, Chateau was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and (ii) the Operating Partnership has been at all times (and each Chateau Subsidiary organized as a partnership, joint venture or limited liability company has since its acquisition by Chateau) and, following the Merger (after giving effect thereto), will be treated as a partnership for federal income tax purposes and not as a corporation or an association taxable as a corporation.

    (e) Other Tax Opinion. ROC shall have received an opinion dated as of the Closing Date from Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to ROC, to the effect that the Merger will be treated for federal income tax purposes as a tax-free transfer by the stockholders of ROC of their shares of ROC Stock to Chateau in exchange for shares of Common Stock, and the transfer by holders of OP Units pursuant to the CS Letter Agreement shall be treated for federal income tax purposes as a tax-free transfer by such holders of their OP Units in exchange for shares of Common Stock, under Section 351 of the Code, and no gain or loss will be recognized by ROC, its stockholders or holders who transfer OP Units pursuant to the CS Letter Agreement as a result of such transfers, except to the extent provided in Sections 357(c) or 1245 of the Code.

    (f) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Economic Losses of $5,000,000 or more.

    (g) Registration Rights Agreement. Chateau shall have duly executed and delivered the Registration Rights Agreement substantially in the form attached as Exhibit C hereto.

    (h) Chateau By-laws and Related Matters. ROC shall be reasonably satisfied that the Chateau By-laws, effective at the Effective Time, have been amended substantially in accordance with the terms outlined in Exhibit F hereto and that all of the other transactions contemplated by Sections 1.5 and 1.6 hereof shall have been completed or will be completed effective at the Effective Time.

    (i) Chateau Securityholder Letter Agreement. Holders of OP Units who, together with the ROC stockholders and other transferors, will satisfy the 80% test described below upon completion of the Merger (such OP Unit holders being referred to herein as the "Transferring Holders"), shall have entered into a letter agreement with ROC (the "CS Letter Agreement"), pursuant to which such Transferring Holders will agree with ROC to act with ROC, the ROC stockholders and other transferors specified in the CS Letter Agreement to transfer to Chateau on or prior to the Effective Time a sufficient number of OP Units and other property in exchange for shares of Common Stock such that such shares when taken together with the number of shares of Common Stock to be issued to the ROC stockholders pursuant to the Merger and the number of shares of Common Stock owned by such Transferring Holders and any other transferors making transfers pursuant to the CS Letter Agreement will together constitute, based on the number of outstanding shares of capital stock of Chateau expected by the Transferring Holders to be outstanding at the Effective Time (which number shall be specified in the CS Letter Agreement), at least 80% of the total combined voting power of all classes of Chateau stock entitled to vote upon consummation of the Merger. Each Transferring Holder shall agree in the CS Letter Agreement to exchange (i) a specified number of OP Units at or prior to the record date for the Chateau Stockholders Meeting and (ii) a specified number of OP Units on the Effective Day of the Merger. The CS Letter Agreement shall provide that the obligation of any Transferring Holder to transfer any OP Units to Chateau shall be conditioned upon (x) the obtainment of the ROC Stockholder Approval and (y) the delivery, prior to the date of exchange, of an opinion of Timmis & Inman, subject to certificates, letters and assumptions deemed reasonably appropriate by such counsel, to the effect that the transfer of OP Units pursuant to the CS Letter Agreement shall be treated for federal income tax purposes as a tax-free transfer by such transferors of such OP Units in exchange for shares of Common Stock under
Section 351 of the Code and no gain or loss will be recognized as a result of such transfers, except to the extent provided under Sections 357(c) or 1245 of the Code (an approved form of which opinion shall be attached to the CS Letter Agreement). The CS Letter Agreement shall further provide that the obligation of any Transferring Holder to transfer any OP Units to Chateau on the Effective Day shall be conditioned upon the concurrent consummation of the Merger. Further, John Boll, Edward Allen and C.G. Kellogg shall agree in the CS Letter Agreement with Gary P. McDaniel that, for a period of three years following the Effective Time, they will vote all shares of Common Stock held by them in favor of the Group B nominees as specified in the amendments to the By-laws to be adopted in accordance with Exhibit F hereto.

    Notwithstanding the foregoing, ROC shall not be obligated to effect the Merger if the Economic Losses resulting from the failure of one or more of the conditions set forth in Sections 6.3(a), 6.3(c) and 6.3(f) to be satisfied (the determination of whether a failure of any of such conditions has occurred for the purposes of this sentence being made without giving effect to the $5,000,000 limitations set forth in such sections), in the aggregate, but without duplication exceeds $5,000,000.

                                  ARTICLE VII

                                 BOARD ACTIONS

    SECTION 7.1 Board Actions. Notwithstanding Section 5.7 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of either Chateau or ROC, as determined in good faith based on the advice of outside counsel, either Chateau or ROC may:

    (a) disclose to its stockholders and OP Unit holders any information required to be disclosed under applicable law;

    (b) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the Confidentiality Agreement (as determined by its outside counsel) to, any person in connection with a Competing Transaction proposed by such person; and

    (c) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of (i) for ROC, this Agreement and the Merger and
(ii) for Chateau, the issuance of the Merger Consideration to the ROC stockholders in the Merger) a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which a majority of the members of the Board of Directors of Chateau or ROC, as the case may be, determines in good faith (based on the advice of its investment banking firm) to be more favorable to its stockholders than the Merger, as the case may be.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, whether before or after either of the Stockholder Approvals are obtained:

    (a) by mutual written consent duly authorized by the respective Boards of Directors of Chateau and ROC;

    (b) by Chateau, upon a breach of any representation, warranty, covenant or agreement on the part of ROC set forth in this Agreement, or if any representation or warranty of ROC shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by March 31, 1997 (as otherwise extended);

    (c) by ROC, upon a breach of any representation, warranty, covenant or agreement on the part of Chateau set forth in this Agreement, or if any representation or warranty of Chateau shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by March 31, 1997 (as otherwise extended);

    (d) by either Chateau or ROC, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

    (e) by either Chateau or ROC, if the Merger shall not have been consummated before March 31, 1997; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

    (f) by either Chateau or ROC if, upon a vote at a duly held ROC Stockholders Meeting or any adjournment thereof, the ROC Stockholder Approvals shall not have been obtained as contemplated by Section 5.1;

    (g) by either Chateau or ROC if, upon a vote at a duly held Chateau Stockholders Meeting or any adjournment thereof, the Chateau Stockholder Approvals shall not have been obtained as contemplated by Section 5.1;

    (h) by ROC if prior to the ROC Stockholders Meeting, the Board of Directors of ROC or any committee thereof shall have withdrawn or modified in accordance with Section 7.1 hereof in any manner adverse to Chateau its approval or recommendation of the Merger or this Agreement in connection with the approval and recommendation of a Superior Competing Transaction;

    (i) by Chateau if (i) prior to the ROC Stockholders Meeting, the Board of Directors of ROC or any committee thereof shall have withdrawn or modified in any manner adverse to Chateau its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) ROC shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)) or (iii) the Board of Directors of ROC or any committee thereof shall have resolved to do any of the foregoing;

    (j) by Chateau if prior to the Chateau Stockholders Meeting, the Board of Directors of Chateau or any committee thereof shall have withdrawn or modified in accordance with Section 7.1 hereof in any manner adverse to ROC its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders in connection with the approval and recommendation of a Superior Competing Transaction;

    (k) by ROC if (i) prior to the Chateau Stockholders Meeting, the Board of Directors of Chateau or any committee thereof shall have withdrawn or modified in any manner adverse to ROC its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders in connection with, or approved or recommended, a Superior Competing Transaction, (ii) Chateau shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)) or (iii) the Board of Directors of Chateau or any committee thereof shall have resolved to do any of the foregoing;

    (l) by ROC or Chateau if, over any consecutive 20- Trading Day (as herein defined) period ending prior to the first date of the mailing of the Proxy Statement to the respective stockholders of ROC and

Chateau, the average of the ratios determined by comparing the Closing Price (as herein defined) of the ROC Common Stock to the Closing Price of the Common Stock on each day over such period is more than 1.20 to one or less than 0.89 to one, and the party desiring such termination provides notice to the other party within three business days of the end of such consecutive 20-Trading Day period but in no event later than the date of the mailing; provided, however, that the right of either of Chateau or ROC to terminate this Agreement under this Section 8.1(l) shall not be available if, at the time such party proposes to exercise such termination right, such party has received a bona fide proposal for a Competing Transaction. For purposes hereof, "Trading Day" shall mean a day on which the NYSE is open for trading, and "Closing Price" shall mean the last reported sale price per share of the ROC Common Stock or Common Stock, as the case may be, as reported on the NYSE consolidated tape on the Trading Day in question;

    (m) by ROC if the condition specified in Section 6.3(i) has not been satisfied on or prior to the later of November 16, 1996 or ten days after the SEC has cleared the Proxy Statement for mailing, or if (A) on or prior to the record date for the Chateau Stockholders Meeting any of the Transferring Holders that have executed the CS Letter Agreement has failed to exchange the shares it has agreed to exchange by that date under such agreement and such shares have not been replaced by shares held by other OP Unit holders or (B) ten days after the date that each of the OP Unit holders that has as of the date of this Agreement expressed its intent to exchange its OP Units for shares of Common Stock as contemplated by this Agreement withdraws such intention in writing; and

    (n) by Chateau if (i) within five business days after ROC delivers the Issuance Notice as contemplated by Section 5.21, Chateau provides written notice to ROC to the effect that if ROC proceeds with the issuance contemplated by the Issuance Notice Chateau will terminate this Agreement, (ii) ROC, in spite of such notice from Chateau, proceeds with the issuance, and (iii) Chateau notifies ROC in writing of the termination of this Agreement within five business days after ROC notifies Chateau of the closing of the issuance.

    SECTION 8.2 Expenses.

    (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such cost or expense.

    (b) ROC agrees that if this Agreement shall be terminated pursuant to
Section 8.1(b), then ROC will pay to the Operating Partnership, or as directed by the Operating Partnership, an amount equal to the Chateau Break-Up Expenses (as defined below). In addition, ROC agrees that if this Agreement shall be terminated pursuant to Section 8.1(b), (f), (h) or (i) and, in the case of
Section 8.1(b) or (f), following the date of the Original Agreement and prior to termination of this Agreement, ROC shall have received a proposal constituting a Competing Transaction and within 12 months following termination ROC shall enter into a definitive agreement providing for a Competing Transaction that is equally or more favorable from a financial point of view to ROC's stockholders as the Merger, then ROC will pay as directed by the Operating Partnership a fee in an amount equal to the Chateau Break-Up Fee (as defined below). Payment of any of such amounts shall be made, as directed by the Operating Partnership, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "Chateau Break-Up Fee" shall be an amount equal to the lesser of (i) $10,000,000 (the "Base Amount") or (ii) the sum of (A) the maximum amount that can be paid to the Operating Partnership without causing Chateau to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(3) of the Code ("Qualifying Income"), as determined by independent accountants to Chateau and (B) in the event Chateau receives a letter from outside counsel (the "Chateau Break-Up Fee Tax Opinion") indicating that Chateau has received a ruling from the IRS holding that the Operating Partnership's receipt of the Base Amount would either constitute Qualifying Income as to Chateau with respect to Chateau's proportionate share thereof or would be excluded from Chateau's gross income for purposes of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by the Operating Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that the Operating Partnership is not able to receive the full Base Amount, ROC shall place the unpaid amount in escrow and shall not release any portion thereof to the Operating Partnership unless and until ROC receives any one or a combination of the following: (i) a letter(s) from Chateau's independent accountants indicating the maximum amount that can be paid at that time to the Operating Partnership without causing Chateau to fail to meet the REIT Requirements or (ii) a Chateau Break-Up Fee Tax Opinion, in which event ROC shall pay to the Operating Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time. ROC's obligation to pay any unpaid portion of the Chateau Break-Up Fee (provided ROC has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to ROC) on the date that is five years from the date the Chateau Break-Up Fee first becomes due under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(c). The "Chateau Break-Up Expenses" shall be an amount equal to the lesser of (i) the Operating Partnership's out-of-pocket expenses incurred in connection with the Original Agreement and this Agreement and the other Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $4,000,000 (such amount not to exceed such $4,000,000 being referred to in this Section 8.2(b) or (c) as the "Expense Fee Base Amount") and (ii) the sum of
(A) the maximum amount that can be paid to the Operating Partnership without causing Chateau to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Chateau and (B) in the event Chateau receives a Chateau Break-Up Fee Tax Opinion indicating that Chateau has received a ruling from the IRS holding that the Operating Partnership's receipt of the Expense Fee Base Amount would either constitute Qualifying Income as to Chateau with respect to Chateau's proportionate share thereof or would be excluded from Chateau's gross income for purposes of the REIT Requirements or that receipt by the Operating Partnership of the remaining balance of the Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. In the event that the Operating Partnership is not able to receive the full amount of the Chateau Break-Up Expenses, ROC shall place the unpaid amount in escrow and shall not release any portion thereof to the Operating Partnership unless and until ROC receives any one or combination of the following: (i) a letter(s) from Chateau's independent accountants indicating the maximum amount that can be paid at that time to the Operating Partnership without causing Chateau to fail to meet the REIT Requirements or (ii) a Chateau Break-Up Fee Tax Opinion indicating that Chateau's receipt of the Expense Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event ROC shall pay to the Operating Partnership the lesser of the unpaid Expense Fee Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time. ROC's obligation to pay any unpaid portion of the Chateau Break-Up Expenses (provided ROC has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to ROC) on the date that is five years from the date the Chateau Break-Up Expenses first become due under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(c).

    (c) Notwithstanding anything to the contrary contained in Section 8.2(b) above, if the Operating Partnership realizes any Total Profit pursuant to the ROC Option Agreement and at any time or from time to time the sum of (i) the Total Profit realized by the Operating Partnership, (ii) the Chateau Break-Up Fee paid to the Operating Partnership and (iii) the amount of Chateau Break-Up Expenses paid to the Operating Partnership exceeds the sum of (i) the Base Amount (which amount shall be counted as zero if ROC has not become obligated to pay the Chateau Break-Up Fee under this Agreement) and (ii) the Expense Fee Base Amount (which amount shall be counted as zero if ROC has not become obligated to pay the Chateau Break-Up Expenses under this Agreement), then the Chateau Break-Up Fee and/or Chateau Break-Up Expenses shall be reduced (it being agreed that the allocation of the reduction between the Chateau Break-Up Fee and the Chateau Break-Up Expenses shall be determined in the discretion of Chateau) by such excess, and the amount, if any, still held in escrow shall be released from the escrow account to ROC, and the Operating Partnership shall promptly refund the balance of such excess to ROC.

    (d) Chateau agrees that if this Agreement shall be terminated by ROC pursuant to Section 8.1(m), then Chateau shall pay to ROC up to $2,000,000 in out-of-pocket expenses incurred in connection with the Original Agreement, this Agreement or the other Transactions (including, without limitation, all attorneys', accountants' and investment banking fees and expenses). Chateau agrees that if this Agreement shall be terminated pursuant to Section 8.1(c), then Chateau will pay, as directed by ROC, an amount equal to the ROC Break-Up Expenses (as defined below). In addition, Chateau agrees that if this Agreement shall be terminated pursuant to Section 8.1(c), (g), (j), (k) or (m) and, in the case of Section 8.1(c), (g) or (m) within 12 months following termination of this Agreement, Chateau shall enter into a definitive agreement providing for a Competing Transaction that is equally or more favorable from a financial point of view to Chateau's stockholders as the Merger, then Chateau will pay as directed by ROC a fee in an amount equal to the ROC Break-Up Fee (as defined below). Payment of any of such amounts shall be made, as directed by ROC, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "ROC Break-Up Fee" shall be an amount equal to the lesser of (i) $10,000,000 reduced by the amount, if any, paid by Chateau to ROC in accordance with the first sentence of this Section 8.2(d) (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to ROC without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to ROC and (B) in the event ROC receives a letter from outside counsel (the "ROC Break-Up Fee Tax Opinion") indicating that ROC has received a ruling from the IRS holding that ROC's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (3) of the Code or that the receipt by ROC of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that ROC is not able to receive the full Base Amount, Chateau shall place the unpaid amount in escrow and shall not release any portion thereof to ROC unless and until Chateau receives any one or a combination of the following: (i) a letter(s) from ROC's independent accountants indicating the maximum amount that can be paid at that time to ROC without causing ROC to fail to meet the REIT Requirements or (ii) a ROC Break-Up Fee Tax Opinion, in which event Chateau shall pay to ROC the lesser of the unpaid Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time. Chateau's obligation to pay the ROC Break-Up Fee (provided Chateau has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Chateau) on the date that is five years from the date the ROC Break-Up Fee first becomes due under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(e). The "ROC Break-Up Expenses" shall be an amount equal to the lesser of
(i) ROC's out-of-pocket expenses (other than those expenses, if any, reimbursed under the first sentence of this Section 8.2(d)) incurred in connection with the Original Agreement and this Agreement and the other Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $4,000,000 (such amount not to exceed such $4,000,000 being referred to in this Section 8.2(d) or (e) as the "Expense Fee Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to ROC without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to ROC and (B) in the event ROC receives a ROC Break-Up Fee Tax Opinion indicating that ROC has received a ruling from the IRS holding that ROC's receipt of the Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements or that receipt by ROC of the remaining balance of the Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. In the event that ROC is not able to receive the full Expense Fee Base Amount, Chateau shall place the unpaid amount in escrow and shall not release any portion thereof to ROC unless and until Chateau receives any one or combination of the following: (i) a letter(s) from ROC's independent accountants indicating the maximum amount that can be paid at that time to ROC without causing ROC to fail to meet the REIT Requirements or (ii) a ROC Break-Up Fee Tax Opinion indicating that ROC's receipt of the Expense Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event Chateau shall pay to ROC the lesser of the unpaid Expense Fee Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time.

    Chateau's obligation to pay any unpaid portion of the ROC Break-Up Expenses (provided Chateau has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Chateau) on the date that is five years from the date the ROC Break-Up Expenses first become due under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(e).

    (e) Notwithstanding anything to the contrary contained in Section 8.2(d) above, if ROC realizes any Total Profit pursuant to the Chateau Option Agreement and at any time or from time to time the sum of (i) the Total Profit, (ii) ROC Break-Up Fee and (iii) the amount of ROC Break-Up Expenses exceeds the sum of
(i) the Base Amount (which amount shall be counted as zero, if Chateau has not become obligated to pay the ROC Break-Up Fee under this Agreement) and (ii) the Expense Fee Base Amount (which amount shall be counted as zero, if Chateau has not become obligated to pay the ROC Break-Up Expenses under this Agreement), then the ROC Break-Up Fee and/or the ROC Break-Up Expenses shall be reduced (it being agreed that the allocation of the reduction shall be determined in the discretion of ROC) by such excess, and the amount, if any, still held in escrow shall be released from the escrow account to Chateau and ROC shall promptly refund the balance of such excess to Chateau.

    (f) In the event that Chateau, the Operating Partnership or ROC is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorney's fees and expenses which it has incurred in enforcing its rights hereunder; provided that such expenses shall be considered part of out-of-pocket expenses incurred in connection with this Agreement and the other Transactions within the definition of Chateau Break-Up Expenses or ROC Break-Up Expenses, as the case may be.

    SECTION 8.3 Effect of Termination. In the event of termination of this Agreement by either ROC or Chateau as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Chateau, or ROC, other than the last sentence of
Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after any Stockholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland; provided, however, that, after the Stockholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to ROC's or Chateau's stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect ROC's stockholders or Chateau's stockholders.

    SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, each of ROC and Chateau may (a) extend the time for the performance of any of the obligations or other acts of the other party,

(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waivers pursuant to clause (c) of the second preceding sentence
(i) of the provisions of Section 4.1(e) may be given in writing by or on behalf of Chateau by the chief executive officer of Chateau and (ii) of the provisions of Section 4.2(e) may be given in writing by or on behalf of ROC by the chief executive officer of ROC. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

    SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) if to Chateau or RSub, to

       Chateau Properties, Inc.
       19500 Hall Road
       Clinton Township, MI 48038
       Attn: C.G. ("Jeff") Kellogg
       Fax: (810) 286-1496

       with a copy to:

       Timmis & Inman L.L.P.
       300 Talon Centre
       Detroit, MI 48207
       Attn: Henry J. Brennan, III
       Fax: (313) 396-4229
       and
       Fried, Frank, Harris, Shriver & Jacobson
       One New York Plaza
       New York, NY 10004
       Attn: Arthur Fleischer
       Fax: (212) 859-4000

    (b) if to ROC, to

       ROC Communities, Inc.
       6430 S. Quebec Street
       Englewood, CO 80111
       Attn: Gary P. McDaniel
       Fax: (303) 741-3715

       with a copy to:

       Rogers & Wells
       200 Park Avenue
       New York, NY 10166
       Attn: Jay L. Bernstein, Esq.
       Fax: (212) 878-8375

    SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersedes all prior agreements (including the Original Agreement) and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II, Section 5.11(b) and (d) and Section 5.12, are not intended to confer upon any person other than the parties hereto any rights or remedies.

    SECTION 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    SECTION 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this

Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                                   ARTICLE X

                              CERTAIN DEFINITIONS

    SECTION 10.1 Certain Definitions. For purposes of this Agreement:

    An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    "Chateau Disclosure Letter" means the letter previously delivered to ROC by Chateau disclosing certain information in connection with the Original Agreement.

    "Chateau Subsidiary" means the Operating Partnership and each other Subsidiary of Chateau.

    "Financing Partnership" means a newly organized financing partnership into which the Financing Sub will merge pursuant to the terms of the Contribution Agreement.

    "Financing Sub" means ROCF, Inc., a Maryland corporation.

    "Knowledge" where used herein with respect to ROC shall mean the knowledge of the persons named in Schedule 10 to the ROC Disclosure Letter and where used with respect to Chateau shall mean the knowledge of the persons named in
Schedule 10 to the Chateau Disclosure Letter.

    "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    "ROC Disclosure Letter" means the letter previously delivered to Chateau by ROC disclosing certain information in connection with the Original Agreement.

    "ROC Subsidiary" means each Subsidiary of ROC.

    "Subsidiary" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

    IN WITNESS WHEREOF, Chateau, ROC, and RSub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          CHATEAU PROPERTIES, INC.

                                          By: /s/ C.G. Kellogg
                                          Name: C.G. Kellogg
                                          Title: President

                                          ROC COMMUNITIES, INC.

                                          By: /s/ Gary P. McDaniel
                                          Name: Gary P. McDaniel
                                          Title: President and Chief
                                          Executive Officer

                                          R ACQUISITION SUB, INC.

                                          By: /s/ C.G. Kellogg
                                          Name: C.G. Kellogg
                                          Title: President

                       AMENDMENT TO AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of this 20th day of December, 1996, by and among CHATEAU PROPERTIES, INC., a Maryland corporation ("Chateau"), ROC COMMUNITIES, INC., a Maryland corporation ("ROC"), and R ACQUISITION SUB, INC., a Maryland corporation and a subsidiary of Chateau ("R Sub").

                                   RECITALS:

    WHEREAS, Chateau, ROC and R Sub are parties to an Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996 (the "Merger Agreement"); and

    WHEREAS, Chateau, ROC and R Sub wish to amend the Merger Agreement in accordance with the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

    1. WAIVER AND SATISFACTION OF CONDITIONS. The Merger Agreement is hereby amended to provide that certain conditions to the parties obligations under the Merger Agreement and certain of the termination rights of the parties under the Merger Agreement shall be waived or required to be satisfied in accordance with the terms of this Section 1, as follows:

        (a) Section 6.2(a) of the Merger Agreement is hereby amended to provide that the condition to the obligation of Chateau to issue the Merger Consideration to the ROC Stockholders and to consummate the other Transactions contemplated to occur on the Closing Date shall be deemed satisfied if the representations and warranties of ROC (without giving effect to any "Materiality" qualification) set forth in the Merger Agreement shall be true and correct as of the date of the first exchange of OP Units by the OP Unitholders as contemplated by Section 6.3(i) (the "First Exchange Date") (as compared to the Closing Date as provided in the Merger Agreement);

        (b) Section 6.2(c) of the Merger Agreement is hereby amended to provide that the condition to the obligation of Chateau to issue the Merger Consideration to the ROC Stockholders and to consummate the other Transactions contemplated to occur on the Closing Date shall be deemed satisfied if from the date of the execution of the Merger Agreement through and including the First Exchange Date (as compared to the Closing Date as provided in the Merger Agreement) there has been no material adverse change in the business results of operations or financial condition of ROC, that have resulted or would result, individually or in the aggregate, in Economic Losses of $5,000,000 or more. Chateau shall have received on the First Exchange Date (and not on the Closing Date) a certificate of the chief executive officer or chief financial officer of ROC to the effect that there had been no such material adverse change;

        (c) Section 6.3(a) of the Merger Agreement is hereby amended to provide that the condition to the obligation of ROC to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date shall be deemed satisfied if the representations and warranties of Chateau (without giving effect to any "Materiality" qualification) set forth in the Merger Agreement shall be true and correct as of the date of the "First Exchange Date" (as compared to the Closing Date as provided in the Merger Agreement);

        (d) Section 6.3(c) of the Merger Agreement is hereby amended to provide that the condition to the obligation of ROC to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date shall be deemed satisfied if from the date of the execution of the Merger Agreement through and including the First Exchange Date (as compared to the Closing Date as provided in the Merger Agreement) there has been no material adverse change in the business results of operations or financial condition of Chateau, that have resulted or would result, individually or in the aggregate, in Economic Losses of $5,000,000 or more. ROC shall have received on the First Exchange Date (and not on the Closing Date) a certificate of the chief executive officer or chief financial officer of Chateau to the effect that there had been no such material adverse change;

        (e) As of the First Exchange Date, ROC and Chateau shall be deemed to have waived their respective rights under Section 7.1 of the Merger Agreement;

        (f) ROC and Chateau acknowledge and agree that: (i) their respective obligations to effect the Merger and consummate the other Transactions are subject to the satisfaction or waiver of the conditions set forth in Sections 6.1(b), (c), (f), (g) and (h), Chateau's obligation to issue the Merger Consideration to the ROC stockholders and consummate the Other Transactions are subject to the satisfaction or waiver of the conditions set forth in Sections 6.2(d), (e), (f) and (g) and ROC's obligation to effect the Merger and to consummate the Other Transactions are subject to the satisfaction or waiver of the conditions set forth in Sections 6.3(d), (e),
    (f), (g) and (i) of the Merger Agreement; (ii) the obligations set forth in clause (i) are subject to the satisfaction or waiver of the conditions in clause (i) on or before the First Exchange Date; (iii) once the conditions set forth in Sections 6.1(b), (c) and (h), 6.2(f) and (g) and 6.3(f), (g) and (i) have been satisfied or waived in accordance with clause (ii) above, such conditions will be permanently satisfied or waived for all purposes under the Merger Agreement; and (iv) the legal opinions to be delivered pursuant to Sections 6.1(f) and (g), 6.2(d) and (e) and 6.3(d) and (e) on or before the First Exchange Date in accordance with clause (ii) above shall each also be restated and redelivered to the relevant parties as of the Closing Date;

        (g) Upon the occurrence of the satisfaction of the conditions set forth in Sections 6.2(a) and 6.3(a), Chateau and ROC, as applicable, shall be deemed to have waived their respective termination rights under Sections 8.1(b) (with respect to breaches or inaccuracies in the representations and warranties only), 8.1(c) (with respect to breaches or inaccuracies in the representations and warranties only) and upon the First Exchange Date, Chateau and ROC, as applicable, shall be deemed to have waive their respective termination rights under Sections 8.1(h), (j) and (l) of the Merger Agreement.

    2. ACCELERATION OF OBLIGATIONS. On or before the First Exchange Date, Chateau and ROC, as applicable, shall fully comply with and complete their respective obligations set forth in Sections 5.8, 5.11(c), 5.13, 5.14, 5.15 and
5.16 of the Merger Agreement. In connection with the foregoing, the documents and agreements required to be executed and delivered in connection with the covenants contained in Sections 5.9, 5.11(c), 5.13 and 5.15 shall be placed into escrow with an escrow agent mutually acceptable to ROC and Chateau, with such documents and agreements to be released from escrow only upon the effectiveness of the Merger. Notwithstanding the execution and delivery of the foregoing documents and agreements, such documents and agreements shall not become valid, binding, enforceable and effective until such release from escrow in accordance with the foregoing.

    3. PERMITTED DIVIDENDS. Section 4.2(a)(ii) of the Merger Agreement is hereby amended to further provide that the additional shares of Chateau Common Stock that would have been issuable to stockholders of Chateau pursuant to the 3.16% Common Stock dividend with respect to the shares of Common Stock repurchased by Chateau prior to the Stock Dividend Record Date will be allocated among the remaining stockholders of record of Chateau as of the Stock Dividend Record Date. Chateau and ROC agree that the 3.16% Common Stock dividend will not be paid on any shares issued by Chateau to exchanging OP Unit Holders.

    4. SHARE ISSUANCE TO TRANSFERRING HOLDERS. Notwithstanding any term or provision of the Merger Agreement to the contrary, including without limitation
Section 5.1 of the Merger Agreement, Chateau may include in the Proxy Statement and submit to its stockholders for a vote at the Chateau Stockholder Meeting a proposal authorizing the issuance of shares of Common Stock to the

Transferring Holders who enter into the CS Letter Agreement and thereby agree to exchange their OP Units for shares of Common Stock. Accordingly, the term Chateau Stockholder Approvals shall be amended to include the approval by the requisite vote of the holders of the Common Stock required to approve the issuance of Common Stock to Transferring Holders.

    5. CS LETTER AGREEMENT. ROC and Chateau agree that the CS Letter Agreement to be executed by Transferring Holders will be in the form attached hereto as Exhibit A.

    6. TIMING OF EXCHANGE. Chateau agrees that the record date for the Chateau Stockholders Meeting shall be no later than three (3) business days following the ROC Stockholders Meeting at which the Merger has been approved.

    7. CAPITALIZED TERMS. Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Merger Agreement.

    8. EFFECT OF AMENDMENT. In the event of a conflict between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall govern and control. Except as specifically set forth in this Amendment, the terms and effectiveness of the Merger Agreement are ratified and confirmed in all respects.

    9. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one in the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    IN WITNESS WHEREOF, Chateau, ROC and R Sub have caused this Amendment to be signed by their respective duly authorized officers, all as of the date first written above.

CHATEAU PROPERTIES, INC.

By:        /s/ JOHN A. BOLL
           ----------------------------------------------
           Its:       Chairman of the Board
                      -------------------------------------------

ROC COMMUNITIES, INC.

By:        /s/ GARY P. MCDANIEL
           ----------------------------------------------
           Its:       President and Chief Executive Officer
                      -------------------------------------------

R ACQUISITION SUB, INC.

By:        /s/ JOHN A. BOLL
           ----------------------------------------------
           Its:       Chairman of the Board
                      -------------------------------------------

                                   APPENDIX B

                             OPINION OF PAINEWEBBER

                                     [LOGO]

December 20, 1996
Board of Directors
ROC Communities, Inc.
6430 South Quebec Street
Englewood, Colorado 80111
Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio in the Proposed Transaction described below to the holders (other than Chateau Properties, Inc. and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, and the holders of the outstanding shares of non-voting redeemable stock, par value $0.01 per share (such shares of common stock and non-voting redeemable stock being referred to herein collectively as the "Company Shares"), of ROC Communities, Inc., a Maryland corporation (the "Company").

    Pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 17, 1996, as amended by an Amendment thereto dated as of December 20, 1996 (as so amended, the "Merger Agreement"), among Chateau Properties, Inc. ("Chateau"), the Company, and R Acquisition Sub, Inc. ("RSub"), a wholly owned subsidiary of Chateau, the following transactions, among others, will occur (collectively, the "Proposed Transaction"): (i) RSub will be merged into the Company, with the Company surviving (the "Merger"); (ii) in the Merger, each Company Share will be converted into 1.042 shares of common stock of Chateau; and (iii) the Company and its subsidiaries will contribute certain of their assets and liabilities to CP Limited Partnership (the "Operating Partnership") in exchange for a number of units of limited partnership interest ("OP Units") substantially equal to the number of shares of common stock of Chateau issuable to holders of Company Shares pursuant to the Merger. In addition, the Merger Agreement permits Chateau to (and for purposes of this opinion we have assumed that it will) declare and pay immediately prior to the Merger a one-time stock dividend (the "Chateau Stock Dividend") equal to .0316 shares of Chateau common stock for each share of Chateau's outstanding common stock and for each of the Operating Partnership's outstanding OP Units. The effective exchange ratio for the Merger after giving effect to the conversion of each share of ROC Stock into
1.042 shares of Chateau common stock and the payment of the Chateau Stock Dividend is 1.01 to one (the "Exchange Ratio").

    We understand that all approvals required for the consummation of the Proposed Transaction have been obtained, or prior to consummation of the Proposed Transaction will be obtained. We have assumed, with your consent, that the Proposed Transaction will be completed on a tax-free basis and will be accounted for under the purchase method of accounting.

    In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, and the Company's Forms 10-Q and the related unaudited financial information for the quarterly period ended September 30, 1996;

        (2) Reviewed Chateau's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, and Chateau's Forms 10-Q and the related unaudited financial information for the quarterly period ended September 30, 1996;

        (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Chateau, furnished to us by the Company and Chateau;

        (4) Conducted discussions with members of senior management of the Company and Chateau, concerning their respective businesses and prospects;

        (5) Reviewed the Merger Agreement;

        (6) Reviewed the form of Contribution Agreement among Chateau, the Company, Redwood Acquisition Corp. and the Operating Partnership;

        (7) Reviewed the form of Registration Rights Agreement among Chateau, certain stockholders of Chateau and certain limited partners of the Operating Partnership;

        (8) Reviewed the Stock Option Agreement between Chateau, as issuer, and the Company, as grantee, dated July 17, 1996, and the form of the First Amendment thereto;

        (9) Reviewed the Stock Option Agreement between the Company, as issuer, and the Operating Partnership, as grantee, dated July 17, 1996, and the form of the First Amendment thereto; and

        (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

    In preparing our opinion, we have relied on the accuracy and completeness of all information that was either publicly available or supplied, communicated or otherwise made available to us by or on behalf of Chateau and the Company, and we have not assumed any responsibility to independently verify such information or undertaken an independent appraisal of the assets of Chateau or the Company. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Company and Chateau as to the future performance of the Company and Chateau, respectively, and their respective assets. Also in that regard, at the Company's direction, we have assumed that the tax effects to the Company and the Company's stockholders resulting from the Proposed Transaction will be immaterial. Our opinion is based upon regulatory, economic, monetary and market conditions existing on the date hereof. We have assumed, with your consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Chateau are as set forth in their respective consolidated financial statements.

    This opinion does not address the business decision of the Board of Directors of the Company to engage in the Proposed Transaction or constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Proposed Transaction. No opinion is expressed herein as to the price or trading range at which the Company Shares or the shares of common stock of Chateau may trade at any time.

    This opinion has been prepared for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public, without the prior written consent of PaineWebber Incorporated; PROVIDED, HOWEVER, that this letter may be reproduced in full in the joint proxy statement/prospectus of the Company and Chateau with respect to the meetings of the stockholders of the Company and Chateau in connection with the Proposed Transaction.

    As you are aware, PaineWebber Incorporated is currently acting as financial advisor to the Company and will receive a fee for rendering this opinion and will receive an additional fee upon consummation of the Proposed Transaction. In the past, PaineWebber Incorporated has provided financial advisory services and investment banking services (including acting as an underwriter for the Company) and received fees for the rendering of these services. We may provide financial advisory or investment banking services to, and act as an underwriter or placement agent for, the Company or Chateau in the future.

    In the ordinary course of our business, we trade the equity and debt securities of the Company and Chateau for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares (other than Chateau and its affiliates).

                                          Very truly yours

                                PAINEWEBBER INCORPORATED

                                By:             /s/ DAVID R. JARVIS
                                     ------------------------------------------
                                                  David R. Jarvis
                                                 Managing Director

                                   APPENDIX C

                            OPINION OF MERRILL LYNCH

                         [Letterhead of Merrill Lynch]


                                                     September 17, 1996


Board of Directors
Chateau Properties, Inc.
19500 Hall Road
Clinton Township, MI 48038

Gentlemen:

     We understand that Chateau Properties, Inc. (the "Company"), ROC Communities, Inc. (the "Partner") and R Acquisition Sub, Inc., a wholly owned subsidiary of the Company (the "ROC Purchaser"), propose to amend and restate the agreement and plan of merger (the "Original Agreement") among the Company, the Partner, the ROC Purchaser and a company formed by the Company and the Partner originally entered into on July 17, 1996 (as so amended and restated, the "Restated Agreement"). Pursuant to the Restated Agreement, the Partner will be merged with and into the ROC Purchaser in a transaction (the "Merger") in which each share of the Partner's common stock, par value $0.01 per share (the "Partner Shares"), will be converted into the right to receive 1.042 shares of the Company's common stock, par value $0.01 per share (the "Shares"). We further understand that the Restated Agreement provides that the Company may, and for purposes of preparing our opinion below we have assumed with your consent that the Company will, declare a special 3.16% common stock dividend payable in Shares to shareholders of record on any date on or prior to the record date established for the meeting of the Company's shareholders to approve the issuance of the Shares pursuant to the Merger, which dividend shall be payable subject to approval of the issuance of the Shares pursuant to the Merger by the Company's shareholders. We have also assumed with your consent that no shares of capital stock of the Partner will be issued in a cash transaction as permitted under section 4.1(b)(iv) of the Restated Agreement. The issuance of the Shares pursuant to the Merger and the Merger are subject to the approval of the Company's and the Partner's shareholders, respectively.

     You have asked us whether, in our opinion, the proposed consideration to be paid by the Company in the Merger is fair to the Company and its shareholders from a financial point of view. We understand you have made this request after having received letters from Sun Communities, Inc. ("Sun") proposing a merger in which each Share would be exchanged for 0.892 shares of Sun common stock and letters from a Manufactured Home Communities, inc. ("MHC") proposing a merger in which each outstanding Share would be exchanged for $26.00 in cash or, in the alternative, 1.15 shares of MHC common stock, or some combination of the foregoing. As you are also aware, an affiliate of MHC commenced a tender offer on September 4, 1996 for all outstanding Shares at a price of $26.00 in cash.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

     (2) Reviewed the Partner's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Partner's Forms 10-Q and the related unuadited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and the prospects of the Company and the Partner, furnished to us by the Company and the Partner, respectively;

     (4) Conducted discussions with members of senior management of the Company and the Partner concerning their respective businesses and prospects;

     (5) Reviewed the historical market prices and trading activity for the Shares and the Partner Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Partner, respectively;

     (6) Compared the results of operations of the Company and the Partner with that of certain companies which we deemed to be reasonably similar to the Company and the Partner, respectively;

     (7)  Reviewed a draft of the Restated Agreement dated September 17, 1996;
          and

     (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Partner, and we have not independently verified such information or undertaken an independent appraisal or evaluation of the assets or liabilities of the Company or the Partner. With respect to the financial forecasts furnished by the Company and the Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Partner's management as to the expected future financial performance of the Company or the Partner, as the case may be.

     While we reviewed the financial terms of certain transactions involving the purchase and sale of residential properties, we did not identify any mergers or acquisitions that we deemed to be relevant for the purpose of our analysis and, accordingly, did not undertake any analysis comparing the financial terms of the Merger with other mergers or acquisitions.

     In connection with the Merger, we have not been authorized to, and did not, solicit indications of interest from third parties to purchase the outstanding Shares or otherwise enter into an business combination with the Company. Our opinion expressed herein as to the fairness to the Company and its shareholders from a financial point of view of the consideration to be paid by the Company in the Merger addresses the ownership position in the combined company to be received by the Company's shareholders pursuant to the Merger on the terms set forth in the Restated Agreement based upon the relative contributions of the Company and the Partner to the combined company and we express no opinion as to prices at which the Shares will trade following the consummation of the Merger or prices which could be obtained for the Shares in a sale of the Company following the consummation of the Merger. In addition, our opinion does not address the relative merits of the Merger and alternative business combinations with third parties, including Sun or MHC.

     This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the issuance of Share pursuant to the proposed Merger.

     We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In the ordinary course of our business, we may actively trade in the Shares and the Partner Shares for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such services.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company in the Merger is fair to the Company and its shareholders (other than the Partner and its affiliates) from a financial point of view.

                                     Very truly yours,


                                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                         INCORPORATED

                                     By: /s/ John C. Brady
                                        ----------------------------------
                                         John C. Brady
                                         Director
                                         Investment Banking Group

                                   APPENDIX D

                            OPINION OF GOLDMAN SACHS

                                                                         Goldman
                                                                           Sachs


--------------------------------------------------------------------------------
PERSONAL AND CONFIDENTIAL


September 17, 1996


Board of Directors
Chateau Properties, Inc.
19500 Hall Road
Clinton Township, MI  48038

Gentlemen:

You have requested our opinion as to the fairness to Chateau Properties, Inc. (the "Company") of the Exchange Ratio (as hereinafter defined) pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 17, 1996 (the "Restated Agreement"), among the Company, ROC Communities, Inc. ("ROC") and R Acquisition Sub, Inc. ("R Sub"), a wholly-owned subsidiary of the Company. Pursuant to the Restated Agreement, ROC will be merged with R Sub (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of ROC (the "ROC Shares") will be converted into the right to receive 1.042 shares of common stock, par value $0.01 per share, of the Company (such shares are herein referred to as the "Shares" and such exchange ratio is herein referred to as the "Exchange Ratio"). The Restated Agreement permits the Company to declare a special 3.16% stock dividend to holders of Shares of record on any date on or prior to the record date for the meeting of holders of Shares to approve the issuance of Shares pursuant to the Merger, and we have assumed for purposes of rendering our opinion, with your consent, that such special dividend will, in fact, be declared and paid and that no shares of capital stock of ROC will be issued in a cash transaction as permitted by section 4.1(b)(iv) of the Restated Agreement.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the Restated Agreement.

In connection with this opinion, we have reviewed, among other things, the Restated Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1995 of the Company and ROC, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and ROC, certain other communications from the Company and ROC to their respective stockholders and certain internal financial analyses and forecasts for the Company and ROC prepared by the respective managements of the Company and ROC, including analyses and forecasts of certain cost synergies and revenues enhancements expected to be achieved as a result of the Merger jointly prepared by the managements of the company and ROC. We also have held discussions with members of the senior management of the Company and ROC

Chateau Properties, Inc.
September 17, 1996
Page Two


regarding the past and current business operations, financial condition and future prospects of their respective companies, including the future prospects of the combined company after the Merger. In addition, we have reviewed the reported price and trading activity for the Shares and ROC Shares, compared certain financial and stock market information for the Company and ROC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations among real estate investment trusts, and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the forecasts referred to in the preceding paragraph have been reasonably prepared on a basis reflecting the best currently available judgements and estimates of the managements of the Company and ROC, as the case may be, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Also in that regard, you have instructed us to assume, and we have assumed, that the tax effects to the Company and the holders of Shares, if any, resulting from the transactions contemplated by the Restated Agreement are immaterial. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or ROC or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the relative merits of the Merger as compared to any alternative business transactions that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Restated Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Issuance of Shares pursuant to the proposed Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Restated Agreement is fair to the Company.

Very truly yours,



/s/ Goldman, Sachs & Co.
-------------------------------
(GOLDMAN, SACHS & CO.)

                                                        Annex C

PERSONAL AND CONFIDENTIAL

September 17, 1996

Board of Directors
Chateau Properties, Inc.
19500 Hall Road
Clinton Township, MI 48038


Gentlemen:

You have requested our opinion as to the fairness to Chateau Properties, Inc. (the "Company") of the Exchange Ratio (as hereafter defined) pursuant to the Amended and Restated Agreement and Plan of Merger dated as of Septem-ber 17, 1996 (the "Restated Agreement"), among the Company, ROC Communities, Inc.("ROC") and R Acquisition Sub, Inc. ("R Sub"), a wholly-owned subsidiary of the Company. Pursuant to the Restated Agreement, ROC will be merged with R Sub (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of ROC (the "ROC Shares") will be converted into the right to receive 1.042 shares of common stock, par value $0.01 per share, of the Company (such shares are herein referred to as the "Shares" and such exchange ratio is herein referred to as the "Exchange Ratio"). The Restated Agreement permits the Company to declare a special 3.16% stock dividend to holders of Shares of record on any date on or prior to the record date for the meeting of holders of Shares to approve the issuance of Shares pursuant to the Merger, and we have assumed for purposes of rendering our opinion, with your consent, that such special dividend will, in fact, be declared and paid and that no shares of capital stock of ROC will be issued in a cash transaction as permitted by section 4.1(b)(iv) of the Restated Agreement.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the Restated Agreement.

In connection with this opinion, we have reviewed, among other things, the Restated Agreement; Annual Reports to Stockholders and Annual Reports on
Form 10-K for the three years ended December 31, 1995 of the Company and ROC, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and ROC, certain other communications from the Company and ROC to their respective stockholders and certain internal financial analyses and forecasts for the Company and ROC prepared by the respective managements of the Company and ROC, including analyses and forecasts of certain cost synergies and revenue enhancements expected to be achieved as a result of the Merger jointly prepared by the managements of the Company and ROC. We also have held discussions with members of the senior management of the Company and ROC regarding the past and current business operations, financial condition and future prospects of their respective companies, including the future prospects of the combined company after the Merger. In addition, we have reviewed the reported price and trading activity for the Shares and ROC Shares, compared certain financial and stock market information for the Company and ROC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations among real estate investment trusts, and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the forecasts referred to in the preceding paragraph have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of the Company and ROC, as the case may be, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Also in that regard, you have instructed us to assume, and we have assumed, that the tax effects to the Company and the holders of Shares, if any, resulting from the transactions contemplated by the Restated Agreement are immaterial. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or ROC or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the relative merits of the Merger as compared to any alternative business transactions that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Restated Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the issuance of Shares pursuant to the proposed Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Restated Agreement is fair to the Company.

                                     Very truly yours,


                                     GOLDMAN, SACHS & CO.

                                                        Annex D

[ Letterhead of Merrill Lynch ]

                                        Investment Banking

                                        Corporate and Institutional
                                        Client Group

                                        World Financial Center
                                        North Tower
                                        New York, New York 10281-1330
[ Merrill Lynch Logotype ]

                              September 17, 1996

Board of Directors
Chateau Properties, Inc.
19500 Hall Road
Clinton Township, MI 48038

Gentlemen:

     We understand that Chateau Properties, Inc. (the "Company"), ROC Communities, Inc. (the "Partner") and R Acquisition Sub, Inc., a wholly owned subsidiary of the Company (the "ROC Purchaser"), propose to amend and restate the agreement and plan of merger (the "Original Agreement") among the Company, the Partner, the ROC Purchaser and a company formed by the Company and the Partner originally entered into on July 17, 1996 (as so amended and restated, the "Restated Agreement"). Pursuant to the Restated Agreement, the Partner will be merged with and into the ROC Purchaser in a transaction (the "Merger") in which each share of the Partner's common stock, par value $0.01 per share (the "Partner Shares") will be converted into the right to receive 1.042 shares of the Company's common stock, par value $.01 per share (the "Shares"). We further understand that the Restated Agreement provides that the Company may, and for purposes of preparing our opinion below we have assumed with your consent that the Company will, declare a special 3.16% common stock dividend payable in Shares to shareholders of record on any date on or prior to the record date established for the meeting of the Company's shareholders to approve the issuance of the Shares pursuant to the Merger, which dividend shall be payable subject to approval of the issuance of the Shares pursuant to the Merger by the Company's shareholders. We have also assumed with your consent that no shares of capital stock of the Partner will be issued in a cash transaction as permitted by section 4.1(b)(iv) of the Restated Agreement. The issuance of the Shares pursuant to the Merger and the Merger are subject to the approval of the Company's and the Partner's shareholders, respectively.

     You have asked us whether, in our opinion, the proposed consideration to be paid by the Company in the Merger is fair to the Company and its shareholders from a financial point of view. We understand you have made this request after having received letters from Sun Communities, Inc. ("Sun") proposing a merger in which each Share would be exchanged for 0.892 shares of Sun common stock and letters from Manufactured Home Communities, Inc. ("MHC") proposing a merger in which each outstanding Share would be exchanged for $26.00 in cash or, in the alternative, 1.15 shares of MHC common stock, or some combination of the foregoing. As you are also aware, an affiliate of MHC commenced a tender offer on September 4, 1996 for all outstanding Shares at a price of $26.00 in cash.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

     (2) Reviewed the Partner's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Partner's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Partner, furnished to us by the Company and the Partner, respectively;

     (4) Conducted discussions with members of senior management of the Company and the Partner concerning their respective businesses and prospects;

     (5) Reviewed the historical market prices and trading activity for the Shares and the Partner Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Partner, respectively;

     (6) Compared the results of operations of the Company and the Partner with that of certain companies which we deemed to be reasonably similar to the Company and the Partner, respectively;

     (7)  Reviewed a draft of the Restated Agreement dated September 17,
          1996; and

     (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Partner, and we have not independently verified such information or undertaken an independent appraisal or evaluation of the assets or liabilities of the Company or the Partner. With respect to the financial forecasts furnished by the Company and the Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Partner's management as to the expected future financial performance of the Company or the Partner, as the case may be.

     While we reviewed the financial terms of certain transactions involving the purchase and sale of residential properties, we did not identify any mergers or acquisitions that we deemed to be relevant for the purpose of our analysis and, accordingly, did not undertake any analysis comparing the financial terms of the Merger with other mergers or acquisitions.

     In connection with the Merger, we have not been authorized to, and did not, solicit indications of interest from third parties to purchase the outstanding Shares or otherwise enter into a business combination with the Company. Our opinion expressed herein as to the fairness to the Company and its shareholders from a financial point of view of the consideration to be paid by the Company in the Merger addresses the ownership position in the combined company to be received by the Company's shareholders pursuant to the Merger on the terms set forth in the Restated Agreement based upon the relative contributions of the Company and the Partner to the combined company and we express no opinion as to prices at which the Shares will trade following the consummation of the Merger or prices which could be obtained for the Shares in a sale of the Company following the consummation of the Merger. In addition, our opinion does not address the relative merits of the Merger and alternative business combinations with third parties, including Sun or MHC.

     This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the issuance of Shares pursuant to the proposed Merger.

     We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In the ordinary course of our business, we may actively trade in the Shares and the Partner Shares for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company in the Merger is fair to the Company and its shareholders (other than the Partner and its affiliates) from a financial point of view.

                              Very truly yours,

                              MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its articles of incorporation, the liability of directors and officers so that no director or officer of the Registrant shall be liable to the Registrant or to any stockholder for money damages except for the liability of a director or officer resulting from (i) acts or omissions involving active and deliberate dishonesty established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. The Registrant's articles of incorporation have incorporated such a provision limiting liability to the fullest extent permitted by Maryland law.

    The Registrant's bylaws require it to indemnify (a) any present or former director, officer or stockholder or person who, while a director, officer or stockholder, served or is serving as a trustee, officer, director, stockholder or partner of another entity at the Registrant's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former director or officer or person who, while a director or officer served or is serving as a trustee, officer, director, stockholder or partner of another entity at the Registrant's express request against any claim or liability by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,
(ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful, and (c) any present or former stockholder against any claim or liability to which he becomes subject by reason of such status. In addition, the Registrant's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former director, officer or stockholder or person who, while a director, officer or stockholder, served or is serving as a trustee, officer, director, stockholder or partner of another entity at the Registrant's express request made a party to a proceeding by reason of service in such capacity provided that, in the case of a director or officer, the Registrant shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant's bylaws also (x) permit the Registrant to provide indemnification and payment or reimbursement of expenses to a present or former director, officer or stockholder who served a predecessor of the Registrant and to any employee or agent of the Registrant or a predecessor of the Registrant,
(y) provided that any indemnification or reimbursement of expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment of reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations and (z) permit the Registrant to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by
Section 2-418 of the MGCL for directors of Maryland corporations.

    The partnership agreement of the Operating Partnership also provides for indemnification of the Registrant and its officers and directors to the same extent indemnification is provided to officers and directors of the Registrant in its articles of incorporation, and limit the liability of the Registrant and its officers and directors to the Limited Partnership and its partners to the same extent the liability of the officers and directors of the Registrant to the Registrant and its stockholders is limited under the Registrant's articles of incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Operating Partnership pursuant to the foregoing provisions or otherwise, the Limited

Partnership has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following Exhibits are filed as part of this Registration Statement:

    (a) Exhibits

EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    2.1      --Amended and Restated Agreement and Plan of Merger by and among ROC Communities, Inc., Chateau
               Properties, Inc. and R Acquisition Sub, Inc., as amended (included as Appendix A to the Joint Proxy
               Statement/Prospectus included in Part I of this Registration Statement).
    3.1      --Amended and Restated Certificate of Incorporation of the Registrant.*
    3.2      --Amended and Restated By-Laws of the Registrant.**
    4.1      --Specimen of Common Stock Certificate of the Registrant.**
    5.1      --Opinion of Timmis & Inman L.L.P. as to the legality of the Common Stock.
    5.2      --Opinion of Miles & Stockbridge, a professional corporation.
    8.1      --Opinion of Rogers & Wells as to certain tax matters.
    8.2      --Opinion of Timmis & Inman L.L.P. as to certain tax matters.
   10.1      --Form of Amended Operating Partnership Agreement to become effective at the Effective Time.
   10.2      --Contribution Agreement, to become effective at the Effective Time.
   10.3      --Form of Registration Rights Agreement, to become effective at the Effective Time.
   23.1      --Consent of PaineWebber Incorporated.
   23.2      --Consent of Merrill Lynch & Co.
   23.3      --Consent of Goldman, Sachs & Co.
   23.4      --Consent of Deloitte & Touche LLP.
   23.5      --Consent of Coopers & Lybrand L.L.P.
   23.6      --Consent of Rogers & Wells (included in its opinion as Exhibit 8.1 herein).
   23.7      --Consent of Timmis & Inman L.L.P. (included in its opinions as Exhibits 5.1 and 8.2 herein).
   23.8      --Consent of Miles & Stockbridge, a professional corporation (included in its opinion as Exhibit 5.2 herein).
    24       --Power of Attorney (included in Part II of this Registration Statement).
   99.1      --Form of ROC Proxy Card.
   99.2      --Form of Chateau Proxy Card.
   99.3      Consent of Gary P. McDaniel, James Clayton, Steven G. Davis, James M. Hankins and Donald E. Miller.

------------------------

 * Incorporated by reference to the Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995 filed with the Commission on August 10, 1995 (Commission File No. 1-12496).

** Incorporated by reference to the Exhibits to the Registrant's Registration Statement of Form S-11 filed with the Commission on November 10, 1993 (Commission File No. 33-69150).

    (b) Financial Statement Schedules

    The financial statement schedules are incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, ROC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and ROC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.

    (c) Information Provided Pursuant to Item 4(b) of Form S-4

    The opinion of PaineWebber Incorporated dated as of September 17, 1996 is included as Appendix B to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.

    The opinion of Merrill Lynch & Co. dated as of September 17, 1996 is included as Appendix C to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.

    The opinion of Goldman, Sachs & Co. dated as of September 17, 1996 is included as Appendix D to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) (a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (b) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan, on December 20, 1996.

                                CHATEAU PROPERTIES, INC.

                                By:               /s/ C.G. KELLOGG
                                     -----------------------------------------
                                                    C.G. Kellogg
                                                     PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C.G. Kellogg and Tamara D. Fischer and each of them (with full power to act alone), his true and lawful attorneys-in-fact and agents with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable to enable Chateau Properties, Inc. (the "Registrant") to comply with the Securities Act of 1933, as amended (the "Securities Act"), and with the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with (i) the registration under the Securities Act of shares of common stock of the Registrant ("Common Stock") and (ii) any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state securities laws or any rules or regulations thereunder. The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in respect of the Common Stock, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, to any and all instruments filed as a part of or in connection with that Registration Statement; and the undersigned hereby ratifies and confirms all that those attorneys-in-fact and agents, or any of them, shall lawfully do or cause to be done by virtue hereof.

                            ------------------------

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 of Chateau Properties, Inc. has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                  TITLE & CAPACITY              DATE
------------------------------  --------------------------  -------------------

       /s/ JOHN A. BOLL
------------------------------  Chairman of the Board of     December 20, 1996
         John A. Boll             Directors

                                Director, President and
       /s/ C.G. KELLOGG           Chief Executive Officer
------------------------------    (Principal Executive       December 20, 1996
         C.G. Kellogg             Officer)

          SIGNATURE                  TITLE & CAPACITY              DATE
------------------------------  --------------------------  -------------------
                                Executive Vice President
    /s/ TAMARA D. FISCHER         and Chief Financial
------------------------------    Officer (Principal         December 20, 1996
      Tamara D. Fischer           Financial and Accounting
                                  Officer)

     /s/ EDWARD R. ALLEN
------------------------------  Director                     December 20, 1996
       Edward R. Allen

   /s/ GEBRAN S. ANTON, JR.
------------------------------  Director                     December 20, 1996
     Gebran S. Anton, Jr.

      /s/ JAMES M. LANE
------------------------------  Director                     December 20, 1996
        James M. Lane

------------------------------  Director
       Kenneth E. Myers

------------------------------  Director
        Jay G. Rudolph

    The following Exhibits are filed herewith:

EXHIBIT NO.                                                    EXHIBIT
-------------  --------------------------------------------------------------------------------------------------------
     2.1       --Amended and Restated Agreement and Plan of Merger by and among ROC Communities, Inc., Chateau
                 Properties, Inc. and R Acquisition Sub, Inc., as amended (included as Appendix A to the Joint Proxy
                 Statement/Prospectus included in Part I of this Registration Statement).
     3.1       --Amended and Restated Certificate of Incorporation of the Registrant.*
     3.2       --Amended and Restated By-Laws of the Registrant.**
     4.1       --Specimen of Common Stock Certificate of the Registrant.**
     5.1       --Opinion of Timmis & Inman L.L.P. as to the legality of the Common Stock.
     5.2       --Opinion of Miles & Stockbridge, a professional corporation.
     8.1       --Opinion of Rogers & Wells as to certain tax matters.
     8.2       --Opinion of Timmis & Inman L.L.P. as to certain tax matters.
    10.1       --Form of Amended Operating Partnership Agreement to become effective at the Effective Time.
    10.2       --Contribution Agreement, to become effective at the Effective Time.
    10.3       --Form of Registration Rights Agreement, to become effective at the Effective Time.
    23.1       --Consent of PaineWebber Incorporated.
    23.2       --Consent of Merrill Lynch & Co.
    23.3       --Consent of Goldman, Sachs & Co.
    23.4       --Consent of Deloitte & Touche LLP.
    23.5       --Consent of Coopers & Lybrand L.L.P.
    23.6       --Consent of Rogers & Wells (included in its opinion as Exhibit 8.1 herein).
    23.7       --Consent of Timmis & Inman L.L.P. (included in its opinions as Exhibits 5.1 and 8.2 herein).
    23.8       --Consent of Miles & Stockbridge, a professional corporation (included in its opinion as Exhibit 5.2 herein).
     24        --Power of Attorney (included in Part II of this Registration Statement).
    99.1       --Form of ROC Proxy Card.
    99.2       --Form of Chateau Proxy Card.
    99.3       Consent of Gary P. McDaniel, James Clayton, Steven G. Davis, James M. Hankins and Donald E. Miller.

------------------------

 * Incorporated by reference to the Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995 filed with the Commission on August 10, 1995 (Commission File No. 1-12496).

** Incorporated by reference to the Exhibits to the Registrant's Registration Statement of Form S-11 filed with the Commission on November 10, 1993 (Commission File No. 33-69150).